Exhibit (a)(1)(A)
OFFER TO PURCHASE FOR CASH
Up to 16,390,172 Outstanding Shares of Common Stock (including those represented by American
Depositary Shares (each representing 2 Shares of Common Stock))
of
COMPAÑÍA CERVECERÍAS UNIDAS S.A.
(UNITED BREWERIES COMPANY, INC.)
at a Tender Offer Price of
Ch$6,800 Per Share of Common Stock
(equivalent to Ch$13,600 per American Depositary Share
(each representing 2 Shares of Common Stock))
by
INVERSIONES Y RENTAS S.A.
THIS OFFER AND THE CORRESPONDING TENDER WITHDRAWAL RIGHTS WILL EXPIRE AT (I) IN RESPECT OF SHARES (AS DEFINED BELOW), INCLUDING IN THE FORM OF ADSs (AS DEFINED BELOW), TENDERED TO THE U.S. SHARE TENDER AGENT OR THE ADS TENDER AGENT (EACH AS DEFINED BELOW), 3:30 P.M., NEW YORK CITY TIME, ON JUNE 17, 2021, AND (II) IN RESPECT OF SHARES TENDERED TO THE CHILEAN SHARE TENDER AGENT (AS DEFINED BELOW), 5:30 P.M., NEW YORK CITY TIME ON JUNE 17, 2021, OR, IN EACH CASE, SUCH LATER TIME AND DATE TO WHICH THE OFFER AND THE CORRESPONDING TENDER WITHDRAWAL RIGHTS ARE EXTENDED.
The Tender Offer Price in this Offer is above the recent market price per share of common stock and American Depositary Shares of Compañía Cervecerías Unidas S.A.
Inversiones y Rentas S.A. (“IRSA”), a Chilean closely held corporation (sociedad anónima cerrada), hereby offers to purchase an aggregate amount of up to 16,390,172 issued and outstanding shares of common stock, no par value, of Compañía Cervecerías Unidas S.A., an open stock corporation (sociedad anónima abierta) organized under the laws of the Republic of Chile (“CCU”) with tax identification number (rol único tributario) 90,413,000-1 (the “Shares” and each a “Share”), from all holders, wherever located, and whether they currently hold such Shares in the form of Shares or American Depositary Shares (the “ADSs,” and each an “ADS”) of CCU (each representing two (2) Shares), at a purchase price of Ch$6,800 per Share (equivalent to Ch$13,600 per ADS), in cash, without interest (the “Tender Offer Price”). The Offer is conducted in accordance with applicable United States securities laws and the 5th paragraph of Article 198 of Chilean Law No. 18,045 (the “Capital Markets Law”). The Offer will be settled in the Bolsa de Comercio de Santiago, Bolsa de Valores (the “Santiago Stock Exchange”) by delivery of the Shares to the Chilean Share Tender Agent against payment of the Tender Offer Price. The Tender Offer Price for the Shares tendered to the Chilean Share Tender Agent or the U.S. Share Tender Agent that are accepted for payment pursuant to the Offer will be paid in Chilean pesos, upon the terms and subject to certain conditions described in this Offer to Purchase and in the related Form of Chilean Share Acceptance or Form of U.S. Share Acceptance, as applicable. The Tender Offer Price for the Shares represented by ADSs tendered to the ADS Tender Agent that are accepted for payment pursuant to the Offer will also be paid by IRSA in Chilean pesos. However, IRSA has directed the U.S. Settlement Agent (as defined below) to coordinate with Banco de Chile (the “FX Agent”) for the U.S. dollar conversion of the Tender Offer Price payable to holders of ADSs that are tendered to the ADS Tender Agent, upon instruction of the ADS Tender Agent and for the account of holders who tender their ADSs to the ADS Tender Agent. To effect this exchange, the FX Agent and the U.S. Settlement Agent have agreed to arrange for the conversion of the Tender Offer Price at the Observed Exchange Rate published on the settlement date of the Tender Offer, plus Ch$0.22 per U.S. dollar. However, there may be unanticipated factors beyond the FX Agent’s control that could result in this rate not being realized, and accordingly, there are no assurances that the Tender Offer Price will be able to be exchanged at that rate on the Settlement Date, and if that rate cannot be obtained, the Tender Offer Price will need to be exchanged into U.S. dollars at alternative rates (to be obtained using ordinary banking procedures at then prevailing market rates) which may be more or less advantageous than such rate (the rate at which the

Tender Offer Price is exchanged, the “ADS Tender Offer Price Exchange Rate”). As a result, holders of Shares represented by ADSs tendered to the ADS Tender Agent that are accepted for payment pursuant to the Offer will receive payment in United States dollars converted at the ADS Tender Offer Price Exchange Rate, less ADS cancellation fees charged by the ADS Depositary (as defined below) (such cancellation fees are referred to here as “distribution fees”) and applicable withholding taxes, upon the terms and subject to certain conditions described in this Offer to Purchase and in the related ADS Letter of Transmittal (which together with the Form of Chilean Share Acceptance and the Form of U.S. Share Acceptance, as they may be amended or supplemented from time to time, constitute the “Offer”). Holders of Shares represented by ADSs who tender their ADSs to the ADS Tender Agent should note that the ADS Tender Offer Price Exchange Rate at which the Tender Offer Price is expected to be exchanged into U.S. dollars may fluctuate and that none of Goldman Sachs & Co. LLC (in its capacity as U.S. settlement agent, the “U.S. Settlement Agent”), Banco de Chile (in its capacity as FX Agent), IRSA, the Chilean Share Tender Agent, or the ADS Tender Agent can guarantee the ADS Tender Offer Price Exchange Rate at which the Tender Offer Price is expected to be exchanged into U.S. dollars or the timing in which such exchange can be completed. If there are delays with the conversion of the Tender Offer Price into U.S. dollars, the settlement of the Tender Offer for holders of Shares who tender ADSs to the ADS Tender Agent may be delayed, and such delay may be substantial.
We will purchase only Shares (including those underlying ADSs) properly tendered and not properly withdrawn prior to the applicable expiration date of the Offer. However, because of the proration provisions described in this Offer to Purchase, all of the Shares (or ADSs representing such Shares) tendered may not be purchased if more than the aggregate number of Shares we seek to purchase are validly tendered (whether in the form of Shares or ADSs). Shares not purchased in the Offer (including ADSs representing such Shares) will be returned at our expense, promptly following the expiration of the Offer.
Under Chilean law, the initial offering period of the Offer shall be thirty (30) calendar days and may then be extended one time for a period of between five (5) to fifteen (15) calendar days. The initial thirty-day offering period of the Offer is scheduled to expire on June 17, 2021.
This transaction has not been approved or disapproved by the U.S. Securities and Exchange Commission (“SEC”), any state securities commission, the Chilean Financial Market Commission or Comisión para el Mercado Financiero (the “CMF”) or the securities regulatory authorities of any other jurisdiction, nor has the SEC, any state securities commission, the CMF or the securities regulatory authorities of any other jurisdiction passed upon the fairness or merits of such transaction nor upon the accuracy or adequacy of the information contained in this Offer to Purchase. Any representation to the contrary is unlawful.
Dealer Manager for the Offer
Goldman Sachs & Co. LLC
U.S. Share Tender Agent and ADS Tender Agent for the Offer
Computershare
Chilean Share Tender Agent for the Offer
Banchile Corredores de Bolsa S.A.
Information Agent for the Offer:

1290 Avenue of the Americas, 9th Floor
New York, NY 10104
Share or ADS holders, Banks and Brokers
Call Toll Free: +1-888-680-1526 (for holders in North America)
+1-781-575-2137 (for holders outside North America)
The date of this Offer to Purchase is May 19, 2021.

IMPORTANT
We are not making the Offer to, and will not accept any tendered Shares (or Shares underlying ADSs) from or on behalf of, Share or ADS holders residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the Offer to Share or ADS holders in any such jurisdiction.
Tenders of Shares to the U.S. Share Tender Agent: Any holder of Shares who desires to accept the Offer in respect of all or any portion of such holder’s Shares and tender such Shares to the U.S. Share Tender Agent, who shall act for the account of the Chilean Share Tender Agent, should (1) complete the Form of U.S. Share Acceptance (including a duly executed sale order and a stock transfer form signed in blank (traspaso(s) de acciones)) pursuant to applicable law, setting forth the information for such holder’s Chilean custodian and the maximum aggregate amount of Shares that such holder wishes to tender as acceptance of the Offer, subject to the terms and conditions of the Offer in accordance with the instructions printed thereon and submit it to Computershare Trust Company, N.A., a federally chartered trust company (the “Trust Company”), and Computershare Inc., a Delaware corporation (“Computershare”), as U.S. share tender agent of IRSA for the Shares in the Offer (the Trust Company together with Computershare, the “U.S. Share Tender Agent”) to the address appearing on the back cover page of this Offer to Purchase, for delivery by the U.S. Share Tender Agent to the Chilean Share Tender Agent, at any time between stock market opening and closing times up to the applicable Expiration Date; and (2) simultaneously with their acceptance of the Offer, deliver to the U.S. Share Tender Agent, either directly or through such holder’s stock broker (any such broker, a “Holder’s Broker”), for delivery by the U.S. Share Tender Agent to the Chilean Share Tender Agent or the Holder’s Broker, (i) the original certificate(s) of title (“título(s)”) representing the Shares that they wish to tender and that are in their possession, or a certificate that should be issued by the Shareholder’s Office of CCU, that is managed by DCV Registros S.A. (“DCV Registros”), located at Avenida Los Conquistadores 1730, 24th floor, Providencia, Santiago, confirming that the certificate(s) are deposited in the custody of Depósito Central de Valores S.A., Depósito de Valores (the “DCV”); (ii) a certificate issued by the Shareholder’s Office of CCU, that is managed by DCV Registros, dated no earlier than ten (10) days prior to the applicable date of its submission to the U.S. Share Tender Agent or the Holder’s Broker, as applicable, confirming that it has no record that the Shares which the holder intends to tender are subject to any liens, pledges, charges or encumbrances, and that therefore they can be registered in the name of the Chilean Share Tender Agent or the Holder’s Broker, as applicable; (iii) a photocopy of both sides of the ID card (cédula de identidad) or passport of each holder or any representative thereof, if applicable, and at the time of delivery of such photocopy, holders will be required to deliver a notarized copy of the applicable ID card or passport or present the original together with any photocopies for purposes of verification thereof by the U.S. Share Tender Agent and the Chilean Share Tender Agent or the Holder’s Broker, as applicable; (iv) in case delivery of the aforementioned documents is done by a representative, an original (or a notarized copy, if executed by means of a public deed) of a valid and outstanding power of attorney granted before or authorized by a notary public, with due authority to represent the holder in the present transaction, which shall have been granted no earlier than sixty (60) days prior to its delivery, or, if executed by means of a public deed, certified as valid no earlier than sixty (60) days prior to its delivery; and (v) in the case of holders of Shares that are legal entities or whose Shares are registered in the name of communities or estates, notarized copies of all instruments of incorporation, modifications, existing authorizations and other pertinent resolutions, as well as an authorized copy of all the documents that recognize the legal capacity of their representatives, which scope of representation should be sufficient to act on the holders’ behalf for purposes of the acceptance of this Offer, with a certificate of validity dated no earlier than sixty (60) days prior to the date of delivery to the U.S. Share Tender Agent or the Holder’s Broker, as applicable; and all or any forms of transfer and/or other documents that may be required at the discretion of the U.S. Share Tender Agent or Holder’s Broker in relation to the due transfer and delivery of the Shares, in accordance with applicable regulation. Any holder of Shares whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such holder desires to tender such Shares.
Tenders of Shares to the Chilean Share Tender Agent: Any holder of Shares who desires to accept the Offer in respect of all or any portion of such holder’s Shares and tender such Shares to the Chilean Share Tender Agent should refer to the English translation of the Chilean Aviso de Inicio (commencement notice) that has been filed as Exhibit 99(a)(1)(I) to the Schedule TO filed by IRSA with respect to the Offer (which translation, as is the
i

case with respect to any and all translated documents filed pursuant to the Offer, is for informational purposes only), as the procedures for tendering Shares to the Chilean Share Tender Agent, including the applicable Expiration Date, differ from those for tendering Shares to the U.S. Share Tender Agent.
Tenders by Holders of ADSs: Any holder of ADSs desiring to tender all or any portion of its Shares represented by any ADSs owned by such holder (i) may cancel its ADSs as described below, in order to obtain the Shares underlying such ADSs, and tender such Shares with the Chilean Share Tender Agent or the U.S. Share Tender Agent, as applicable, following the procedures described above for tenders by holders of Shares to the U.S. Share Tender Agent and those described in “The Offer — Section 2. Acceptance for Payment” in this Offer to Purchase to the Chilean Share Tender Agent; or (ii) should complete and sign the ADS Letter of Transmittal (or a copy thereof, provided the signature is original) in accordance with the instructions in the ADS Letter of Transmittal and mail or deliver it together with the American Depositary Receipts (“ADRs”) evidencing such tendered ADSs and all other required documents to Computershare Trust Company, N.A. (the “ADS Tender Agent”), who shall act for the account of the Chilean Share Tender Agent, to the address appearing on the back cover page of this Offer to Purchase, or tender such ADSs pursuant to the procedures for book-entry transfer set forth in “The Offer — Section 4. Procedures for Accepting the Offer — Holders of ADSs.” Holders of ADSs should recognize that the Offer is made only for Shares, and that by tendering their ADSs into the Offer, such Holders have authorized the ADS Tender Agent to instruct the U.S. Settlement Agent (whether directly or through Banco de Chile (in its capacity as Sub-Custodian, the “Chilean Sub-Custodian”)) to further tender such securities to the Chilean Share Tender Agent and subsequent to the Results Notice and the Results Ad (each as defined below), to further instruct the ADS Depositary to unwind such ADSs and to deliver the underlying Shares to the ADS Tender Agent account with the U.S. Settlement Agent (through the Chilean Sub-Custodian), for delivery of the underlying Shares to the Chilean Share Tender Agent against payment of the Tender Offer Price. Any holder of ADSs whose ADSs are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such holder desires to tender such ADSs.
Settlement of Tender Offer Price: The purchase price for the Shares tendered and accepted for payment pursuant to the Offer will be paid in Chilean pesos. While the Offer is made exclusively for Shares and only Shares will be accepted pursuant to the Offer, and the Tender Offer Price will be paid by IRSA only in Chilean pesos, to facilitate participation by holders of ADSs in the United States, IRSA has directed the U.S. Settlement Agent to coordinate with the FX Agent for the U.S. dollar conversion of the Tender Offer Price payable to holders of ADSs that are tendered to the ADS Tender Agent, upon instruction of the ADS Tender Agent and for the account of holders who tender their ADSs to the ADS Tender Agent. As a result, holders of Shares represented by ADSs tendered to the ADS Tender Agent that are accepted for payment pursuant to the Offer will receive payment in United States dollars converted at the ADS Tender Offer Price Exchange Rate, less distribution fees and applicable withholding taxes, upon the terms and subject to certain conditions described in this Offer to Purchase and in the related ADS Letter of Transmittal. Holders of Shares represented by ADSs who tender their ADSs to the ADS Tender Agent should note that the ADS Tender Offer Price Exchange Rate at which the Tender Offer Price is expected to be exchanged into U.S. dollars may fluctuate and that none of the U.S. Settlement Agent, the FX Agent, IRSA, the Chilean Share Tender Agent, or the ADS Tender Agent can guarantee the ADS Tender Offer Price Exchange Rate at which the Tender Offer Price is expected to be exchanged into U.S. dollars or the timing in which such exchange can be completed. If there are delays with the conversion of the Tender Offer Price into U.S. dollars, the settlement of the Tender Offer for holders of Shares who tender ADSs to the ADS Tender Agent may be delayed, and such delay may be substantial.
Copies of this Offer to Purchase, the related Form of Chilean Share Acceptance, Form of U.S. Share Acceptance and ADS Letter of Transmittal or any other tender offer material must not be mailed to or otherwise distributed or sent in, into or from any country where such distribution or offering would require any additional measures to be taken or would be in conflict with any law or regulation of such country or any political subdivision thereof. Persons into whose possession this document comes are required to inform themselves about and to observe any such laws or regulations. This Offer to Purchase may not be used for, or in connection with, any offer to, or solicitation by, anyone in any jurisdiction or under any circumstances in which such offer or solicitation is not authorized or is unlawful.
Questions and requests for assistance including information on how holders of shares may tender their Shares or ADSs may be directed to Georgeson LLC, as information agent (the “Information Agent”), at the telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Form of Chilean Share Acceptance, Form of U.S. Share Acceptance and ADS Letter of Transmittal and other tender offer documents may be obtained free of charge from (i) the Information Agent, at the address set forth on the back cover of this Offer to Purchase, (ii) from brokers, dealers, commercial banks, trust companies or other nominees, (iii) from Banchile Corredores de Bolsa S.A. (the “Chilean Share Tender Agent”), for these purposes as a representative of IRSA, at its offices located at Enrique Foster Sur 20, 6th Floor, Las Condes, Santiago, Región Metropolitana, Chile, Monday through Friday between 9:00 a.m. and 4:00 p.m. Chilean time, (iv) from the CMF, at its offices located at Avenida Libertador Bernardo O’Higgins No. 1449, Santiago, Región Metropolitana, Chile, Monday through Friday between 9:00 a.m. and 1:00 p.m. Chilean time or at its website, www.cmfchile.cl, (v) from the Santiago Stock Exchange, at its offices located at La Bolsa N° 64, Santiago, Región Metropolitana, Chile, Monday through Friday between 9:30 a.m. and 4:00 p.m. Chilean time, (vi) from the Chilean Electronic Stock Exchange, at its offices located at Huérfanos N° 770, piso 14, Santiago, Región Metropolitana, Chile, Monday through Friday between 9:30 a.m. and 4:00 p.m. Chilean time, or (vii) from CCU, at its offices located at Vitacura 2670, 23rd floor, Santiago, Región Metropolitana, Chile, Monday through Friday between 9:00 a.m. and 4:00 p.m. Chilean time. Copies of such documents are also available on the SEC’s Electronic Data-Gathering, Analysis, and Retrieval System (“EDGAR”) at www.sec.gov.
All references to “U.S. dollars,” “$” and “US$” are to the currency which is currently legal tender in the United States and all references to “Chilean pesos,” “pesos,” and “Ch$” are to the currency which is currently legal tender in the Republic of Chile.
All references to “Observed Exchange Rate” are to the daily average dollar-to-peso exchange rate at which commercial banks and financial institutions conducted authorized exchange transactions in Chile during the immediately preceding banking business day, as calculated by the Central Bank of Chile and published in the Official Gazette of Chile. These translations of certain Chilean peso amounts into U.S. dollars at the Observed Exchange Rate are only accurate as of the date referenced thereof, are solely for the convenience of the reader and should not be construed as representations that the Chilean peso amounts actually represent such U.S. dollar amounts, that they could be converted into U.S. dollars at the rate indicated, or that any payments in U.S. dollars pursuant to this Offer to Purchase shall be made at any Observed Exchange Rate disclosed herein.
All references to the equivalent purchase price of Ch$13,600 per ADS (each representing two (2) Shares) correspond to the arithmetic multiplication of the purchase price of Ch$6,800 per Share times two and are solely for the convenience of the reader. Such references should not be construed as a representation that IRSA is purchasing ADSs or that a holder that tenders its ADSs through the ADS Tender Agent will receive such amounts, as such payment may be subject to tax withholdings and deductions in connection with the conversion of the Tender Offer Price from Chilean pesos to U.S. dollars at the ADS Tender Offer Price Exchange Rate and distribution fees, as disclosed herein.
Holders of Shares represented by ADSs who tender their ADSs to the ADS Tender Agent should note that the ADS Tender Offer Price Exchange Rate at which the Tender Offer Price is expected to be exchanged into U.S. dollars may fluctuate and that none of the U.S. Settlement Agent, the FX Agent, IRSA, the Chilean Share Tender Agent, or the ADS Tender Agent can guarantee the ADS Tender Offer Price Exchange Rate at which the Tender Offer Price is expected to be exchanged into U.S. dollars or the timing in which such exchange can be completed. If there are delays with the conversion of the Tender Offer Price into U.S. dollars, the settlement of the Tender Offer for holders of Shares who tender ADSs to the ADS Tender Agent may be delayed, and such delay may be substantial.
Holders should note that Goldman Sachs & Co. LLC has been appointed by IRSA both as Dealer Manager for the Offer and as U.S. Settlement Agent in order to facilitate the delivery to the Chilean Share Tender Agent of Shares tendered in ADS form to the ADS Tender Agent. In its capacity as Dealer Manager, Goldman Sachs & Co. LLC will receive a reasonable and customary fee for such services. In its capacity as U.S. Settlement Agent, Goldman Sachs & Co. LLC will, upon the direction of IRSA and through instructions from the ADS Tender Agent, (i) (a) tender the Shares underlying ADSs tendered by ADS holders to the ADS Tender Agent to the Chilean Share Tender Agent; (b) receive Shares underlying ADSs cancelled upon instruction of the ADS Tender Agent representing the amount of Shares to be accepted into the Offer following the application of the relevant pro-ration factor, if any; and (c) deliver such Shares to the Chilean Share Tender Agent in Chile into the Offer, and (ii) coordinate the conversion of the Tender Offer Price payable to holders of tendered ADSs into U.S. dollars as described herein. In its capacity as U.S. Settlement Agent. Goldman Sachs & Co. LLC will act upon the direction of IRSA and will not owe any duties, fiduciary or otherwise, to holders of ADSs in connection with the Offer.
We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Shares (including those underlying ADSs) pursuant to the Offer. You should rely only on the information contained in this Offer to Purchase, the related Form of Chilean Share Acceptance, Form of U.S. Share Acceptance and ADS Letter of Transmittal to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase, the related Form of Chilean Share Acceptance, Form of U.S. Share Acceptance or ADS Letter of Transmittal. If anyone makes any recommendation or gives any information or representation regarding the Offer, you must not rely upon that recommendation, information or representation as having been authorized by us, our board of directors, Banchile Corredores de Bolsa S.A., as Chilean Share Tender Agent, Computershare Trust Company, N.A. and Computershare Inc., as U.S. Share Tender Agent and ADS Tender Agent, Goldman Sachs & Co. LLC, as Dealer Manager or U.S. Settlement Agent for the Offer, or Georgeson LLC, as Information Agent for the Offer. You should not assume that the information provided in the Offer or this Offer to Purchase is accurate as of any date other than the date of this Offer to Purchase.
Subject to applicable law (including Rule 14e-1 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, which require that material changes be promptly disseminated to security holders in a manner reasonably designed to inform them of such changes), delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained or incorporated by reference in this Offer to Purchase is correct as of any time after the date of this Offer to Purchase or the respective dates of the documents incorporated herein by reference, or that there has been no change in the information included or incorporated by reference herein or in the affairs of IRSA or any of its subsidiaries or affiliates since the date hereof or the respective dates of the documents incorporated herein by reference.

v

SUMMARY TERM SHEET
This summary term sheet highlights important information regarding this Offer to Purchase. To understand the Offer fully and for a more complete description of the terms of the Offer, you should carefully read this entire Offer to Purchase and the related Form of Chilean Share Acceptance, Form of U.S. Share Acceptance and ADS Letter of Transmittal that constitute the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics addressed in this summary term sheet.
Securities Sought
An aggregate of up to 16,390,172 issued and outstanding Shares of CCU, from all holders, wherever located, in the form of Shares or ADSs of CCU (each representing two (2) Shares), except to the extent such outstanding Shares are currently owned by IRSA.

Tender Offer Price
Ch$6,800 in cash, without any interest, per Share properly tendered and not properly withdrawn and accepted for payment pursuant to the Offer. The Tender Offer Price for the Shares tendered to the Chilean Share Tender Agent or the U.S. Share Tender Agent and accepted for payment pursuant to the Offer will be paid in Chilean pesos. The Tender Offer Price for the Shares represented by ADSs tendered to the ADS Tender Agent that are accepted for payment pursuant to the Offer will also be paid by IRSA in Chilean pesos. However, IRSA has directed the U.S. Settlement Agent to coordinate with the FX Agent for the U.S. dollar conversion of the Tender Offer Price payable to holders of ADSs that are tendered to the ADS Tender Agent, upon instruction of the ADS Tender Agent and for the account of holders who tender their ADSs to the ADS Tender Agent. As a result, holders of Shares represented by ADSs tendered to the ADS Tender Agent that are accepted for payment pursuant to the Offer will receive payment in United States dollars converted at the ADS Tender Offer Price Exchange Rate, less distribution fees and applicable withholding taxes, upon the terms and subject to certain conditions described in this Offer to Purchase.

Purchaser	Inversiones y Rentas S.A.
Expiration Date of the Offer
(i) In respect of Shares (including in the form of ADSs) tendered to the U.S. Share Tender Agent or the ADS Tender Agent, 3:30 p.m., New York City time on June 17, 2021, and (ii) in the case of Shares tendered to the Chilean Share Tender Agent, 5:30 p.m., New York City time on June 17, 2021, or in each case, such later time and date to which the Offer is extended (the “Expiration Date”).

For information on how Share or ADS holders may tender their Shares (including those underlying ADSs), please contact the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase (see “The Offer — Section 1. Terms of the Offer” of this Offer to Purchase).
The distribution of this Offer to Purchase may, in some jurisdictions, be restricted by law. This Offer to Purchase is not an offer to purchase securities and it is not a solicitation of an offer to sell securities, nor shall there be any sale or purchase of securities pursuant hereto, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful.
If you have questions or need additional copies of this Offer to Purchase, the related Form of Chilean Share Acceptance, Form of U.S. Share Acceptance or ADS Letter of Transmittal, you can contact the Information Agent at the address or telephone number set forth on the back cover of this Offer to Purchase. You may also contact your broker, or other securities intermediary, or obtain copies of these materials freely electronically on the SEC’s EDGAR at www.sec.gov.

QUESTIONS AND ANSWERS
Who is offering to purchase the Shares (including those Shares underlying the ADSs)?
IRSA, a Chilean closely held corporation (sociedad anónima cerrada), organized and existing under the laws of the Republic of Chile, is offering to purchase an aggregate of up to 16,390,172 Shares, from all holders, wherever located, and whether they currently hold their Shares in the form of Shares or ADSs, except to the extent such outstanding Shares are currently owned by IRSA. As of the date of this Offer to Purchase, IRSA owns, directly or indirectly through its subsidiary Inversiones IRSA Limitada (“Inversiones IRSA”), 227,481,716 Shares, representing approximately 61.56% of the outstanding Shares. IRSA holds beneficial ownership of 99.9% of Inversiones IRSA. IRSA is a joint venture between Quiñenco S.A. (“Quiñenco”), one of the largest and most diversified business conglomerates in Chile, and Heineken Chile Limitada (“Heineken Chile”), a Chilean limited corporation controlled by Heineken Americas B.V., a subsidiary of Heineken International B.V. (“Heineken”). Each of Quiñenco and Heineken Chile beneficially owns 50.0% of IRSA’s shares. For further information on Quiñenco and Heineken, Quinenco’s annual report for fiscal year 2020 can be found at https://quinenco.cl/en/investor-relations/annual-report/, and the annual report for fiscal year 2020 of Heineken N.V., the sole shareholder of Heineken, can be found at https://www.theheinekencompany.com/sites/theheinekencompany/files/Investors/financial-information/results-
reports-presentations/heineken-nv-annual-report-2020.pdf. These website addresses are not intended to function as hyperlinks, and the information contained on such websites is not incorporated by reference in this Offer to Purchase and you should not consider it a part of this Offer to Purchase.
The shareholders of IRSA, Quiñenco and Heineken Chile, are parties to a shareholders’ agreement (the “Shareholders’ Agreement”), which was registered in each of IRSA’s and CCU’s shareholders’ registries (kept by DCV Registros in the case of CCU), which restricts IRSA’s shareholders from independently acquiring shares of CCU, except through IRSA. The Shareholders’ Agreement also restricts the ability of IRSA’s shareholders to freely sell IRSA shares, as it provides both shareholders with a right of first offer with respect to such shares, among other restrictions, and it provides for the right of IRSA’s shareholders to nominate directors to CCU’s board through its ownership of CCU Shares. There are no other voting agreements among us and any other party, or among our directors or executive officers and third parties, with respect to the voting of IRSA’s or CCU’s shares at IRSA’s and CCU’s shareholders’ meetings. See “The Offer — Section 9. Information Concerning IRSA” in this Offer to Purchase.
What is the background and purpose of the Offer?
IRSA is making the Offer to purchase the Shares (including those underlying the ADSs) for investment purposes. If IRSA were to acquire all 16,390,172 Shares it seeks to acquire in the Offer, IRSA’s beneficial ownership of outstanding shares in CCU would increase to approximately 66.0%. As of the date of this Offer to Purchase, IRSA’s beneficial ownership of outstanding Shares in CCU amounts to 227,481,716 Shares, representing approximately 61.56% of CCU’s issued and outstanding shares.
IRSA is conducting the Offer on a voluntary basis (that is, it is not required by law to conduct such Offer) and because IRSA already exercises control over CCU, the purpose of the Offer is not to obtain control of CCU. IRSA does not intend to take CCU private or effect the delisting of CCU’s Shares or ADSs.
How many Shares/ADSs is IRSA offering to purchase?
IRSA is offering to purchase an aggregate of up to 16,390,172 Shares, from all holders, wherever located, and whether they currently hold their Shares in the form of Shares or ADSs, except to the extent such outstanding Shares are currently owned by IRSA. See “The Offer — Section 1. Terms of the Offer” in this Offer to Purchase.
How much are you offering to pay, what is the form of payment and will I have to pay any fees or commissions?
IRSA is offering to pay in cash, without any interest, the Tender Offer Price, consisting of Ch$6,800 per Share. The Tender Offer Price for the Shares tendered to the Chilean Share Tender Agent or the U.S. Share Tender Agent and accepted for payment pursuant to the Offer will be paid in Chilean pesos. The Tender Offer Price for the Shares represented by ADSs tendered to the ADS Tender Agent that are accepted for payment pursuant to the

Offer will also be paid by IRSA in Chilean pesos. However, IRSA has directed the U.S. Settlement Agent to coordinate with the FX Agent for the U.S. dollar conversion of the Tender Offer Price payable to holders of ADSs that are tendered to the ADS Tender Agent, upon instruction of the ADS Tender Agent and for the account of holders who tender their ADSs to the ADS Tender Agent. As a result, holders of Shares represented by ADSs tendered to the ADS Tender Agent that are accepted for payment pursuant to the Offer will receive payment in United States dollars converted at the ADS Tender Offer Price Exchange Rate, less distribution fees and applicable withholding taxes, upon the terms and subject to certain conditions described in this Offer to Purchase and in the related ADS Letter of Transmittal. Holders of Shares represented by ADSs who tender their ADSs to the ADS Tender Agent should note that the ADS Tender Offer Price Exchange Rate at which the Tender Offer Price is expected to be exchanged into U.S. dollars may fluctuate and that none of the U.S. Settlement Agent, the FX Agent, IRSA, the Chilean Share Tender Agent, or the ADS Tender Agent can guarantee the ADS Tender Offer Price Exchange Rate at which the Tender Offer Price is expected to be exchanged into U.S. dollars or the timing in which such exchange can be completed. If there are delays with the conversion of the Tender Offer Price into U.S. dollars, the settlement of the Tender Offer for holders of Shares who tender ADSs to the ADS Tender Agent may be delayed, and such delay may be substantial. As of May 18, 2021, the U.S. dollar equivalent of the Tender Offer Price was equal to approximately US$9.50 per Share (equivalent to US$19.00 per ADS) based on the Observed Exchange Rate applicable on that date.
Tendering holders of Shares who have Shares registered in their own name and who tender directly to the Chilean Share Tender Agent or the U.S. Share Tender Agent will not be obligated to pay brokerage fees, commissions or stock transfer taxes on the sale of their Shares pursuant to the Offer. Tendering holders of ADSs who have ADSs registered in their own name and who tender directly to the ADS Tender Agent will not be obligated to pay brokerage fees or commissions. However, payment to such tendering holders of ADSs will be made in U.S. dollars, with the dollar amount thereof based on the ADS Tender Offer Price Exchange Rate, and such payment will be further subject to deductions in respect of the distribution fee of US$0.05 per ADS that JPMorgan Chase Bank, N.A., in its capacity as depositary for CCU’s ADS program (the “ADS Depositary”) will charge relating to the cancellation of such ADSs for the purpose of tendering, as well as any applicable withholding taxes. If you own your Shares or your ADSs through a broker or other nominee, and your broker or nominee tenders your Shares or your ADSs on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.
Is the Tender Offer Price above or below the recent market price of the Shares and ADSs?
Because the purpose of the Offer is not to obtain control of CCU, the offering price does not include a control premium component. The offering price is above the recent market prices of the Shares and ADSs. IRSA is offering to pay Ch$6,800 per Share (equivalent to Ch$13,600 per ADS, which as of May 18, 2021 was equal to approximately US$9.50 per Share and US$19.00 per ADS, based on the Observed Exchange Rate as of that date), in cash, without interest, which, in the case of Shares represented by ADSs, shall be payable in U.S. dollars, with the dollar amount thereof based on the ADS Tender Offer Price Exchange Rate, less distribution fees and any applicable withholding taxes. As of May 17, 2021, the closing price on the New York Stock Exchange per ADS was US$17.47, which when divided by two (2), the number of Shares represented by each ADS, is approximately US$8.74 per Share. As of May 17, 2021, the closing price on the Bolsa de Comercio de Santiago, Bolsa de Valores (the “Santiago Stock Exchange”) per Share was Ch$6,265. Additionally, as of February 26, 2021 (the last trading day on the Santiago Stock Exchange and the New York Stock Exchange before IRSA’s filing of a Schedule 13D/A with the SEC with respect to its intention to increase its ownership interest by up to an additional 6% of the outstanding Common Stock of CCU), the last reported sale price of Shares on the Santiago Stock Exchange was Ch$6,154.30 per Share and the last sale price of ADSs reported on the New York Stock Exchange was US$17.30 per ADS (which when divided by two (2), the number of Shares represented per ADS, is approximately US$8.65 per share). IRSA encourages you to obtain a recent quotation for the Shares and/or ADSs of CCU in deciding whether to tender your Shares and/or ADSs in the Offer. For recent trading prices of the Shares and ADSs, see “The Offer — Section 7. Price Range of Shares and ADSs; Dividends” in this Offer to Purchase.
Do you have the financial resources to make payment?
The amount of funds needed in connection with the Offer to purchase in the Offer an aggregate of 16,390,172 Shares, in the form of Shares or ADSs, and to pay related fees and expenses will be approximately

Ch$115,000 million, or US$160.7 million based on the Observed Exchange Rate as of May 18, 2021. The Offer is not conditioned upon any financing arrangements. IRSA intends to obtain the necessary funds to pay for the Offer from a committed credit facility. See “The Offer — Section 10. Source and Amount of Funds” in this Offer to Purchase.
Is your financial condition material to my decision to tender in the Offer?
As disclosed above under “Do you have the financial resources to make payment?”, IRSA has the financial resources to make payment in connection with the Offer. Therefore, we do not believe that our financial condition is material to your decision whether to tender your Shares and/or your ADSs and accept the Offer because:
•
the form of payment that you will receive consists solely of cash and, if you tender all of your Shares and/or ADSs into the Offer and receive payment for your Shares and/or your ADSs, you will have no continuing equity interest in CCU or any of its affiliates (assuming no proration, as further described herein); and

•	the Offer is not subject to any financing condition.
The Offer
Who can participate in the Offer?
All holders of Shares and ADSs may tender their Shares (including those underlying ADSs) in the Offer. See “The Offer — Section 3. Procedures for Accepting the Offer — Holders of Shares” and “— Section 4. Procedures for Accepting the Offer — Holders of ADSs” in this Offer to Purchase.
For information on how holders may tender their Shares or ADSs, please contact the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase.
Holders of ADSs may only tender their ADSs with the ADS Tender Agent and may not tender their ADSs directly with the U.S. Share Tender Agent or the Chilean Share Tender Agent but may cancel their ADSs, obtain the Shares represented by their ADSs and tender such Shares with the Chilean Share Tender Agent or the U.S. Share Tender Agent. In order to do so, an ADS holder should contact the ADS Depositary to surrender to the ADS Depositary the ADSs representing Shares that it wishes to tender into the Offer, pay a distribution fee to the ADS Depositary in an amount up to US$0.05 per ADS for the cancellation of those ADSs, and pay any taxes or governmental charges or other fees payable in connection with such withdrawal of the Shares from the ADS program, and otherwise comply with the terms and conditions of the amended and restated deposit agreement governing the ADSs between CCU and the ADS Depositary, dated as of July 13, 2013. There are risks to undertaking this process insufficiently in advance of the expiration of the Offer. A holder must allow sufficient time for the cancellation of the ADSs and the tender of its Shares before the applicable Expiration Date, in the manner described in this Offer to Purchase and other applicable tender offer documents. In addition, to the extent the Offer is over-subscribed and tenders are subject to proration, as described further below, IRSA will return to such holder any Shares not purchased in the Offer. Such holder would have to incur ADS Depositary fees to the extent it desires to convert such Shares back into ADSs.
What are the most significant conditions to the Offer?
The Offer is subject to the following condition:
•	the absence of any Adverse Governmental Action (as defined in “The Offer — Section 13. Conditions to the Offer.”).
See “The Offer — Section 13. Conditions of the Offer.”
How long do I have to decide whether to tender in the Offer?
You will have until the applicable Expiration Date to decide whether to tender your Shares and/or ADSs (for such ADSs to be unwound and further tendered as described herein) in the Offer. There is no guaranteed delivery procedure for the tendering Shares or ADSs in the Offer. See “The Offer — Section 1. Terms of the Offer,” “— Section 3. Procedures for Accepting the Offer — Holders of Shares” and “— Section 4. Procedures for Accepting the Offer — Holders of ADSs” in this Offer to Purchase.

Can the Offer be extended and under what circumstances?
Yes. We expressly reserve the right, in our sole discretion but subject to applicable law, to extend the period of time during which the Offer remains open, from time to time, in accordance with Section 205 of the Capital Markets Law, as defined below, and Rule 14e-1 under the Exchange Act. See “The Offer — Section 15. Extension of the Offer; Termination; Amendment” in this Offer to Purchase.
How will I be notified if the Offer is extended?
If we extend the Offer, we will inform the ADS Tender Agent, the U.S. Share Tender Agent and the Chilean Share Tender Agent of that fact. We also will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire, in addition to the mandatory notices that we have to publish in two newspapers in Chile on or before the original expiration date. See “The Offer — Section 15. Extension of the Offer; Termination; Amendment” in this Offer to Purchase.
Will there be a subsequent offering period?
No.
How do I tender my Shares in the Offer to the U.S. Share Tender Agent?
To tender your Shares in the Offer to the U.S. Share Tender Agent, prior to the expiration of the Offer, you must: (1) complete the Form of U.S. Share Acceptance (including a duly executed sale order and a stock transfer form signed in blank (traspaso(s) de acciones)) pursuant to applicable law, setting forth the information for such holder’s Chilean custodian and the maximum aggregate amount of Shares that such holder wishes to tender as acceptance of the Offer, subject to the terms and conditions of the Offer in accordance with the instructions printed thereon and submit it to the U.S. Share Tender Agent, to the address appearing on the back cover page of this Offer to Purchase, for delivery by the U.S. Share Tender Agent to the Chilean Share Tender Agent, at any time between stock market opening and closing times up to the applicable Expiration Date; and (2) simultaneously with your acceptance of the Offer, deliver to the U.S. Share Tender Agent, either directly or through a Holder’s Broker, for delivery by the U.S. Share Tender Agent to the Chilean Share Tender Agent, (i) the original certificate(s) of title (“título(s)”) representing the Shares that they wish to tender and that are in their possession, or a certificate that should be issued by the Shareholder’s Office of CCU, that is managed by DCV Registros, located at Avenida Los Conquistadores 1730, 24th floor, Providencia, Santiago, confirming that the certificate(s) are deposited in the custody of DCV; (ii) a certificate issued by the Shareholder’s Office of CCU, that is managed by DCV Registros, dated no earlier than ten (10) days prior to the applicable date of its submission to the U.S. Share Tender Agent or the Holder’s Broker, as applicable, confirming that it has no record that the Shares which you intend to tender are subject to any liens, pledges, charges or encumbrances, and that therefore they can be registered in the name of the Chilean Share Tender Agent or the Holder’s Broker, as applicable; (iii) a photocopy of both sides of the ID card (cédula de identidad) or passport or that of your representative, if applicable, and at the time of delivery of such photocopy, you will be required to deliver a notarized copy of the applicable ID card or passport or present the original together with any photocopies for purposes of verification thereof by the U.S. Share Tender Agent and the Chilean Share Tender Agent or the Holder’s Broker, as applicable; (iv) in case delivery of the aforementioned documents is done by a representative, an original (or a notarized copy, if executed by means of a public deed) of a valid and outstanding power of attorney granted before or authorized by a notary public, with due authority to represent the holder in the present transaction, which shall have been granted no earlier than sixty (60) days prior to its delivery, or, if executed by means of a public deed, certified as valid no earlier than sixty (60) days prior to its delivery; and (v) in the case of holders of Shares that are legal entities or whose Shares are registered in the name of communities or estates, notarized copies of all instruments of incorporation, modifications, existing authorizations and other pertinent resolutions, as well as an authorized copy of all the documents that recognize the legal capacity of their representatives, which scope of representation should be sufficient to act on the holders’ behalf for purposes of the acceptance of this Offer, with a certificate of validity dated no earlier than sixty (60) days prior to the date of delivery to the U.S. Share Tender Agent or the Holder’s Broker, as applicable; and all or any forms of transfer and/or other documents that may be required at the discretion of the U.S. Share Tender Agent or Holder’s Broker in relation to the due transfer and delivery of the Shares, in accordance with applicable regulation. If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if you desire to tender such Shares.
Shares may also be tendered directly to the Chilean Share Tender Agent, as described below.
How do I tender my Shares in the Offer to the Chilean Share Tender Agent?
If you desire to accept the Offer in respect of all or any portion of your Shares and tender such Shares to the Chilean Share Tender Agent, you should refer to the English translation of the Chilean Aviso de Inicio (commencement notice) that has been filed by IRSA as Exhibit 99(a)(1)(I) to the Schedule TO with respect to the Offer (which translation is for informational purposes only, as is the case with respect to any and all translated documents filed pursuant to the Offer), as the procedures for tendering Shares to the Chilean Share Tender Agent, including the applicable Expiration Date, differ from those for tendering Shares to the U.S. Share Tender Agent.
To tender your Shares in the Offer to the Chilean Share Tender Agent, prior to the expiration of the Offer, you must: (1) complete the Form of Chilean Share Acceptance (consisting of a duly executed sale order and a stock transfer form signed in blank (traspaso(s) de acciones)) pursuant to applicable law, setting forth the maximum aggregate amount of Shares that such holder wishes to tender as acceptance of the Offer, subject to the terms and conditions of the Offer) and submit it to the Chilean Share Tender Agent, to the address appearing on the back cover page of this Offer to Purchase on any business day in Chile, at any time between stock market opening and closing times up to the applicable Expiration Date; and (2) simultaneously with your acceptance of the Offer, deliver to the Chilean Share Tender Agent, either directly or through a Holder’s Broker, (i) the original certificate(s) of title (“título(s)”) representing the Shares that they wish to tender and that are in their possession, or a certificate that should be issued by the Shareholder’s Office of CCU, that is managed by DCV Registros, located at Avenida Los Conquistadores 1730, 24th floor, Providencia, Santiago, confirming that the certificate(s) are deposited in the custody of DCV; (ii) a certificate issued by the Shareholder’s Office of CCU, that is managed by DCV Registros, dated no earlier than ten (10) days prior to the applicable date of its submission to the Chilean Share Tender Agent or the Holder’s Broker, as applicable, confirming that it has no record that the Shares which you intend to tender are subject to any liens, pledges, charges or encumbrances, and that therefore they can be registered in the name of the Chilean Share Tender Agent or the Holder’s Broker, as applicable; (iii) a photocopy of both sides of the ID card (cédula de identidad) or that of your representative, if applicable, and at the time of delivery of such photocopy, you will be required to deliver a notarized copy of the applicable ID card or present the original together with any photocopies for purposes of verification thereof by the Chilean Share Tender Agent or the Holder’s Broker, as applicable; (iv) in case delivery of the aforementioned documents is done by a representative, an original (or a notarized copy, if executed by means of a public deed) of a valid and outstanding power of attorney granted before or authorized by a notary public, with due authority to represent the holder in the present transaction, which shall have been granted no earlier than sixty (60) days prior to its delivery, or, if executed by means of a public deed, certified as valid no earlier than sixty (60) days prior to its delivery; and (v) in the case of holders of Shares that are legal entities or whose Shares are registered in the name of communities or estates, notarized copies of all instruments of incorporation, modifications, existing authorizations and other pertinent resolutions, as well as an authorized copy of all the documents that recognize the legal capacity of their representatives, which scope of representation should be sufficient to act on the holders’ behalf for purposes of the acceptance of this Offer, with a certificate of validity dated no earlier than sixty (60) days prior to the date of delivery to the Chilean Share Tender Agent or the Holder’s Broker, as applicable; and (3) exclusively in those cases where the shareholder or Holder’s Broker, as applicable, does not have one in effect, execute a services agreement, as required by CMF General Rule No. 380 with the Chilean Share Tender Agent or the Chilean securities intermediary to be used for tendering, and all or any forms of transfer and/or other documents that may be required at the discretion of the Chilean Share Tender Agent or Holder’s Broker in relation to the due transfer and delivery of the Shares, in accordance with applicable regulation. If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if you desire to tender such Shares.

How do I tender my ADSs in the Offer?
To tender your ADSs, you may, prior to the expiration of the Offer:
(i)
cancel your ADSs in order to obtain the Shares underlying such ADSs, and tender such Shares with the Chilean Share Tender Agent or the U.S. Share Tender Agent, as applicable, following the procedures described above for tenders by holders of Shares to the U.S. Share Tender Agent or the Chilean Share Tender Agent, or

(ii)
submit your ADRs representing the ADSs or a book-entry transfer of such ADSs to the ADS Tender Agent, together with a properly completed and duly executed ADS Letter of Transmittal or a message transmitted by The Depository Trust Company to the ADS Tender Agent stating that you have expressly agreed to be bound by the terms of the ADS Letter of Transmittal, and all other required documents.

Holders of ADSs should recognize that the Offer is made only for Shares, and that by tendering their ADSs into the Offer, such Holders have authorized the ADS Tender Agent to instruct the U.S. Settlement Agent (whether directly or through the Chilean Sub-Custodian) to further tender such securities to the Chilean Share Tender Agent and subsequent to the Results Notice and the Results Ad, to further instruct the ADS Depositary to unwind such ADSs and to deliver the underlying Shares to the ADS Tender Agent account with the U.S. Settlement Agent (through the Chilean Sub-Custodian), for delivery of the underlying Shares to the Chilean Share Tender Agent against payment of the Tender Offer Price.
Until what time can I withdraw previously tendered Shares or ADSs?
You can withdraw previously tendered Shares or ADSs from the Offer at any time until the applicable Expiration Date of the Offer provided that if we have not agreed by July 18, 2021 (sixty (60) days after the commencement of the Offer) to accept your Shares (in the form of Shares or ADSs) for payment, you can withdraw them at any time after such date until they are accepted for payment. The Expiration Date with respect to tenders submitted to the U.S. Share Tender Agent and the ADS Tender Agent will occur prior to the Expiration Date for tenders submitted to the Chilean Share Tender Agent. See “The Offer — Section 1. Terms of the Offer” and “— Section 5. Tender Withdrawal Rights” in this Offer to Purchase.
How do I withdraw previously tendered Shares and/or ADSs?
To withdraw previously tendered Shares or ADSs from the Offer, you must deliver a written notice of withdrawal, or a copy of one, with the required information to the Chilean Share Tender Agent, the U.S. Share Tender Agent or the ADS Tender Agent, as applicable, while you still have the right to withdraw the previously tendered Shares or ADSs. Withdrawn Shares and ADSs may be retendered again by following one of the procedures described in this Offer to Purchase, at any time until the Offer has expired. See “The Offer — Section 3. Procedures for Accepting the Offer — Holders of Shares,” “— Section 4. Procedures for Accepting the Offer — Holders of ADSs,” and “— Section 5. Tender Withdrawal Rights” in this Offer to Purchase.
Has CCU’s board of directors adopted a position on the Offer?
The Offer has not been reviewed by the board of directors of CCU. No later than ten (10) business days from the date of this Offer to Purchase, CCU is required by law to file with the SEC and to publish, send, or give to you a statement disclosing whether its board of directors recommends acceptance or rejection of the Offer, expresses no opinion and remains neutral toward the Offer, or is unable to take a position with respect to the Offer.
When and how will I be paid for my tendered Shares and/or ADSs?
Subject to the terms and conditions of the Offer, we will pay for all Shares (including those underlying ADSs) validly tendered and not properly withdrawn promptly after the later of the Expiration Date and upon the satisfaction or waiver by us of all conditions to the Offer set forth in “The Offer — Section 13. Conditions of the Offer” in this Offer to Purchase, and in any case pursuant to applicable law or practice.
We will pay for your Shares (including those underlying ADSs) that are validly tendered and not properly withdrawn by depositing the Tender Offer Price with the Chilean Share Tender Agent, which will act as depositary for the purpose of receiving payments from us and transmitting such payments to tendering holders. While the Offer is made exclusively for Shares and only Shares will be accepted pursuant to the Offer, and the Tender Offer Price will be paid by IRSA only in Chilean pesos, to facilitate participation by holders of ADSs, IRSA has directed the U.S. Settlement Agent to coordinate with the FX Agent for the U.S. dollar conversion of the Tender Offer Price payable to holders of ADSs that are tendered to the ADS Tender Agent, upon instruction of the ADS Tender Agent and for the account of holders who tender their ADSs to the ADS Tender Agent. As a result, holders of Shares represented by ADSs tendered to the ADS Tender Agent that are accepted for payment pursuant to the Offer will receive payment in United States dollars converted at the ADS Tender Offer Price Exchange Rate, less distribution fees and applicable withholding taxes, upon the terms and subject to certain conditions described in this Offer to Purchase. Holders of Shares represented by ADSs who tender their ADSs to the ADS Tender Agent should note that the ADS Tender Offer Price Exchange Rate at which the Tender Offer Price is expected to be exchanged into U.S. dollars may fluctuate and that none of the U.S. Settlement Agent, the FX Agent, IRSA, the Chilean Share Tender Agent, or the ADS Tender Agent can guarantee the ADS Tender Offer Price Exchange Rate at which the Tender Offer Price is expected to be exchanged into U.S. dollars or the timing in which such exchange can be completed. If there are delays with the conversion of the Tender Offer Price into U.S. dollars, the settlement of the Tender Offer for holders of Shares who tender ADSs to the ADS Tender Agent may be delayed, and such delay may be substantial.
In all cases, payment for tendered Shares will be made only after timely receipt by the Chilean Share Tender Agent, directly or through the U.S. Share Tender Agent, of the título(s) (certificate(s) of title) representing your shares (or of a confirmation of a book-entry transfer of such Shares to the custodial account established with the DCV by the Chilean Share Tender Agent for purposes of this Offer (the “DCV Custodial Account”), or to the custodial account of the Holder’s Broker, as applicable, provided that in the case of holders of Shares who submit their sale order through a Holder’s Broker, such Holder’s Broker will carry out the necessary steps in order to take possession of the applicable título(s) and deliver them at settlement to the Chilean Share Tender Agent in accordance with the terms of this Offer as described in “The Offer — Section 3. Procedures for Accepting the Offer — Holders of Shares” in this Offer to Purchase), together with a completed Form of Chilean Share Acceptance or Form of U.S. Share Acceptance, as applicable, and all documents identified in the Form of Chilean Share Acceptance or Form of U.S. Share Acceptance, as applicable, for such Shares.
Payment for Shares underlying tendered ADSs will be made only after timely receipt by the ADS Tender Agent of ADRs representing such ADSs and a properly completed and duly executed Letter of Transmittal and any other required documents for such ADSs (or of a confirmation of a book-entry transfer of such ADSs as described in “The Offer — Section 4. Procedures for Accepting the Offer — Holders of ADSs” in this Offer to Purchase). See “The Offer — Section 2. Acceptance for Payment” in this Offer to Purchase.
What is the market value of my Shares and/or ADSs as of a recent date?
On May 17, 2021, the last reported sale price of Shares on the Santiago Stock Exchange was Ch$6,265 per Share and the last sale price of ADSs reported on the New York Stock Exchange was US$17.47 per ADS (which when divided by two (2), the number of Shares represented per ADS, is approximately US$8.74 per share).
Additionally, on February 26, 2021 (the last trading day on the Santiago Stock Exchange and the New York Stock Exchange before IRSA’s filing of a Schedule 13D/A with the SEC with respect to its intention to increase its ownership interest by up to an additional 6% of the outstanding Common Stock of CCU), the last reported sale price of Shares on the Santiago Stock Exchange was Ch$6,154.30 per Share and the last sale price of ADSs reported on the New York Stock Exchange was US$17.30 per ADS (which when divided by two (2), the number of Shares represented per ADS, is approximately US$8.65 per share).
We advise you to obtain a more recent quotation for Shares and/or ADSs in deciding whether to tender your Shares and/or ADSs. See “The Offer — Section 7. Price Range of Shares and ADSs; Dividends” in this Offer to Purchase.
What are the income tax consequences if I tender my Shares and/or ADSs?
Generally, if you are a U.S. Holder (as that term is defined for U.S. federal income tax purposes, see “The Offer — Section 6. Tax Consequences — U.S. Federal Income Tax Consequences” in this Offer to Purchase), you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the Shares and/or ADSs you tender and you may be subject to applicable state or local tax. Holders of Shares and ADSs that are not U.S. Holders may be subject to foreign taxation upon receipt of cash in exchange for Shares and ADSs pursuant to the Offer. See “The Offer — Section 6. Tax Consequences — U.S. Federal Income Tax Consequences” and “— Section 6. Tax Consequences — Chilean Tax Consequences” in this Offer to Purchase.
All Share and ADS holders should review the discussion in “The Offer — Section 6. Tax Consequences” regarding tax issues and consult their tax advisor regarding the tax effects of a tender of Shares or ADSs.
Whom do I contact if I have questions about the Offer?
For additional information or assistance and to request additional copies of this Offer to Purchase and the ADS Letter of Transmittal and other Offer documents, you may contact the Information Agent, at the telephone numbers and address set forth on the back cover of this Offer to Purchase.

To Holders of Shares of Common Stock and/or American Depositary Shares of CCU:
INTRODUCTION
IRSA, a Chilean closely held corporation (sociedad anónima cerrada), hereby offers to purchase an aggregate of up to 16,390,172 Shares of CCU, from all holders, wherever located, and whether they currently hold such Shares in the form of Shares or ADSs, at the Tender Offer Price. The Tender Offer Price for the Shares tendered to the Chilean Share Tender Agent or the U.S. Share Tender Agent and accepted for payment pursuant to the Offer will be paid in Chilean pesos, upon the terms and subject to certain conditions described in this Offer to Purchase and in the related Form of Chilean Share Acceptance or Form of U.S. Share Acceptance, respectively. The Tender Offer Price for the Shares in the form of ADSs tendered to the ADS Tender Agent that are accepted for payment pursuant to the Offer will also be paid by IRSA in Chilean pesos. However, IRSA has directed the U.S. Settlement Agent to coordinate with the FX Agent for the U.S. dollar conversion of the Tender Offer Price payable to holders of ADSs that are tendered to the ADS Tender Agent, upon instruction of the ADS Tender Agent and for the account of holders who tender their ADSs to the ADS Tender Agent. As a result, holders of Shares represented by ADSs tendered to the ADS Tender Agent that are accepted for payment pursuant to the Offer will receive payment in United States dollars converted at the ADS Tender Offer Price Exchange Rate, less distribution fees and applicable withholding taxes, upon the terms and subject to certain conditions described in this Offer to Purchase. Pursuant to Section 202 of the “Capital Markets Law”, General Regulation No. 104 and Rule No. 1514 – 2001, both of the CMF, IRSA published an Aviso de Inicio (commencement notice) of the Offer in the electronic newspapers El Líbero (www.ellibero.cl) and El Mostrador (www.elmostrador.cl) on May 18, 2021. Holders of Shares represented by ADSs who tender their ADSs to the ADS Tender Agent should note that the ADS Tender Offer Price Exchange Rate at which the Tender Offer Price is expected to be exchanged into U.S. dollars may fluctuate and that none of the U.S. Settlement Agent, the FX Agent, IRSA, the Chilean Share Tender Agent, or the ADS Tender Agent can guarantee the ADS Tender Offer Price Exchange Rate at which the Tender Offer Price is expected to be exchanged into U.S. dollars or the timing in which such exchange can be completed. If there are delays with the conversion of the Tender Offer Price into U.S. dollars, the settlement of the Tender Offer for holders of Shares who tender ADSs to the ADS Tender Agent may be delayed, and such delay may be substantial.
The Offer is open to all holders of Shares and ADSs, regardless of residence.
The Offer is currently scheduled to expire at (i) in respect of Shares (including in the form of ADSs) tendered to the U.S. Share Tender Agent or the ADS Tender Agent, 3:30 p.m., New York City time on June 17, 2021, and (ii) in the case of Shares tendered to the Chilean Share Tender Agent, 5:30 p.m., New York City time on June 17, 2021, as applicable, the Expiration Date, unless and until IRSA, in its sole discretion (but subject to the applicable rules and regulations of the SEC and the Capital Markets Law) shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” will mean the latest time and date at which the Offer, as so extended by IRSA, shall expire.
Unaffiliated shareholders of CCU may participate in the Offer.
CCU must file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) within ten (10) business days of the date of the launch of the Offer. The Schedule 14D-9 must include a statement by the board of directors of CCU as to whether it recommends that CCU shareholders accept or reject the Offer, if it expresses no opinion and remains neutral toward the Offer, or if it is unable to take a position with respect to the Offer. Chilean law does not require a recommendation of the Board, acting as such, that the shareholders accept or reject the Offer and does not preclude the Board from issuing a position with respect to the Offer.
Based on CCU’s public filings, as of December 31, 2020, there were 369,502,872 issued and outstanding Shares of CCU, including, as of March 31, 2021, 76,248,975 Shares underlying ADSs. IRSA owns, directly and indirectly, 227,481,716 Shares, representing approximately 61.56% of the outstanding Shares of CCU. As a result of IRSA’s current aggregate beneficial ownership of approximately 61.56% of the issued and outstanding Shares of CCU, and its influence in the election of the directors of CCU, IRSA may be deemed to exert substantial influence over CCU. All nine members of CCU’s board of directors elected during the CCU’s annual shareholders’ meeting which took place on April 14, 2021 were elected by the vote of IRSA.
The Offer is subject to certain terms and conditions. See “The Offer — Section 13. Conditions of the Offer.”

Tendering holders of Shares who have Shares registered in their own name and who tender directly to the Chilean Share Tender Agent or the U.S. Share Tender Agent will not be obligated to pay brokerage fees, commissions or stock transfer taxes on the sale of their Shares pursuant to the Offer. Tendering holders of ADSs who have ADSs registered in their own name and who tender directly to the ADS Tender Agent, will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 4 of the ADS Letter of Transmittal, transfer taxes on the sale of their ADSs pursuant to the Offer. However, payment to such tendering holders of ADSs will be made in U.S. dollars, with the dollar amount thereof based on the ADS Tender Offer Price Exchange Rate, and such payment will be further subject to deductions in respect of the distribution fee of US$0.05 per ADS relating to the cancellation of such ADSs for the purpose of tendering charged by the ADS Depositary, as well as any applicable withholding taxes. Tendering holders of Shares and tendering holders of ADSs who own Shares and/or ADSs through a broker or other nominee may have to pay a fee to such broker or nominee if such broker or nominee tenders their Share and/or ADSs on their behalf. IRSA will pay all charges and expenses of the U.S. Settlement Agent, U.S. Share Tender Agent, the Chilean Share Tender Agent and the ADS Tender Agent incurred in connection with the Offer, but will not pay the distribution fees associated with the cancellation of ADSs for purposes of tendering Shares into the Offer or any costs associated with the conversion of the Tender Offer Price at the ADS Tender Offer Price Exchange Rate. See “The Offer — Section 16. Fees and Expenses.”
This Offer to Purchase and the related Form of Chilean Share Acceptance, Form of U.S. Share Acceptance and ADS Letter of Transmittal contain important information and should be read carefully in their entirety before any decision is made with respect to the Offer.

SPECIAL FACTORS
Section 1. Background of the Transactions.
Historical Background
The relationship between IRSA and CCU dates back to 1986 when IRSA first acquired controlling interests in CCU. IRSA attained such controlling interests by purchasing common stock at an auction conducted by a receiver who had assumed control of CCU following the economic crisis in Chile in the early 1980’s, which resulted in CCU’s inability to meet its obligations to its creditors.
At that time, IRSA was a joint venture between Quiñenco and the Schörghuber Group from Germany, through its wholly owned subsidiary Finance Holding International B.V. (“FHI”) of the Netherlands. Quiñenco and the Schörghuber Group were each an indirect owner of 30.8% of CCU’s common shares at the time.
On April 17, 2003, the Schörghuber Group gave Quiñenco formal notice of its intent to sell 100% of its interest in FHI to Heineken Americas B.V., a subsidiary of Heineken. As a result of the sale, Quiñenco and Heineken Americas B.V., the latter through FHI, became the only two shareholders of IRSA, the owner of 61.6% of CCU’s equity at that time, each with a 50% interest in IRSA. Heineken and FHI subsequently formed Heineken Chile, to hold FHI’s 50% interest in IRSA, resulting in Quiñenco and Heineken Chile being the only two current shareholders of IRSA, with 50% equity each. On December 30, 2003, FHI merged into Heineken Americas B.V., which together with Heineken remained as the only shareholders of Heineken Chile. IRSA subsequently made several acquisitions of CCU Shares, resulting in its ownership reaching approximately 66.1% in 2006. Thereafter, in connection with CCU’s capital increase in 2013, IRSA’s ownership was diluted to approximately 60%. As of the date of this Offer, IRSA owns directly 54.72% and indirectly 6.84% of CCU’s equity, for an aggregate of approximately 61.56%.
The following tables summarize IRSA’s historical direct acquisitions and dispositions of Shares:
Acquisition Period (Month - Year)	Means of Acquisition	Number of Shares
December 1985	Purchase of shares	6,274,746
January 1986	Purchase of shares	2,381,944
February 1986	Purchase of shares	285,126
March 1986	Purchase of shares	1,735,144
April 1986	Purchase of shares	251,824
May 1986	Purchase of shares	1,705,739
July 1986	Purchase of shares	26,818
September 1986	Purchase of shares	3,200,893
October 1986	Purchase of shares	61,033,550
November 1986	Purchase of shares	52,098
January 1987	Purchase of shares	8,216,154
November 1987	Purchase of shares	133,240
December 1987	Purchase of shares	157,840
January 1988	Purchase of shares	48,896
March 1988	Purchase of shares	65,053
May 1988	Purchase of shares	1,324,258
June 1988	Subscription of shares	73,009,278
December 1988	Purchase of shares	439
August 1989	Purchase of shares	762,369
October 1989	Purchase of shares	8,545
January 1990	Subscription of shares	12,835,429
February 1990	Subscription of shares	309,037
March 1990	Subscription of shares	444,540
January 1997	Subscription of shares	21,875,000
June 2003	Purchase of shares	58,199
December 2003	Purchase of shares	18,966
April 2004	Purchase of shares	54,233

Acquisition Period (Month - Year)	Means of Acquisition	Number of Shares
July 2005	Purchase of shares	8,099,074
March 2021*	Purchase of shares	5,780,000
* On March 24, 2021, IRSA purchased 5,780,000 Shares of CCU at a purchase price of Ch$6,799.72 per share, for an aggregate purchase price of Ch$39,349,173,964 (including commissions and VAT on commissions). The Shares were purchased through the Santiago Stock Exchange.
Disposition Period (Month - Year)	Means of Disposition	Number of Shares
August 2005	Sale of shares	7,946,707
The following table shows IRSA’s historical acquisitions of Shares through its subsidiary Inversiones IRSA:
Acquisition Period (Month - Year)	Means of Acquisition	Number of Shares
August 2005	Purchase of shares	7,946,707
March 2006	Purchase of shares	6,200,000
October 2013	Purchase of shares	11,133,284
Section 2. Purpose of and Reasons for the Offer.
None of IRSA, IRSA’s board of directors, the Dealer Manager, the U.S. Settlement Agent, the Information Agent, the U.S. Share Tender Agent, the Chilean Share Tender Agent or the ADS Tender Agent is making any recommendation to you as to whether to tender or refrain from tendering your Shares (including those in the form of ADSs) pursuant to the Offer. You must make your own decision as to whether to tender your Shares (including those in the form of ADSs) pursuant to the Offer and, if so, how many such Shares to tender. In doing so, you should read carefully the information in this Offer to Purchase, the related Form of Chilean Share Acceptance, Form of U.S. Share Acceptance and ADS Letter of Transmittal, including the purpose and effects of the Offer. You should discuss whether to tender your Shares (including those in the form of ADSs) with your own broker or other financial advisor, if any.
By means of the Offer, IRSA intends to acquire an aggregate of up to 16,390,172 Shares, from all holders, wherever located, in the form of Shares or ADSs, for investment purposes. If IRSA were to acquire all 16,390,172 shares it seeks to acquire in the Offer, IRSA’s beneficial ownership of outstanding shares in CCU would increase to approximately 66.0%. As of the date of this Offer to Purchase, IRSA’s beneficial ownership of outstanding Shares in CCU equals approximately 61.56%.
IRSA is conducting the Offer on a voluntary basis (that is, it is not required by law to conduct such Offer) and because IRSA already exercises control over CCU, the purpose of the Offer is not to obtain control of CCU, and this Offer to Purchase does not include a projected business plan for the succeeding twelve months for CCU and its subsidiaries because no such changes are expected to occur on the basis of the Offer. IRSA does not intend to take CCU private or effect the delisting of CCU’s Shares or ADSs.
The Tender Offer Price was determined based on discussions between IRSA and the Dealer Manager.
There is an active trading market for CCU’s Shares and ADSs on the Santiago Stock Exchange and the NYSE, respectively. For example, the most recent closing price of CCU’s Shares and ADSs as of May 17, 2021 was Ch$6,265 per share and US$17.47 per ADS, which is lower than the Tender Offer Price.
Additionally, as of February 26, 2021 (the last trading day on the Santiago Stock Exchange and the New York Stock Exchange before IRSA’s filing of a Schedule 13D/A with the SEC with respect to its intention to increase its ownership interest by up to an additional 6% of the outstanding Common Stock of CCU), the last reported sale price of Shares on the Santiago Stock Exchange was Ch$6,154.30 per Share and the last sale price of ADSs reported on the New York Stock Exchange was US$17.30 per ADS (which when divided by two (2), the number of Shares represented per ADS, is approximately US$8.65 per share).
Based on CCU’s public filings, as of as of December 31, 2020, there were 369,502,872 issued and outstanding Shares of CCU, including, as of March 31, 2021, 76,248,975 Shares underlying ADSs.

Section 3. Certain Effects of the Offer.
We expect Ch$115,000 million will be required to purchase the Shares and ADSs in the Offer if the Offer is fully subscribed at the Tender Offer Price, of which approximately Ch$3,500 million will be required to pay related professional fees and expenses.
Upon consummation of the Offer, holders of Shares and ADSs that are purchased pursuant to the Offer will not have the opportunity to participate in the future earnings, profits and growth of CCU and will not have any right to vote on CCU’s’ corporate matters, unless they retain an ownership interest in CCU. To the extent that IRSA’s percentage ownership of CCU is increased pursuant to the Offer, its interests in the net book value and net earnings of CCU will increase correspondingly to approximately 66.0%, assuming sufficient outstanding Shares and ADSs are tendered by holders and purchased by IRSA pursuant to the Offer. As a result, IRSA will receive a greater benefit from any income generated by CCU’s operations and any increase in the value of CCU following the Offer. Similarly, IRSA will bear a greater portion of the losses generated by CCU’s operations and any decrease in the value of CCU after completion of the Offer. Holders of Shares and ADSs that are purchased pursuant to the Offer will not face the risk of losses that could be generated by CCU’s operations or the risk of a decline in the value of CCU Shares or ADSs after completion of the Offer, with respect to any Shares and/or ADSs tendered by them under the Offer.
Section 4. Offer Subject to Chilean Law.
In light of CCU’s jurisdiction of incorporation, the Offer is being conducted by IRSA in Chile in compliance with Chilean regulations and requirements for the Offer.
The Offer is subject to the requirements of Regulation 14D and Regulation 14E under the Exchange Act, as well as the requirements for tender offers under Chilean law, which afford tendering holders the following protections which are in addition to, and do not conflict with, Regulation 14D and Regulation 14E of the Exchange Act. These requirements include: (i) the same price must be paid to each shareholder on a per share basis; (ii) the offeror cannot withdraw the offer except for predetermined and disclosed termination conditions (that can be waived); (iii) the tender offer is subject to the supervision of the CMF; (iv) the offeror cannot buy shares outside of the tender offer during the Offer; (v) the tender offer terms may only be changed to improve the price, increase the amount of shares offered to be purchased or extend the tender offer period for a minimum of five (5) and a maximum term of fifteen (15) additional days; and (vi) the offeror must comply with information obligations.
An English translation of the Chilean Aviso de Inicio (commencement notice) has been filed as Exhibit 99(a)(1)(I) to the Schedule TO filed by IRSA with respect to the Offer, but such translation, as is the case with respect to any and all translated documents filed pursuant to the Offer, is for informational purposes only.
Section 5. Interests of Directors and Executive Officers.
Our directors and executive officers are set forth in Annex A to this Offer to Purchase.
Section 6. Security Ownership of Certain Beneficial Owners, Directors and Executive Officers.
As of March 31, 2021, the following IRSA directors and officers beneficially owned an aggregate 17,091 shares of CCU’s common stock, as set forth in the following table:
IRSA Director	Ownership of CCU’s common stock Number of Shares (% of aggregate CCU common stock)
Andrónico Luksic Craig	*
Francisco Pérez Mackenna	14,897 (0.004%)
(*)
Mr. Andrónico Luksic Craig is a member of the Luksic family, which controls Quiñenco, the owner of 50% of the equity interests in IRSA. IRSA currently owns approximately 61.56% of CCU's outstanding shares.

IRSA Officer	Ownership of CCU’s common stock Number of Shares (% of aggregate CCU common stock)
Alessandro Bizzarri Carvallo	2,194 (0.0006%)

Section 7. Transactions and Arrangements Concerning the Shares and ADSs.
For a discussion of acquisitions of Shares and ADSs by IRSA, see “Special Factors — Section 1. Background of the Transactions.” IRSA’s aggregate percentage beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of the outstanding Shares as of the date of this Offer to Purchase is approximately 61.56%.
Except as set forth in this Offer to Purchase, none of IRSA nor, to IRSA’s best knowledge, any director or executive officer of IRSA, is a party to any contract, agreement, arrangement, understanding or relationship with any other person with respect to any securities of CCU (including, without limitation, any contract, agreement, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, divisions of profits or losses, or the giving or withholding of proxies, consents or authorizations).
Section 8. Related Party Transactions.
IRSA Related Parties
As of the date hereof, IRSA’s sole related parties, pursuant to Section 100 of the Capital Markets Law, are its subsidiaries Inversiones IRSA and CCU, its shareholders Quiñenco and Heineken Chile and IRSA’s directors and officers, their spouses or relatives in the second degree of consanguinity, and any other entity controlling or controlled by or under direct or indirect common control with IRSA. IRSA has no sole controlling shareholder for purposes of Section 97 of the Capital Markets Law. Quiñenco and Heineken Chile are IRSA’s controller members (miembros del controlador) pursuant to Section 98 of the Capital Markets Law. Except as set forth in this Offer to Purchase, as of the date hereof, there have been no transactions over the past two years between IRSA and any of CCU or CCU’s affiliates who are not natural persons.
To the knowledge of IRSA, there were no transactions between any executive officer, director or affiliate of CCU that is a natural person and IRSA or any of IRSA’s executive officers and directors, where the aggregate value of the transaction or series or similar transactions with that person exceeds $60,000. However, below is a list of CCU’s directors who are affiliated with IRSA or its affiliates:
Andrónico Luksic Craig was appointed chairman of the board of CCU in April 2013 and he has served as a director since November 1986. He is currently a member of the board of directors of Cervecera CCU Chile Limitada, Embotelladoras Chilenas Unidas S.A., Companía Cervercerías Unidas Argentina S.A., Central Cervecera de Colombia S.A.S. and Zona Franca Central Cervecera S.A.S. He is currently chairman of the boards of Quiñenco and LQ Inversiones Financieras S.A., vice-chairman of the boards of Banco de Chile and Compañía Sud Americana de Vapores S.A., as well as a member of the board of directors of several other companies and institutions. In addition, Mr. Luksic is Trustee Emeritus of Babson College, a member of the Harvard Global Advisory Council, the Columbia Global Leadership Council, the International Advisory Board of the Blavatnik School of Government at Oxford University, the International Advisory Boards of both the Tsinghua University School of Economics and Management and the Fudan University School of Management, and the Americas Executive Board of the MIT Sloan School of Management. Quiñenco, the owner of 50% of the equity interests of IRSA, is a holding company of the Luksic Group (as defined below), which is controlled by the Luksic family. Mr. Andrónico Luksic is a member of the Luksic family.
Francisco Pérez Mackenna has served as director of CCU since July 1998 and previously, between 1991 and 1998, he held the position of chief executive officer of said Company. In 1998 he was appointed chief executive officer of Quiñenco, a position he holds to date. He is a member of the board of several companies, including Cervecera CCU Chile Limitada, Embotelladoras Chilenas Unidas S.A., Viña San Pedro Tarapacá S.A., Companía Cervercerías Unidas Argentina S.A., Compañía Pisquera de Chile S.A., Inversiones y Rentas S.A., Banco de Chile, Banchile Corredores de Seguros S.A., LQ Inversiones Financieras S.A., Sociedad Matriz SAAM S.A., Nexans, Hapag Lloyd and Invexans Limited. He is also chairman of the board of Compañía Sud Americana de Vapores S.A., Empresa Nacional de Energía Enex S.A., Invexans S.A. and Tech Pack S.A. He received a degree in Business Administration from the Pontificia Universidad Católica de Chile and a Master’s degree in Business Administration from the University of Chicago.
Pablo Granifo Lavin has served as director of CCU since April 2013. He has been the chairman of the board of Banco de Chile S.A. since 2007 and chairman of the board of Viña San Pedro Tarapacá S.A. since 2013. He is a member of the board of Quiñenco, IRSA, Cervecera CCU Chile Limitada and Embotelladoras Chilenas Unidas S.A. Additionally, he is chairman of the boards of Banchile Asesoría Financiera S.A., Socofin S.A., and Banchile

Administradora General de Fondos S.A., and member of the executive committee of Banchile Corredores de Seguros Limitada and of the board of Empresa Nacional de Energía Enex S.A. Mr. Granifo holds a degree in Business Administration from the Pontificia Universidad Católica de Chile.
Rodrigo Hinzpeter Kirberg has served as director of CCU since July 2015. He is also member of the board of Cervecera CCU Chile Limitada, Embotelladoras Chilenas Unidas S.A., Companía Cervercerías Unidas Argentina S.A. and Inversiones y Rentas S.A. Since 2014 he has been the general counsel of Quiñenco. Before that, he was Secretary of Interior Affairs (2010-2012) and, later, the Secretary of Defense of the Government of Chile (2012-2014). He holds a Law degree from the Pontificia Universidad Católica de Chile.
José Miguel Barros was appointed director of CCU in April 2016. He is member of the board of various subsidiaries, including Cervecera CCU Chile Limitada, Embotelladoras Chilenas Unidas S.A., Viña San Pedro Tarapacá S.A. and Compañía Pisquera de Chile S.A. He is an international director and partner of Banco de Inversiones LarraínVial S.A. and currently a member of the board of Directors of Lipigas S.A., Construmart S.A and Stel Chile S.A. Mr. Barros holds a degree in Business Administration from the Pontificia Universidad Católica de Chile and graduated from the PADE of ESE Business School, Universidad de Los Andes.
Carlos Molina Solís has served as director of CCU since April 2012 and as vice- chairman of the board since May 2018. He is also a member of the board of directors of IRSA, Cervecera CCU Chile Limited, Embotelladoras Chilenas Unidas S.A., Compañía Cervecerías Unidas Argentina S.A., Viña San Pedro Tarapacá S.A., and Compañía Pisquera de Chile S.A., and chief executive officer of Corporación Dinámica Industrial, S.A. in Mexico. He has over 30 years of management and strategic consulting experience in multiple industries, especially in beverages and consumer goods across the Americas. In beverages, his roles have included business development for Heineken Americas; planning and strategy for Femsa Cerveza; and board member of Kaiser in Brazil. Prior to these roles, Mr. Molina was a partner in Booz, Allen & Hamilton, a global business consulting firm.. Mr. Molina has a BBA (Bachelor of Business Administration) from the University of Houston, and an MBA from the University of Texas.
Marc Gross has served as director of CCU since May 2020. He is also a member of the board of directors of IRSA, Cervecera CCU Chile Limitada, Embotelladoras Chilenas Unidas S.A. and Compañía Cervecerías Unidas Argentina S.A. Mr. Gross has worked for Danone Group and Sara Lee. In 1995, Mr. Gross joined Heineken and worked in Greece as Plant Director. In 1999, he became regional operations & supply chain director Europe for Heineken and in 2002 took over the position of managing director of Heineken Nederland. In June 2005, he was appointed chief supply chain officer and member of the Global Executive Team. In this position, he was responsible for the supply chain, including manufacturing, worldwide as well as for R&D. During the period of 2010 until 2015, he held the position of chief executive officer of Empaque Mexico. From 2012 until 2017, he also served as non-executive director of Keonys, a high tech company in France. Since June 2020, Mr. Gross is principal advisor to the Executive Board of Directors of SHV for their global operations. Mr. Gross graduated as engineer from Ecole Nationale Supérieure des Arts et Métiers Paris, France and from Technical University Aachen, Germany.
Rory Cullinan has served as director of CCU since May 2018. He is also a member of the board of directors of IRSA, Cervecera CCU Chile Limitada, Embotelladoras Chilenas Unidas S.A. and Compañía Cervecerías Unidas Argentina S.A. Mr. Cullinan has wide experience across different markets and sectors, working in Europe, Africa, America and Russia. Mr. Cullinan held various positions in the Royal Bank of Scotland, including as executive chairman of the Investment Bank. He is currently non-executive director at Broadstone Inc, a listed SPAC and advisor to several companies.
Additionally, IRSA does not have material relationships with any of CCU’s other shareholders, except for Inversiones IRSA, and prior to the date of this Offer to Purchase, IRSA has not engaged in prior discussions relating to the Offer with any such other CCU shareholders, except for its affiliate Inversiones IRSA. IRSA is not a party to any shareholders’ agreement with any of CCU’s other shareholders and, as of the date of this Offer to Purchase, IRSA has no intention to enter into any such agreements.
CCU’s directors are compensated as follows, per the shareholders’ meeting referenced above:
-
a gross monthly fee for attendance to Board Meetings of Unidad de Fomento (“UF,” an inflation linked accounting unit used in Chile) 100 per director, and UF 200 for the chairman, regardless of the number of meetings held within such period, plus

-
an amount equivalent to 3% of the distributed dividends, for the board as a whole, at a rate of one-ninth for each director and in proportion to the time each one served as such during the year (provided that, if the distributed dividends exceed 50% of the net income, the board of directors’ variable remuneration shall be calculated over a maximum of 50% of such profits).

Additionally, directors that are members of the directors committee receive a gross monthly remuneration of UF 50, plus the amount that, as the percentage of the dividends, is required to complete one third of the total remuneration a director is entitled to, pursuant to article 50 bis of Law No. 18,046 and CMF Regulation No. 1956. Directors that are members and observers of the audit committee receive a gross monthly remuneration of UF 50.
The remunerations of CCU’s directors are as follows:
Directors’ remunerations:
	For the years ended as of December 31,
	2020	2019	2018
	Ch$	Ch$	Ch$
Audit Committee	63,120,000	47,386,000	29,185,000
Directors’ Committee	64,837,000	47,154,000	35,179,000
Attendance meetings fee (*)	1,380,976,000	1,266,892,000	952,490,000
Dividend Participation	2,097,276,000	6,038,934,000	2,270,840,000
(*)	Includes payments of attendance meetings fee and dividend participation accrued in 2019.
Additionally, IRSA and certain of its affiliates, including members of the Luksic family and their affiliated entities and Heineken and its affiliates, who are the beneficial owners of IRSA, engage in a variety of transactions with CCU in the ordinary course of business, as described further below.
On November 30, 2005, CCU and Heineken Brouwerijen B.V., an affiliate of Heineken, amended their License and Technical Assistance Agreements, which provide CCU with the exclusive rights to produce, sell and distribute Heineken beer in Chile and Argentina commencing on June 18, 2003. These agreements have an initial term of 10 years beginning in June 2003, renewable for subsequent periods of five years.
On October 12, 2011, CCU and Heineken Brouwerijen B.V. signed the Amended and Restated versions of their Trademark License Agreements, which provide CCU with the exclusive rights to produce, sell and distribute Heineken beer in Chile and Argentina, in force as of January 1, 2011. These agreements have an initial term of 10 years, and automatically renew on January 1 of each year for a new period of ten years, unless any party gives notice of its decision not to renew, in which case the agreements will be in force until the last renewal period expires.
On September 28, 2012, Compañía Industrial Cervecera S.A. (“CICSA”), a subsidiary of CCU, and Amstel Brouwerijen B.V., an affiliate of Heineken, signed a Trademark License Agreement, which provides CCU with the exclusive rights to produce, sell and distribute Amstel beer in Argentina, effective as of August 1, 2012. This agreement has an initial term of ten years, and automatically renews on January 1 of each year for anew period of ten years, unless any party gives notice of its decision not to renew, in which case the agreement will be in force until the last renewal period expires.
On June 4, 2013, CICSA, Milotur, a subsidiary of CCU, and Heineken Brouwerijen B.V. entered into a Trademark License Agreement, which provides CCU with the exclusive rights to produce, sell and distribute Heineken beer in Uruguay, in force as of May 1, 2013. This agreement has an initial term of ten years, and automatically renews on January 1 of each year for a new period of ten years, unless any party gives notice of its decision not to renew, in which case the agreement will be in force until the last renewal period expires.
On November 10, 2014, Central Cervecera de Colombia S.A.S., a joint venture of CCU, and Heineken Brouwerijen B.V. signed a Trademark License Agreement providing the exclusive rights to import, produce, sell and distribute Heineken beer in Colombia. This agreement has an initial term of thirteen years as of March 1, 2015, and will each year thereafter, on January 1, be automatically renewed for subsequent five year periods unless, starting in 2029, any party gives notice of its decision not to renew, in which case the agreement will be in force until the expiration of the latest renewal period. This agreement was amended on March 29, 2019, to include Zona Franca Central Cervecera S.A.S., a joint venture of CCU, as brewer for the production of Heineken in Colombia.
On July 15, 2015, CICSA, Bebidas Bolivianas BBO S.A. (“BBO”), a joint venture of CCU, and Heineken Brouwerijen B.V. signed an Ancillary Trademark License Agreement, providing the exclusive rights to produce, sell and distribute Heineken beer in Bolivia, in force as of January 1, 2015. This agreement has an initial term of ten years, and will be automatically renewed for a five-year period unless any party gives notice of its decision not to renew, in which case the agreement will be in force until the last renewal period expires.
Additionally, a Technical Assistance Agreement was executed with Heineken Technical Services B.V. (currently Heineken Supply Chain B.V.), an affiliate of Heineken, on May 4, 2005, whereby the latter was appointed, on a non-exclusive basis, as our technical advisor in respect of operational aspects of CCU’s breweries, including special services regarding project engineering for extensions of the breweries’ capacity and construction of new plants, assistance in development of new products, production methods and distribution systems as well as advice on purchasing systems, among others. This agreement has an initial term of one year from May 4, 2005, renewable for subsequent periods of one year each, unless either party gives at least three months’ prior written notice to the other of its intention to terminate the agreement. This agreement has been renewed automatically each year.
In January 28, 2015, a Trademark License Agreement was executed between Cervecería CCU Chile Limitada, a subsidiary of CCU, and Heineken Brouwerijen B.V. to produce, sell and distribute beer under the brand name “Sol” in Chile. The agreement contemplates a ten-year term as of July 1, 2014, and shall each year, on July 1, be automatically renewed for a new period of ten years, unless any party gives notice in writing of its decision not to renew.
On March 23, 2015, CICSA and Heineken Brouwerijen B.V. signed a Trademark License Agreement, which provides CCU with the exclusive rights to produce, sell and distribute Sol beer in Argentina, effective as of March 1, 2015. This agreement has an initial term of ten years, and will be automatically renewed, on January 1 of each year, for a ten-year period unless any party gives notice of its decision not to renew, in which case the agreement will be in force until the last renewal period expires.
In 2015, CCU revised and amended the 2014 amended and restated Framework Agreement entered with Banco de Chile, a subsidiary of Quiñenco, which was in effect as of May 1, 2003, for the rendering of banking services to CCU and certain of its subsidiaries and affiliates, including, among others, payment to suppliers and shareholders, cashier service, transportation of valuables and payment of salaries.
On April 4, 2016, Central Cervecera de Colombia S.A.S., a joint venture of CCU, and Heineken Brouwerijen B.V. signed a Trademark License Agreement providing the exclusive rights to import, produce, sell and distribute Tecate beer in Colombia. This agreement came into force on April 1, 2016, will continue to be in force until February 28, 2028, and each year thereafter, on January 1, will be automatically renewed for subsequent five year periods unless, starting in 2029, any party gives notice of its decision not to renew, in which case the agreement will be in force until the expiration of the latest renewal period. This agreement was amended on March 29, 2019, to include Zona Franca Central Cervecera S.A.S. as brewer for the production of Tecate in Colombia.
On September 27, 2017, Central Cervecera de Colombia S.A.S. and Heineken Brouwerijen B.V. signed a Trademark License Agreement, which provides CCU with the exclusive rights to import, produce, sell and distribute Sol beer in Colombia. This agreement came into force on July 1, 2017, will continue to be in force until February 28, 2028, and shall each year thereafter, on January 1, be automatically renewed for subsequent five-year periods unless, starting in 2029, any party gives notice of its decision not to renew, in which case the agreement will be in force until the expiration of the latest renewal period.
In January 2018, Bebidas del Paraguay S.A., a subsidiary of CCU, and Heineken Brouwerijen B.V. entered into a Distribution Agreement, which provides CCU with the exclusive rights to distribute Sol beer in Paraguay, effective as of December 1, 2017. This agreement has an initial term of five years, and will be automatically renewed for a three-year period unless any party gives notice of its decision not to renew, in which case the agreement will be in force until the expiration of the first period or the respective subsequent period.

On April 20, 2018, Bebidas del Paraguay S.A. and Heineken Brouwerijen B.V. signed a Trademark License Agreement and a Distribution Agreement, which provide CCU with the exclusive rights to produce, sell and distribute Heineken beer in Paraguay. These agreements have an initial term of five years from May 1, 2018, and will be automatically renewed for subsequent three-year periods unless any party gives notice of its decision not to renew. Therefore, and as agreed on June 11, 2018, the Trademark License Agreement entered on November 28, 2012, by CICSA and Heineken Brouwerijen B.V., which provided CICSA with the exclusive rights to produce, sell and distribute Heineken beer in Paraguay, was terminated with retroactive effects as of April 30, 2018 and, in its place, Heineken Brouwerijen B.V. and CICSA entered into a Supply Agreement, which provides CICSA the non-exclusive right to sell and supply Heineken Lager in the Paraguayan market to Bebidas del Paraguay S.A. for a period of five years beginning on April 30, 2018.
On November 13, 2018, CCU and Heineken Brouwerijen B.V. signed an Amendment Agreement to the Amended and Restated Trademark License Agreement with Cercevera CCU Chile Limitada, dated October 12, 2011, in order to include, as of January 1, 2018, the trademark “Heineken 0.0” to the trademarks CCU has the exclusive rights to produce, sell and distribute in Chile.
On November 1, 2019, Bebidas del Paraguay S.A. and Amstel Brouwerijen B.V. signed a Distribution Agreement, which provides CCU with the exclusive rights to distribute Amstel beer in Paraguay, effective as of October 1, 2019. This agreement has an initial term of five years, and will automatically renew for subsequent three-year periods, unless any party gives notice of its decision not to renew, in which case the agreement will be in force until expiration of the first period or the respective subsequent period.

Below are the details of the accounts receivable and payable between CCU and its related parties as of December 31, 2020 and 2019:
Accounts Receivable - Current:
Tax ID	Company	Country of origin	Ref.	Relationship	Transaction	Currency	As of December 31, 2020	As of December 31, 2019
							ThCh$	ThCh$
6,062,786-K	Andrónico Luksic Craig	Chile	(1)	Chairman of CCU	Sales of products	CLP	1,038	1,334
6,525,286-4	Carlos Mackenna Iñiguez	Chile	(1)	Subsidiary director	Sales of products	CLP	38	—
52,000,721-0	Representaciones Chile Beer Kevin Michael Szot E.I.R.L.	Chile	(6)	Shareholder of subsidiary	Sale of shares	CLP	535	—
52,000,721-0	Representaciones Chile Beer Kevin Michael Szot E.I.R.L.	Chile	(1)	Shareholder of subsidiary	Sales of products	CLP	12,106	19,475
76,029,109-9	Inversiones Chile Chico Ltda.	Chile	(1)	Related to the controller's shareholder	Services provided	CLP	—	1,928
76,079,669-7	Minera Antucoya	Chile	(1)	Related to the controller's shareholder	Sales of products	CLP	—	350
76,111,872-2	Inversiones Tv Medios Ltda.	Chile	(1)	Related to the controller's shareholder	Sales of products	CLP	—	22
76,178,803-5	Viña Tabalí S.A.	Chile	(1)	Related to the controller's shareholder	Services provided	CLP	238	30,888
76,178,803-5	Viña Tabalí S.A.	Chile	(1)	Related to the controller's shareholder	Sales of products	CLP	543	1,437
76,363,269-5	Inversiones Alabama Ltda.	Chile	(1)	Related to the controller's shareholder	Sales of products	CLP	—	2,046
76,380,217-5	Hapag-Lloyd Chile SpA.	Chile	(1)	Related to the controller's shareholder	Sales of products	CLP	219	2,948
76,455,830-8	DiWatts S.A.	Chile	(1)	Related joint venture shareholder	Sales of products	CLP	713	—
76,486,051-9	Inversiones Río Elqui SpA.	Chile	(1)	Related to the controller's shareholder	Sales of products	CLP	10,943	11,845
76,727,040-2	Minera Centinela	Chile	(1)	Related to the controller's shareholder	Sales of products	CLP	—	1,081
77,003,342-K	Origen Patagónico SpA.	Chile	(1)	Related to non-controlling subsidiary	Sales of products	CLP	1,383	—
77,051,330-8	Cervecería Kunstmann Ltda.	Chile	(1)	Related to non-controlling subsidiary	Services provided	CLP	11,792	22,755
77,051,330-8	Cervecería Kunstmann Ltda.	Chile	(1)	Related to non-controlling subsidiary	Sales of products	CLP	393,062	192,227
77,755,610-K	Comercial Patagona Ltda.	Chile	(1)	Subsidiary of joint venture	Sales of products	CLP	2,053,679	1,277,205
78,053,790-6	Servipag Ltda.	Chile	(1)	Related to the controller's shareholder	Sales of products	CLP	2,554	—
78,259,420-6	Inversiones PFI Chile Ltda.	Chile	(1)	Shareholder of joint operation	Services provided	CLP	311,962	380,253
78,306,560-6	Inmobiliaria e Inversiones Rio Claro S.A.	Chile	(1)	Related to the controller's shareholder	Sales of products	CLP	193	—
81,095,400-0	Sonacol S.A.	Chile	(1)	Related to the controller's shareholder	Sales of products	CLP	455	—
81,148,200-5	Ferrocarril de Antofagasta a Bolivia S.A.	Chile	(1)	Related to the controller's shareholder	Sales of products	CLP	11,828	5,453
81,805,700-8	Cooperativa Agrícola Control Pisquero de Elqui y Limarí Ltda.	Chile	(1)	Shareholder of subsidiary	Advance purchase	CLP	800,000	800,000
81,805,700-8	Cooperativa Agrícola Control Pisquero de Elqui y Limarí Ltda.	Chile	(4)	Shareholder of subsidiary	Sales of products	UF	—	48,353
81,805,700-8	Cooperativa Agrícola Control Pisquero de Elqui y Limarí Ltda.	Chile	(3)	Shareholder of subsidiary	Loan	UF	37,013	33,827
81,805,700-8	Cooperativa Agrícola Control Pisquero de Elqui y Limarí Ltda.	Chile	(1)	Shareholder of subsidiary	Sales of products	CLP	5,716	2,898
84,356,800-9	Watts S.A.	Chile	(1)	Related joint venture shareholder	Sales of products	CLP	7,275	—
90,160,000-7	Compañía Sud Americana de Vapores S.A.	Chile	(1)	Related to the controller's shareholder	Sales of products	CLP	1,781	2,173
90,703,000-8	Nestlé Chile S.A.	Chile	(1)	Shareholder of subsidiary	Services provided	CLP	83	—
91,021,000-9	Invexans S.A.	Chile	(1)	Related to the controller's shareholder	Sales of products	CLP	—	32

Tax ID	Company	Country of origin	Ref.	Relationship	Transaction	Currency	As of December 31, 2020	As of December 31, 2019
							ThCh$	ThCh$
91,705,000-7	Quiñenco S.A.	Chile	(1)	Controller's shareholder	Sales of products	CLP	2,327	2,141
92,011,000-2	Empresa Nacional de Energía Enex S.A.	Chile	(1)	Related to the controller's shareholder	Sales of products	CLP	1,039	6,841
92,048,000-4	SAAM S.A.	Chile	(1)	Related to the controller's shareholder	Sales of products	CLP	2,573	85
93,920,000-2	Antofagasta Minerals S.A.	Chile	(1)	Related to the controller's shareholder	Sales of products	CLP	1,984	3,218
94,625,000-7	Inversiones Enex S.A.	Chile	(1)	Related to the controller's shareholder	Sales of products	CLP	153,688	177,270
96,427,000-7	Inversiones y Rentas S.A.	Chile	(1)	Controller	Services provided	CLP	—	2,708
96,536,010-7	Inversiones Consolidadas Ltda.	Chile	(1)	Related to the controller's shareholder	Sales of products	CLP	773	2,325
96,571,220-8	Banchile Corredores de Bolsa S.A.	Chile	(1)	Related to the controller's shareholder	Sales of products	CLP	2,293	889
96,591,040-9	Empresas Carozzi S.A.	Chile	(1)	Shareholder of joint operation	Sales of products	CLP	13,947	936
96,610,780-4	Portuaria Corral S.A.	Chile	(1)	Related to the controller's shareholder	Sales of products	CLP	466	—
96,645,790-2	Socofin S.A.	Chile	(1)	Related to the controller's shareholder	Sales of products	CLP	3,056	1,028
96,657,210-8	Transportes Fluviales Corral S.A.	Chile	(1)	Related to the controller's shareholder	Sales of products	CLP	927	—
96,689,310-9	Transbank S.A.	Chile	(1)	Related to the controller's shareholder	Sales of products	CLP	64	—
96,790,240-3	Minera Los Pelambres	Chile	(1)	Related to the controller's shareholder	Sales of products	CLP	—	588
96,810,030-0	Radiodifusión SpA.	Chile	(1)	Related to the controller's shareholder	Sales of products	CLP	64	—
96,819,020-2	Agrícola El Cerrito S.A.	Chile	(1)	Related to the controller's shareholder	Sales of products	CLP	—	22
96,847,140-6	Inmobiliaria Norte Verde S.A.	Chile	(1)	Related to the controller's shareholder	Sales of products	CLP	—	32
96,892,490-7	Protección y Seguridad S.A.	Chile	(1)	Related to the controller's shareholder	Sales of products	CLP	—	248
96,908,930-0	San Vicente Terminal Internacional S.A.	Chile	(1)	Related to the controller's shareholder	Sales of products	CLP	3,387	—
96,908,970-K	San Antonio Terminal Internacional S.A.	Chile	(1)	Related to the controller's shareholder	Services provided	CLP	1,465	9,516
96,919,980-7	Cervecería Austral S.A.	Chile	(1)	Joint venture	Services provided	CLP	1,387,990	126,755
96,919,980-7	Cervecería Austral S.A.	Chile	(1)	Joint venture	Sales of products	CLP	876	—
96,922,250-7	Agrícola Valle Nuevo S.A.	Chile	(1)	Related to the controller's shareholder	Sales of products	CLP	—	32
96,951,040-5	Inversiones Rosario S.A.	Chile	(1)	Related to the controller's shareholder	Sales of products	CLP	—	65
97,004,000-5	Banco de Chile	Chile	(1)	Related to the controller's shareholder	Sales of products	CLP	48,428	9,767
99,506,030-2	Muellaje del Maipo S.A.	Chile	(1)	Related to the controller's shareholder	Sales of products	CLP	3,260	—
99,511,240-K	Antofagasta Terminal Internacional S.A.	Chile	(1)	Related to the controller's shareholder	Sales of products	CLP	1,289	—
99,542,980-2	Foods Compañía de Alimentos CCU Ltda.	Chile	(1)	Joint venture	Services provided	CLP	—	17,626
0-E	Central Cervecera de Colombia S.A.S.	Colombia	(2)	Joint venture	Sales of products	USD	—	77,375
0-E	Heineken Brouwerijen B.V.	Netherlands	(2)	Related to the controller's shareholder	Services provided	USD	17,977	—
0-E	QSR S.A.	Paraguay	(2)	Related to the subsidiary's shareholder	Sales of products	PYG	57	688

Accounts Receivable - Non-Current:
Tax ID	Company	Country of origin	Ref.	Relationship	Transaction	Currency	As of December 31, 2020	As of December 31, 2019
							ThCh$	ThCh$
52,000,721-0	Representaciones Chile Beer Kevin Michael Szot E.I.R.L.	Chile	(6)	Shareholder of subsidiary	Sale of shares	CLP	42,506	—
81,805,700-8	Cooperativa Agrícola Control Pisquero de Elqui y Limarí Ltda.	Chile	(3)	Shareholder of subsidiary	Loan	UF	90,049	118,122
Accounts Payable – Current:
Tax ID	Company	Country of origin	Ref.	Relationship	Transaction	Currency	As of December 31, 2020	As of December 31, 2019
							ThCh$	ThCh$
52,000,721-0	Representaciones Chile Beer Kevin Michael Szot E.I.R.L.	Chile	(1)	Shareholder of subsidiary	Services received	CLP	263	—
76,115,132-0	Canal 13 SpA.	Chile	(1)	Related to the controller's shareholder	Services received	CLP	120,997	148,288
76,216,511-2	Sugal Chile Ltda.	Chile	(2)	Related to the subsidiary's shareholder	Purchase of products	USD	34,429	—
76,380,217-5	Hapag-Lloyd Chile SpA.	Chile	(1)	Related to the controller's shareholder	Services received	CLP	598	24,910
76,406,313-2	Cervecería Rapa Nui Ltda.	Chile	(1)	Shareholder of subsidiary	Services received	CLP	7,515	—
76,455,830-8	DiWatts S.A.	Chile	(1)	Related joint venture shareholder	Purchase of products	CLP	86,929	161,612
76,460,328-1	Inversiones Diaguitas #33 SpA.	Chile	(5)	Shareholder of subsidiary	Loan	CLP	196,765	188,669
76,486,051-9	Inversiones Río Elqui SpA.	Chile	(1)	Related to non-controlling subsidiary	Services received	CLP	3,964	—
77,003,342-K	Origen Patagónico SpA.	Chile	(1)	Related to non-controlling subsidiary	Services received	CLP	—	9
77,051,330-8	Cervecería Kunstmann Ltda.	Chile	(1)	Related to non-controlling subsidiary	Services received	CLP	—	480
77,755,610-K	Comercial Patagona Ltda.	Chile	(1)	Subsidiary of joint venture	Services received	CLP	43,453	72,148
78,053,790-6	Servipag Ltda.	Chile	(1)	Related to the controller's shareholder	Services received	CLP	801	1,972
78,259,420-6	Inversiones PFI Chile Ltda.	Chile	(1)	Shareholder of joint operation	Purchase of products	CLP	1,107,795	258,133
81,805,700-8	Cooperativa Agrícola Control Pisquero de Elqui y Limarí Ltda.	Chile	(1)	Shareholder of subsidiary	Services received	CLP	—	919
84,356,800-9	Watts S.A.	Chile	(1)	Related joint venture shareholder	Royalty	CLP	13,287	—
92,011,000-2	Empresa Nacional de Energía Enex S.A.	Chile	(1)	Related to the controller's shareholder	Purchase of products	CLP	51,959	1,898
94,058,000-5	Servicios Aeroportuarios Aerosan S.A.	Chile	(1)	Related to the controller's shareholder	Services received	CLP	1,234	911
96,591,040-9	Empresas Carozzi S.A.	Chile	(1)	Shareholder of joint operation	Purchase of products	CLP	251,751	654,756
96,689,310-9	Transbank S.A.	Chile	(1)	Related to the controller's shareholder	Services received	CLP	3,288	273
96,798,520-1	Saam Extraportuarios S.A.	Chile	(1)	Related to the controller's shareholder	Services received	CLP	1,920	807
96,810,030-0	Radiodifusión SpA.	Chile	(1)	Related to the controller's shareholder	Services received	CLP	18,128	14,230
96,908,970-K	San Antonio Terminal Internacional S.A.	Chile	(1)	Related to the controller's shareholder	Services received	CLP	444	1,792
96,919,980-7	Cervecería Austral S.A.	Chile	(1)	Joint venture	Purchase of products	CLP	2,658,239	1,806,688
96,919,980-7	Cervecería Austral S.A.	Chile	(1)	Joint venture	Royalty	CLP	832,449	76,420
97,004,000-5	Banco de Chile	Chile	(1)	Related to the controller's shareholder	Services received	CLP	—	22,230
0-E	Paulaner Brauerei Gruppe GmbH & Co. KGaA	Germany	(2)	Related to the subsidiary's shareholder	Purchase of products	USD	72,913	—
0-E	Ecor Ltda.	Bolivia	(2)	Related to the subsidiary's shareholder	Services received	BOB	11,051	30,565

Tax ID	Company	Country of origin	Ref.	Relationship	Transaction	Currency	As of December 31, 2020	As of December 31, 2019
							ThCh$	ThCh$
0-E	Premium Brands S.R.L.	Bolivia	(2)	Related to the subsidiary's shareholder	Purchase of products	BOB	607	—
0-E	Zegla Ltda.	Brazil	(2)	Related to the subsidiary's shareholder	Services received	USD	87,846	—
0-E	Central Cervecera de Colombia S.A.S.	Colombia	(2)	Joint venture	Services received	USD	73,030	145,454
0-E	Zona Franca Central Cervecera S.A.S.	Colombia	(2)	Joint venture	Services received	USD	38,270	—
0-E	Nestlé Waters Marketing & Distribution S.A.S.	France	(2)	Related to the subsidiary's shareholder	Purchase of products	Euros	—	11,893
0-E	Amstel Brouwerijen B.V.	Netherlands	(2)	Related to the controller's shareholder	License and technical assistance	Euros	85,588	59,740
0-E	Heineken Brouwerijen B.V.	Netherlands	(2)	Related to the controller's shareholder	Purchase of products	USD	3,408,971	1,355,062
0-E	Heineken Brouwerijen B.V.	Netherlands	(2)	Related to the controller's shareholder	License and technical assistance	Euros	6,115,308	2,100,423
0-E	Heineken Brouwerijen B.V.	Netherlands	(2)	Related to the controller's shareholder	Royalty	USD	91,587	21,004
0-E	Heineken Brouwerijen B.V.	Netherlands	(2)	Related to the controller's shareholder	Royalty	Euros	2,859,390	1,645,953
0-E	Banco BASA S.A.	Paraguay	(2)	Related to the subsidiary's shareholder	Services received	PYG	5	—
0-E	Gráfica Editorial Inter-Sudamericana S.A.	Paraguay	(2)	Related to the subsidiary's shareholder	Services received	PYG	—	122
0-E	Hoteles Contemporáneos S.A.	Paraguay	(2)	Related to the subsidiary's shareholder	Services received	PYG	940	494
0-E	Palermo S.A.	Paraguay	(2)	Related to the subsidiary's shareholder	Services received	PYG	172	—
0-E	Société des Produits Nestlé S.A.	Switzerland	(2)	Related to the subsidiary's shareholder	Royalty	Other currencies	93,707	160,245
0-E	Tetra Pak Global Distribution S.A.	Switzerland	(2)	Related to the subsidiary's shareholder	Purchase of products	USD	56,761	—
Conditions of the balances and transactions with related parties:
(1)	Business operations agreed upon Chilean peso with a payment condition usually up to thirty (30) days.
(2)	Business operations agreed upon in foreign currencies and with a payment condition up to thirty (30) days. Balances are presented at the closing exchange rate.
(3)
An agreement of the subsidiary Compañía Pisquera de Chile S.A. with Cooperativa Agrícola Control Pisquero de Elqui y Limarí Ltda. due to differences resulting from the capital contributions made by the latter. It establishes a 3% annual interest over capital, with annual payments to be made in eight instalments of UF 1,124 each beginning February 28, 2007, and a UF 9,995 bullet payment at the last contribution date. In accordance with the contract, Cooperativa Agrícola Control Pisquero de Elqui y Limarí Ltda. renewed the contract for a period of nine years with maturing in the year 2023. Consequently, the UF 9,995 will be paid in nine equal and successive instalments of UF 1,200 each and a final payment of UF 2,050 beginning on February 28, 2015.

(4)
An agreement of the supply of grapes between the subsidiary Compañía Pisquera de Chile S.A. and Cooperativa Agrícola Control Pisquero de Elqui y Limarí Ltda. These contracts stipulate a 3% annual interest on the capital with a term of eight years and annual payments. The last payment was paid on May 30, 2020.

(5)
Business operations agreed upon Chilean pesos of the subsidiary Cervecería Guayacán SpA. with Inversiones Diaguitas # 33 SpA., which will accrue interest corresponding to the nominal TAB rate of thirty (30) days plus spread of 0.78% per year. This operation will mature on December 31, 2021.

(6)
Corresponds to shares of subsidiary Cervecería Szot SpA. from subsidiary Cervecería Kunstmann S.A. sold to Representaciones Chile Beer Kevin Michael Szot E.I.R.L. The total amount of the transaction raised ThCh$42,506 for the sale of 15,167 shares. An interest of UF plus 3.79% annually will be applied to the value (base 360 days). The account receivable will be paid by Representaciones Chile Beer Kevin Michael Szot E.I.R.L. to CK in the same proportion of the dividends it will receive from the participation it owns in Cervecería Szot SpA.

For the years ended December 31, 2020 and 2019, the most significant transactions between CCU and its related parties were as follows:
Tax ID	Company	Country of origin	Relationship	Transaction	2020		2019
					Amounts	(Charges)/ Credits (Effect on Income)	Amounts	(Charges)/ Credits (Effect on Income)
					ThCh$	ThCh$	ThCh$	ThCh$
52,000,721-0	Representaciones Chile Beer Kevin Michael Szot E.I.R.L	Chile	Shareholder of subsidiary	Loan payment	10,000	—	—	—
52,000,721-0	Representaciones Chile Beer Kevin Michael Szot E.I.R.L	Chile	Shareholder of subsidiary	Loan	10,000	—	—	—
52,000,721-0	Representaciones Chile Beer Kevin Michael Szot E.I.R.L	Chile	Shareholder of subsidiary	Sale of shares	42,506	—	—	—
76,079,669-7	Minera Antucoya	Chile	Related to the controller's shareholder	Sales of products	904	641	2,813	1,988
76,115,132-0	Canal 13 SpA.	Chile	Related to the controller's shareholder	Services received	1,333,295	(1,333,295)	2,054,644	(2,054,644)
76,178,803-5	Viña Tabalí S.A.	Chile	Related to the controller's shareholder	Services provided	2,400	2,400	69,567	25,771
76,313,970-0	Inversiones Irsa Ltda.	Chile	Related to the controller	Dividends paid	5,964,834	—	14,493,784	—
76,380,217-5	Hapag-Lloyd Chile SpA.	Chile	Related to the controller's shareholder	Services received	63,170	—	160,967	—
76,727,040-2	Minera Centinela	Chile	Related to the controller's shareholder	Sales of products	2,691	1,902	9,016	6,372
76,800,322-K	Yanghe Chile SpA.	Chile	Shareholder of subsidiary	Dividends paid	1,338,697	—	927,097	—
77,051,330-8	Cervecería Kunstmann Ltda.	Chile	Related to non-controlling subsidiary	Services received	86,545	(86,545)	135,589	(135,589)
77,051,330-8	Cervecería Kunstmann Ltda.	Chile	Related to non-controlling subsidiary	Sales of products	438,916	339,730	796,617	614,988
77,755,610-K	Comercial Patagona Ltda.	Chile	Subsidiary of joint venture	Services received	475,007	(475,007)	544,738	(544,738)
77,755,610-K	Comercial Patagona Ltda.	Chile	Subsidiary of joint venture	Sales of products	7,256,373	4,673,700	6,975,121	4,492,551
78,259,420-6	Inversiones PFI Chile Ltda.	Chile	Shareholder of joint operation	Purchase of products	9,978,333	—	10,237,934	—
78,259,420-6	Inversiones PFI Chile Ltda.	Chile	Shareholder of joint operation	Services provided	1,500,292	1,500,292	2,289,097	2,289,097
78,259,420-6	Inversiones PFI Chile Ltda.	Chile	Shareholder of joint operation	Services received	177,330	(177,330)	269,996	(269,996)
79,985,340-K	Cervecera Valdivia S.A.	Chile	Shareholder of subsidiary	Dividends paid	2,499,985	—	3,886,021	—
81,805,700-8	Cooperativa Agrícola Control Pisquero de Elqui y Limarí Ltda.	Chile	Shareholder of subsidiary	Purchase of products	5,294,100	—	4,496,965	—
81,805,700-8	Cooperativa Agrícola Control Pisquero de Elqui y Limarí Ltda.	Chile	Shareholder of subsidiary	Dividends paid	1,033,478	—	928,507	—
81,805,700-8	Cooperativa Agrícola Control Pisquero de Elqui y Limarí Ltda.	Chile	Shareholder of subsidiary	Loan	37,013	5,767	36,828	4,285
81,805,700-8	Cooperativa Agrícola Control Pisquero de Elqui y Limarí Ltda.	Chile	Shareholder of subsidiary	Sales of products	6,468	4,270	12,367	8,164
90,703,000-8	Nestlé Chile S.A.	Chile	Shareholder of subsidiary	Dividends paid	7,590,887	—	4,931,641	—
91,705,000-7	Quiñenco S.A.	Chile	Controller's shareholder	Sales of products	13,829	9,695	19,952	13,932
92,011,000-2	Empresa Nacional de Energía Enex S.A.	Chile	Related to the controller's shareholder	Purchase of products	124,888	(124,888)	200,481	(200,481)
92,011,000-2	Empresa Nacional de Energía Enex S.A.	Chile	Related to the controller's shareholder	Services received	463,728	(463,728)	444,367	(444,367)
93,920,000-2	Antofagasta Minerals S.A.	Chile	Related to the controller's shareholder	Sales of products	9,796	7,266	38,007	28,630
94,625,000-7	Inversiones Enex S.A.	Chile	Related to the controller's shareholder	Sales of products	1,078,599	765,828	1,394,919	988,572
96,427,000-7	Inversiones y Rentas S.A.	Chile	Controller	Dividends paid	46,345,861	—	112,614,526	—
96,427,000-7	Inversiones y Rentas S.A.	Chile	Controller	Services provided	9,274	9,274	9,176	9,176
96,571,220-8	Banchile Corredores de Bolsa S.A.	Chile	Related to the controller's shareholder	Investments	488,700,000	—	531,200,000	—
96,571,220-8	Banchile Corredores de Bolsa S.A.	Chile	Related to the controller's shareholder	Investment Rescue	483,900,000	73,833	552,594,958	274,958
96,591,040-9	Empresas Carozzi S.A.	Chile	Shareholder of joint operation	Purchase of products	4,818,549	—	5,201,040	—
96,591,040-9	Empresas Carozzi S.A.	Chile	Shareholder of joint operation	Sales of products	113,971	106,961	86,790	81,906
96,657,690-1	Inversiones Punta Brava S.A.	Chile	Related to the controller's shareholder	Services received	17,783	(17,783)	—	—
96,657,690-1	Inversiones Punta Brava S.A.	Chile	Related to the controller's shareholder	Sales of products	734	521	1,188	840

Tax ID	Company	Country of origin	Relationship	Transaction	2020		2019
					Amounts	(Charges)/ Credits (Effect on Income)	Amounts	(Charges)/ Credits (Effect on Income)
					ThCh$	ThCh$	ThCh$	ThCh$
96,689,310-9	Transbank S.A.	Chile	Related to the controller's shareholder	Services received	279,243	(279,243)	187,378	(187,378)
96,798,520-1	SAAM Extraportuario S.A.	Chile	Related to the controller's shareholder	Services received	26,662	—	41,188	—
96,810,030-0	Radiodifusión SpA.	Chile	Related to the controller's shareholder	Services received	194,185	(194,185)	306,153	(306,153)
96,919,980-7	Cervecería Austral S.A.	Chile	Joint venture	Purchase of products	14,135,192	—	14,235,437	—
96,919,980-7	Cervecería Austral S.A.	Chile	Joint venture	Dividends received	635,969	—	438,258	—
96,919,980-7	Cervecería Austral S.A.	Chile	Joint venture	Royalty	583,211	(583,211)	331,083	(331,083)
96,919,980-7	Cervecería Austral S.A.	Chile	Joint venture	Services provided	334,106	334,106	253,789	253,789
96,919,980-7	Cervecería Austral S.A.	Chile	Joint venture	Sales of products	51,067	36,831	71,885	51,102
97,004,000-5	Banco de Chile	Chile	Related to the controller's shareholder	Derivatives	157,275,212	(4,262,234)	75,540,396	2,859
97,004,000-5	Banco de Chile	Chile	Related to the controller's shareholder	Interests	121,403	(121,403)	149,209	(149,209)
97,004,000-5	Banco de Chile	Chile	Related to the controller's shareholder	Investments	426,057,614	—	106,006,335	—
97,004,000-5	Banco de Chile	Chile	Related to the controller's shareholder	Services received	401,541	(401,541)	393,096	(393,096)
97,004,000-5	Banco de Chile	Chile	Related to the controller's shareholder	Sales of products	145,533	130,223	246,431	223,733
97,004,000-5	Banco de Chile	Chile	Related to the controller's shareholder	Investment Rescue	422,665,655	54,456	105,256,049	175,733
99,542,980-2	Foods Compañía de Alimentos CCU Ltda.	Chile	Joint venture	Purchase of products	—	—	5,515	(5,515)
99,542,980-2	Foods Compañía de Alimentos CCU Ltda.	Chile	Joint venture	Capital decrease	—	—	11,200,000	—
99,542,980-2	Foods Compañía de Alimentos CCU Ltda.	Chile	Joint venture	Services provided	27,744	27,744	325,857	325,857
99,542,980-2	Foods Compañía de Alimentos CCU Ltda.	Chile	Joint venture	Consignation sales	—	—	956,516	—
0-E	Ecor Ltda.	Bolivia	Related to the subsidiary's shareholder	Services received	140,109	(140,109)	157,818	(157,818)
0-E	Central Cervecera de Colombia S.A.S.	Colombia	Joint venture	Capital contribution	19,287,372	—	—	—
0-E	Zona Franca Central Cervecera S.A.S.	Colombia	Joint venture	Capital contribution	—	—	13,563,816	—
0-E	Amstel Brouwerijen B.V.	Netherlands	Related to the controller's shareholder	License and technical assistance	26,010	(26,010)	265,594	(265,594)
0-E	Cigar Trading S.R.L.	Paraguay	Related to the subsidiary's shareholder	Sales of products	1,368	958	704	368
0-E	Consignataria de Ganado S.A.	Paraguay	Related to the subsidiary's shareholder	Sales of products	—	—	239	60
0-E	Emprendimientos Hoteleros S.A.E.C.A.	Paraguay	Related to the subsidiary's shareholder	Sales of products	14,681	10,277	15,626	9,009
0-E	Fundación Ramón T. Cartes	Paraguay	Related to the subsidiary's shareholder	Sales of products	217	152	3,860	1,005
0-E	Ganadera Las Pampas S.A.	Paraguay	Related to the subsidiary's shareholder	Sales of products	13,611	9,528	457	135
0-E	Gráfica Editorial Inter-Sudamericana S.A.	Paraguay	Related to the subsidiary's shareholder	Sales of products	464	325	967	665
0-E	Heineken Brouwerijen B.V.	Netherlands	Related to the controller's shareholder	Purchase of products	10,419,088	—	12,449,658	—
0-E	Heineken Brouwerijen B.V.	Netherlands	Related to the controller's shareholder	License and technical assistance	12,444,232	(12,444,232)	10,395,266	(10,395,266)
0-E	Heineken Brouwerijen B.V.	Netherlands	Related to the controller's shareholder	Services received	182,716	(182,716)	116,703	(116,703)
0-E	Banco BASA S.A.	Paraguay	Related to the subsidiary's shareholder	Sales of products	1,788	1,252	1,458	797
0-E	Cementos Concepción S.A.E.	Paraguay	Related to the subsidiary's shareholder	Sales of products	4,823	3,376	—	—
0-E	Chajha S.A.	Paraguay	Related to the subsidiary's shareholder	Sales of products	15,414	10,790	4,284	893
0-E	Club Libertad	Paraguay	Related to the subsidiary's shareholder	Sales of products	14,358	10,050	3,304	1,412
0-E	Ganadera Sofía S.A.	Paraguay	Related to the subsidiary's shareholder	Sales of products	1,962	1,374	—	—
0-E	La Misión S.A.	Paraguay	Related to the subsidiary's shareholder	Sales of products	958	671	774	543
0-E	Palermo S.A.	Paraguay	Related to the subsidiary's shareholder	Sales of products	4,706	3,294	3,161	1,040
0-E	Prana S.A.	Paraguay	Related to the subsidiary's shareholder	Sales of products	1,310	917	—	—

Tax ID	Company	Country of origin	Relationship	Transaction	2020		2019
					Amounts	(Charges)/ Credits (Effect on Income)	Amounts	(Charges)/ Credits (Effect on Income)
					ThCh$	ThCh$	ThCh$	ThCh$
0-E	QSR S.A.	Paraguay	Related to the subsidiary's shareholder	Sales of products	40,417	28,293	93,590	60,787
0-E	Tabacalera del Este S.A.	Paraguay	Related to the subsidiary's shareholder	Sales of products	14,215	9,950	3,489	2,152
0-E	Societé des Produits Nestlé S.A.	Switzerland	Related to the subsidiary's shareholder	Royalty	671,730	(671,730)	528,805	(528,805)
For the years ended December 31, 2019 and 2018, the most significant transactions between CCU and its related parties were as follows:
Tax ID	Company	Country of origin	Relationship	Transaction	2019		2018
					Amounts	(Charges)/ Credits (Effect on Income)	Amounts	(Charges)/ Credits (Effect on Income)
					ThCh$	ThCh$	ThCh$	ThCh$
76,079,669-7	Minera Antucoya	Chile	Related to the controller's shareholder	Sales of products	2,813	1,988	2,045	1,454
76,115,132-0	Canal 13 SpA.	Chile	Related to the controller's shareholder	Services received	2,054,644	(2,054,644)	2,641,844	(2,641,844)
76,178,803-5	Viña Tabali S.A.	Chile	Related to the controller's shareholder	Services provided	69,567	25,771	90,214	90,214
76,313,970-0	Inversiones Irsa Ltda.	Chile	Related to the controller	Dividends paid	14,493,784	—	4,522,295	—
76,380,217-5	Hapag-Lloyd Chile SpA.	Chile	Related to the controller's shareholder	Services received	160,967	—	159,652	—
76,727,040-2	Minera Centinela	Chile	Related to the controller's shareholder	Sales of products	9,016	6,372	7,246	5,152
76,800,322-K	Yanghe Chile SpA.	Chile	Shareholder of subsidiary	Dividends paid	927,097	—	1,107,211	—
77,051,330-8	Cervecería Kunstmann Ltda.	Chile	Related to non-controlling subsidiary	Services received	135,589	(135,589)	113,507	(113,507)
77,051,330-8	Cervecería Kunstmann Ltda.	Chile	Related to non-controlling subsidiary	Sales of products	796,617	614,988	773,056	589,466
77,755,610-K	Comercial Patagona Ltda.	Chile	Subsidiary of joint venture	Services received	544,738	(544,738)	405,845	(405,845)
77,755,610-K	Comercial Patagona Ltda.	Chile	Subsidiary of joint venture	Sales of products	6,975,121	4,492,551	5,691,405	3,761,223
78,259,420-6	Inversiones PFI Chile Ltda.	Chile	Shareholder of joint operation	Purchase of products	10,237,934	—	10,555,440	—
78,259,420-6	Inversiones PFI Chile Ltda.	Chile	Shareholder of joint operation	Services provided	2,289,097	2,289,097	2,756,584	2,756,584
78,259,420-6	Inversiones PFI Chile Ltda.	Chile	Shareholder of joint operation	Services received	269,996	(269,996)	302,332	(302,332)
79,985,340-K	Cervecera Valdivia S.A.	Chile	Shareholder of subsidiary	Dividends paid	3,886,021	—	990,073	—
81,805,700-8	Cooperativa Agrícola Control Pisquero de Elqui y Limarí Ltda.	Chile	Shareholder of subsidiary	Purchase of products	4,496,965	—	5,432,008	—
81,805,700-8	Cooperativa Agrícola Control Pisquero de Elqui y Limarí Ltda.	Chile	Shareholder of subsidiary	Dividends paid	928,507	—	768,325	—
81,805,700-8	Cooperativa Agrícola Control Pisquero de Elqui y Limarí Ltda.	Chile	Shareholder of subsidiary	Loan	36,828	4,285	35,016	3,863
81,805,700-8	Cooperativa Agrícola Control Pisquero de Elqui y Limari Ltda.	Chile	Shareholder of subsidiary	Sales of products	12,367	8,164	3,731	2,464
90,703,000-8	Nestlé Chile S.A.	Chile	Shareholder of subsidiary	Dividends paid	4,931,641	—	3,922,143	—
91,705,000-7	Quiñenco S.A.	Chile	Controller's shareholder	Sales of products	19,952	13,932	20,362	14,330
92,011,000-2	Empresa Nacional de Energía Enex S.A.	Chile	Related to the controller's shareholder	Purchase of products	200,481	(200,481)	227,106	(227,106)
92,011,000-2	Empresa Nacional de Energía Enex S.A.	Chile	Related to the controller's shareholder	Services received	444,367	(444,367)	277,482	(277,482)
92,048,000-4	SAAM S.A.	Chile	Related to the controller's shareholder	Services received	—	—	11,453	—
93,920,000-2	Antofagasta Minerals S.A.	Chile	Related to the controller's shareholder	Sales of products	38,007	28,630	34,966	27,973
94,625,000-7	Inversiones Enex S.A.	Chile	Related to the controller's shareholder	Sales of products	1,394,919	988,572	1,434,303	1,020,286
96,427,000-7	Inversiones y Rentas S.A.	Chile	Controller	Dividends paid	112,614,526	—	35,137,554	—
96,427,000-7	Inversiones y Rentas S.A.	Chile	Controller	Services provided	9,176	9,176	9,106	9,106
96,571,220-8	BanChile Corredores de Bolsa S.A.	Chile	Related to the controller's shareholder	Investments	531,200,000	—	1,231,060,000	—
96,571,220-8	BanChile Corredores de Bolsa S.A.	Chile	Related to the controller's shareholder	Investment Rescue	552,594,958	274,958	1,220,115,263	1,225,263
96,591,040-9	Empresas Carozzi S.A.	Chile	Shareholder of joint operation	Purchase of products	5,201,040	—	3,823,086	—

Tax ID	Company	Country of origin	Relationship	Transaction	2019		2018
					Amounts	(Charges)/ Credits (Effect on Income)	Amounts	(Charges)/ Credits (Effect on Income)
					ThCh$	ThCh$	ThCh$	ThCh$
96,591,040-9	Empresas Carozzi S.A.	Chile	Shareholder of joint operation	Sales of products	86,790	81,906	35,852	28,656
96,657,690-1	Inversiones Punta Brava S.A.	Chile	Related to the controller's shareholder	Services received	—	—	87,894	(87,894)
96,657,690-1	Inversiones Punta Brava S.A.	Chile	Related to the controller's shareholder	Sales of products	1,188	840	1,095	779
96,689,310-9	Transbank S.A.	Chile	Related to the controller's shareholder	Services received	187,378	(187,378)	167,149	(167,149)
96,798,520-1	SAAM Extraportuario S.A.	Chile	Related to the controller's shareholder	Services received	41,188	—	83,711	—
96,810,030-0	Radiodifusión SpA.	Chile	Related to the controller's shareholder	Services received	306,153	(306,153)	470,325	(470,325)
96,919,980-7	Cervecería Austral S.A.	Chile	Joint venture	Purchase of products	14,235,437	—	10,055,050	—
96,919,980-7	Cervecería Austral S.A.	Chile	Joint venture	Dividends received	438,258	—	372,088	—
96,919,980-7	Cervecería Austral S.A.	Chile	Joint venture	Royalty	331,083	(331,083)	329,276	(329,276)
96,919,980-7	Cervecería Austral S.A.	Chile	Joint venture	Services provided	253,789	253,789	258,099	258,099
96,919,980-7	Cervecería Austral S.A.	Chile	Joint venture	Sales of products	71,885	51,102	38,444	28,125
97,004,000-5	Banco de Chile	Chile	Related to the controller's shareholder	Derivatives	75,540,396	2,859	42,723,097	(753,383)
97,004,000-5	Banco de Chile	Chile	Related to the controller's shareholder	Interests	149,209	(149,209)	165,325	(165,325)
97,004,000-5	Banco de Chile	Chile	Related to the controller's shareholder	Investments	106,006,335	—	374,540,529	—
97,004,000-5	Banco de Chile	Chile	Related to the controller's shareholder	Investment Rescue	105,256,049	175,733	371,884,715	343,839
97,004,000-5	Banco de Chile	Chile	Related to the controller's shareholder	Services received	393,096	(393,096)	368,839	(368,839)
97,004,000-5	Banco de Chile	Chile	Related to the controller's shareholder	Sales of products	246,431	223,733	247,781	218,469
99,542,980-2	Foods Compañía de Alimentos CCU S.A.	Chile	Joint venture	Purchase of products	5,515	(5,515)	24,944	(24,944)
99,542,980-2	Foods Compañía de Alimentos CCU S.A.	Chile	Joint venture	Capital decrease	11,200,000	—	—	—
99,542,980-2	Foods Compañía de Alimentos CCU S.A.	Chile	Joint venture	Services provided	325,857	325,857	444,677	444,677
99,542,980-2	Foods Compañía de Alimentos CCU S.A.	Chile	Joint venture	Consignation sales	956,516	—	3,029,169	—
0-E	Bebidas Bolivianas BBO S.A.	Bolivia	Associate (until july 2018)	Sales of products	—	—	194,516	73,916
0-E	Ecor Ltda.	Bolivia	Related to the subsidiary's shareholder	Services received	157,818	(157,818)	67,426	(67,426)
0-E	Zona Franca Central Cervecera S.A.S.	Colombia	Joint venture	Capital contribution	13,563,816	—	59,505,559	—
0-E	Heineken Brouwerijen B.V.	Netherlands	Related to the controller's shareholder	Purchase of products	12,449,658	—	11,604,832	—
0-E	Amstel Brouwerijen B.V.	Netherlands	Related to the controller's shareholder	License and technical assistance	265,594	(265,594)	247,395	(247,395)
0-E	Heineken Brouwerijen B.V.	Netherlands	Related to the controller's shareholder	License and technical assistance	10,395,266	(10,395,266)	9,678,688	(9,678,688)
0-E	Heineken Brouwerijen B.V.	Netherlands	Related to the controller's shareholder	Services received	116,703	(116,703)	73,733	(73,733)
0-E	Banco BASA S.A.	Paraguay	Related to the subsidiary's shareholder	Sales of products	1,458	797	—	—
0-E	Chajha S.A.	Paraguay	Related to the subsidiary's shareholder	Sales of products	4,284	893	2,003	1,318
0-E	Cigar Trading S.R.L.	Paraguay	Related to the subsidiary's shareholder	Sales of products	704	368	671	392
0-E	Club Libertad	Paraguay	Related to the subsidiary's shareholder	Sales of products	3,304	1,412	7,697	4,737
0-E	Consignataria de Ganado S.A.	Paraguay	Related to the subsidiary's shareholder	Sales of products	239	60	—	—
0-E	Emprendimientos Hoteleros S.A.E.C.A.	Paraguay	Related to the subsidiary's shareholder	Sales of products	15,626	9,009	12,401	8,101
0-E	Fundación Ñande Paraguay	Paraguay	Related to the subsidiary's shareholder	Sales of products	—	—	1,602	947
0-E	Fundación Ramón T. Cartes	Paraguay	Related to the subsidiary's shareholder	Sales of products	3,860	1,005	217	107
0-E	Ganadera Las Pampas S.A.	Paraguay	Related to the subsidiary's shareholder	Sales of products	457	135	836	242
0-E	Gráfica Editorial Inter-Sudamericana S.A.	Paraguay	Related to the subsidiary's shareholder	Sales of products	967	665	5,973	4,154
0-E	La Misión S.A.	Paraguay	Related to the subsidiary's shareholder	Sales of products	774	543	871	610

Tax ID	Company	Country of origin	Relationship	Transaction	2019		2018
					Amounts	(Charges)/ Credits (Effect on Income)	Amounts	(Charges)/ Credits (Effect on Income)
					ThCh$	ThCh$	ThCh$	ThCh$
0-E	Palermo S.A.	Paraguay	Related to the subsidiary's shareholder	Sales of products	3,161	1,040	4,069	2,825
0-E	QSR S.A.	Paraguay	Related to the subsidiary's shareholder	Sales of products	93,590	60,787	32,858	19,080
0-E	Tabacalera del Este S.A.	Paraguay	Related to the subsidiary's shareholder	Sales of products	3,489	2,152	25,861	16,339
0-E	Societé des Produits Nestlé S.A.	Switzerland	Related to the subsidiary's shareholder	Royalty	528,805	(528,805)	706,629	(706,629)

THE OFFER
Section 1. Terms of the Offer.
The Offer is being made by IRSA to all holders of Shares (including those represented by ADSs), wherever located, subject to and in compliance with applicable law and regulations.
Number of Shares and ADSs. Upon the terms and subject to certain conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will purchase an aggregate of up to 16,390,172 Shares validly tendered and not properly withdrawn before the applicable Expiration Date, from all holders, wherever located, whether they currently hold such Shares in the form of Shares or ADSs, in accordance with “The Offer — Section 5. Tender Withdrawal Rights”, at the Tender Offer Price. The Tender Offer Price for the Shares tendered to the Chilean Share Tender Agent or the U.S. Share Tender Agent and accepted for payment pursuant to the Offer will be paid in Chilean pesos. The Tender Offer Price for the Shares represented by ADSs tendered to the ADS Tender Agent that are accepted for payment pursuant to the Offer will also be paid by IRSA in Chilean pesos. However, IRSA has directed the U.S. Settlement Agent to coordinate with the FX Agent for the U.S. dollar conversion of the Tender Offer Price payable to holders of ADSs that are tendered to the ADS Tender Agent, upon instruction of the ADS Tender Agent and for the account of holders who tender their ADSs to the ADS Tender Agent. As a result, holders of Shares represented by ADSs tendered to the ADS Tender Agent that are accepted for payment pursuant to the Offer will receive payment in United States dollars converted at the ADS Tender Offer Price Exchange Rate, less distribution fees and applicable withholding taxes, upon the terms and subject to certain conditions described in this Offer to Purchase and in the related ADS Letter of Transmittal. Holders of Shares represented by ADSs who tender their ADSs to the ADS Tender Agent should note that the ADS Tender Offer Price Exchange Rate at which the Tender Offer Price is expected to be exchanged into U.S. dollars may fluctuate and that none of the U.S. Settlement Agent, the FX Agent, IRSA, the Chilean Share Tender Agent, or the ADS Tender Agent can guarantee the ADS Tender Offer Price Exchange Rate at which the Tender Offer Price is expected to be exchanged into U.S. dollars or the timing in which such exchange can be completed. If there are delays with the conversion of the Tender Offer Price into U.S. dollars, the settlement of the Tender Offer for holders of Shares who tender ADSs to the ADS Tender Agent may be delayed, and such delay may be substantial.
If the Offer is over-subscribed as described below, Shares or ADSs tendered and not properly withdrawn will be subject to proration. IRSA will make adjustments to such proration to avoid purchases of fractional Shares.
The Offer will expire at (i) in respect of Shares (including in the form of ADSs) tendered to the U.S. Share Tender Agent or the ADS Tender Agent, 3:30 p.m., New York City time on June 17, 2021, and (ii) in the case of Shares tendered to the Chilean Share Tender Agent, 5:30 p.m., New York City time on June 17, 2021, or, in each case, such later time and date to which we may extend the Offer. Only Shares (including those underlying ADSs) validly tendered and not properly withdrawn will be purchased pursuant to the Offer. See “The Offer — Section 15. Extension of the Offer; Termination; Amendment.” There will not be a subsequent offering period for the offer.
The Offer is conditioned upon satisfaction or waiver of the conditions set forth in “The Offer — Section 13. Conditions of the Offer.”
We will purchase only those Shares (including those underlying ADSs) properly tendered and not properly withdrawn. However, because of the proration provisions described in this Offer to Purchase, we may not purchase all of the Shares or ADSs tendered if more than 16,390,172 Shares, in the form of Shares or ADSs, are properly tendered and not properly withdrawn. We will return Shares or ADSs that we do not purchase because of the proration provisions, or because of the cancellation of the Offer, or those Shares or ADSs that do not comply with the requirements set forth herein, to the tendering Share or ADS holders, through the Chilean Share Tender Agent or the respective securities intermediary, the U.S. Share Tender Agent or the ADS Tender Agent, as applicable, along with all the documentation provided by Share or ADS holders, at our expense promptly after the Offer expires, without giving rise to any right to indemnification, payment or reimbursement for the shareholder or ADS holder, as applicable, nor shall it imply any obligation or liability whatsoever for IRSA, its agents, officials, advisors or representatives.
If the number of Shares or ADSs properly tendered in the Offer and not properly withdrawn prior to the Expiration Date is less than or equal to 16,390,172 Shares, whether in the form of Shares or ADSs, we will, subject to applicable law and upon the terms and subject to the conditions of the Offer, purchase all Shares, whether currently in the form of Shares or ADSs, so tendered.
Proration. If the Offer is over-subscribed, proration of tendered Shares (including those in the form of ADSs) will be required, and we will determine the proration factor promptly following the Expiration Date. Subject to adjustment to avoid the purchase of fractional Shares, proration for each holder tendering Shares (including those in the form of ADSs) will be based on the ratio of the total number of Shares (including those tendered in the form of ADSs) to be acquired pursuant to the Offer to the total number of Shares (including those tendered in the form of ADSs) properly tendered and not properly withdrawn by all holders. The actual number of Shares to be acquired will be the integer resulting from such ratio, which integer will equal the maximum number of Shares sought to be acquired in this Offer, with appropriate adjustments made among tendering holders in accordance with customary procedures. Due to the fact that each ADS represents two Shares, in case that the product of the application of the proration procedures described above resulted in a fractional number of ADSs, the proration factor to be applied to such ADSs will be adjusted in accordance with customary procedures to the one resulting in a number of whole ADSs (not in excess of the maximum number of Shares sought to be purchased in this Offer), and only those ADSs reflecting Shares accepted for purchase will be submitted by the ADS Tender Agent for cancellation by the ADS Depositary in order to deliver the underlying Shares to the Chilean Share Tender Agent on the payment date. The preliminary results of any proration will be announced together with the announcement of the preliminary results of the Offer by press release (which we intend to do promptly after the Expiration Date). After the Expiration Date, holders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.
Tender Offer Price. The Tender Offer Price is Ch$6,800 per Share (equivalent to Ch$13,600 per ADS), in cash, without interest. The Tender Offer Price for the Shares tendered to the Chilean Share Tender Agent or the U.S. Share Tender Agent and accepted for payment pursuant to the Offer will be paid in Chilean pesos. The Tender Offer Price for the Shares represented by ADSs tendered to the ADS Tender Agent that are accepted for payment pursuant to the Offer will also be paid by IRSA in Chilean pesos. However, IRSA has directed the U.S. Settlement Agent to coordinate with the FX Agent for the U.S. dollar conversion of the Tender Offer Price payable to holders of ADSs that are tendered to the ADS Tender Agent, upon instruction of the ADS Tender Agent and for the account of holders who tender their ADSs to the ADS Tender Agent. As a result, holders of Shares represented by ADSs tendered to the ADS Tender Agent that are accepted for payment pursuant to the Offer will receive payment in United States dollars converted at the ADS Tender Offer Price Exchange Rate, less distribution fees and applicable withholding taxes, upon the terms and subject to certain conditions described in this Offer to Purchase and in the related ADS Letter of Transmittal. Holders of Shares represented by ADSs who tender their ADSs to the ADS Tender Agent should note that the ADS Tender Offer Price Exchange Rate at which the Tender Offer Price is expected to be exchanged into U.S. dollars may fluctuate and that none of the U.S. Settlement Agent, the FX Agent, IRSA, the Chilean Share Tender Agent, or the ADS Tender Agent can guarantee the ADS Tender Offer Price Exchange Rate at which the Tender Offer Price is expected to be exchanged into U.S. dollars or the timing in which such exchange can be completed. If there are delays with the conversion of the Tender Offer Price into U.S. dollars, the settlement of the Tender Offer for holders of Shares who tender ADSs to the ADS Tender Agent may be delayed, and such delay may be substantial.
Following the commencement of the Offer, IRSA will request that CCU make available its shareholder registry and security position listings to IRSA and cause the ADS Depositary to provide IRSA with the list of record holders for ADSs and security position listings, for the purpose of disseminating this Offer to Purchase to holders of Shares and ADSs. This Offer to Purchase and the related Form of Chilean Share Acceptance, Form of U.S. Share Acceptance, ADS Letter of Transmittal and other relevant documents, will be mailed to U.S record holders of Shares and holders of ADSs pursuant to the requirements of Regulation 14D under the Exchange Act, and will be furnished to each broker, dealer, commercial bank, trust company or other nominee holders of Shares or ADSs and similar persons whose names, or the names of whose nominees, appear on such list of holders of Shares and holders of ADSs or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares or ADSs.
We will purchase only those Shares (including those underlying ADSs) properly tendered and not properly withdrawn, subject to the satisfaction of the conditions set forth in this Offer to Purchase. However, because of the proration provisions described in this Offer to Purchase, we may not purchase all of the Shares or ADSs tendered if more than the number of Shares (including those underlying ADSs) we seek to purchase are properly tendered. We will return tendered shares of Shares or ADSs that we do not purchase because of the proration provisions to the tendering share or ADS holders at our expense promptly following the Expiration Date.
Section 2. Acceptance for Payment.
Upon the terms and subject to the conditions of the Offer, IRSA will accept for payment and pay, subject to the proration provisions of the Offer, for the Shares (including those underlying ADSs) validly tendered prior to the applicable Expiration Date and not properly withdrawn, promptly after the later of (1) the Expiration Date and (2) the satisfaction or waiver of the conditions set forth in “The Offer — Section 13. Conditions of the Offer” and, in any case, pursuant to applicable U.S. and Chilean law or practice. In addition, subject to the applicable rules of the SEC and the Capital Markets Law, IRSA reserves the right, in its sole discretion, to delay the acceptance for payment or the payment for the Shares and ADSs pending receipt of any regulatory approval that may be required.
IRSA will announce the final results of the Offer by means of a notice given to the CMF, the Chilean Stock Exchanges authorized by the CMF and CCU (the “Results Notice”), as well as an ad published in the electronic newspapers El Líbero (www.ellibero.cl) and El Mostrador (www.elmostrador.cl) on the second day following the Expiration Date (the “Results Ad”). If IRSA accepts any Shares (including those underlying the ADSs) for payment, the Results Notice and the Results Ad will include the aggregate number of tendered Shares (including those represented by ADSs), the aggregate number of Shares (including those represented by ADSs) to be purchased by IRSA, the proration factor, as applicable, and the aggregate participation that IRSA will have in CCU following settlement of the Offer. The delivery of the Shares (including those represented by ADSs) to the Chilean Share Tender Agent, who will receive them on behalf of IRSA, shall occur simultaneously with the payment of the price for such Shares, on the date and subject to the conditions described below.
For purposes of the Offer, IRSA shall be deemed to have accepted for payment tendered Shares (including those represented by ADSs) when and if IRSA gives oral or written notice to the U.S. Share Tender Agent, the Chilean Share Tender Agent and the ADS Tender Agent, as applicable, of its acceptance of the tenders of such Shares and ADSs.
Payment for Shares (including those represented by ADSs) accepted for payment pursuant to the Offer will be made by deposit of the Tender Offer Price with the Chilean Share Tender Agent, acting as agent for the tendering holders of Shares (including those represented by ADSs) for the purpose of receiving payments from IRSA and transmitting such payments to such tendering holders, provided that, with respect to holders who tender their ADSs to the ADS Tender Agent, the Chilean Share Tender Agent shall further credit any payments corresponding to such securities to the U.S. Settlement Agent, who, acting directly or through the Chilean Sub-Custodian, shall, acting upon the instruction of the ADS Tender Agent, use the Chilean peso amounts to purchase United States dollars on behalf of such holders of Shares represented by ADSs, and further transfer such United States dollar amounts to the ADS Tender Agent, which will act as an agent for such holders for the purpose of receiving payments from IRSA and transmitting such payments to such tendering holders.
Payment for Shares that are tendered to the U.S. Share Tender Agent and accepted for payment pursuant to the Offer will be made only after timely receipt by the U.S. Share Tender Agent of the documents, for delivery by the U.S. Share Tender Agent to the Chilean Share Tender Agent, as set forth in “The Offer — Section 3. Procedures for Accepting the Offer — Holders of Shares — Tenders to the U.S. Share Tender Agent” in this Offer to Purchase.
Payment for Shares that are tendered to the Chilean Share Tender Agent and accepted for payment pursuant to the Offer will be made only after timely receipt by the Chilean Share Tender Agent of (1) a completed Form of Chilean Share Acceptance (consisting of a duly executed sale order and a stock transfer form signed in blank (traspaso(s) de acciones)) pursuant to applicable law, setting forth the maximum aggregate amount of Shares that such holder wishes to tender as acceptance of the Offer, subject to the terms and conditions of the Offer); (2) (i) the original certificate(s) of title (“título(s)”) representing the Shares that they wish to tender and that are in their possession, or a certificate that should be issued by the Shareholder’s Office of CCU, that is managed by DCV Registros, located at Avenida Los Conquistadores 1730, 24th floor, Providencia, Santiago, confirming that the certificate(s) are deposited in a custodial account established with the DCV; (ii) a certificate issued by the Shareholder’s Office of CCU, that is managed by DCV Registros, dated no earlier than ten (10) days prior to the applicable date of its submission to the Chilean Share Tender Agent or the Holder’s Broker, as applicable, confirming that it has no record that the Shares which you intend to tender are subject to any liens, pledges, charges or encumbrances, and that therefore they can be registered in the name of the Chilean Share Tender Agent or the applicable Holder’s Broker; (iii) a photocopy of both sides of the ID card (cédula de identidad) or passport or that of your representative, if applicable, and at the time of delivery of such photocopy, you will be required to deliver a notarized copy of the applicable ID card or present the original together with any photocopies for purposes of verification thereof by the Chilean Share Tender Agent or the Holder’s Broker, as applicable; (iv) in case delivery of the aforementioned documents is done by a representative, an original (or a notarized copy, if executed by means of a public deed) of a valid and outstanding power of attorney granted before or authorized by a notary public, with due authority to represent the holder in the present transaction, which shall have been granted no earlier than sixty (60) days prior to its delivery, or, if executed by means of a public deed, certified as valid no earlier than sixty (60) days prior to its delivery; and (v) in the case of holders of Shares that are legal entities or whose Shares are registered in the name of communities or estates, notarized copies of all instruments of incorporation, modifications, existing authorizations and other pertinent resolutions, as well as an authorized copy of all the documents that recognize the legal capacity of their representatives, which scope of representation should be sufficient to act on the holders’ behalf for purposes of the acceptance of this Offer, with a certificate of validity dated no earlier than sixty (60) days prior to the date of delivery to the Chilean Share Tender Agent or the Holder’s Broker, as applicable; and (3) exclusively in those cases where the shareholder or Holder’s Broker, as applicable, does not have one in effect, execute a services agreement, as required by CMF General Rule No. 380 with the Chilean Share Tender Agent or the Chilean securities intermediary to be used for tendering, and all or any forms of transfer and/or other documents that may be required at the discretion of the Chilean Share Tender Agent or Holder’s Broker in relation to the due transfer and delivery of the Shares, in accordance with applicable regulation.
Payment for Shares resulting from ADSs accepted for payment pursuant to the Offer will be made only after timely receipt by the ADS Tender Agent of ADRs evidencing such tendered ADSs or book-entry transfer of such tendered ADSs, together with a properly completed and duly executed ADS Letter of Transmittal or an Agent’s Message (as defined in “The Offer — Section 4. Procedures for Accepting the Offer — Holders of ADSs”) confirming transfer of such tendered ADSs into the ADS Tender Agent’s account at the Book-Entry Transfer Facility (as defined in “The Offer — Section 4. Procedures for Accepting the Offer — Holders of ADSs — Book-Entry Delivery”). Holders of ADSs should recognize that the Offer is made only for Shares, and that by tendering their ADSs into the Offer, such Holders have authorized the ADS Tender Agent to instruct the U.S. Settlement Agent (whether directly or through the Chilean Sub-Custodian) to further tender such securities to the Chilean Share Tender Agent and subsequent to the Results Notice and the Results Ad, to further instruct the ADS Depositary to unwind such ADSs and to deliver the underlying Shares to the ADS Tender Agent account with the U.S. Settlement Agent (through the Chilean Sub-Custodian), for delivery of the underlying Shares to the Chilean Share Tender Agent against payment of the Tender Offer Price. For a description of the procedure for tendering ADSs pursuant to the Offer, see “The Offer — Section 4. Procedures for Accepting the Offer — Holders of ADSs.” Under no circumstances will interest be paid by IRSA on the Tender Offer Price paid for Shares (including those represented by ADSs) pursuant to the Offer regardless of any delay in making such payments or extension of the Expiration Date.
You can withdraw previously tendered Shares or ADSs from the Offer at any time until the applicable Expiration Date of the Offer provided that if we have not agreed by July 18, 2021 (sixty (60) days after the commencement of the Offer) to accept your Shares (in the form of Shares or ADSs) for payment, you can withdraw them at any time after such date until they are accepted for payment.
If any tendered Shares (including those represented by ADSs) are not purchased, whether due to proration or for any other reason, pursuant to the terms and conditions of the Offer, or if certificates are submitted for more Shares (including those represented by ADSs) than are tendered, certificates for such unpurchased or untendered Shares (including those represented by ADSs) will be returned (or, in the case of such securities tendered by book-entry transfer, such securities will be credited to the appropriate account), without expense to the tendering holder, promptly following the expiration or termination of the Offer.
Section 3. Procedures for Accepting the Offer — Holders of Shares.
Tenders to the U.S. Share Tender Agent
Any holder of Shares who desires to accept the Offer in respect of all or any portion of such holder’s Shares and tender such Shares to the U.S. Share Tender Agent should (1) complete the Form of U.S. Share Acceptance

(including a duly executed sale order and a stock transfer form signed in blank (traspaso(s) de acciones)) pursuant to applicable law, setting forth the information for such holder’s Chilean custodian and the maximum aggregate amount of Shares that such holder wishes to tender as acceptance of the Offer, subject to the terms and conditions of the Offer in accordance with the instructions printed thereon and submit it to the U.S. Share Tender Agent, to the address appearing on the back cover page of this Offer to Purchase, for delivery by the U.S. Share Tender Agent to the Chilean Share Tender Agent, at any time between stock market opening and closing times up to the applicable Expiration Date; and (2) simultaneously with their acceptance of the Offer, deliver to the U.S. Share Tender Agent, either directly or through such Holder’s Broker, for delivery by the U.S. Share Tender Agent to the Chilean Share Tender Agent, (i) the original certificate(s) of title (“título(s)”) representing the Shares that they wish to tender and that are in their possession, or a certificate that should be issued by the Shareholder’s Office of CCU, that is managed by DCV Registros, located at Avenida Los Conquistadores 1730, 24th floor, Providencia, Santiago, confirming that the certificate(s) are deposited in a custodial account established with the DCV; (ii) a certificate issued by the Shareholder’s Office of CCU, that is managed by DCV Registros, dated no earlier than ten (10) days prior to the applicable date of its submission to the U.S. Share Tender Agent for the account of the Chilean Share Tender Agent or the Holder’s Broker, as applicable, confirming that it has no record that the Shares which the holder intends to tender are subject to any liens, pledges, charges or encumbrances, and that therefore they can be registered in the name of the Chilean Share Tender Agent or the Holder’s Broker, as applicable; (iii) a photocopy of both sides of the ID card (cédula de identidad) or passport of each holder or any representative thereof, if applicable, and at the time of delivery of such photocopy, holders will be required to deliver a notarized copy of the applicable ID card or passport or present the original together with any photocopies for purposes of verification thereof by the U.S. Share Tender Agent and the Chilean Share Tender Agent or the Holder’s Broker, as applicable; (iv) in case delivery of the aforementioned documents is done by a representative, an original (or a notarized copy, if executed by means of a public deed) of a valid and outstanding power of attorney granted before or authorized by a notary public, with due authority to represent the holder in the present transaction, which shall have been granted no earlier than sixty (60) days prior to its delivery, or, if executed by means of a public deed, certified as valid no earlier than sixty (60) days prior to its delivery; and (v) in the case of holders of Shares that are legal entities or whose Shares are registered in the name of communities or estates, notarized copies of all instruments of incorporation, modifications, existing authorizations and other pertinent resolutions, as well as an authorized copy of all the documents that recognize the legal capacity of their representatives, which scope of representation should be sufficient to act on the holders’ behalf for purposes of the acceptance of this Offer, with a certificate of validity dated no earlier than sixty (60) days prior to the date of delivery to the U.S. Share Tender Agent or the Holder’s Broker, as applicable; and all or any forms of transfer and/or other documents that may be required at the discretion of the U.S. Share Tender Agent or Holder’s Broker in relation to the due transfer and delivery of the Shares, in accordance with applicable regulation. Any holder of Shares whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such holder desires to tender such Shares.
Tenders to the Chilean Share Tender Agent
Any holder who holds Shares and who desires to accept the Offer in respect of all or any portion of such holder’s Shares and tender such Shares to the Chilean Share Tender Agent should refer to the English translation of the Chilean Aviso de Inicio (commencement notice) that has been filed as Exhibit 99(a)(1)(I) to the Schedule TO filed by IRSA with respect to the Offer (which translation, as is the case with respect to any and all translated documents filed pursuant to the Offer, is for informational purposes only), as the procedures for tendering Shares to the Chilean Share Tender Agent, including the applicable Expiration Date, differ from those for tendering Shares to the U.S. Share Tender Agent.
General Provisions Applicable to the Tender of Shares
Any Shares tendered pursuant to the Offer as described above must be registered in CCU’s Shareholder Registry to the name of the tendering shareholder or its stock broker, agent, depositary or representative, must have been paid in full and free of any liens, restrictions, litigation, attachments, injunctions, third party preemptive rights, encumbrances or subject to third party rights subject to enforcement vis a vis the tendering shareholder and, in generally, any other circumstances which may restrict or limit their assignment, transfer or ownership.
The date of transfer of the Shares shall be deemed to be the day when the Results Notice is delivered to its relevant recipients. For all legal purposes, the date when the Results Notice is delivered will be deemed to be the date when the tendering shareholders have accepted the Offer and when the sale of the Shares will be deemed to have taken place. The delivery of the Shares (including those represented by ADSs) by the Chilean Share Tender Agent shall occur simultaneously with the payment of the price for such Shares, on the date and subject to the conditions described in “The Offer — Section 2. Acceptance for Payment” in this Offer to Purchase.
If the Chilean Share Tender Agent deems, at its sole discretion, that the stock transfer form (“traspaso de acciones”) in respect of a holder’s of Shares is defective or that the stock transfer set forth in the applicable stock transfer form (“traspaso de acciones”) is not in accordance with the terms and conditions of the Offer, unless such defect is remedied prior to the applicable Expiration Date, such holder’s Shares shall be deemed as if they had never been tendered into the Offer. In these cases, the applicable tendered Shares will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to the appropriate account) by the Chilean Share Tender Agent or the U.S. Share Tender Agent, as applicable, without expense to the tendering holder, promptly after the applicable Expiration Date.
With respect to tenders of Shares to the Chilean Share Tender Agent, pension fund managers, general fund managers, and those institutional investors who decide to participate in the Offer and are required to remain as owners of record of their investments until the time of their sale shall be bound by the procedures and mechanisms required by applicable regulations; however, they will be required to deliver their applicable Form of Chilean Share Acceptance within the term of the Offer at the offices of the Chilean Share Tender Agent; provided that they will not be required to tender their original título(s) (certificate(s) of title) as set forth in (2) above to the Chilean Share Tender Agent, until (and simultaneously with the moment that) the entity receives payment therefor.
Book-Entry Transfer
The DCV Custodial Account has been established with respect to the Shares at DCV for purposes of the Offer. Shares held in book-entry form directly on the DCV system may be tendered by sending to the Chilean Share Tender Agent or U.S. Share Tender Agent, as applicable, at its address set forth on the back cover of this Offer to Purchase a properly completed and duly executed Form of Chilean Share Acceptance or Form of U.S. Share Acceptance, as applicable, together with the applicable items described above, and effecting book-entry delivery of the Shares to the DCV Custodial Account.
Certificates of Title and/or Other Document(s) of Title
If the título(s) have been issued but have been lost or destroyed, the Form of Chilean Share Acceptance or Form of U.S. Share Acceptance, as applicable, should nevertheless be completed, signed and returned to the Chilean Share Tender Agent or U.S. Share Tender Agent, as applicable, as soon as possible and the título(s) should be forwarded as soon as possible thereafter but in no event should the título(s) be received later than the Expiration Date. If the título(s) are lost or destroyed, the holder of Shares should follow the procedures set forth in Article 13 of the Chilean Corporate Regulations and request CCU’s Shareholder’s Office, which is administered by DCV Registros, located at Avenida Los Conquistadores 1730, 24th floor, Providencia, Santiago, Chile, telephone (+56 2) 2393-9003 to issue substitute título(s). When completed, the new título(s) must be submitted to the Chilean Share Tender Agent or U.S. Share Tender Agent, as applicable, in accordance with the above-described procedure, in support of the Form of Chilean Share Acceptance or Form of U.S. Share Acceptance, as applicable.
The method of delivery of título(s) for Shares and all other required documents is at the option and risk of the tendering holder of Shares and the delivery will be deemed made only when actually received by the Chilean Share Tender Agent or U.S. Share Tender Agent, as applicable. In all cases, sufficient time should be allowed to ensure timely delivery. Registered mail with return receipt requested, properly insured, is recommended for Shares sent by mail.
Any holder of Shares whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such holder desires to tender such Shares.

Form of Chilean Share Acceptance or Form of U.S. Share Acceptance
Each holder of Shares by whom or on whose behalf a Form of Chilean Share Acceptance or Form of U.S. Share Acceptance, as applicable, is executed irrevocably undertakes, represents, warrants and agrees to and with IRSA (so as to bind the holder and the holder’s personal representatives, heirs, successors and assigns) to the following effect:
(a)
that the execution of a Form of Chilean Share Acceptance or Form of U.S. Share Acceptance, as applicable, shall constitute: (1) an acceptance of the Offer in respect of the number of Shares identified in the Form of Chilean Share Acceptance or Form of U.S. Share Acceptance, as applicable; and (2) an undertaking to execute all further documents and give all further assurances which may be required to enable IRSA to obtain the full benefit of this section and/or perfect any of the authorities expressed to be given hereunder, on and subject to the terms set out or referred to in this document and the Form of Chilean Share Acceptance or Form of U.S. Share Acceptance, as applicable, and that, subject only to the rights set out in “The Offer — Section 5. Tender Withdrawal Rights,” each such acceptance shall be irrevocable;

(b)
that the Shares in respect to which the Offer is accepted or deemed to be accepted are fully paid and non-assessable, sold free from all liens, pledges, charges and encumbrances and together with all rights now or hereafter attaching thereto, including voting rights and the right to all dividends, other distributions and interest payments hereafter declared, made or paid;

(c)
that the execution of the Form of Chilean Share Acceptance or Form of U.S. Share Acceptance, as applicable, constitutes, subject to the accepting holder not having validly withdrawn his or her acceptance, the irrevocable appointment of the Chilean Share Tender Agent, its directors and agents as such holder’s attorney and/or agent (the “Attorney”) and an irrevocable instruction to the Attorney to complete and execute his or her signed traspaso(s) and all or any form(s) of transfer and/or other document(s) at the discretion of the Attorney in relation to the Shares referred to in paragraph (a) above in respect of which the accepting holder of Shares has not validly withdrawn acceptance in favor of IRSA or such other person or persons as IRSA may direct and to deliver such form(s) of transfer and/or other document(s) at the discretion of the Attorney together with the título(s) and/or other document(s) of title relating to such Shares and to do all such other acts and things as may in the opinion of the Attorney be necessary or expedient for the purpose of, or in connection with, the acceptance of the Offer and to vest in IRSA or its nominee(s) the Shares as aforesaid;

(d)
that the execution of the Form of Chilean Share Acceptance or Form of U.S. Share Acceptance, as applicable, constitutes, subject to the accepting holder of Shares not having validly withdrawn its acceptance, an irrevocable authority and request (1) to CCU, its General Manager (Gerente General) or its agents to procure the registration of the transfer of the Shares pursuant to the Offer and the delivery of the new título(s) and/or other document(s) of title in respect thereof to IRSA or as IRSA may direct; and (2) to IRSA or its agents to record and act upon any instructions with regard to notices and payments which have been recorded in the records of CCU in respect of such holder’s holding(s) of Shares;

(e)
that the holder of Shares will deliver to the Chilean Share Tender Agent or U.S. Share Tender Agent, as applicable, at the address shown on the back page of this Offer to Purchase such holder’s título(s) and/or document(s) of title in respect of the Shares referred to in paragraph (a);

(f)	that this section shall be incorporated in and form part of the Form of Chilean Share Acceptance or Form of U.S. Share Acceptance, as applicable, which shall be read and construed accordingly; and
(g)
that the holder agrees to ratify each and every act or thing which may be done or effected by IRSA or any of its directors or agents or CCU or its agents, as the case may be, in the proper exercise of any of its power and/or authorities thereunder.

Tendering Holders are Responsible for Required Deliveries
The method of delivery of certificate(s) for Shares and all other required documents is at the option and risk of the tendering holder of Shares and the delivery will be deemed made only when a properly completed and signed Form of Chilean Share Acceptance or Form of U.S. Share Acceptance, as applicable, and either (i) título(s) evidencing the Shares or (ii) evidence of book-entry delivery of the Shares to the DCV Custodial Account are actually received by the Chilean Share Tender Agent or U.S. Share Tender Agent, as applicable. In all cases, you should allow sufficient time to ensure timely delivery. Registered mail with return receipt requested, properly insured, is recommended for Shares sent by mail.
Partial Tenders
If fewer than all of the Shares delivered to the Chilean Share Tender Agent or U.S. Share Tender Agent, as applicable, are to be tendered, the holder thereof should so indicate in the Form of Chilean Share Acceptance or Form of U.S. Share Acceptance, as applicable, by filling in the number of Shares which are to be tendered. In such case, a new título for the remainder of the Shares represented by the old título will be sent to the person(s) signing such Form of Chilean Share Acceptance or Form of U.S. Share Acceptance, as applicable, (or delivered as such person properly indicates thereon) as promptly as practicable following the date the tendered Shares are purchased. You will be deemed to tender all your Shares delivered to the DCV Custodial Account unless otherwise indicated in your Form of Chilean Share Acceptance or Form of U.S. Share Acceptance, as applicable.
All Shares delivered to the Chilean Share Tender Agent or U.S. Share Tender Agent, as applicable, or DCV Custodial Account will be deemed to have been tendered unless otherwise indicated.
Guaranteed Delivery
There is no guaranteed delivery procedure for the tendering of Shares into the Offer.
Acceptance of Offer Through a Power of Attorney
If a holder of Shares wishes to accept the Offer but is away from home or if the Form of Chilean Share Acceptance or Form of U.S. Share Acceptance, as applicable, is being signed under a power of attorney, the holder’s appointed attorney should send the Form of Chilean Share Acceptance or Form of U.S. Share Acceptance, as applicable, by the quickest means to the holder for execution or, if the holder has executed a power of attorney, have the Form of Chilean Share Acceptance or Form of U.S. Share Acceptance, as applicable, signed by the appointed attorney. The completed and executed Form of Chilean Share Acceptance or Form of U.S. Share Acceptance, as applicable, together with the required documents should be delivered to the Chilean Share Tender Agent or U.S. Share Tender Agent, as applicable, at the address set forth on the back cover of this Offer to Purchase and accompanied by the power of attorney (or a duly certified copy thereof). Any power of attorney must have been granted before or authorized by a notary public in Chile. The power of attorney (or a duly certified copy thereof) will be submitted for registration by the Chilean Share Tender Agent or U.S. Share Tender Agent, as applicable, and returned as directed. No other signatures are acceptable.
Acceptance of Offer and Representations by Holder
The tender of Shares pursuant to any one of the procedures described above will constitute the tendering holder’s acceptance of the Offer, as well as the tendering holder’s representation and warranty that (a) such holder owns the Shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act, (b) the tender of such Shares complies with Rule 14e-4, and (c) such holder has the full power and authority to tender and assign the Shares tendered, as specified in the Form of Chilean Share Acceptance or Form of U.S. Share Acceptance, as applicable.
IRSA’s acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering holders and IRSA containing the terms of the Offer.
Matters Concerning Validity, Eligibility and Acceptance
All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by IRSA, in its sole discretion, which determination shall be final and binding. IRSA reserves the absolute right to reject any or all tenders of Shares determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of IRSA’s counsel, be unlawful. IRSA also reserves the absolute right to waive any defect or irregularity in any tender of Shares. None of IRSA or the Chilean Share Tender Agent or U.S. Share Tender Agent, as applicable, or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

Under no circumstances will we pay interest on the Tender Offer Price, including, but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Shares and ADSs in the Offer. See “The Offer — Section 13. Conditions of the Offer.”
We urge U.S. Holders who hold Shares through a broker, dealer, commercial bank, trust company or other nominee to consult their nominee to determine whether transaction costs are applicable if they tender Shares through their nominee and not directly to the Chilean Share Tender Agent or U.S. Share Tender Agent, as applicable.
Section 4. Procedures for Accepting the Offer — Holders of ADSs.
To tender Shares in the form of ADSs to the ADS Tender Agent pursuant to the Offer:
(a)
(1) the holder must deliver to the ADS Tender Agent a properly completed and duly executed ADS Letter of Transmittal (or copy thereof, provided the signature is original) and all other documents required by the ADS Letter of Transmittal at one of its addresses set forth on the back cover of this Offer to Purchase and (2) ADRs for the ADSs to be tendered must be received by the ADS Tender Agent at one of such addresses by the applicable Expiration Date; or

(b)
a holder’s ADSs must be delivered pursuant to the procedures for book-entry transfer described below (and a properly completed and duly executed ADS Letter of Transmittal (or copy thereof, provided the signature is original), unless an Agent’s Message (as defined below) confirming such delivery is received by the ADS Tender Agent) by the Expiration Date.

The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility (as defined below) to and received by the ADS Tender Agent and forming a part of a book-entry confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant tendering the ADSs which are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the ADS Letter of Transmittal and that IRSA may enforce such agreement against such participant.
General Provisions Applicable to the Tender of ADSs.
The date of transfer of the Shares underlying ADSs shall be deemed to be the day when the Results Notice is delivered to its relevant recipients. For all legal purposes, the date when the Results Notice is delivered will be deemed to be the date when the tendering ADS holders have accepted the Offer and when the sale of the Shares underlying ADSs will be deemed to have taken place. Following delivery of the Results Notice, the ADSs will be cancelled and the underlying Shares will be delivered to the ADS Tender Agent’s account with the U.S. Settlement Agent, which will hold such Shares on behalf of the Chilean Share Tender Agent for the account of IRSA. The delivery of the Shares represented by ADSs by the U.S. Settlement Agent shall occur simultaneously with the payment of the price for such Shares, on the date and subject to the conditions described in “The Offer — Section 2. Acceptance for Payment” in this Offer to Purchase.
Book-Entry Delivery
The ADS Tender Agent will establish an account with respect to the ADSs at The Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of the Offer within two (2) business days after the date of this Offer to Purchase, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of ADSs by causing the Book-Entry Transfer Facility to transfer such ADSs into the ADS Tender Agent’s account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of ADSs may be effected through book-entry transfer, a properly completed and duly executed ADS Letter of Transmittal or an Agent’s Message and any other required documents must, in any case, be received by the ADS Tender Agent at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date. Delivery of the ADS Letter of Transmittal and any other required documents or instructions to the Book-Entry Transfer Facility does not constitute delivery to the ADS Tender Agent.
If tender is made by Book-Entry Transfer Facility, the ADS Letter of Transmittal must be delivered by means of Agent’s Message.

Partial Tenders
If fewer than all of the ADSs evidenced by ADRs delivered to the ADS Tender Agent are to be tendered, the holder thereof should so indicate in the ADS Letter of Transmittal by filling in the number of ADSs which are to be tendered in the box entitled “Number of ADSs Tendered” in the ADS Letter of Transmittal. In such case, a new ADR for the untendered ADSs represented by the old ADR will be sent to the person(s) signing such ADS Letter of Transmittal (or delivered as such person properly indicates thereon) as promptly as practicable following the date the tendered ADSs are accepted for payment, and such holder shall be responsible for any fees of the ADS Depositary in connection with the issuance of such ADR, in accordance with the terms of the deposit agreement governing the ADSs.
All ADSs delivered to the ADS Tender Agent will be deemed to have been tendered unless otherwise indicated. See Instruction 4 of the ADS Letter of Transmittal.
Signature Guarantees
Except as otherwise provided in the next sentence, all signatures on an ADS Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) which is a participant in the Security Transfer Agents Medallion Program, the Stock Exchange Medallion Program or the New York Stock Exchange, Inc. Medallion Signature Program (each, an “Eligible Institution”). Signatures on an ADS Letter of Transmittal need not be guaranteed (a) if the ADS Letter of Transmittal is signed by the registered holder(s) of the ADSs tendered therewith and such holder(s) have not completed the box entitled “Special Issuance Instructions” on the ADS Letter of Transmittal or (b) if such ADSs are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the ADS Letter of Transmittal.
Guaranteed Delivery
There is no guaranteed delivery procedure for the tendering of Shares in the form of ADSs into the Offer.
Other Requirements
Notwithstanding any other provisions hereof, payment for ADSs accepted for payment pursuant to the Offer will, in all cases, be made only after receipt by the ADS Tender Agent of ADRs evidencing such ADSs or book-entry transfer of such ADSs, a properly completed and duly executed ADS Letter of Transmittal (or a copy thereof, provided the signature is original) or an Agent’s Message, together with any required signature guarantees and any other documents required by the ADS Letter of Transmittal. Under no circumstances will interest be paid on the Tender Offer Price to be paid by IRSA, regardless of any extension of the Offer or any delay in making such payment.
The method of delivery of ADSs and all other required documents, including through the Book-Entry Transfer Facility, is at the option and risk of the tendering holders of ADSs and the delivery will be deemed made only when actually received by the ADS Tender Agent (including, in the case of book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure a timely delivery. Registered mail with return receipt requested, properly insured, is recommended for ADSs sent by mail.
Acceptance of Offer and Representations by Holder
The tender of ADSs pursuant to any one of the procedures described above will constitute the tendering holder’s acceptance of the Offer, as well as the tendering holder’s representation and warranty that (a) such holder owns the ADSs being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act, (b) the tender of such ADSs complies with Rule 14e-4, and (c) such holder has the full power and authority to tender and assign the ADSs tendered, as specified in the ADS Letter of Transmittal. IRSA’s acceptance for payment of Shares resulting from ADSs tendered pursuant to the Offer will constitute a binding agreement between the tendering holder of ADSs and IRSA containing the terms of the Offer.
Matters Concerning Validity, Eligibility and Acceptance
All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of ADSs will be determined by IRSA, in its sole discretion, which determination shall be final and binding on all parties. IRSA reserves the absolute right to reject any or all tenders of ADSs determined by it not to be in proper form or if the acceptance for payment of, or payment for, such ADSs may, in the opinion of IRSA’s counsel, be unlawful. IRSA also reserves the absolute right to waive any defect or irregularity in any tender of ADSs, whether or not similar defects or irregularities are waived in the case of other holders. No tender of ADSs will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of IRSA, the ADS Tender Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification. IRSA’s interpretation of the terms and conditions of the Offer (including the ADS Letter of Transmittal and the instructions thereto) will be final and binding on all parties.
Appointment as Attorney-in-Fact
By executing the ADS Letter of Transmittal (or delivering an Agent’s Message) as set forth above, the tendering holder of ADSs irrevocably appoints each of IRSA and the ADS Tender Agent (and their respective sub-agents) as attorney-in-fact of such holder, with full power of substitution, to register the transfer of the tendered ADSs, to surrender the tendered ADSs for withdrawal of the Shares represented by the ADSs upon payment by IRSA of the requisite distribution fees, and to instruct the ADS Depositary as to delivery of those Shares.
Under no circumstances will we pay interest on the Tender Offer Price, including, but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Share and ADSs in the Offer. See “The Offer — Section 13. Conditions of the Offer.”
We urge holders who hold ADSs through a broker, dealer, commercial bank, trust company or other nominee to consult their nominee to determine whether transaction costs are applicable if they tender ADSs through their nominee and not directly to the ADS Tender Agent. Holders of Shares represented by ADSs tendered to the ADS Tender Agent that are accepted for payment pursuant to the Offer will receive payment in United States dollars, with the dollar amount thereof based on the ADS Tender Offer Price Exchange Rate, less distribution fees charged by the ADS Depositary and applicable withholding taxes.
Section 5. Tender Withdrawal Rights.
You may withdraw a portion or all of the Shares or ADSs that you have previously tendered pursuant to the Offer at any time prior to the Expiration Date.
For a tender withdrawal to be effective, a written or facsimile transmission notice of tender withdrawal must be timely received by the Chilean Share Tender Agent, U.S. Share Tender Agent or the ADS Tender Agent, as applicable, at one of their respective addresses set forth on the back cover of this Offer to Purchase. Any such notice of tender withdrawal must specify the name of the person who tendered the Shares or ADSs to be withdrawn and the number of Shares or ADSs to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares or ADSs. If the Shares or ADSs to be withdrawn have been delivered to the Chilean Share Tender Agent, U.S. Share Tender Agent or the ADS Tender Agent, as applicable, a signed notice of tender withdrawal (with such signature guaranteed by an Eligible Institution in the case of ADSs except for ADSs tendered by an Eligible Institution) must be submitted prior to the release of such Shares or ADSs. Such notice must also specify, in the case of Shares or ADSs tendered by delivery of certificates, the serial numbers shown on the particular título(s) (certificate(s) of title) or ADRs evidencing the Shares or ADSs to be withdrawn or, in the case of Shares or ADSs tendered by book-entry transfer, the name and number of the account to be credited with the withdrawn Shares or ADSs. In addition, Shares tendered by book-entry transfer may be withdrawn only by means of the tender withdrawal procedures made available by DCV Registros and must comply with the DCV’s procedures. ADSs tendered by the book-entry transfer may be withdrawn only by means of the tender withdrawal procedures made available by the Book-Entry Transfer Facility and must comply with the Book-Entry Transfer Facility’s procedures. Tender withdrawals may not be rescinded, and Shares and ADSs withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares and ADSs may be retendered again by following one of the procedures described in “The Offer — Section 3. Procedures for Accepting the Offer —Holders of Shares” and “— Section 4. Procedures for Accepting the Offer — Holders of ADSs,” as applicable, at any time prior to the Expiration Date. Whenever the U.S. Share Tender Agent or the ADS Tender Agent, as applicable, receive notice of tender withdrawal of Shares or ADSs, as applicable, such notice shall be deemed to have been received by the U.S. Share Tender Agent or the ADS Tender Agent, as applicable, on behalf of, and deemed delivered to, the Chilean Share Tender Agent.

Certificates for the corresponding Shares and/or ADSs will be returned (or, in the case of Shares and ADSs tendered by book-entry transfer, such Shares and ADSs will be credited to the appropriate account), without expense to the tendering holder, promptly following receipt of the applicable withdrawal notice.
All questions as to the form and validity, including the time of receipt, of notices of tender withdrawal, will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. Subject to applicable law, we reserve the absolute right to waive any defect or irregularity in the withdrawal of tendered Shares or ADSs by any Share or ADS holder, whether we waive similar defects or irregularities in the case of other Share or ADS holders. None of IRSA, the Information Agent, the Chilean Share Tender Agent, the U.S. Share Tender Agent, the ADS Tender Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of tender withdrawal, nor will any of them incur liability for failure to give any notice.
Section 6. Tax Consequences.
The following describes the material U.S. federal income tax and Chilean tax consequences of the sale of Shares (including those represented by ADSs) pursuant to the Offer.
U.S. Federal Income Tax Consequences
The following is a summary of certain U.S. federal income tax consequences to investors of the tender of their Shares or ADSs pursuant to the Offer. This discussion is based on the tax laws of the United States currently in effect, including the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed Treasury regulations, administrative pronouncements and judicial decisions, all of which are subject to change, possibly with retroactive effect. This discussion does not address U.S. state, local or non-U.S. tax consequences, the U.S. federal estate and gift taxes, the Medicare tax on net investment income or the federal alternative minimum tax. The discussion applies only to investors that hold the Shares or ADSs as capital assets for U.S. federal income tax purposes and it does not address special classes of holders, such as certain financial institutions, insurance companies, dealers and traders in securities or foreign currencies, persons holding Shares or ADSs as part of a hedge, straddle or conversion transaction, U.S. Holders whose functional currency for U.S. federal income tax purposes is not the U.S. Dollar, tax-exempt organizations, certain taxpayers who file applicable financial statements and are required to recognize income when the associated revenue is reflected on such financial statements or persons holding Shares or ADSs that own or are deemed to own ten percent or more of any class of CCU stock. These special classes of holders are urged to consult their U.S. tax advisors as to any special U.S. provisions that may be applicable to them.
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Shares or ADSs that is, for U.S. federal income tax purposes, (i) a citizen or individual resident of the United States; (ii) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust that (A) is subject to the primary supervision of a United States court and the control of one or more United States persons or (B) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person. A “Non-U.S. Holder” is a beneficial owner of Shares or ADSs that is not a U.S. Holder.
The treatment of partners in a partnership that owns Shares or ADSs may depend on the status of such partners and the status and activities of the partnership and such persons should consult their own tax advisors about the consequences of tendering the Shares or ADSs.
U.S. Holders
Participation in the Offer. In general, a U.S. Holder that receives cash for the Shares or ADSs pursuant to the Offer will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount realized in exchange for the Shares or ADSs (generally the U.S. dollar value of the cash received by such U.S. Holder) and such U.S. Holder’s adjusted tax basis in such Shares or ADSs. Such capital gain or loss will be long-term capital gain or loss if at the time of sale, exchange or other taxable disposition the Shares or ADSs have been held for more than one year. Under current U.S. federal income tax law, net long-term capital gain of certain U.S. Holders (including individuals) is eligible for taxation at preferential rates. The deductibility of capital losses is subject to certain limitations under the Code.

Gain, if any, realized by a U.S. Holder on the sale, exchange or other taxable disposition of Shares or ADSs generally will be treated as U.S. source gain for U.S. foreign tax credit purposes. Consequently, if a Chilean income tax is imposed on the sale or disposition of Shares or ADSs, a U.S. Holder that does not receive sufficient foreign source income from other sources may not be able to derive effective U.S. foreign tax credit benefits in respect of such Chilean income tax. Alternatively, a U.S. Holder may take a deduction for all foreign income taxes paid during the taxable year if it does not elect to claim a foreign tax credit for any foreign taxes paid or accrued during the taxable year. U.S. Holders should consult their own tax advisors regarding the application of the foreign tax credit rules to their disposition of Shares or ADSs.
Foreign Currency Exchange. A U.S. Holder that receives its sale proceeds in U.S. dollars will not recognize any foreign currency gain or loss. A U.S. Holder that elects to receive its sale proceeds in Chilean pesos and converts the proceeds into U.S. dollars on the same day as it receives them will not recognize any foreign currency gain or loss. A U.S. Holder that elects to receive its sale proceeds in Chilean pesos and converts the proceeds into U.S. dollars at a later date may recognize foreign currency gain or loss which will be taxed as U.S. source ordinary income or loss.
Non-Participation in the Offer. U.S. Holders whose Shares or ADSs are not purchased pursuant to the Offer will not recognize gain or loss for U.S. federal income tax purposes as a result of the Offer.
PFIC
It is expected that CCU will not be a “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes for CCU’s current taxable year or for the foreseeable future. However, because PFIC status depends upon the composition of a company’s income and assets and the market value of its assets from time to time, and because it is unclear whether certain types of CCU’s income constitute passive income for PFIC purposes, there can be no assurance that CCU will not be considered a PFIC for any taxable year. If CCU were to become a PFIC for any taxable year during which a beneficial owner held Shares or ADSs, certain adverse consequences could apply to the beneficial owner, including the imposition of higher amounts of tax than would otherwise apply, and additional filing requirements. U.S. Holders should consult their tax advisors regarding the consequences to them if CCU were a PFIC, as well as the availability and advisability of making any election that might mitigate the adverse consequences of PFIC status.
Non-U.S. Holders
Subject to the discussion of backup withholding below, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of Shares or ADSs unless: (i) the gain is effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, under certain treaties, is attributable to a U.S. permanent establishment); or (ii) such Non-U.S. Holder is an individual, present in the United States for 183 days or more in the taxable year of disposition and meets certain other conditions; or (iii) the Shares or ADSs that are exchanged constitute a “United States real property interest” with respect to the Non-United States Holder.
U.S. Backup Withholding and Information Reporting
Information reporting generally will apply to proceeds from the sale, exchange or other taxable disposition (including redemption) of Shares underlying ADSs within the United States, or by a U.S. payor or U.S. middleman, to a U.S. Holder (other than an exempt recipient). As noted in “The Offer — Section 4. Procedures for Accepting the Offer — Holders of ADSs,” a holder of Shares underlying ADSs (other than an “exempt recipient,” including a corporation, a Non-U.S. Holder that provides appropriate certification (if the payor does not have actual knowledge that such certificate is false) and certain other persons) that receives cash in exchange for Shares and/or ADSs from the ADS Tender Agent may be subject to U.S. federal backup withholding tax (currently at a rate equal to 24%), unless such holder provides its taxpayer identification number and certifies that such holder is not subject to backup withholding tax by submitting a completed U.S. Internal Revenue Service Form W-9 to the ADS Tender Agent. Accordingly, each U.S. Holder should complete, sign and submit U.S. Internal Revenue Service Form W-9 in order to avoid the imposition of such backup withholding tax. Non-U.S. Holders of ADSs who tender their ADSs with the ADS Tender Agent should complete and sign the appropriate U.S. Internal Revenue Service Form W-8 (a copy of which may be obtained from the ADS Tender Agent) and submit such form to the ADS Tender Agent in order to avoid backup withholding.

Chilean Tax Consequences
Gains recognized by an individual who is not domiciled or resident in Chile or any legal entity that is not organized under the laws of the Republic of Chile and does not have a permanent establishment in Chile (a “Non-Chilean Holder”) upon the sale of Shares will not be subject to Chilean taxes provided that all the following requirements are met: (a) such Shares shall have a “high trading presence” (presencia bursátil) in a Chilean Stock Exchanges authorized by the CMF, (b) the sale of Shares must be made (1) in any of the Chilean Stock Exchanges authorized by the CMF, (2) within the process of a public tender offer for Shares governed by Title XXV of the Capital Markets Law (such as the Offer) or (3) as a result of a contribution of securities to a mutual fund under the provisions of article 109 of the Chilean Income Tax Law, (c) such Shares must have been acquired (1) in any of the Chilean Stock Exchanges authorized by the CMF, (2) within the process of a public tender offer for Shares governed by Title XXV of the Capital Markets Law, (3) in an initial public offering of Shares resulting from the formation of CCU or a subsequent capital increase in CCU, (4) in an exchange of public offered securities convertible into Shares, or (5) as a result of the contribution of securities into a mutual fund under the provisions of article 109 of Chilean Income Tax Law and (d) CCU’s stock must have been acquired after April 19, 2001.
Shares are considered to have a “high trading presence” in an authorized Chilean Stock Exchange when they have been traded for a certain number of days at or beyond a volume threshold specified under Chilean law and regulations. As of the date of this Offer to Purchase, the Shares are considered to have a “high trading presence” in an authorized Chilean Stock Exchange. Should the Shares cease to have a “high trading presence” in the authorized Chilean Stock Exchange, transfer of Shares may be subject to capital gains taxes from which holders of “high trading presence” securities are exempted, and which will apply at varying levels depending on the time of the transfer in relation to the date of loss of sufficient trading volume to qualify as a “high trading presence” security. If Shares regain “high trading presence,” the tax exemptions will again be available to holders thereof.
If the Shares do not qualify for the above exemption, capital gains on their sale could be subject to a 35% Chilean withholding tax. Such rate could be reduced by the application of a double tax treaty subscribed by Chile. Provisional withholding obligations are applicable under Chilean law based on different rates depending on whether the capital gain can be determined at the time of the sale.
The tax basis of Shares received in exchange for ADSs will be the acquisition value of the Shares on the date of exchange, duly adjusted by local inflation. For purposes of tax Ruling No. 324, dated January 29, 1990, issued by the Chilean Servicio de Impuestos Internos (the “Chilean IRS”), the valuation procedure set forth in the deposit agreement between CCU and the ADS Depositary, which values the Shares that are being exchanged at the highest reported sales price at which they trade on the Santiago Stock Exchange on the day on which the transfer of such Shares from the ADS Depositary to the Non-Chilean Holder is recorded on the books of CCU’s share registrar, will determine the acquisition value for this purpose. In the case where the sale of the Shares is made on a day that is different from the date on which the exchange is recorded, capital gains subject to taxation in Chile may be generated. Notwithstanding the foregoing, following the criteria of tax Ruling No. 3708, dated October 1, 1999, issued by the Chilean IRS, the deposit agreement provides that in the event that the exchanged Shares are sold by the Non-Chilean Holder on a Chilean Stock Exchange on the same day on which the transfer is recorded on CCU’s share registrar or within two (2) Chilean business days prior to the date on which the sale is recorded on those books, the acquisition value of such exchanged Shares shall be the price registered in the invoice issued by the stock broker that participated in the sale transaction.
No Chilean stamp, issue, registration or similar taxes or duties will apply to the sale of Shares pursuant to the Offer.
Because individual circumstances may differ, you should consult your tax advisor regarding the applicability of the rules discussed above to you and the particular tax effects to you of the Offer.

Section 7. Price Range of Shares and ADSs; Dividends.
Price Range of Shares
The shares of common stock of CCU are listed and traded on the Santiago Stock Exchange under the symbol “CCU.” The Santiago Stock Exchange is the principal trading market for shares not represented by ADSs. The following table sets forth, for the periods indicated, the quarterly high and low intraday prices of the common stock in Chilean pesos as reported by the Santiago Stock Exchange. The following information reflects nominal Chilean peso amounts as of the trade dates and has not been restated in constant Chilean pesos.
	High	Low
Fiscal Year 2019
First Quarter	Ch$9,974	Ch$8,600
Second Quarter	Ch$9,940	Ch$8,812
Third Quarter	Ch$9,990	Ch$7,789
Fourth Quarter	Ch$8.199	Ch$6,850
Fiscal Year 2020
First Quarter	Ch$7,868	Ch$4,989
Second Quarter	Ch$6,812	Ch$5,151
Third Quarter	Ch$6,440	Ch$4,982
Fourth Quarter	Ch$5,899	Ch$4,125
Fiscal Year 2021
First Quarter	Ch$6,735	Ch$5,247
Second Quarter (through May 17, 2021)	Ch$6,850	Ch$6,265

On May 17, 2021, the closing price on the Santiago Stock Exchange per Share was Ch$6,265 (or US$8.75, based on the Observed Exchange Rate as of May 18, 2021). You should obtain current market quotations for common shares before deciding whether to tender your common shares.
Price Range of ADSs
CCU’s ADSs are listed and traded on the NYSE under the symbol “CCU.” The NYSE is the principal trading market for ADSs. Each ADS represents two (2) shares of CCU’s common stock. Based on CCU’s public filings, as of the close of business on March 31, 2021, there were 76,248,975 Shares underlying ADSs (with each ADS representing two Shares). The following table sets forth, for the periods indicated, the quarterly high and low intraday prices of the ADSs in U.S. dollars as reported by the NYSE.
	High	Low
Fiscal Year 2019
First Quarter	US$29.47	US$24.92
Second Quarter	US$29.48	US$25.55
Third Quarter	US$29.40	US$21.71
Fourth Quarter	US$22.52	US$17.80
Fiscal Year 2020
First Quarter	US$20.22	US$11.25
Second Quarter	US$16.62	US$12.53
Third Quarter	US$15.90	US$12.66
Fourth Quarter	US$15.79	US$10.72
Fiscal Year 2021
First Quarter	US$18.89	US$14.72
Second Quarter (through May 17, 2021)	US$19.19	US$17.47
On May 17, 2021, the closing price of ADSs reported on the NYSE was US$17.47 per ADS (which when divided by two (2), the number of Shares represented per ADS, is approximately US$8.74 per Share). You should obtain current market quotations for ADSs before deciding whether to tender your ADSs.

Dividends
As required by the Chilean law No. 18,046 on Stock Corporations, unless otherwise decided by unanimous vote of the holders of all of the issued and outstanding shares, CCU must distribute a cash dividend in an amount equal to at least 30% of its consolidated net profits for each year determined in accordance with Chilean generally accepted accounting principles unless and except to the extent it has incurred losses.
On December 30, 2020, CCU paid interim dividends of Ch$56 per share and Ch$112 per ADS (each ADS representing two (2) common shares), in each case, exclusive of withholdings, to holders of record of Shares or ADSs, as applicable, on December 23, 2020 in respect of net profit for fiscal year 2020. CCU paid dividends of Ch$179.95079 per share and dividends of Ch$359.90158 per ADS (each ADS representing two (2) common shares), in each case, exclusive of withholdings, on April 24, 2020 to holders of record of Shares or ADSs, as applicable, on April 18, 2019 in respect of fiscal year 2019.
As agreed at CCU’s shareholders’ meeting held on April 14, 2021, on April 23, 2021 CCU paid a final dividend of Ch$139.16548 per Share (Ch$278.33096 per ADS) on account of fiscal year 2020 to holders of record of Shares or ADSs as of April 17, 2021.
Section 8. Information Concerning CCU.
Except as otherwise set forth in this Offer to Purchase, the information concerning CCU contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. None of IRSA or the Information Agent take responsibility for the accuracy or completeness of the information contained in such documents and records or for any failure by CCU to disclose events that may have occurred or may affect the significance or accuracy of any such information but that are unknown to us and the Information Agent.
General. CCU is an open stock corporation (sociedad anónima abierta), with tax identification number (rol unico tributario) 90,413,000 – 1, organized by means of a public deed dated January 8, 1902 under the law of the Republic of Chile. The principal executive offices are located at Avenida Vitacura N°2670, 23rd floor, Santiago, Chile and the telephone number in Santiago is (56-2) 2427-3000.
CCU is a multi-category beverage company with operations in Chile, Argentina, Bolivia, Colombia, Paraguay and Uruguay. CCU is one of the largest players in each one of the beverage categories in which it participates in Chile, including beer, soft drinks, mineral and bottled water, juice, wine and pisco, among others. As of December 31, 2020, CCU was the largest Chilean brewery, the second-largest brewer in Argentina, the second largest producer of soft drinks in Chile, the second-largest wine producer in Chile, the largest producer of bottled mineral water, juices and sport drinks in Chile and one of the largest pisco producers in Chile. CCU participates in the ciders, spirits and wines industries in Argentina and also participates in the mineral water and soft drinks industries and beer distribution in Uruguay, Paraguay, Colombia and Bolivia. CCU’s principal licensing, distribution and joint venture agreements include Heineken Brouwerijen B.V., PepsiCo Inc., Seven-up International, Schweppes Holdings Limited, Société des Produits Nestlé S.A., Pernod Ricard Chile S.A., Promarca S.A. (Watt’s) and Coors Brewing Company.
Available Information. CCU files annual and current reports and other information with the SEC. CCU’s SEC filings are available to the public over the Internet on the SEC’s EDGAR at www.sec.gov. You may also read and copy any document CCU files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. CCU maintains a website at www.ccu.cl. These website addresses are not intended to function as hyperlinks, and the information contained on CCU’s website and on the SEC’s website is not incorporated by reference in this Offer to Purchase and you should not consider it a part of this Offer to Purchase.
Section 9. Information Concerning IRSA.
Description of IRSA
IRSA is a Chilean closely held corporation (sociedad anónima cerrada), with tax identification number (rol unico tributario) 96,427,000-7, organized and existing under the laws of the Republic of Chile. IRSA was incorporated pursuant to a public deed issued by Mr. Andres Rubio Flores, in the city of Santiago, on August 2, 1985. As of the date of this Offer to Purchase, IRSA owns, directly or indirectly through its subsidiary Inversiones IRSA, approximately 61.56% of the outstanding Shares. IRSA holds beneficial ownership of 99.9%

of Inversiones IRSA. Each of Quiñenco and Heineken Chile hold beneficial ownership of 50.0% of IRSA’s shares, and therefore IRSA’s main activity is to serve as a joint venture by means of which Quiñenco and Heineken Chile indirectly hold their participation in CCU.
IRSA’s shareholders, Quiñenco and Heineken Chile, are parties to a Shareholders’ Agreement, which was registered in each of IRSA’s and CCU’s shareholders’ registries (kept by DCV Registros in the case of CCU), which contains joint action agreements restricts and restrictions on the ability of IRSA’s shareholders from independently acquiring shares of CCU, other than through IRSA. The Shareholders’ Agreement also restricts the ability of IRSA’s shareholders to freely sell IRSA shares, as it provides both shareholders with a right of first offer with respect to such shares, among other restrictions, and it provides for the right of IRSA’s shareholders to nominate directors to CCU’s board through its ownership of CCU Shares. There are no other voting agreements among us and any other party, or among our directors or executive officers and third parties, with respect to the voting of IRSA’s or CCU’s shares at IRSA’s and CCU’s shareholders’ meetings.
As of the date of this Offer to Purchase, IRSA has not been assigned any ratings by any credit rating agency.
Quiñenco is a public corporation (sociedad anónima abierta), with tax identification number (rol unico tributario) 91,705,000 – 7, organized under the law of the Republic of Chile. Quiñenco’s common stock is traded on the Santiago Stock Exchange and on the Bolsa Electrónica de Chile – Bolsa de Valores. Quiñenco’s investments are highly diversified and its international presence has increased during recent years. 82.9% of Quiñenco’s outstanding and paid-in capital is owned by Andsberg Inversiones Ltda., Ruana Copper A.G. Agencia Chile, Inversiones Orengo S.A., Inversiones Consolidadas Ltda., Inversiones Salta SpA, Inversiones Alaska Ltda., Inmobiliaria e Inversiones Río Claro S.A. and Inversiones Río Claro Ltda. The Luksburg Foundation indirectly owns 100% of Andsberg Inversiones Ltda.’s equity, 100% of Ruana Copper A.G. Agencia Chile’s equity and 99.76% of Inversiones Orengo S.A.’s equity. Andrónico Mariano Luksic Craig (tax identification number 6.062.786-K) and his family own, in the aggregate, 100% of Inversiones Consolidadas Ltda. and Inversiones Alaska Ltda.’s equity. Mr. Andrónico Luksic Craig’s family owns, in the aggregate, 100% of Inversiones Salta SpA’s equity. Inmobiliaria e Inversiones Río Claro S.A. and Inversiones Río Claro Ltda. are indirectly controlled by the Emian Foundation, in which Mr. Guillermo Antonio Luksic Craig’s estate (tax identification number 6.578.597-8) owns an interest participation.
Heineken Chile is a Chilean limited liability company (sociedad de responsabilidad limitada), currently controlled by Heineken Americas B.V., a Dutch limited liability company, which in turn is an affiliate of Heineken, which is further an affiliate of Heineken N.V. Heineken Holding N.V., a Dutch corporation, is the majority shareholder in Heineken N.V., and is in turn an affiliate of L’Arche Green N.V., which is further an affiliate of L’Arche Holding B.V., an entity which is finally controlled by Ms. C.L. de Carvalho-Heineken. Heineken N.V.’s common stock is traded on the Amsterdam Stock Exchange. Heineken Chile is part of a business conglomerate which operates mostly in the beer market, with extensive international presence.
IRSA’s corporate purpose consists of (a) investments in all kind of personal property and real estate, their management and receipt of proceeds therefrom, the purchase and sale of all kinds of credit, shares and movable assets, in general; (b) the management, on its own behalf or as an agent of all types of movable or immovable assets, tangible or intangible assets, with enough powers to receive proceeds therefrom; (c) the operating of any kind of industrial, agricultural, forestry, mining commercial and transportation activities; (d) the rendering of technical, commercial, industrial, agricultural, forestry, mining and transportation counseling services; (e) importing and exporting, purchase and sale, on its own behalf or as an agent, of movable assets, items, products and raw materials in the industrial, agricultural, forestry, mining, transportation and commercial sectors; (f) the appointment as national or international representatives of companies in the industrial, agricultural, forestry, mining, transportation and commercial sectors; and (g) the incorporation of legal entities relating to the industrial, agricultural, forestry, mining, transportation and commercial sectors.
IRSA’s principal executive offices are located at Enrique Foster Sur 20, 14th floor, Santiago, Chile and its telephone number is +(56 2) 2750-7100.
The name, business address, current principal occupation or employment, five-year employment history and citizenship of each director and executive officer of IRSA is set forth on Annex A to this Offer to Purchase.
The name, business address, current principal occupation or employment, five-year employment history and citizenship of each director, executive officer and legal representative, as applicable, of Quiñenco and Heineken Chile is set forth on Annex B and Annex C, respectively, to this Offer to Purchase.

Historical Summary Financial Data
The following selected financial data as of and for the years ended December 31, 2019 and 2020 was derived from the audited consolidated financial statements of IRSA, which have been prepared in conformity with International Financial Reporting Standards.
The following table sets forth IRSA’s selected consolidated financial data for the years ended December 31, 2019 and 2020:
Consolidated Statements of Financial Position
	12/31/2020	12/31/2019
	ThCh$	ThCh$
ASSETS
Current assets
Cash and cash equivalents	399,196,053	197,368,317
Trade receivables and other accounts receivable, current	275,387,923	300,013,940
Inventory, current	231,843,261	232,434,461
Other current assets	56,391,805	60,485,597
Total current assets	962,819,042	790,302,315

Non-current assets
Property, plant and equipment	1,082,515,880	1,071,730,034
Investments accounted for using the equity method	131,106,785	136,098,062
Intangible assets other than goodwill	128,257,441	125,618,666
Goodwill	144,327,730	152,092,405
Deferred tax assets	51,044,712	54,528,648
Other non-current assets	55,214,823	25,673,987
Total non-current assets	1,592,467,371	1,591,545,923
Total Assets	2,555,286,413	2,381,848,238
	12/31/2020	12/31/2019
	ThCh$	ThCh$
LIABILITIES
Current Liabilities
Other financial liabilities, current	81,457,480	75,802,649
Employee benefit provisions, current	39,900,588	27,356,205
Trade payables and other accounts payable	324,525,367	306,658,776
Other current liabilities	77,160,470	64,538,843
Total current liabilities	523,043,905	479,213,570

Non-current Liabilities
Other financial liabilities, non-current	435,878,755	267,156,389
Employee benefit provisions, non-current	35,678,357	33,571,138
Deferred tax liabilities	118,729,946	131,582,558
Other non-current liabilities	27,708,612	558,511
Total non-current liabilities	617,995,670	461,081,855
Total Liabilities	1,141,039,575	940,295,425

Equity
Equity attributable to the owners of the parent	783,372,808	795,458,065
Non-controlling interests	630,874,030	646,094,748
Total equity	1,414,246,838	1,441,552,813
Total Liabilities and Equity	2,555,286,413	2,381,848,238

Consolidated Statements of Comprehensive Income
	12/31/2020	12/31/2019
	ThCh$	ThCh$
INCOME STATEMENT
Revenue	1,857,593,678	1,822,540,697
Costs	(1,701,891,064)	(1,614,417,397)
Gains (losses) from operating activities	174,984,762	233,769,605
Financial income	3,463,200	13,179,134
Financial costs	(30,308,542)	(29,709,130)
Share in profit from associates and joint ventures accounted for using the equity method	(8,437,209)	(16,431,759)
Exchange differences	2,551,547	(9,054,155)
Income from indexed units	(1,504,649)	(9,521,157)
Pre-tax gain	140,749,109	182,232,538
Income tax expense	(35,080,785)	(39,756,517)
Gain	105,668,324	142,476,021

Gain attributable to the owners of the parent	55,164,829	74,915,374
Gain attributable to non-controlling interests	50,503,495	67,560,647
Consolidated Gain	105,668,324	142,476,021
The book value per IRSA share as of December 31, 2020 was Ch$514,651.60.
IRSA’s consolidated financial statements as of and for the years ended December 31, 2019 and 2020 have been prepared in conformity with International Financial Reporting Standards and are included in this Offer to Purchase starting on page F-1.
Based on the information included in the balance sheet and income statements above, IRSA’s liquidity, leverage and profitability ratios for the fiscal years ended December 31, 2019 and 2020, are as follows:
	As of December 31,
	2020	2019
Liquidity Ratios
Liquidity Ratio	1.84	1.65
(Total Current Assets / Total Current Liabilities)
Acid Test	1.40	1.16
((Current Assets – Inventory – Trade receivables and other accounts receivable, current) / Current Liabilities)

Leverage Ratios
Leverage Ratio	1.46	1.18
(Total Liabilities / Equity Attributable to the Owners of the Parent)
Coverage Ratio	5.64	7.13
(Gains Prior to Taxes and Financial Costs / Financial Costs)

Profitability Ratio
Return on Equity	7.04%	9.42%
(Gain attributable to the owners of the parent / Equity Attributable to the Owners of the Parent)
Return on Assets	2.23%	3.11%
(Gain attributable to the owners of the parent / Average Total Assets)

Section 10. Source and Amount of Funds.
Funding
We expect Ch$115,000 million will be required to purchase the Shares and ADSs in the Offer if the Offer is fully subscribed at the Tender Offer Price, of which approximately Ch$3,500 million will be required to pay related professional fees and expenses. We intend to pay for the offer price with funds obtained from a committed credit facility described below and, if necessary, with cash on hand.
Lender	Date of Incurrence	Principal Amount (in UF*)	Amount Available (in UF*)	Interest Rate	Amortization Schedule and Maturity Date
Scotiabank Chile	February 5, 2021	5,200,000	3,850,000	0.85% per annum	May 31, 2024 – 14.28%
					May 30, 2025 – 14.28%
					May 29, 2026 – 14.28%
					May 31, 2027 – 14.28%
					May 31, 2028 – 42.88%
*	Unidades de Fomento (“UFs”) are inflation-indexed, peso-denominated monetary units. The UF rate is set daily in advance based on changes in the previous month’s inflation rate in Chile.
As of the date of this Offer to Purchase no plans or arrangements to finance or repay the committed credit facility are contemplated or have been made.
Section 11. Risk Factors.
Fluctuations in the currency exchange rate between the U.S. dollar and the Chilean peso may affect the consideration payable to holders of ADSs who tender their securities to the ADS Tender Agent and any failure or delay in the FX Agent’s conversion of the Tender Offer Price at the ADS Tender Offer Price Exchange Rate may result in a delay of the settlement for Holders of ADSs, and such delay may be substantial
Holders of Shares represented by ADSs who tender their ADSs to the ADS Tender Agent should note that the ADS Tender Offer Price Exchange Rate at which the Tender Offer Price is expected to be exchanged into U.S. dollars may fluctuate from time to time, and that such fluctuations may be material. While this Offer to Purchase discloses an “Observed Exchange Rate” as of a recent date, such disclosure is only accurate as of the date referenced, is presented solely for the convenience of the reader and should not be construed as representations that the Chilean peso amounts actually represent such U.S. dollar amounts, that they could be converted into U.S. dollars at the rate indicated, or that any payments in U.S. dollars pursuant to this Offer to Purchase shall be made at any Observed Exchange Rate disclosed herein.
Holders of Shares represented by ADSs who tender their ADSs to the ADS Tender Agent should note that none of the U.S. Settlement Agent, the FX Agent, IRSA, the Chilean Share Tender Agent, or the ADS Tender Agent can guarantee the ADS Tender Offer Price Exchange Rate at which the Tender Offer Price is expected to be exchanged into U.S. dollars or the timing in which such exchange can be completed. While holders of Shares represented by ADSs are expected to receive the Tender Offer Price in U.S. dollars promptly after the expiration of the Tender Offer, any failure or delay in the FX Agent’s conversion of the Tender Offer Price as a result of the unavailability of the Observed Exchange Rate for any reason or the FX Agent’s failure or delay in executing such conversion could lead to a substantial delay of the settlement for Holders of ADSs. Our ability to so delay such payment is limited by applicable law, which requires that we must pay the consideration offered or return the Shares or ADSs tendered promptly after termination or withdrawal of a tender offer.
Section 12. Effect of the Offer on the Market for the Shares and ADSs.
If the conditions to the completion of the Offer are satisfied or waived, immediately after the completion of the Offer, Share or ADS holders which do not tender their Shares or ADSs, as applicable, whose Shares or ADSs do not comply with the requirements set forth herein, or whose Shares or ADSs are partially returned as a result of the application of proration procedures as described in this Offer to Purchase will continue to be able to have the opportunity to participate in the future earnings, profits and growth of CCU and will have the right to vote on CCU’s corporate matters. However, the price of the Shares and the ADSs may be affected by IRSA’s announcement of the commencement of the Offer. Consequently, there can be no certainty as to whether the price of the Shares and ADSs will revert to its prior price following completion of the Offer.
Additionally, the successful completion of the Offer can cause a slight decrease in the liquidity of the Shares and the ADSs. Such decrease in liquidity of the Shares and the ADSs may result in higher price volatility and potentially longer delays in executing purchase or sale orders in respect of such Shares or ADSs.
Section 13. Conditions of the Offer.
The Offer will be conditioned upon the following:
•	the absence of any Adverse Governmental Action (as defined below).
“Adverse Governmental Action” means the passing, issuance or enactment of any law, regulation, statute, judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority in the United States or Chile, which makes unlawful, limits, stays or prevents the consummation of the Offer.
IRSA reserves the absolute right to waive any of the conditions set forth in this Section.
See “Special Factors — Section 1. Background of the Transactions.”
Section 14. Certain Legal Matters; Regulatory Approvals.
We have filed with the SEC a Schedule TO with respect to the Offer, which includes additional information relating to the Offer. In addition, we have filed a Schedule 13D with the SEC with respect to the Shares.
Except as otherwise discussed herein, we are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of Shares or ADSs pursuant to the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares or ADSs pursuant to the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for Shares or ADSs tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained without substantial cost or conditions, or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.
Chilean Securities Law
In accordance with Article 12 of the Capital Markets Law, upon successful completion of the Offer, IRSA must report the acquisition of the Shares to the CMF, the Santiago Stock Exchange and the Bolsa Electrónica de Chile – Bolsa de Valores, on the trading day following the date that the Results Notice is delivered to its relevant recipients.
Antitrust and Regulatory Laws
Under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), certain acquisitions may not be consummated unless certain information has been furnished to the Federal Trade Commission and the Antitrust Division of the Department of Justice and certain waiting period requirements have been satisfied. Because IRSA already owns more than 50% of the outstanding voting shares of CCU, IRSA believes that the HSR Act is not applicable to the purchase of the Shares and/or the ADSs pursuant to the Offer and that such purchase will not violate such antitrust laws.
There are no requirements under Chilean law that the Chilean Fiscalía Nacional Económica (the “CAA”) be notified of the Offer. The CAA does, however, have broad authority to investigate any intended transaction that the CAA determines is likely to cause an adverse effect on, or lessen, competition. Although it is not anticipated that the CAA will investigate the Offer, no assurance can be given that the CAA will not determine that the Offer is anticompetitive and subject to the scrutiny of the CAA.

Section 15. Extension of the Offer; Termination; Amendment.
In addition, subject to applicable law, we expressly reserve the right, for any reason, at any time and from time to time prior to the Expiration Date, and regardless of whether any of the events set forth in “The Offer — Section 13. Conditions of the Offer” shall have occurred or are deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares or ADSs.
We will effect any such extension by giving oral or written notice of such extension to the Chilean Share Tender Agent, U.S. Share Tender Agent and the ADS Tender Agent and making a public announcement of the extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any Shares or ADSs not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares or ADSs upon the occurrence of any of the conditions specified in “The Offer — Section 13. Conditions of the Offer” by giving oral or written notice of the termination or postponement to the Chilean Share Tender Agent, U.S. Share Tender Agent and the ADS Tender Agent and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Shares or ADSs which we have accepted for payment is limited by applicable law, which requires that we must pay the consideration offered or return the Shares or ADSs tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in “The Offer — Section 13. Conditions of the Offer” have occurred or are deemed by us to have occurred, to amend the Offer prior to the Expiration Date for any reason. Amendments to the Offer may be made at any time and from time to time by public announcement. In the case of an extension of the Offer, such amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date in addition to the mandatory notices that we have to publish in two newspapers in Chile on or before the original expiration date. Any public announcement made pursuant to the Offer will be disseminated promptly to Share and ADS holders in a manner reasonably designed to inform Share and ADS holders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law or regulation, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PR Newswire, Business Wire or another comparable service.
If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 14e-1(a) and 14d-4(d) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information; however, in no event will the Offer remain open for fewer than five (5) business days following such a material change in the terms of, or information concerning, the Offer. If (i) we make any change to increase the price to be paid for the Shares and ADSs, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase is first published, sent or given to Share and ADS holders in the manner specified in this “Section 15. Extension of the Offer; Termination; Amendment,” the Offer will be extended such that the expiration date is at least ten (10) business days after notice of the increase in the price as announced. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through midnight (the end of the day), New York City time.
Section 16. Fees and Expenses.
We have retained Georgeson LLC to act as Information Agent, Banchile Corredores de Bolsa S.A. to act as Chilean Share Tender Agent, Computershare Trust Company, N.A. and Computershare Inc. to act as U.S. Share Tender Agent and ADS Tender Agent, Goldman Sachs & Co. LLC, as Dealer Manager and U.S. Settlement Agent, Claro y Cia., as Chilean counsel, and Milbank LLP, as special U.S. counsel, in connection with the Offer. The Dealer Manager for the Offer and the Information Agent may contact holders of Shares or ADSs by mail, facsimile and personal interviews and may request brokers, dealers and other nominee Share and ADS holders to forward materials relating to the Offer to beneficial owners. Each of the Dealer Manager, the Information Agent, the Chilean Share Tender Agent, U.S. Share Tender Agent and the ADS Tender Agent will receive reasonable and customary compensation for their respective services, will be reimbursed by IRSA for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.
It is estimated that, assuming the Offer is fully subscribed, the expenses incurred by IRSA in connection with the Offer will be approximately as set forth below (in each case, inclusive of applicable taxes):
ADS Tender Agent and U.S. Share Tender Agent	US$128,000
Chilean Share Tender Agent	US$111,000
Information Agent	US$27,000
Dealer Manager and U.S. Settlement Agent	US$820,000
Legal Fees and Related Expenses	US$1,446,000
Filing Fees and Related Fees	US$43,000
Printing, Mailing and Distribution Expenses	US$8,000
Financing Expenses	US$1,935,000
Miscellaneous	US$164,000
Total	US$4,682,000
We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent and the Dealer Manager for the Offer as described above) for soliciting tenders of Shares or ADSs pursuant to the Offer. Share or ADS holders holding Shares or ADSs through brokers, dealers and other nominee stockholders are urged to consult the brokers, dealers and other nominee stockholders to determine whether transaction costs may apply if Share or ADS holders tender Shares or ADSs through the brokers, dealers and other nominee Share or ADS holders and not directly to the Chilean Share Tender Agent, the U.S. Share Tender Agent or ADS Tender Agent, as applicable. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares or ADSs held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Dealer Manager for the Offer, the Information Agent, the Chilean Share Tender Agent, the U.S. Share Tender Agent or the ADS Tender Agent for purposes of the Offer.
Section 17. Miscellaneous.
We are not aware of any jurisdiction where the making of the Offer or the acceptance of Shares or ADSs pursuant to the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Shares or ADSs pursuant to the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such applicable law. If, after such good faith effort, we cannot comply with such applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the Share or ADS holders residing in such jurisdiction.
We have filed with the SEC a Schedule TO which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in “The Offer — Section 9. Information Concerning IRSA” with respect to information concerning us. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of the applicable jurisdiction.
You should only rely on the information contained in this Offer to Purchase and in the related Form of Chilean Share Acceptance, Form of U.S. Share Acceptance, or ADS Letter of Transmittal or to which we have referred you. We have not authorized any person to provide you with information or make any representation in connection with the Offer other than those contained in this Offer to Purchase, the related Form of Chilean Share Acceptance, Form of U.S. Share Acceptance or ADS Letter of Transmittal or in the other documents that constitute a part of the Offer. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, IRSA’s Board of Directors, the Chilean Share Tender Agent, U.S. Share Tender Agent, the ADS Tender Agent, the Dealer Manager or the Information Agent.
May 19, 2021.	Inversiones y Rentas S.A.

Annex A

Directors and Executive Officers of IRSA
The following table sets forth the information regarding each director and executive officer of IRSA.
To IRSA’s best knowledge, none of IRSA, or any of the persons listed in this Annex A, have been, during the past five (5) years, (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
IRSA’s principal business addresses is Enrique Foster Sur 20, 14th floor, Santiago, Chile, Telephone +(56 2) 2750-7210.
A.	Directors
Name and Citizenship	Address	Present and Material Occupations, Positions, Offices or Employment During the Past Five Years and Addresses
Carlos Molina Solís United States	396 Alhambra Circle PH1, Coral Gables, Florida, U.S.A	•	Chairman of IRSA (2012-Present) Address: Enrique Foster Sur 20, 14th floor, Las Condes, Santiago, Chile
		•	Board Member of CCU (2012-Present) Address: Vitacura 2670, 19th floor, Santiago, Región Metropolitana, Chile
José Francisco Pérez Mackenna Chilean	Enrique Foster Sur 20, 14th floor, Las Condes, Santiago, Chile	•	Vice Chairman of IRSA (2009-Present) Address: Enrique Foster Sur 20, 14th floor, Las Condes, Santiago, Chile
		•	Chief Executive Officer of Quiñenco S.A. (1998-Present) Address: Enrique Foster Sur 20, 14th floor, Las Condes, Santiago, Chile
		•	Board Member of CCU (2009-Present) Address: Vitacura 2670, 19th floor, Santiago, Región Metropolitana, Chile
		•	Nexans Board Member (2011-Present) Address: Le Vinci, 4 allée de l’Arche, 92400 Courbevoie, France
		•	Hapag-Lloyd Board Member (2015-Present) Address: Ballindamm 25, 20095 Hamburg, Germany
		•	Banco de Chile S.A. Board Member (2009-Present) Address: Ahumada 251, Santiago, Chile
		•	Invexans S.A. Board Member (2013-Present) Address: Enrique Foster Sur 20, 12th Floor, Las Condes, Santiago, Chile
		•	Sociedad Matriz SAAM S.A. Board Member (2013-Present) Address: Apoquindo 4800, Tower II, 18th Floor, Las Condes, Santiago, Chile
		•	Compañía Sud Americana de Vapores S.A. Board Member (2012-Present) Address: Hendaya 60, 14th Floor, Las Condes, Santiago, Chile
Rory Cullinan Irish	Flat 3, 89 Onslow Square, London. United Kingdom	•	Board Member of IRSA (2019-Present) Address: Enrique Foster Sur 20, 14th floor, Las Condes, Santiago, Chile
		•	Board Member of CCU (2019-Present) Address: Vitacura 2670, 19th floor, Santiago, Región Metropolitana, Chile
A-1

Name and Citizenship	Address	Present and Material Occupations, Positions, Offices or Employment During the Past Five Years and Addresses
Pablo José Granifo Lavín Chilean	Ahumada 251, Santiago, Chile	•	Board Member of IRSA (2013-Present) Address: Enrique Foster Sur 20, 14th floor, Las Condes, Santiago, Chile
		•	Chairman of the Board of Directors of Banco de Chile (2007-Present) Address: Ahumada 251, Santiago, Chile
		•	Board Member of CCU (2013-Present) Address: Vitacura 2670, 19th floor, Santiago, Región Metropolitana, Chile
		•	Board Member of Quiñenco (2019-Present) Address: Enrique Foster Sur 20, 14th floor, Las Condes, Santiago, Chile
Rodrigo Hinzpeter Kirberg Chilean	Enrique Foster Sur 20, 14th floor, Las Condes, Santiago, Chile	•	Board Member of IRSA (2015-Present) Address: Enrique Foster Sur 20, 14th floor, Las Condes, Santiago, Chile
		•	Board Member of CCU (2015-Present) Address: Vitacura 2670, 19th floor, Santiago, Región Metropolitana, Chile
		•	Quiñenco S.A. Legal Counsel (2014-Present) Address: Enrique Foster Sur 20, 14th floor, Las Condes, Santiago, Chile
		•	Invexans S.A. Board Member (2016-Present) Address: Enrique Foster Sur 20, 12th Floor, Las Condes, Santiago, Chile
Marc Gross French	Smeetsweg 1, 2382PH, Zoeterwoude, Holland	•	Board Member of IRSA (2020-Present) Address: Enrique Foster Sur 20, 14th floor, Las Condes, Santiago, Chile
		•	Board Member of CCU (2020-Present) Address: Vitacura 2670, 19th floor, Santiago, Región Metropolitana, Chile
B.	Executive Officers
Name and Citizenship	Address	Present and Material Occupations, Positions, Offices or Employment During the Past Five Years and Addresses
Alessandro Bizzarri Carvallo Chilean	Enrique Foster Sur 20, 14th floor, Las Condes, Santiago, Chile	•	Chief Executive Officer of IRSA (2009-Present). Address: Enrique Foster Sur 20, 14th floor, Las Condes, Santiago, Chile
		•	Partner Carvallo Bizzarri Garcia Law firm Address: Nueva Costanera 4229, Suite 206, Vitacura, Santiago, Chile
Rosita Covarrubias Gatica Chilean	Enrique Foster Sur 20, 14th floor, Las Condes, Santiago, Chile	•	Chief Financial Officer of IRSA (2013-Present) Address: Enrique Foster Sur 20, 14th floor, Las Condes, Santiago, Chile
A-2

Annex B

Directors and Executive Officers of Quiñenco
The following table sets forth the information regarding each director and executive officer of Quiñenco.
To IRSA’s best knowledge, none of Quiñenco, or any of the persons listed in this Annex B, have been, during the past five (5) years, (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
Quiñenco’s principal business addresses is Enrique Foster Sur 20, 14th floor, Santiago, Chile, Telephone +(56 2) 2750-7100.
A.	Directors
Name and Citizenship	Address	Present and Material Occupations, Positions, Offices or Employment During the Past Five Years and Addresses
Andrónico Luksic Craig Chilean	Enrique Foster Sur 20, 14th floor, Santiago, Chile	•	Chairman of the Board of Directors of Quiñenco (1997-Present) Address: Enrique Foster Sur 20, 14th floor, Las Condes, Santiago, Chile
		•	Vice Chairman of the Board of Directors of Banco de Chile (2009-Present) Address: Ahumada 251, Santiago, Chile
		•	Nexans Board Member (2013-Present) Address: Le Vinci, 4 allée de l’Arche, 92400 Courbevoie, France
		•	Director of various companies
Jean-Paul Luksic Fontbona Chilean	Apoquindo 4001, 22nd Floor, Las Condes, Santiago, Chile	•	Non-Executive Chairman of Antofagasta plc (2014-Present) Address: Cleveland House, 33 King Street, London SW1Y 6RJ, United Kingdom
		•	Chairman of Antofagasta Minerals (2004-Present) Address: Apoquindo 4001, 18th Floor, Las Condes, Santiago, Chile
		•	Vice Chairman of the Board of Directors of Quiñenco (1993-Present) Address: Enrique Foster Sur 20, 14th floor, Santiago, Chile
		•	Director of various companies
Nicolás Luksic Puga Chilean	Enrique Foster Sur 20, 21st Floor, Santiago, Chile	•	Board Member of Quiñenco S.A. (2013-Present) Address: Enrique Foster Sur 20, 14th floor, Santiago, Chile
		•	Chairman Inmobiliaria e Inversiones Rio Claro S.A. (2013-Present) Address: Enrique Foster Sur 20, 21st Floor, Santiago, Chile
Andrónico Luksic Lederer Chilean	Apoquindo 4001, 21st Floor, Santiago, Chile	•	Board Member of Quiñenco S.A. (2014-Present) Address: Enrique Foster Sur 20, 14th floor, Santiago, Chile
		•	Antofagasta Minerals -Development Vice President (2015-Present) Address: Apoquindo 4001, 18th Floor, Las Condes, Santiago, Chile
Carolina de la Huerta Aguirre Chilean	Espoz 2683, Vitacura, Santiago, Chile	•	Board Member of Quiñenco S.A. (2020-Present) Address: Enrique Foster Sur 20, 14th floor, Santiago, Chile
		•	Chairman of Luksic Foundation (2020-Present)
Address: Hendaya 60, Suite 801, Las Condes, Santiago, Chile

Name and Citizenship	Address	Present and Material Occupations, Positions, Offices or Employment During the Past Five Years and Addresses
Hernán Büchi Buc Chilean	Alcántara 498, Las Condes, Santiago, Chile	•	Board Member of Quiñenco S.A. (1997-Present) Address: Enrique Foster Sur 20, 14th floor, Santiago, Chile
		•	Banco de Chile S.A. Board Member (2019-Present)
Address: Ahumada 251, Santiago, Chile
		•	Invexans S.A. Board Member (2013-Present)
Address: Enrique Foster Sur 20, 12th Floor, Las Condes, Santiago, Chile
		•	Sociedad Matriz SAAM S.A. Board Member (2013-Present)
Address: Apoquindo 4800, Tower II, 18th Floor, Las Condes, Santiago, Chile
		•	Compañía Sud Americana de Vapores S.A. Board Member (2013-Present)
Address: Hendaya 60, 14th Floor, Las Condes, Santiago, Chile
		•	Director of various companies
Pablo Granifo Lavin Chilean	Ahumada 251, Santiago, Chile	•	Board Member of Quiñenco S.A. (2019-Present) Address: Enrique Foster Sur 20, 14th floor, Las Condes, Santiago, Chile
		•	Board Member of IRSA (2013-Present) Address: Enrique Foster Sur 20, 14th floor, Las Condes, Santiago, Chile
		•	Chairman of the Board of Directors of Banco de Chile (2007-Present)
Address: Ahumada 251, Santiago, Chile
		•	Board Member of CCU (2013-Present) Address: Vitacura 2670, 19th floor, Santiago, Región Metropolitana, Chile
Matko Koljatic Maroevic Chilean	Camino Otoñal 2555, Las Condes, Santiago, Chile	•	Board Member of Quiñenco S.A. (2003-Present) Address: Enrique Foster Sur 20, 14th floor, Las Condes, Santiago, Chile
		•	Director of various companies

B.	Executive Officers
Name and Citizenship	Address	Present and Material Occupations, Positions, Offices or Employment During the Past Five Years and Addresses
Francisco Pérez Mackenna Chilean	Enrique Foster Sur 20, 14th floor, Las Condes, Santiago, Chile	•	Chief Executive Officer (1998-Present) Address: Enrique Foster Sur 20, 14th floor, Las Condes, Santiago, Chile
		•	Vice Chairman of IRSA (2009-Present)
Address: Enrique Foster Sur 20, 14th floor, Las Condes, Santiago, Chile
		•	Board Member of CCU (2009-Present)
Address: Vitacura 2670, 19th floor, Santiago, Región Metropolitana, Chile
		•	Nexans Board Member (2011-Present)
Address: Le Vinci, 4 allée de l’Arche, 92400 Courbevoie, France
		•	Hapag-Lloyd Board Member (2015-Present)
Address: Ballindamm 25, 20095 Hamburg, Germany
		•	Banco de Chile S.A. Board Member (2009-Present)
Address: Ahumada 251, Santiago, Chile
		•	Invexans S.A. Board Member (2013-Present)
Address: Enrique Foster Sur 20, 12th Floor, Las Condes, Santiago, Chile
		•	Sociedad Matriz SAAM S.A. Board Member (2013-Present)
Address: Apoquindo 4800, Tower II, 18th Floor, Las Condes, Santiago, Chile
		•	Compañía Sud Americana de Vapores S.A. Board Member (2012-Present)
Address: Hendaya 60, 14th Floor, Las Condes, Santiago, Chile
Luis Fernando Antúnez Bories Chilean	Enrique Foster Sur 20, 14th floor, Las Condes, Santiago, Chile	•	Chief Financial Officer (1996-Present) Address: Enrique Foster Sur 20, 14th floor, Las Condes, Santiago, Chile
Mauricio Lob De La Carrera Chilean	Enrique Foster Sur 20, 14th floor, Las Condes, Santiago, Chile	•	Manager of Corporate Affairs and Social Management (2020-Present) Address: Enrique Foster Sur 20, 14th floor, Las Condes, Santiago, Chile
		•	Public Affairs Manager (2014 – 2020)
Address: Enrique Foster Sur 20, 14th floor, Las Condes, Santiago, Chile
Diego Bacigalupo Aracena Chilean	Enrique Foster Sur 20, 14th floor, Las Condes, Santiago, Chile	•	Business Development Manager (2017-Present) Address: Enrique Foster Sur 20, 14th floor, Las Condes, Santiago, Chile
		•	Sociedad Matriz SAAM S.A. Board Member (2018-Present)
Address: Apoquindo 4800, Tower II, 18th Floor, Las Condes, Santiago, Chile
Rodrigo Hinzpeter Kirberg Chilean	Enrique Foster Sur 20, 14th floor, Las Condes, Santiago, Chile	•	Chief Counsel (2014 -Present) Address: Enrique Foster Sur 20, 14th floor, Las Condes, Santiago, Chile
		•	Board Member of IRSA (2015-Present)
Address: Enrique Foster Sur 20, 14th floor, Las Condes, Santiago, Chile

Name and Citizenship	Address	Present and Material Occupations, Positions, Offices or Employment During the Past Five Years and Addresses
		•	Board Member of CCU (2015-Present)
Address: Vitacura 2670, 19th floor, Santiago, Región Metropolitana, Chile
		•	Invexans S.A. Board Member (2016-Present)
Address: Enrique Foster Sur 20, 12th Floor, Las Condes, Santiago, Chile
Pedro Marín Loyola Chilean	Enrique Foster Sur 20, 14th floor, Las Condes, Santiago, Chile	•	Performance Control Manager and Internal Auditor (1999-Present) Address: Enrique Foster Sur 20, 14th floor, Las Condes, Santiago, Chile
Pilar Rodriguez Alday Chilean	Enrique Foster Sur 20, 14th floor, Las Condes, Santiago, Chile	•	Investor Relations Manager (2008-Present) Address: Enrique Foster Sur 20, 14th floor, Las Condes, Santiago, Chile
Alvaro Sapag Rajevic Chilean	Enrique Foster Sur 20, 14th floor, Las Condes, Santiago, Chile	•	Sustainability Manager (2014-Present) Address: Enrique Foster Sur 20, 14th floor, Las Condes, Santiago, Chile
Andrea Tokman Ramos Chilean/U.S.	Enrique Foster Sur 20, 14th floor, Las Condes, Santiago, Chile	•	Chief Economist (2014-Present) Address: Enrique Foster Sur 20, 14th floor, Las Condes, Santiago, Chile
Davor Domitrovic Grubisic Chilean	Enrique Foster Sur 20, 14th floor, Las Condes, Santiago, Chile	•	Head of Legal and Prevention Manager (2014-Present) Address: Enrique Foster Sur 20, 14th floor, Las Condes, Santiago, Chile
Óscar Henríquez Vignes Chilean	Enrique Foster Sur 20, 14th floor, Las Condes, Santiago, Chile	•	General Accountant (1996-Present) Address: Enrique Foster Sur 20, 14th floor, Las Condes, Santiago, Chile

Annex C

Legal Representatives of Heineken Chile
The following table sets forth the information regarding each legal representative of Heineken Chile.
To IRSA’s best knowledge, none of Heineken Chile, or any of the persons listed in this Annex C, have been, during the past five (5) years, (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
Heineken Chile’s principal business addresses is Mariano Sanchez Fontecilla 310, 2nd floor, Suite 201, Las Condes, Santiago, Chile, Telephone +(56 2) 2347-1000.
Heineken Chile is organized as a Chilean limited liability company and it has no board of directors given that it is managed by one of its partners, Heineken International B.V., a Dutch limited liability company. Heineken International B.V., as manager of Heineken Chile, has appointed different legal representatives so they may represent and act on behalf of Heineken Chile with specific powers and limitations set forth in Heineken Chile’s outstanding powers of attorney (“PoA”). Heineken Chile’s legal representatives are listed below:
Legal Representatives
Name and Citizenship	Address	Present and Material Occupations, Positions, Offices or Employment During the Past Five Years and Addresses
Jesús García Sánchez-Reyes	Avenida Vitacura 2670, 19th floor, Las Condes, Santiago, Chile.	•	Heineken Chile's legal representative (pursuant to outstanding PoA) (2016 – Present).
Spanish			Address: Mariano Sanchez Fontecilla 310, 2nd floor, Suite 201, Las Condes, Santiago, Chile
		•	General Controller at Compañía Cervecerías Unidas S.A. (CCU) (2015 – Present).
		•	Address: Avenida Vitacura 2670, 19th floor, Las Condes, Santiago, Chile.
Sebastián Obach González	Avenida Andrés Bello 2711, 19th floor, Las Condes, Santiago, Chile.	•	Heineken Chile's legal representative (pursuant to outstanding PoA) (2007 – Present).
Chilean			Address: Mariano Sanchez Fontecilla 310, 2nd floor, Suite 201, Las Condes, Santiago, Chile.
		•	Senior Counsel / Consulting Lawyer at Cariola Díez Pérez-Cotapos Law Firm (1982 – Present).
Address: Avenida Andrés Bello 2711, 19th floor, Las Condes, Santiago, Chile.
		•	Director of various companies.
Francisco Javier Illanes Munizaga	Avenida Andrés Bello 2711, 19th floor, Las Condes, Santiago, Chile.	•	Heineken Chile's legal representative (pursuant to outstanding PoA) (2018 – Present).
Chilean			Address: Mariano Sanchez Fontecilla 310, 2nd floor, Suite 201, Las Condes, Santiago, Chile.
		•	Partner at Cariola Díez Pérez-Cotapos Law Firm (1987 – Present).
Address: Avenida Andrés Bello 2711, 19th floor, Las Condes, Santiago, Chile.
		•	Director of various companies.
C-1

Name and Citizenship	Address	Present and Material Occupations, Positions, Offices or Employment During the Past Five Years and Addresses
Gerardo Varela Alfonso	Avenida Andrés Bello 2711, 19th floor, Las Condes, Santiago, Chile.	•	Heineken Chile's legal representative (pursuant to outstanding PoA) (2007 – 2018, and from 2019 - Present).
Chilean			Address: Mariano Sanchez Fontecilla 310, 2nd floor, Suite 201, Las Condes, Santiago, Chile.
		•	Partner at Cariola Díez Pérez-Cotapos Law Firm (1996 – Present, and associate from 1990 – 1996 in the same firm).
Address: Avenida Andrés Bello 2711, 19th floor, Las Condes, Santiago, Chile.
		•	Board Member of the Board of Directors of Sociedad Procesadora de Leche del Sur S.A. (2020 – Present).
Address: Avenida Vitacura 4465, Vitacura, Santiago, Chile.
		•	Chairman of the Board of Directors of Sociedad Procesadora de Leche del Sur S.A. (2018 – 2020).
Address: Avenida Vitacura 4465, Vitacura, Santiago, Chile.
		•	Vice-Chairman of the Board of Directors of Sociedad Procesadora de Leche del Sur S.A. (2011 – 2018).
Address: Avenida Vitacura 4465, Vitacura, Santiago, Chile.
		•	Board Member of the Board of Directors of Soprole Inversiones S.A. (2016, 2018).
Address: Avenida Vitacura 4465, Vitacura, Santiago, Chile.
		•	Chairman of the Board of Directors of Soprole Inversiones S.A. (2010 – 2018).
Address: Avenida Vitacura 4465, Vitacura, Santiago, Chile.
		•	Minister of Education (Chile) (2018).
		•	Director of various other companies.
Andrea Saffie Vega	Avenida Andrés Bello 2711, 19th floor, Las Condes, Santiago, Chile.	•	Heineken Chile's legal representative (pursuant to outstanding PoA) (2020 – Present).
Chilean			Address: Mariano Sanchez Fontecilla 310, 2nd floor, Suite 201, Las Condes, Santiago, Chile.
		•	Partner at Cariola Díez Pérez-Cotapos Law Firm (2020 – Present, and associate from 2008 – 2020 in the same firm).
Address: Avenida Andrés Bello 2711, 19th floor, Las Condes, Santiago, Chile.
		•	Alternate Board Member of the Board of Directors of Sociedad Procesadora de Leche del Sur S.A. (2020 – Present).
Address: Avenida Vitacura 4465, Vitacura, Santiago, Chile.
		•	Alternate Board Member of the Board of Directors of Soprole Inversiones S.A. (2020 – Present).
Address: Avenida Vitacura 4465, Vitacura, Santiago, Chile.
		•	Director of other companies.
C-2

INVERSIONES Y RENTAS S.A. and SUBSIDIARIES

Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Translation of Consolidated Financial Statements originally issued in Spanish – See Note 2 a))

Index

Consolidated Financial Statements

Consolidated Statements of Financial Position F-3

Consolidated Statements of Comprehensive Income F-5

Consolidated Statements of Changes in Net Equity F-7

Consolidated Statements of Cash Flows F-8

Notes to the Consolidated Financial Statements F-9

Ch$ = Chilean pesos
ThCh$ = Thousands of Chilean pesos
UF = Chilean Indexed Units
USD or US$= US Dollars

F-1

Consolidated Financial Statements

INVERSIONES Y RENTAS S.A. AND SUBSIDIARIES

As of December 31, 2020 and 2019

(Translation of Consolidated Financial Statements originally issued in Spanish – See Note 2 a))

F-2

Inversiones y Rentas S.A. and Subsidiaries
(in thousands of Chilean Pesos)

ASSETS	Note	12/31/2020	12/31/2019
Current assets		**ThCh$**	**ThCh$**
Cash and cash equivalents	(13)	399,196,053	197,368,317
Other financial assets, current	(6)	12,212,588	9,815,358
Other non-financial assets, current	(17)	15,278,558	22,395,591
Trade receivables and other accounts receivable, current	(14)	275,387,923	300,013,940
Accounts receivable from related entities, current	(15)	5,313,079	3,278,685
Inventory, current	(16)	231,843,261	232,434,461
Biological assets, current	(24)	10,595,029	9,459,071
Tax assets, current	(25)	10,871,224	15,153,754
Total current assets other than assets or groups of assets for disposal classified as held for sale or as held for distribution to owners		**960,697,715**	**789,919,177**
Non-current assets or groups of assets for disposal classified as held for sale	(23)	2,121,327	383,138
Non-current assets or groups of assets for disposal classified as held for sale or as held for distribution to owners		**2,121,327**	**383,138**
Total current assets		**962,819,042**	**790,302,315**
Non-current assets			
Other financial assets, non-current	(6)	11,953,435	4,670,538
Other non-financial assets, non-current	(17)	8,479,668	7,042,297
Accounts receivable, non-current	(14)	1,860,635	3,224,627
Accounts receivable from related entities, non-current	(15)	132,555	118,122
Investments accounted for using the equity method	(18)	131,106,785	136,098,062
Intangible assets other than goodwill	(19)	128,257,441	125,618,666
Goodwill	(20)	144,327,730	152,092,405
Property, plant and equipment	(21)	1,082,515,880	1,071,730,034
Right of use assets	(22)	7,705,942	8,313,274
Investment property	(26)	25,079,352	25,804,121
Non-current tax assets	(25)	3,236	2,305,129
Deferred tax assets	(25)	51,044,712	54,528,648
Total non-current assets		**1,592,467,371**	**1,591,545,923**
Total Assets		**2,555,286,413**	**2,381,848,238**

The accompanying notes 1 to 38 are an integral part of these Consolidated Financial Statements.

F-3

Inversiones y Rentas S.A. and Subsidiaries
(in thousands of Chilean Pesos)

LIABILITIES	Note	12/31/2020	12/31/2019
Current Liabilities		ThCh$	ThCh$
Other financial liabilities, current	(27)	81,457,480	75,802,649
Lease liabilities	(26)	4,934,639	4,857,097
Trade payables and other accounts payable	(28)	324,525,367	306,658,776
Accounts payable to related entities, current	(15)	18,432,354	8,979,434
Other short-term provisions	(29)	2,987,740	3,045,367
Current tax liabilities	(25)	21,260,888	20,722,767
Employee benefit provisions, current	(31)	39,900,588	27,356,205
Other non-financial liabilities, current	(30)	29,544,849	31,791,275
Total current liabilities		**523,043,905**	**479,213,570**
Non-current Liabilities			
Other financial liabilities, non-current	(27)	435,878,755	267,156,389
Lease liabilities, non-current	(26)	27,200,272	28,213,259
Other long-term provisions	(29)	488,465	531,961
Deferred tax liabilities	(25)	118,729,946	131,582,558
Employee benefit provisions, non-current	(31)	35,678,357	33,571,138
Other accounts payable	(28)	19,875	26,550
Total non-current liabilities		**617,995,670**	**461,081,855**
Total Liabilities		**1,141,039,575**	**940,295,425**
Equity			
Issued capital	(32)	184,574,372	184,574,372
Retained earnings		652,035,928	633,868,198
Other reserves	(32)	(53,237,492)	(22,984,505)
Equity attributable to the owners of the parent		783,372,808	795,458,065
Non-controlling interests	(31.a)	630,874,030	646,094,748
Total equity		**1,414,246,838**	**1,441,552,813**
Total Liabilities and Equity		**2,555,286,413**	**2,381,848,238**

The accompanying notes 1 to 38 are an integral part of these Consolidated Financial Statements.

F-4

Inversiones y Rentas S.A. and Subsidiaries
(in thousands of Chilean pesos)

INCOME STATEMENT	Note	01-01-2020 12-31- 2020 ThCh$	01-01-2019 12-31- 2019 ThCh$
Revenue	(7)	1,857,593,678	1,822,540,697
Selling costs	(9)	(984,035,922)	(908,318,190)
Gross gain		873,557,756	914,222,507
Other income by function	(11)	19,282,148	22,573,033
Distribution costs	(9)	(337,101,549)	(327,543,973)
Administrative expenses	(9)	(138,907,395)	(137,075,485)
Other expenses by function	(9)	(230,349,566)	(241,479,749)
Other gains (losses)	(12)	(11,496,632)	3,073,272
Gains (losses) from operating activities		**174,984,762**	**233,769,605**
Financial income	(10)	3,463,200	13,179,134
Financial costs	(10)	(30,308,542)	(29,709,130)
Share in profit from associates and joint ventures accounted for using the equity method	(18)	(8,437,209)	(16,431,759)
Exchange differences	(10)	2,551,547	(9,054,155)
Income from indexed units	(10)	(1,504,649)	(9,521,157)
Pre-tax gain		140,749,109	182,232,538
Income tax expense	(25)	(35,080,785)	(39,756,517)
Gain		**105,668,324**	**142,476,021**
Gain attributable to the owners of the parent		55,164,829	74,915,374
Gain attributable to non-controlling interests	(31.b)	50,503,495	67,560,647
Consolidated Gain		**105,668,324**	**142,476,021**
Earnings per share			
Basic earnings per share			
Basic earnings per share from continuing operations		36.24	49.22
Basic earnings per share from discontinued operations		-	-
Basic Earnings per Share		**36.24**	**49.22**
Diluted earnings per share			
Diluted earnings per basic share from continuing operations		36.24	49.22
Diluted earnings per basic share from discontinued operations		-	-
Basic Earnings per Share		**36.24**	**49.22**

The accompanying notes 1 to 38 are an integral part of these Consolidated Financial Statements.

F-5

Inversiones y Rentas S.A. and Subsidiaries
(in thousands of Chilean pesos)

STATEMENT OF COMPREHENSIVE INCOME	01-01-2020 12-31- 2020 ThCh$	01-01-2019 12-31- 2019 ThCh$
Gains	105,668,324	142,476,021
Components of Other Comprehensive Income		
Exchange Difference		
Gains (losses) arising from exchange differences	(31,226,173)	9,673,735
Other Comprehensive Income from Exchange Differences	**(31,226,173)**	**9,673,735**
Cash Flow Hedges		
Gains (losses) arising from cash flow hedges	1,780,909	149,702
Other Comprehensive Income from Cash Flow Hedges	**1,780,909**	**149,702**
Other comprehensive Income / actuarial gains (losses) from defined benefit plans	(778,812)	(1,732,548)
Other Components of Other Comprehensive Income	**(778,812)**	**(1,732,548)**
Other Comprehensive Income	(30,224,076)	8,090,889
Income tax related to comprehensive cash flow hedges	-	-
Income tax related to defined benefit plans from comprehensive income	-	-
Other Comprehensive Income	**(30,224,076)**	**8,090,889**
Total Comprehensive Income	**75,444,248**	**150,566,910**
Comprehensive Income attributable to:		
Comprehensive income attributable to the owners of the parent	24,940,754	83,006,263
Comprehensive income attributable to non-controlling interests	50,503,495	67,560,647
Total Comprehensive Income	**75,444,249**	**150,566,910**

The accompanying notes 1 to 38 are an integral part of these Consolidated Financial Statements.

F-6

Inversiones y Rentas S.A. and Subsidiaries
(in thousands of Chilean pesos)

Consolidated Statements of Cash Flows
For the years ended December 31, 2020 and 2019

	Note	01-01-2020 12-31- 2020 ThCh$	01-01-2019 12-31- 2019 ThCh$
Cash Flows provided by (used in) Operating Activities			
Types of cash inflows provided by operating activities			
Cash inflows from the sale of products and the provision of services		2,330,736,906	2,398,331,236
Other cash inflows provided by operating activities		28,546,743	34,857,922
Types of cash outflows used in operating activities			
Payments to suppliers for goods and services provided		(1,469,534,952)	(1,548,549,585)
Payments to and on behalf of employees		(248,429,890)	(240,710,775)
Other cash outflows used in operating activities		(312,075,275)	(302,964,849)
Net cash flows provided by operating activities		329,243,532	340,963,949
Dividends received		656,445	428,681
Interests paid		(21,975,481)	(24,943,412)
Interests received		2,118,321	13,114,668
Reimbursed (paid) income taxes		(42,883,030)	(93,301,133)
Other cash inflows (outflows)		13,496,844	6,269,666
Net cash flows provided by (used in) Operating Activities		**280,656,631**	**242,532,419**
Cash Flows provided by (used in) Investing Activities			
Cash flows used in obtaining control of subsidiaries or other businesses		(1,028,076)	(8,652,268)
Collected from related parties		15,959	-
Cash outflows used in the purchase of non-controlling interests		1,273,947	1,240,461
Cash inflows from related entities		(19,287,372)	(13,549,638)
Other cash inflows from the sale of interests in joint ventures		392,213	6,049,705
Other cash outflows used in the acquisition of interests in joint ventures		(117,013,658)	(134,668,653)
Cash inflows from the sale of items of property, plant and equipment		(5,773,071)	(5,819,196)
Acquisition of property, plant and equipment		-	-
Cash outflows used in the acquisition of intangible assets		-	11,200,000
Other cash inflows (outflows)		861,168	13,863
Net cash flows provided by (used in) Investing Activities		**(140,558,890)**	**(144,185,726)**
Cash Flows provided by (used in) Financing Activities			
Payments for changes in ownership of subsidiaries that do not result in a loss of control		(86,912)	-
Cash inflows from long-term loans		196,786,489	25,641,701
Cash inflows from short-term loans		72,550,018	25,347,785
Total cash inflows from loans		269,249,595	50,989,486
Loan payments		(109,185,414)	(40,278,355)
Cash outflows for finance leases		(6,857,420)	(6,416,902)
Loan payments to related entities		(8,556)	-
Dividends paid		(87,063,414)	(204,768,990)
Other cash inflows (outflows)		449,333	1,092,190
Net cash flows provided by (used in) Financing Activities		**66,584,124**	**(199,382,571)**
Net increase (decrease) in cash and cash equivalents before the effect of changes in exchange rates		206,681,865	(101,035,878)
Effects of changes in exchange rates on cash and cash equivalents		(4,854,129)	(21,358,982)
Net increase (decrease) in cash and cash equivalents		201,827,736	(122,394,860)
Cash and cash equivalents at the beginning of the year		197,368,317	319,763,177
Cash and cash equivalents at the end of the year	(13)	**399,196,053**	**197,368,317**

F-8

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish – See Note 2 a))

Note 1 – Corporate Information

(a) Company information

Inversiones y Rentas S.A. (hereinafter IRSA or the Company) is a closed-stock corporation, incorporated by public deed dated August 2, 1985, in the Notery of Mr. Andrés Rubio Flores in Santiago, Chile.

The Company's registered office is located on 20 Enrique Foster Sur St., 14th floor, Las Condes, Santiago. Its taxpayer identification number (RUT) is 96.427.000-7.

Currently, IRSA is a joint venture between Quiñenco S.A. and Heineken Chile Ltd., both with a proprietary interest of 50%, through which they have joint control over the company Cervecerías Unidas S.A. (CCU).

The present Consolidated Financial Statements of Inversiones y Rentas S.A. and Subsidiaries have been approved by the Board of Directors on February 23, 2021.

The original consolidates financial statements of IRSA as of December 31, 2020 and 2019 were issued in Spanish. This version is a free translation of those financial statement into English.

(b) Staff

In accordance with the general policy maintained during the last few years and the characteristics of its activities, the Company has kept a minimum, flexible and efficient staff structure based on the hiring and outsourcing of highly qualified personnel, either directly or indirectly. The current organization chart of Inversiones y Rentas S.A. is led by a Board of Directors, a General Manager and a Finance Manager.

As of December 31, 2020, the Company and its subsidiary Compañía Cervecerías Unidas S.A. (hereinafter Compañía Cervecerías Unidas or CCU) have a total staff of 9,053 workers, detailed as follows:

	Number of Employees
Key Executives	16
Managers and Assistant Managers	451
Other employees	8.586
Total	9.053

F-9

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish See Note 2 a))

Note 1 – Corporate Information (continued)

(c) Description of main operations and activities

IRSA's main corporate purpose is the investment in all kinds of movable and immovable goods, both corporeal and incorporeal, with a right to their civil fruits.

The present Consolidated Financial Statements include the following significant subsidiaries:

Taxpayer ID Nº	Subsidiary	Percentage of direct and indirect interest	
		As of December 31, 2020	As of December 31, 2019
		%	%
76.313.970-0	Inversiones IRSA Ltda.	99.9999	99.9999
90.413.000-1	Compañía Cervecerías Unidas S.A. and Subsidiaries	60.0000	60.0000

Percentages of interest with voting rights in each of the companies included in the consolidation:

Taxpayer ID Nº	Subsidiary	Percentage of interest with voting rights	
		As of December 31, 2020	As of December 31, 2019
		%	%
76.313.970-0	Inversiones IRSA Ltda.	99.9999	99.9999
90.413.000-1	Compañía Cervecerías Unidas S.A. and Subsidiaries	60.0000	60.0000

F-10

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish See Note 2 a))

Note 2 - Summary of significant accounting policies

The main accounting policies used for preparing these Consolidated Financial Statements are detailed as follows.

(a) Basis for preparation

These Consolidated Financial Statements as of December 31, 2020, have been prepared in accordance with International Financial Reporting Standards (IFRS) issued by the International Accounting Standards Board (IASB), which have been uniformly applied during the reporting years.

These Consolidated Financial Statements have been prepared under the historical cost model, which has been modified by the revaluation of certain financial assets and financial liabilities (including derivative instruments) of their fair value.

The preparation of Consolidated Financial Statements in accordance with IFRS requires the use of certain critical accounting estimates. It also requires that Management exercises professional judgment when applying the Company's accounting policies. Note 3- Estimates and applications of professional criteria reveals matters that imply a higher degree of judgment or complexity, where hypotheses and estimates are highly significant for the Consolidated Financial Statements.

Amendments and Interpretations have been issued to existing standards that have not become effective and that the Company has not adopted in advance or that it has applied when appropriate. These are mandatory as of the dates detailed as follows:

New Standards, Improvements, Amendments and Interpretations		Mandatory effective date
Amendments to IAS 1	Presentation of Financial Statements and Accounting Policies, Changes in Accounting Estimates and Errors	January 1, 2022
IFRS 17	Insurance Contracts	January 1, 2023

The Company believes that the adoption of these new Standards, Improvements, Amendments and Interpretations will not have a significant impact on the Summarized Interim Consolidated Financial Statements.

F-11

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish See Note 2 a))

Note 2 - Summary of significant accounting policies

COVID-19

Regarding the COVID-19 pandemic, as of the date of this report, subsidiary CCU continues selling, producing and distributing products, in all its commercial operations. Since the pandemic was declared in March 2020 by the World Health Organization, CCU has implemented a regional plan in the countries where it operates, prioritizing the health and safety of all its workers and of the persons with which it relates, as well as the continuity of its operations and financial health. Seven Corporate Covid Protocols were implemented to achieve these objectives in the work centers. The Company has complied fully with all measures dictated by the authorities, actively promoting preventive and self-care measures and facilitating telework for thousands of employees, whenever possible. The above has allowed us to maintain a safe work environment, which is fundamental to balancing caring for our people and continuing to provide an uninterrupted supply of products to customers and consumers.

Together with the above, the Company and its subsidiaries have promoted and innovated in various actions taken to benefit the health and care of the environment with which it relates, starting with our own operation, using our plants, raw materials and production processes to develop supplies to protect against the virus. The initiatives we can mention include contributing alcohol gel and alcohol disinfectant to the Ministry of Health, delivering face shields and acrylic protectors to the customers of subsidiary CCU, supporting the humanitarian return of Chilean and Colombian citizens to their country of origin, delivering food and sanitization to the communities close to our operation centers, among other things.

Regarding the financial health of the Company and its subsidiaries, before the pandemic began, CCU had a solid financial position, with a healthy balance sheet with little financial debt. This condition has allowed it to access the local financial market to obtain the necessary financing to continue with its medium and long-term plans and if necessary, it would allow it to access the international market. This continues to be true, which is reflected in a decrease of approximately 12% of the net financial debt determined in function of the financial statements. In summary, during 2020 there was no significant impact observed on the operating continuity of the Company and its subsidiaries, nor on its financial soundness.

In relation to the drop in profit for the year, it was mainly due to the devaluation of the Ch$ and ARS in respect to the US$, affecting costs indexed to the US$ and conversion of income of subsidiaries abroad to the Ch$, especially Argentina and the impact of finance income due to the pandemic, related to a decrease in the importance of formats and channels with greater margin, mainly the channel of consumption in the sales locations and individual formats. In respect to the latter impact, although it was limited and has decreased in the last months, it cannot be discarded that it will worsen or reappear in 2021 due to a possible resurgence of Covid-19.

F-12

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish See Note 2 a))

Note 2 - Summary of significant accounting policies (continued)

(b) Bases of consolidation

Subsidiaries

The Company's subsidiaries are Inversiones IRSA Ltda. and Compañía Cervecerías Unidas S.A. and Subsidiaries, which are the entities over which IRSA has the power to direct financial and operating policies, which generally derive from an interest of more than 50% of the voting rights that are currently susceptible to being exercised as of the date of the consolidated financial statements. Subsidiaries are consolidated from the date on which control is transferred to the parent Company, and are excluded from consolidation from the date on which control ceases.

The purchase of a subsidiary is accounted for using the acquisition method. The acquisition cost is the fair value of the assets delivered, the equity instruments issued and the liabilities incurred or assumed on the acquisition date. The identifiable assets acquired and the identifiable liabilities and contingencies assumed in a business combination are initially measured at fair value on the acquisition date, regardless of the scope of the non-controlling interests. The excess of the acquisition cost over the fair value of the Company's share of the net identifiable assets acquired is recognized as goodwill. If the acquisition cost is less than the fair value of the net assets of the acquired subsidiary, the difference is recognized directly as profit in the Consolidated Statement of Comprehensive Income.

Joint operations

Regarding joint arrangements that qualify as a joint operation, the Company recognized its share in each of the assets, liabilities and income with respect to its interest in the joint operation, in accordance with IFRS 11.

Transactions between subsidiaries

During the consolidation process, intercompany transactions, balances and unrealized gains on transactions between the Company's entities. Unrealized losses are also eliminated, unless the transaction provides evidence of an impairment loss on the transferred asset. When necessary, the subsidiaries' accounting policies are modified, to ensure uniformity with the parent company's accounting policies.

F-13

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish See Note 2 a))

Note 2 - Summary of significant accounting policies (continued)

(b) Bases of consolidation (continued)

Non-controlling interests

Non-controlling interests are included in the Equity item of the Consolidated Statement of Financial Position. Gains or losses attributable to non-controlling interests are presented in the Consolidated Statement of Comprehensive Income after Income for the year attributable to owners of the parent.

Investments accounted for using the equity method

Associates and joint ventures

A joint venture is a contractual agreement whereby two or more parties perform an economic activity that is subject to joint control, and usually involves the establishment of a separate entity in which each party has an interest based on a controlling agreement. The Company has investments in associates, which are defined as entities, over which an investor exercises significant influence, but are not classed as a subsidiary or a joint venture.

IRSA S.A. and its subsidiaries recognize interests in associates and joint ventures using the equity method. The Financial Statements of joint ventures and associates in which CCU has interests are prepared for the same reporting periods, using consistent accounting policies. When necessary, adjustments are made to keep uniformed accounting policies.

When IRSA and its subsidiaries contribute or sell assets to associates or jointly-controlled companies, any profit or loss arising from the transaction is recognized in Income, based on the nature of the transaction. When IRSA and its subsidiaries buy assets from any of these companies, they do not recognize their share in Income of the joint venture until the asset is sold or realized.

(c) Financial information by operating segments

The Parent Company (IRSA S.A.) develops its business activity in a single operating segment, which corresponds to its interest in CCU.

In turn, CCU has defined three operating segments based on the geographical areas where its products are marketed: 1.- the Chilean Operating Segment (also called “Chile”), 2.- the International Business Operating Segment, and 3.- the Wine Operating Segment (also called “Wines”).

The three aforementioned operating segments are consistent with the way in which CCU operates. These operating segments include separate financial information, and their operating results are reviewed periodically by the head of each segment in order to make decisions regarding resource allocation and performance evaluation.

Operating segment performance is evaluated based on several indicators, such as RO, ROADA, ROADA margin (% of ROADA with respect to the total net income from the operating segment), sale volume and revenue, etc. Intersegment sales are performed under normal market terms and conditions.

F-14

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish See Note 2 a))

Note 2- Summary of significant accounting policies (continued)

(c) Financial information by operating segments (continued)

Adjusted Operating Income (ROA in Spanish) is defined by CCU as the Profit (loss) before Other profits (losses), Net finance costs, Profit from joint ventures accounted for using the equity method, Profit (loss) on foreign exchange, Income from indexation units and Income taxes. The ROADA, for CCU purposes, is defined as Adjusted Operating Income before depreciation and amortization.

In addition, the MSD&A include marketing, selling, distribution and administrative expenses.

Finally, corporate revenue and expenses are presented separately within "Others".

(d) Foreign currency transactions and Indexed units

Presentation and functional currency

For the purposes of the Consolidated Financial Statements, the Company and Subsidiaries' functional and presentation currency is the Chilean Peso. This functional currency has been determined as the currency of the main economic environment in which the Company and its subsidiaries carry out their operations, as well as the currency in which their main cash flows are denominated. The functional currency of the indirect subsidiaries of CCU in Chile, Argentina, Uruguay, Paraguay and Bolivia, is the US Dollar, the Argentine Peso, the Uruguayan Peso, the Paraguayan Guarani and boliviano, respectively. The functional currency of the Company's joint ventures and associates in Colombia and Bolivia is the Colombian and the Bolivian Peso, respectively.

Balances and transactions

Transactions in foreign currencies and indexed units are recognized at the respective currency (or indexed unit) exchange rate of the date on which the transaction meets the requirements for initial recognition. At the closing date of each Consolidated Financial Statement, monetary assets and liabilities denominated in foreign currencies and indexed units are translated into Chilean pesos at the exchange rates in force. Exchange differences originated both from settling operations in foreign currency and valuating monetary assets and liabilities in foreign currency, are included in Income for the Year, under the item "Exchange Differences"; while differences originated by changes in indexed units are recognized in "Income from Indexed Units".

For consolidation purposes, assets and liabilities of the subsidiaries whose functional currency is different from the Chilean Peso are not operating in countries with economies considered hyperinflationary, translated into Chilean pesos using the exchange rates in force on the date of the Consolidated Financial Statements; while exchange differences arising from the translation of assets and liabilities are recorded in the Equity translation reserve account under the item "Other reserves". Revenue, costs and expenses are translated at the average monthly exchange rate for the respective fiscal years. These exchange rates have not undergone significant fluctuations during these months.

The income and financial position of the entities of CCU Group, which have a functional currency other than the presentation currency, and whose functional currency is the currency of a hyperinflationary economy (as in the case of subsidiaries in Argentina as of July 1, 2018, are converted into the presentation currency as established in IAS 21 and IAS 29.

F-15

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish See Note 2 a))

Note 2- Summary of significant accounting policies (continued)

(d) Foreign currency transactions and Indexed units (continued)

Financial reporting in hyperinflationary economies

Inflation in Argentina has shown significant increases since the beginning of 2018. The three-year accumulated inflation rate, calculated by using different combinations of consumer price indices, has exceeded 100% for several months and continues to increase. The three-year accumulated inflation calculated through the general price index has already exceeded 100%. Therefore, as stipulated in IAS 29, Argentina was declared a hyperinflationary economy as of July 1, 2018.

Accordingly, IAS 29 must be applied by all entities whose functional currency is the Argentine peso for accounting periods ended after July 1, 2018, as if the economy had always been hyperinflationary. IAS 29 requires that the financial statements of an entity whose functional currency is the currency of a hyperinflationary country be restated in terms of the purchasing power effective at the end of the reporting period. This implies that the restatement of non-monetary items must be carried out from their date of origin, last restatement, appraisal or other particular dates in some very specific cases.

The adjustment factor used in each case is that obtained, based on the combined index of the National Consumer Price Index (NCPI) with the Wholesale Price Index (WPI), issued by the Instituto Nacional de Estadística y Censos de la República Argentina (INDEC), according to the series prepared and issued by the Federación Argentina de Consejos Profesionales de Ciencias Económicas (FACPCE).

For consolidation purposes, for subsidiaries whose functional currency is the Argentine peso, paragraph 43 of IAS 21 has been adopted. This paragraph requires that the financial statements of a subsidiary that has the functional currency of a hyperinflationary economy be restated in conformity with IAS 29, before being converted at the closing exchange rate on the reporting date, so that they are included in the consolidated financial statements.

Non-monetary items are restated from their date of initial recognition in the consolidated statement of financial position and considering that the financial statements are prepared using the historic costa criteria.

Restatement of hyperinflation is recorded up to the period at which the economy of the entity stops being considered to be a hyperinflationary economy. At this time, hyperinflation adjustments made will form part of the cost of non-monetary assets and liabilities.

Profits (losses) derived from the net monetary position of the subsidiaries in Argentina, which are recorded in income from indexation units, are detailed as follows:

	For the years ended December 31,	
	2020	2019
	ThCh$	ThCh$
Profit (loss) derived from the net monetary position	(366,955)	(6,433,651)

F-16

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish See Note 2 a))

Note 2- Summary of significant accounting policies (continued)

(d) Foreign currency transactions and Indexed units (continued)

Financial reporting in hyperinflationary economies (continued)

The exchange rates of the main foreign currencies, indexed units and indices used in the preparation of the Summarized Interim Consolidated Financial Statements are detailed as follows:

Chilean pesos per unit of foreign currency or indexation unit		As of December 31, 2020	As of December 31, 2019
Foreign currencies			
United States dollar	USD	710.95	748.74
Average United States dollar	Avg. USD	734.73	770.39
Euro	EUR	873.3	839.58
Argentinian peso	ARS	8.45	12.5
Uruguayan peso	UYU	16.79	20.07
Canadian dollar	CAD	557	573.26
Sterling pound	GBP	967.15	983.24
Paraguayan guarani	PYG	0.1	0.12
Swiss franc	CHF	804.97	773.81
Boliviano	BOB	102.15	107.58
Australian dollar	AUD	545.88	524.25
Danish crown	DKK	117.4	112.41
Brazilian real	BRL	137.33	186.51
Colombian peso	COP	0.21	0.23
Indexation units			
Unidad de fomento (*)	UF	29,070.33	28,309.94
Indexation unit (**)	UI	80.45	87.98

(*) The Chilean "Unidad de Fomento" (UF) is an inflation-indexed index, denominated in Chilean pesos. The UF is calculated daily based on changes in the inflation ratio over the previous month.
(**) La Indexed Unit (UI) is an inflation-indexed index, denominated in Uruguayan pesos. The UI is calculated daily based on changes in the inflation ratio over the previous month.

Index used in hyperinflationary economies	As of December 31, 2020	As of December 31, 2019
Consumer Price Index Argentina	384.01	284.14
Percentage variation in Argentina's Consumer Price Index	0.3548	0.542

(e) Cash and cash equivalents

Cash and cash equivalents include cash on hand, bank balances, time deposits in financial entities, investments in mutual funds and financial instruments acquired with resale agreements, as well as all short-term, highly liquid investments with a fixed interest rate, normally maturing in up to three months.

F-17

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish See Note 2 a))

Note 2 - Summary of significant accounting policies (continued)

(f) Financial instruments

IFRS 9 – Financial Instruments replaces IAS 39 - Financial Instruments for annual periods commencing on January 1, 2018, and includes 3 accounting aspects: classification and measurement, impairment and hedge accounting.

Financial assets

The Company and its subsidiaries recognize financial assets in the Consolidated Statement of Financial Position, according to the following criteria:

The Company and its subsidiaries consider that these financial assets might be impaired when: (i) at fair value through profit or loss, (ii) amortized cost (loans and accounts receivable), and (iii) at fair value with changes in Other Comprehensive Income (hedging derivatives). This classification depends on the purpose for which the financial assets were acquired. Any cost attributable to the acquisition of financial instruments not classified at fair value through profit or loss, is recognized as part of the value of the asset.

The fair value of financial instruments that are traded in formal active markets is determined by prices quoted in these active markets at the closing date of the Consolidated Financial Statements. Investments for which there is no active market are valued using diverse valuation techniques including: (i) recent market transactions, (ii) current market values for similar financial instruments, or (iii) cash flow discounts (iv) other valuation models.

After initial recognition, the Company and its subsidiaries measure financial assets as follows:

Loans and accounts receivable

Trade receivables are recognized at the invoice amount.

The amount and calculation of the estimate of the impairment loss is measured at an amount equal to the "Expected Credit Losses", using the simplified approach established in IFRS 9 and to determine whether there is or is not impairment on the portfolio, a risk analysis is performed according to historical experience (three years) on the uncollectibility thereof, also considering other age factors until reaching 100% of the debts over 180 days, and those cases in which, according to the policy, partial impairment losses are estimated on a case-by-case basis.

The Company and its subsidiaries consider these financial assets to be in default when: i) it is unlikely that the debtor will pay its credit obligations in full, without the Company and its subsidiaries resorting to actions such as insurance claims, or ii) the financial asset has exceeded the maturity date contractually agreed upon.

a) Expected loss measurement

The Expected Credit Loss corresponds to the probability of credit losses according to recent history. Considering the uncollectibility of the last three rolling years. These historical ratios are adjusted according to the monthly payment and amount of the different historical trade documents receivable. Also, the portfolio is analyzed according to its probability of future solvency, its recent financial history and market conditions, in order to determine the category of the customer for the constitution of provisions in relation to the risk defined.

F-18

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish See Note 2 a))

Note 2 - Summary of significant accounting policies (continued)

(f) Financial instruments (continued)

Loans and accounts receivable (continued)

b) Credit impairment

At each date of the presentation of the Consolidated Financial Statements, the Company and its subsidiaries evaluate whether these financial assets recorded at amortized cost are credit impaired. A financial asset is "credit impaired" when one or more events occur that have a detrimental impact on the estimate of future cash flows. In addition, the Company and its subsidiaries include information on the effects of modifications to contractual cash flows (repurchasesrenegociations), which are minor and correspond to specific cases with strategic customers of the Company and its subsidiaries.

Also, the Company and its subsidiaries maintain credit insurance for individually significant accounts receivable. Impairment losses are recorded in the Statement of Comprehensive Income in the period in which they occur.

Credits and current trade accounts receivable are recognized at their nominal value and are not deducted. The Company and its subsidiaries determined that the calculation of the amortized cost did not present significant differences with respect to the invoiced amount because the transaction did not have significant costs associated with it.

Financial liabilities

The Company and its subsidiaries recognize financial liabilities in the Consolidated Statement of Financial Position, as detailed as follows:

Interest bearing loans and financial obligations

Interest-bearing loans and financial obligations are initially recognized at the fair value of the benefits obtained, less costs directly attributable to the transaction. After initial recognition, interest-bearing loans and financial obligations are valued at amortized cost. Differences arising between the net amounts received and the amount payable are recognized in the Consolidated Statement of Comprehensive Income over the loan term, using the effective interest rate method.

Paid and accrued interests from loans and financial obligations are presented under the item Financial Costs.

Interest-bearing loans and financial obligations maturing within twelve months are classified as current liabilities, unless the Company and its subsidiaries have the unconditional right to defer payment for at least twelve months after the closing date of the Consolidated Financial Statements.

Trade payables and other accounts payable

Trade payables and other accounts payable are recognized at nominal value, as they do not differ significantly from their fair value. IRSA and its subsidiaries have determined that there is no significant difference between using the amortized cost method and the effective interest rate method.

F-19

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish See Note 2 a))

Note 2 - Summary of significant accounting policies (continued)

(f) Financial instruments (continued)

Loans and accounts receivable (continued)

b) Credit impairment (continued)

Derivative instruments

All derivative financial instruments are recognized at the date of the contract and are revalued at fair value at the closing date of the Consolidated Financial Statements. Profits and/or losses resulting from the measurement at fair value are recognized in the Consolidated Statement of Comprehensive Income as gains and/or losses arising from financial instrument fair value, unless the derivative instrument qualifies as a hedging instrument.

Financial instruments at fair value through profit or loss include financial assets held for trading and others designated as such by IRSA and its subsidiaries. Financial assets are classified as held for trading if they are acquired to be sold in the short term.

Derivative instruments designated as hedging instruments are recognized as cash flow hedges.

In order to qualify a derivative financial instrument as a hedging instrument for accounting purposes, IRSA and its subsidiaries document: (i) the relationship between the hedging instrument and the hedged item at the transaction date or at the time of measurement, as well as risk management objectives and strategies, (ii) an assessment of the effectiveness of the instrument for offsetting changes in the fair value or cash flows of the hedged item, both at the transaction date and on a regular basis. A hedge is considered effective when changes in the fair value or in the cash flows of the underlying asset directly attributable to hedged risk are offset by changes in the fair value or in the cash flows of the hedging instrument, with a range of effectiveness between 80% and 125%.

The total fair value of hedging derivatives is classified as Other Non-Current Financial Assets or Liabilities if the hedged item matures in more than 12 months, and as Other Current Financial Assets or Liabilities if the hedged item matures in 12 months or less. The effect on Income of these instruments can be observed in the item Other Gains (Losses) of the Consolidated Statement of Comprehensive Income.

F-20

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish See Note 2 a))

Note 2 - Summary of significant accounting policies (continued)

(f) Financial Instruments (continued)

Derivative instruments (continued)

The effective portion of changes in the fair value of derivative instruments designated as cash flow hedges is initially recognized in Cash Flow Hedge Reserves, in a separate item of Equity. Gains or losses related to the ineffective portion are immediately recognized in the Consolidated Statement of Comprehensive Income. The amounts accumulated in equity are reclassified in Income for the period in which the respective risk affects the Consolidated Statement of Comprehensive Income. When a cash flow hedge fails to meet the hedging accounting criteria, any accumulated profit or loss in Equity remains in Equity and is recognized when the expected transaction is finally recognized in the Consolidated Statement of Comprehensive Income. When an expected transaction is no longer expected to occur, the accumulated gain or loss existing in Equity is immediately recognized in the Consolidated Statement of Comprehensive Income.

All derivative instruments are classified as held for trading unless they are classified as hedging instruments.

Deposits received as guarantees for packaging and containers

It corresponds to the liability constituted by the money guarantees received from customers for the packaging and containers made available to them. It represents the value that will be returned to the customer when the customer returns the packaging and containers to the Company in good conditions, together with the original document. This value is determined through the estimate of packaging and containers in circulation that are expected to be returned to the Company over time, based on the historical experience, customer counts and independent studies on the quantity of packaging and containers held by final customers, valued at the weighted average of the guarantees for each type of packaging and container.

No significant returns of these deposits are expected to be made within the next 12 months and are presented within current liabilities under the Other Financial Liabilities title since the Company does not have the legal ability to defer payment for a period exceeding 12 months. This liability is not discounted since it is payable at sight, with the original document and the return of the respective packaging in good condition. This liability does not include any adjustment or interest application clauses.

(g) Impairment of financial assets

At each date of the Consolidated Statement of Financial Position, IRSA and its subsidiaries assess whether there is objective evidence that a financial asset or group of financial assets might be impaired.

IRSA and its subsidiaries collectively assess the accounts receivable for impairment. In order to do so, they group financial assets according to similar risk characteristics that may indicate the debtors' ability to meet their obligations under the agreed terms. When there is objective evidence that an account receivable impairment loss has been incurred, the amount of the loss is recognized in the Consolidated Statement of income by Function, under the item Administrative Expenses.

If the amount of any impairment loss decreases in a subsequent fiscal year and this decrease can be objectively associated with an event that occurred after the impairment recognition, the impairment loss is reversed.

Any subsequent impairment loss reversal is recognized in Income to the extent that the carrying amount of the underlying asset does not exceed its fair value on the reversal date.

F-21

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish See Note 2 a))

Note 2 - Summary of significant accounting policies (continued)

(h) Inventory

Inventories are valued at acquisition or production cost or their net realizable value, whichever is lower. Production costs of finished products and the products in-process include raw materials, direct labor, manufacturing overheads on a normal operating basis and other costs incurred when leaving the products in the necessary location and condition for sale, net of any discounts directly attributable to inventories.

Net realizable value is the estimated selling price in the normal course of business, less the applicable selling and distribution costs. When market conditions lead production costs to exceed the net realizable value, an impairment loss is recognized for the difference. In this impairment estimate, amounts related to obsolescence derived from low turnover, technical obsolescence and products withdrawn from the market are also taken into consideration.

The cost of inventories and products sold is determined using the Weighted Average Cost (WAC) method. CCU's Management estimates most of the inventories to have high turnover.

Raw materials and supplies purchased from third parties are valued at acquisition cost. When consumed, they are included in the costs of finished products, using the WAC method.

(i) Other non-financial assets

Other non-financial assets primarily include advance payments (current and non-current) associated with advertising contracts for the production of commercials that have not yet been exhibited, insurance premium payments and advance payments to suppliers in connection with purchases of certain items of property, plant and equipment. In addition, disbursements related to recoverable taxes (from subsidiaries in Argentina), stock capital, lease guarantees and consumable materials related to industrial safety equipment are also included in the item Other Non-Financial Assets.

(j) Other financial assets

Other financial assets include marketable securities, derivative contracts in financial entities and term deposits with maturities over 90 days.

(k) Property, plant and equipment

Items of Property, plant and equipment (PP&E) are recognized at historical cost, less accumulated depreciation and impairment losses. Historical cost includes both disbursements directly attributable to the acquisition or construction of the asset and interests incurred in the construction of any qualified asset, which are capitalized during the period necessary to complete and prepare the asset for its intended use. Any disbursements subsequent to the purchase or construction of the assets are capitalized only when it is probable that future economic benefits associated with the assets will flow to IRSA and its subsidiaries and the amount of the disbursement can be measured reliably. Other subsequent disbursements, corresponding to repairs or maintenance costs are recognized in the Consolidated Statement of Comprehensive Income when incurred.

Depreciation of items of PP&E, including assets under finance lease, is calculated on a straight-line basis based on the estimated useful life of the assets, taking into consideration the estimated residual value of these. When a PP&E asset has significant components with different useful lives, each component is depreciated separately. Estimated useful lives and residual values of items of PP&E are reviewed and adjusted (if necessary) at each closing date of the Consolidated Financial Statements.

F-22

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish See Note 2 a))

Note 2 - Summary of significant accounting policies (continued)

(k) Property, plant and equipment (continued)

The estimated useful lives of items of property, plant and equipment are detailed as follows:

Types of PP&E assets	Estimated useful life (in years)
Plots of land	Indefinite
Buildings and constructions	20 to 60
Machinery and equipment	10 to 25
Furniture and supplies	5 to 10
Other equipment (coolers)	5 to 8
Glass and plastic containers	3 to 12
Vineyards	30

Gains and losses arising from the sale of items of property, plant and equipment are calculated by comparing the revenue obtained and the carrying amount of the items. These gains and losses are recognized in the Consolidated Statement of Comprehensive Income.

Vineyards owned by the indirect subsidiary Viña San Pedro Tarapacá S.A. and Subsidiaries consist of producing and growing vines. Harvested grapes are used for wine production.

Vines in production are valued at historical cost less depreciation and any cumulative impairment losses.

Depreciation of vines in production is calculated on a straight-line basis, based on the average estimated production life of the vine (30 years), which is evaluated periodically. Growing vines are not depreciated until they begin their production.

The costs incurred in acquiring and planting new vines are capitalized.

When the carrying amount of an item of property, plant and equipment exceeds its recoverable amount, the carrying amount is immediately reduced to the recoverable amount (See Note 2 (p)).

F-23

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish See Note 2 a))

Note 2 - Summary of significant accounting policies (continued)

(l) Leases

Lease agreements are recorded by recognizing a right of use asset for the goods subject to lease contracts, under Right of use assets and a liability that is presented under current and non-current assets, under Lease liabilities, equivalent to the present value of payments associated to the contract. It should be noted that the assets and liabilities derived from a lease agreement are initially measured at their present value.

Regarding the effects on the Consolidated Statement of Comprehensive Income, the depreciation of the right of use, is recognized on a monthly basis. The depreciation is calculated on a straight-line basis over the term of the lease, together with the corresponding share of the financial cost associated with the updating of the lease liability. This financial cost is recognized in income during the lease period to produce a constant periodic interest rate on the remaining balance of the liability. In the case of modifications to the lease contract, such as lease value, term, indexation unit, associated interest rate, etc., the lessee recognizes the amount of the new measurement of the lease liability as an adjustment to the asset for the right of use.

Before the implementation of IFRS 16, IRSA and its subsidiaries classified leases when they transferred substantially all risks and benefits of ownership. All other leases were considered operating leases. Assets acquired under finance leases were recorded as non-current assets and were initially measured at the present value of the future minimum payments or at their fair value if lower, with the corresponding debt to the lessee being reflected in the liability. The payments made were broken down between the settlement of the debt and the corresponding financial charge, which is recorded as Financial Cost for the period. In the case of operating leases, the expense was recorded on a straight-line basis over the term of the lease at the value of the service accrued.

(m) Investment property

Investment property corresponds to plots of land and buildings held by IRSA and subsidiaries for the purpose of generating capital gains and not to be used in the normal course of business. Investment property is recognized at historical cost less any impairment losses. Except for plots of land, investment property is depreciated over the estimated useful life of the assets, taking into consideration their estimated residual values.

(n) Current biological assets

In the item Current Biological Assets, CCU includes all costs associated with operational farming (of grapes), which are estimated until the date on which the harvest is completed, which is when they become part of the inventory costs. Management considers that farming costs represent a reasonable estimate of their fair value.

(o) Intangible assets other than goodwill

Trademarks

CCU and Subsidiaries' trademarks are intangible assets with an indefinite useful life, which are measured at historical cost less any impairment losses. CCU and its subsidiaries consider that brands maintain their value through continuous advertising and can therefore be considered to have an indefinite useful life and do not need to be amortized. Intangible assets are tested for impairment annually or whenever there is any indication of impairment (See Note 2 (p)).

Software

Software licenses are capitalized at acquisition cost plus the costs incurred when preparing the specific software for use. These costs are amortized over the estimated useful lives of these intangibles (4 to 7 years). Software maintenance costs are recognized an expensed during the period in which they are incurred.

F-24

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish See Note 2 a))

Note 2 - Summary of significant accounting policies (continued)

(o) Intangible assets other than goodwill (continued)

Research and development

Research and development expenses are recognized in the period in which they are incurred.

Water rights

Water rights acquired by CCU and its subsidiaries correspond to rights to use water from natural sources. These are recognized at acquisition cost. Since water rights are granted perpetually, they are not amortizable; nevertheless, they are tested for impairment annually or whenever there is any indication of impairment (See Note 2 (p)).

Distribution rights

These correspond to rights acquired to distribute several products. Distribution rights are amortized over their estimated useful life.

(p) Goodwill

Goodwill represents the excess of the acquisition cost of a business combination over the share of IRSA and Subsidiaries in the fair value of the identifiable assets, liabilities and contingent liabilities of the acquired subsidiary on the acquisition date. Goodwill is recognized at cost less cumulative impairment losses. Goodwill arising from the acquisition of an interest in a joint venture is included in the carrying amount of the investment.

For the purposes of impairment testing, goodwill is allocated to the Cash Generating Units (CGU) that are expected to benefit from synergies of a business combination. Each CGU (or group of CGUs) represents the lowest level at which goodwill is monitored for internal audit purposes, which should not be greater than a business segment. CGUs are tested annually for impairment or when there is any indication that they may be impaired, or whenever any significant market condition has changed.

Goodwill arising from the acquisition of an interest in a joint venture is tested for impairment as part of the investment whenever there is any indication that the investment may be impaired.

An impairment loss is recognized for the amount at which the carrying amount of the cash-generating unit exceeds its recoverable value, the recoverable value being the higher between the fair value of the cash generating unit, less the selling costs, and its value in use.

An impairment loss is first allocated to goodwill to reduce its carrying amount and then to other assets of the cash generating unit. Once impairment losses have been recognized they are not reversed in the following years.

F-25

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish See Note 2 a))

Note 2 - Summary of significant accounting policies (continued)

(q) Impairment of non-financial assets other than goodwill

IRSA and its subsidiaries evaluate non-financial assets for impairment annually. If any indication of impairment is found, the CCU subsidiary estimates the recoverable amount of the impaired asset. If it is not possible to estimate the recoverable amount of the impaired asset at an individual level, IRSA and its subsidiaries estimate the recoverable amount of the cash generating unit (CGU) to which the asset belongs.

Intangible assets with indefinite useful lives, which are not amortized, are tested for impairment annually or whenever there is any indication of impairment, in order to ensure that their carrying amount does not exceed the recoverable amount.

The recoverable amount is the fair value of an asset, less selling costs, or the value in use, whichever is greater. The value in use is determined by the estimated future cash flows associated with the asset (or cash-generating unit), discounted at present value, using pre-tax interest rates that reflect the time value of money and the specific risks of the asset. In the event that the carrying amount of the asset exceeds its recoverable amount, CCU recognizes an impairment loss in Income for the period.

Other non-financial assets other than goodwill and intangible assets with an indefinite useful life are tested for impairment whenever any event or change in business conditions indicates that the carrying amount of the assets may not be recoverable. An impairment loss is recognized when the assets' carrying amount is greater than the recoverable amount.

IRSA and its subsidiaries annually evaluate whether the impairment indications for non-financial assets that resulted in impairment losses recorded in previous years have disappeared or decreased. If such is the case, the recoverable amount of the specific asset is recalculated and its carrying amount is increased, if necessary. That increase is recognized in the Consolidated Statement of Comprehensive Income as an impairment loss reversal. The increase in value of the previously impaired asset is only recognized if it arises from changes in the assumptions used to calculate the recoverable amount. The resulting increased amount is limited up to the amount that would have been recognized if the impairment had never existed.

(r) Non-current assets held for sale

IRSA and its subsidiaries classify items of property, plant and equipment held for disposal as non-current assets held for sale, provided that at the closing date of the Consolidated Statement of Financial Position, active measures have been taken in order to sell them.

Non-current assets held for sale are measured at their carrying amount or the estimated selling price less the necessary selling costs, whichever is lower. These assets are no longer amortized from the moment they are classified as non-current assets held for sale.

(s) Income tax and deferred taxes

This item includes legal obligations from income tax and deferred taxes recognized in accordance with IAS 12. Income tax and deferred taxes are recognized in the Consolidated Statement of Comprehensive Income, except when they relate to items directly recognized in Equity, in which case they are recognized in Equity as well.

F-26

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish See Note 2 a))

Note 2 - Summary of significant accounting policies (continued)

(s) Income tax and deferred taxes (continued)

Income tax obligations

Income tax obligations are recognized in the Consolidated Financial Statements, based on the best estimate of the net taxable income at the closing date of the Financial Statements, over which the income tax rate in force in the countries in which the Company and its subsidiaries operate is applied.

Deferred taxes

Deferred taxes are taxes that the Company and its subsidiaries expect to pay or recover in the future for temporary differences arising between the carrying amount of assets and liabilities for financial reporting purposes and the taxable bases used for the purposes of taxable income determination. Deferred tax assets and liabilities are generally recognized for all temporary differences, and are calculated at the tax rates that are expected to be in force on the date on which liabilities are settled and assets are realized.

Deferred taxes are recognized for temporary differences arising from investments in subsidiaries and associates, except in cases in which the Company and its subsidiaries can control the date on which the temporary differences will be reversed and it is likely that they will not be reversed in the foreseeable future. Deferred tax assets, including those arising from tax losses, are recognized to the extent that it is likely that future taxable profits will be available against which deductible temporary differences and unused tax losses may be used.

Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset tax assets against tax liabilities and the deferred tax is related to the same tax entity.

(t) Employee benefits

Employee vacations

IRSA and its subsidiaries recognize costs associated with employee vacations on an accrual basis.

Employee bonuses

IRSA and its subsidiaries recognize employee bonuses as liabilities and expenses when they arise from a contractual obligation or when, given revenues earned at a certain date, it is likely that they will be paid or accrued at the end of the period.

Severance payment

IRSA and its subsidiaries recognize severance payments a liability. These payments correspond to defined benefit plans derived from collective or individual agreements with employees. Severance payment is calculated using the actuarial value of the benefit's accrued cost, a method that considers several calculation factors such as an estimate of the remaining years of service, mortality rates, and future salary increase and discount rates. The amount of the benefit, thus determined, is measured at present value using the accrued benefit method for years of service. Discount rates are determined according to market interest rate curves. Losses and gains arising from severance payments are directly recognized in the Consolidated Statement of Comprehensive Income.

According to the Amendment to IAS 19, actuarial gains or losses are recognized directly in Equity in the Consolidated Statement of Comprehensive Income. On the other hand, according to IRSA and Subsidiaries' accounting policies, financial costs associated with defined benefit plans are recognized under the item Financial Costs in the Consolidated Statement of Comprehensive Income.

F-27

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish See Note 2 a))

Note 2 - Summary of significant accounting policies (continued)

(u) Provisions

Provisions are recognized when: (i) there is a present obligation (legal or constructive) as a result of a past event; (ii) it is probable that an outflow of resources will be required to settle the obligation, and (iii) a reliable estimate can be made of the amount of the obligation. The amount recognized as a provision is Management's best estimate of the amounts necessary to settle the obligation at the closing date of the Consolidated Financial Statements.

The Company and Subsidiaries' provisions mainly arise from civil, labor and tax lawsuits in which they could be involved.

(v) Revenue recognition

Revenue is recognized to the extent that future economic benefits are likely to flow to CCU and its subsidiaries, provided that they can be measured reliably. Revenue is measured at the fair value of the economic benefits received or receivable and are presented net of value-added taxes, other specific taxes, returns, discounts and rebates.

Revenue from the sale of products is recognized after CCU and its subsidiaries have transferred all risks and rewards of ownership to the buyer and no longer keep the right of disposal, nor effective control over them. Consequently, revenue from the sale of products is recognized at the time of transfer of the risks and rewards of ownership to customers, in accordance with the contractual terms agreed and once the performance obligation is fulfilled.

With respect to IFRS 15, CCU and its subsidiaries applied the criteria established in this standard for these Consolidated Financial Statements.

Sale of products in the domestic market

CCU and its subsidiaries mainly generate revenue from the sale of beverages such as beers, soft drinks, mineral water, purified water, juices, wines, cider and liquors. These products are distributed by retail stores, wholesale distributors and supermarkets, although none of them act as CCU’s commercial agents.

Revenue from the sale of products in the domestic market is recognized (net of value-added taxes, other specific taxes, returns, discounts and rebates) when goods are delivered, that is to say, when all risks and rewards of ownership are transferred to the customer and once the performance obligation is fulfilled

Exports

In general, CCU and subsidiaries' delivery conditions for export sales are based on the Incoterms 2000, which are the official standards for the interpretation of commercial agreements issued by the International Chamber of Commerce.

Revenue recognition is based on the following Incoterm classification:

- "FOB (Free on Board) and similar", where the buyer organizes and pays for the transport of goods. Therefore, the point of sale is the carrier hired by the buyer. Revenues are recognized from the time of delivery at this point of sale.

- "CIF (Cost, Insurance & Freight) and similar": CCU and its subsidiaries organize and pay for the transport abroad and as well as certain other expenses. However, CCU and its subsidiaries are no longer responsible for the goods after they are delivered to the maritime or air freight company, in accordance with the relevant freight contract terms. The point of sale here is the carrier hired by the seller. Revenues are recognized from the time of delivery at this point of sale.

F-28

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish See Note 2 a))

Note 2 - Summary of significant accounting policies (continued)

(v) Revenue recognition (continued)

Exports (continued)

In the event of discrepancies between the commercial agreements and the Incoterms, contractual terms shall prevail.

Sales revenue in export markets is recognized net of specific taxes, returns, discounts and rebates, as applicable. It is recorded in accordance with the Incoterm defined, together with the transfer of all risks and benefits thereof and once the performance obligation is fulfilled.

(w) Trade agreements with distributors and supermarket chains

CCU and its subsidiaries enter into commercial agreements with customers, distributors and supermarkets, by virtue of which they establish: (i) volume discounts and other variables on behalf of customers; (ii) promotional discounts (deals), which correspond to extra price discounts due to special offers; (iii) special services and campaigns (advertising and promotion contracts, use of preferential spaces, and others); and (iv) shared advertising, which corresponds to the participation of CCU in advertising campaigns, promotional magazines and new points of sale.

Volume and promotional discounts are recognized as a reduction in the sales price of the products. Disbursements for shared advertising are recognized once the advertising activities have finished. These are recognized as marketing expenses under the item Other Expenses by Function.

Obligations with distributors and/or importers of the export segment are recognized in accordance with the commercial agreements in force.

(x) Selling costs

Sales costs include the cost of producing products and other costs incurred in leaving inventories in the locations and conditions necessary for sale. These costs include the cost of raw materials, packaging, labor, depreciation of assets used in production, depreciation of reusable containers, licenses, and operating and maintenance costs of plants and equipment.

(y) Other revenue by function

Other revenue by function mainly includes revenue from the sale of PPE and other assets, recovery of damages and losses, leases and early termination charges for trademark licenses.

(z) Other expenses by function

Other expenses by function primarily include advertising and promotion costs, depreciation of sales assets, selling and marketing expenses (stands, signs, neon signs) and remunerations of marketing and sales staff.

(aa) Distribution costs

Distribution costs include all the expenses necessary to deliver the products in the customers' facilities.

(bb) Administrative Expenses

The item Administrative Expenses include remunerations and compensation of support staff, depreciation of offices, equipment, facilities and furniture, as well as amortization of non-current assets, and other overheads and administrative expenses.

F-29

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish See Note 2 a))

Note 2 - Summary of significant accounting policies (continued)

(cc) Environment

If any environmental liabilities arise, they must be recognized on the basis of the current interpretation of environmental laws and regulations, provided that a related obligation is likely to arise and the amount of the liability can be estimated reliably.

Disbursements associated with environmental protection are recognized in the Consolidated Statement of Comprehensive Income when incurred, except for investments in infrastructure destined to comply with environmental requirements, which are recognized in accordance with general accounting criteria for property, plant and equipment.

Note 3 - Use of Estimates and Judgment

The preparation of the Consolidated Financial Statements requires that Management make estimates and assumptions that may affect the amounts included therein. Estimates and assumptions used by the Company and its subsidiaries are based on historical experience, changes in industry and information provided by qualified external sources. Nevertheless, actual results may differ from these estimates under certain conditions.

Significant accounting estimates and policies are defined as those that are important to correctly reflect the financial position and the results of the Company and its subsidiaries, and/or those requiring a high degree of judgment by Management.

The main estimates and use of professional judgment relate to:

- The valuation of goodwill, in order to determine the existence of potential impairment losses thereof (Note 2 o) and Note 20).
- The valuation of trademarks, in order to determine the existence of potential impairment losses thereof (Note 2 n) and Note 19).
- The assumptions used in the actuarial calculation of employee benefits (Note 2 s) and Note 30).
- The useful lives of items of property, plant and equipment (Note 2 j) and Note 21) and intangible assets (software) (Note 2 n) and Note 19).
- The assumptions used to calculate the fair value of financial instruments (Note 2 f) and Note 6).
- The probability of occurrence and the calculation of contingent liabilities (Note 2 t) and Note 28).
- The valuation of current biological assets (Note 2 m) and Note 24).

These estimates are made based on the best information available on the events analyzed at the date of issue of these Consolidated Financial Statements.

In any case, it is possible that future events may make it necessary to modify these estimates and assumptions in the coming periods, which would be done prospectively.

F-30

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish See Note 2 a))

Note 4 – Accounting Changes

With the mandatory coming into effect of IFRS 16 as of January 1, 2019, as of this year, the CMF amended the model with which leases are presented in the consolidated statement of financial position. Until December 31, 2019 they were presented in Property, plant and equipment (net) and in Other financial liabilities (current and non-current), whereas the new model contemplates them under right of use assets and lease liabilities (current and non-current). The aforementioned amendments did not generate financial impacts except for the new presentation of balances in the statement of financial position.

The consolidated financial statements as of December 31, 2020, have no changes in the accounting policies in respect to the previous year.

F-31

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish See Note 2 a))

Note 5 – Risk Management

Parent company's risk management

Market risk: IRSA S.A. is an Investment company and, as such, it does not participate directly in any market. IRSA's investment is focused on its interest in CCU and Subsidiaries.

Credit risk: IRSA S.A. invests cash surpluses in first-line national and foreign financial entities with risk rating equal to or higher than the pre-established limits for each type of instrument, with limits established for each entity.

Liquidity risk: IRSA finances its activities and investments with dividends and profit from CCU and with funds obtained from the occasional sale of an asset or investment. As a parent company, IRSA privileges long-term financing to maintain a financial structure in accordance with the liquidity of its assets and whose financing profiles are compatible with the generation of cash flows.

Exchange rate risk: IRSA has not been exposed to exchange rate risk since it does not denominate any of its financial assets or liabilities in foreign currency.

Interest rate risk: IRSA maintains obligations with banks and financial institutions at market rates.

Financial risk management of the subsidiary CCU is described below:

CCU's risk management

For companies in which there is a controlling interest, CCU's Administration and Finance Corporate Management provides a centralized service to the companies of the group to obtain financing and manage exchange rate risk, liquidity risk, inflation risk, raw materials risk and credit risk. This function operates in accordance with a framework of policies and procedures that are periodically revised to comply with the objective of managing risks arising from business needs.

For companies with a non-controlling interest (VSPT, CPCh, Aguas CCU-Nestlé, Bebidas del Paraguay S.A. and Cervecera Kunstmann) this responsibility lies with each Board of Directors and Administration and Finance Management. The Board of Directors or the Committees, when applicable, are the bodies who are finally responsible for establishing and reviewing risk management structure, as well as significant changes made to risk management policies, and receiving information related to such activities.

According to risk management policies, CCU only uses derivative instruments for the purpose of hedging exposures to interest rate and exchange rate risks arising from operations and financing sources. CCU does not acquire derivative instruments for speculative or investment purposes, although some derivatives are not treated as hedging derivatives because they do not qualify as such. Transactions with derivative instruments are exclusively performed by personnel of the Administration and Finance Management, and Internal Audit Management regularly reviews the control environment of this function. The Administration and Finance Management also monitors financial constraints (covenants) and relationships with risk-rating agencies.

CCU's exposure to financial risk relates to changes in exchange rates, interest rates, inflation, prices of raw materials (commodities), taxes, trade receivables and liquidity. Different types of financial instruments are used to manage risk arising from some of these factors.

F-32

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish See Note 2 a))

Note 5 - Risk Management (continued)

CCU's risk management (continued)

For each of the following types of risk (and where applicable), sensitivity analyses have only been developed for illustrative purposes, since in the practice, sensitized variables rarely change without affecting each other and without affecting other factors that have been considered as constants, which also affect CCU's financial position and income.

Exchange Rate Risk

CCU is exposed to exchange rate risk arising from: a) the net exposure of its assets and liabilities denominated in foreign currencies, b) revenue from sales abroad, c) purchases of raw materials, inputs and capital investments performed in foreign or indexed currencies, and d) its net investment in overseas subsidiaries. CCU's higher exposure to exchange rate risk relates to the fluctuation of the Chilean Peso compared with the US Dollar, the Euro, the Argentine Peso, the Uruguayan Peso and Paraguayan Guarani, the Bolivian Peso and the Colombian Peso.

As of December 31, 2020, CCU has liabilities in foreign currency equivalent to ThCh$ 101,245,204 (ThCh$ 104,825,681 as of December 31, 2019) which are mostly denominated in US$. Foreign currency obligations with financial institutions in the amount of ThCh$ 29,034,945 as of December 31, 2020 (ThCh$ 38,185,534 as of December 31, 2019) represent 6% (14% as of December 31, 2019) of total such obligations. The remaining 94% (86% as of December 31, 2019) is mainly denominated in Unidades de Fomento and Chilean pesos. In addition, CCU has assets in foreign currency in the amount of ThCh$ 195,343,807 (Th$ 210,988,726 as of December 31, 2019) which correspond mainly to export accounts receivable.

Regarding the operations of subsidiaries abroad, the net liability exposure in US dollars and other foreign currencies is equivalent to ThCh$ 6,411,371 (ThCh$ 15,899,371 as of December 31, 2019)

To protect the value of the net position of assets and liabilities in foreign currencies of its operations in Chile and Argentina, CCU acquires derivative contracts (currency forwards) to mitigate any variation in the Chilean peso and the Argentinian peso in respect to other currencies.

As of December 31, 2020 CCU's net foreign currency exposure in Chile, after the use of derivative instruments, is a liability of ThCh$ 1,451,523 (asset of ThCh$ 8,440,013 (ThCh$1,364,230 in as of December 31, 2019).

Of CCU's total revenue from sales as of December 31, 2020 (both in Chile and abroad), 7% (7% in 2019) corresponds to revenue from exports performed in foreign currencies, mainly US Dollars, Euros, Pounds Sterling and other currencies. From the total amount of direct costs, approximately 62% (64% in 2019) correspond to purchases of raw materials and inputs performed in foreign or indexed currencies. CCU does not hedge any fluctuations in the cash flows expected from these transactions.

On the other hand, CCU is exposed to fluctuations in the exchange rates used in the translation from Argentine Pesos, Uruguayan Pesos, Paraguayan Guaranies, Bolivian Bolivianos and Colombian Pesos to Chilean Pesos, associated with income, assets and liabilities of its subsidiaries in Argentina, Uruguay and Paraguay, its associates in Bolivia and its joint venture in Colombia. CCU does not hedge risks related to the translation of currencies from these subsidiaries, whose effects are recognized in Equity.

F-33

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish See Note 2 a))

Note 5 - Risk Management (continued)

Exchange-rate sensitivity analysis

The effect of foreign currency translation profits (losses) recognized in the Consolidated Comprehensive Income Statement for the year ended December 31, 2020, related to assets and liabilities denominated in foreign currencies amounts to a profit of ThCh$ 2,551,823 (loss of ThCh$ 9,054,155 in 2019). Considering the exposure in Chile as of December 31, 2020, and assuming an increase of 10% in the exchange rates and keeping all other variables such as interest rate constant, it is estimated that the effect on the income of CCU would be a loss after taxes of ThCh$ 105,961 (profit of ThCh$ 616,121 in 2019) associated to owners of the parent.

Considering that approximately 7% of the revenue from sales of CCU corresponds to export sales made in Chile in currencies other than the Chilean peso (7% in 2019) and that approximately 62% (64% in 2019) of the total direct costs of the Company are in US dollars or indexed to such currency and assuming that functional currencies appreciate (depreciate) 10% against the US dollar, and keeping all other variables constant, the hypothetical effect on the income of CCU would be approximately a post-tax loss for this effect of ThCh$22,919,408 (ThCh$27,683,581 in 2019).

CCU is also subject to the exchange rate of countries where subsidiaries abroad operate, since the income is converted to Chilean pesos at the average exchange rate of each month, except for Argentina that uses the closing exchange rate on the reporting date. The income from operations of subsidiaries abroad accumulated as of December 31, 2020 was a loss of ThCh$ 963,321 (profit of ThCh$ 20,517,569 in 2019) excluding the transaction. Therefore, a 10% depreciation (appreciation) of the exchange rate of the Argentinian peso, Uruguayan peso, Paraguayan guarani and the boliviano in respect to the Chilean peso, would result in a loss (profit) before tax of ThCh$ 96,332 (ThCh$ 2,051,757 in 2019).

The net investment in subsidiaries, associates and joint ventures operating abroad as of December 31, 2020, amounts to ThCh$238,824,995, ThCh$1,337,526 and ThCh$119,777,994, respectively (ThCh$272,584,756, ThCh$1,149,291 and ThCh$ 124,612,431 in 2019). Assuming a 10% increase or decrease in the exchange rate of the Argentine peso, Uruguayan peso, Paraguayan guarani, Boliviano or Colombian peso against the Chilean peso and holding all other variables constant, the aforementioned increase (decrease) would hypothetically result in a profit (loss) of ThCh$35,994,052 (ThCh$39,834,648 in 2019) which would be recorded with credit (charge) to equity.

CCU does not hedge any risk related to currency translation of the Financial Statements of subsidiaries that use functional currencies other than the Chilean Peso, although the related effects are recorded in Equity.

F-34

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish See Note 2 a))

Note 5 - Risk Management (continued)

Interest Rate Risk

Interest rate risk mainly arises from CCU's financing sources. This exposure is related to obligations at variable interest rates indexed to the London Inter-Bank Offer Rate ("LIBOR").

As of December 31, 2020, CCU has debts with variable interest rates for a total of ThCh$8,250,670 (ThCh$8,694,473 in 2019). Accordingly, as of December 31, 2020, the financing structure is composed of approximately 2% (3% in 2019) of debts with variable interest rates and 98% (97% in 2018) of debts with fixed interest rates.

To manage the interest rate risk, CCU has an interest rate management policy of which the objective is to reduce the volatility of its financial costs and maintain an ideal percentage of debt in instruments at fixed interest rates. Most of CCU's obligations with financial institutions and others are hedged by derivative instruments such as cross-currency interest rate swaps and cross-interest rate swaps.

As of December 31, 2020, after considering the effect of interest rate swaps and currencies, 100% (100% as of December 31, 2019) of CCU's debt has fixed interest rates.

As of December 31, 2019, the terms and conditions of CCU's obligations, including exchange rates, interest rates, maturities and effective interest rates, are detailed in Note 27 “Other Financial Liabilities”.

Interest-rate sensitivity analysis

The total financial cost recognized in the Consolidated Comprehensive Income Statement for the year ended December 31, 2020, which is mainly related to short and long-term debt, amounts to ThCh$ 28,714,063 (ThCh$ 27,720,203 in 2019). Assuming a reasonably possible increase of 100 base points in the variable interest rate and keeping all other variables constant, the previously mentioned increase would hypothetically result in a loss before taxes of ThCh$ 5,059 as of December 31, 2018. As of December 31, 2020 and 2019, CCU does not have debts with variable interest rates that are not hedged by swaps.

.

Inflation Risk

CCU has entered into a series of contracts with third parties expressed in Chilean indexed units (UFs), in turn, it has also acquired financial debt in UFs, meaning that it is exposed to UF fluctuations, which could generate increases in the value of such contracts and liabilities because of inflation. This risk has been mitigated in part because of CCU’s policy of adjusting prices according to inflation under market conditions, thus keeping inflation risk relatively low.

Inflation in Argentina has shown important increases since the beginning of 2018. The three-year accumulated inflation rate, which is calculated using different combinations of consumer price indices, has exceeded 100% over several months and continues to increase. The three-year accumulated inflation calculated using the general price index has already exceeded 100%. Therefore, as stipulated in IAS 29, Argentina was declared a hyperinflationary economy as of July 1, 2018.

F-35

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish See Note 2 a))

Note 5 - Risk Management (continued)

Inflation sensitivity analysis

The total income by indexation units recognized in the Consolidated Statement of Comprehensive Income for the year ended December 31, 2020, related to short- and long-term debt indexed to the Unidad de Fomento and the application of hyperinflationary accounting in Argentina, corresponds to a loss of ThCh$429,198 (a profit of ThCh$8,255,001 in 2019). Assuming a reasonably possible increase (decrease) in the Unidad de Fomento of approximately 3% in Chile and inflation of 10% in Argentina, and holding all other variables constant, such as interest rates, the aforementioned increase (decrease) would hypothetically result in a loss (profit) before taxes of ThCh$1,589,705 (ThCh$4,781,394 in 2019) in the Consolidated Statement of Comprehensive Income.

Commodity Price Risk

The main exposure to the variation in the prices of raw materials is related to the supply of barley, malt and cans used in the production of beer, concentrates, sugar and plastic containers used in the production of carbonated beverages and bulk wine and grapes for the production of wine and liquor.

Barley, malt and cans

In Chile, CCU is supplied with malt from local producers and the international market (mainly Argentina). Long-term supply commitments are entered into with local and Argentine producers, in which the price of malt is fixed annually based on the market price of barley and the manufacturing costs established in the contracts. The purchases and commitments made expose CCU to the risk of fluctuations in the price of these raw materials. In addition, CCU Argentina purchased all the demand for malt from local producers. This raw material represents approximately 7% (6% in 2019) of the direct cost of the Chilean operating segment.
As of December 31, 2020, the cost of cans represents approximately 19% of the direct cost in the operating segment in Chile (17% in 2019). In the operating segment of International Business, the cost of cans represents approximately 36% of the direct cost of raw materials as of December 31, 2020 (38% in 2019).

Concentrates, sugar and plastic containers

The main raw materials used in the production of non-alcoholic beverages are concentrates, which are mainly acquired from licensees, sugar and plastic resins used in the manufacture of plastic containers. CCU is exposed to the risk of fluctuations in the price of these raw materials, which together represent approximately 24% (31% in 2019) of the direct costs of the Chilean operating segment. CCU does not perform any hedging activity on these purchases.

CCU does not engage in hedging activities on these raw material purchases.

F-36

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish See Note 2 a))

Note 5 - Risk Management (continued)

Commodity price risk (continued)

Grapes and wine

The main raw materials used by the subsidiary Viña San Pedro Tarapacá S.A. (hereinafter VSPT) for the production of wines are grapes harvested from its own vineyards and grapes and wines acquired from third parties as part of long-term contracts and spots. Approximately 20% (27% in 2019) of VSPT's total supply of grapes during the last 12 months was obtained from its own vineyards. Taking into consideration the aforementioned percentage and our focus on the export market, this percentage increases to 33% (43% in 2019).

Of the remaining supply, 80% (73% in 2019) is purchased from producers as part of long-term contracts and spots. During the last 12 months, VSPT purchased 65% (54% in 2019) of its grape and wine supply from third parties through spot contracts. In addition, long-term transactions represented16% (19% in 2019) of the total supply.

It must be considered that wine as of December 31, 2020, represents 59% (60% in 2019) of the total direct cost, that is to say, the supply purchased from producers through spot contracts represents 38% of the direct cost (33% in 2019).

Commodity-price sensitivity analysis

The total direct costs in the Consolidated Statement of Comprehensive Income for the year ended December 31, 2020, amounts to ThCh$757,097,886 (ThCh$694,307,741 in 2019). Assuming a reasonably potential 8% increase (decrease) in the direct costs of each segment, and keeping all other variables (such as exchange rates) constant, the aforementioned increase (decrease) would hypothetically result in a pre-tax loss (profit) of ThCh$38,770,441 (ThCh$33,084,911 in 2019) for the Chilean Operating Segment, ThCh$13,698,385 (ThCh$14,807,640 in 2019) for the International Business Operating Segment, and ThCh$8,959,908 (ThCh$8,310,433 in 2019) for the Wine Operating Segment.

Credit Risk

Credit risk to which CCU is exposed mainly arises from a) trade receivables from retail customers, wholesale distributors and supermarket chains belonging to the domestic market; b) accounts receivable from exports; and c) financial investments in banks and financial institutions such as demand deposits, mutual funds, instruments acquired with a repurchase agreement (repo) and derivative financial instruments.

Domestic market

Credit risk related to trade receivables from domestic markets is managed by the Credit and Collection Management and is monitored by the Credit Committee of each business unit.

The domestic market mainly refers to balances receivable from operations performed in Chile, and represent 70% of the total trade receivables (63% in 2019). CCU has a broad client portfolio which is subject to its credit policies, procedures and controls. Credit limits are established for all customers based on an internal rating and their payment behavior. Trade receivables are monitored on a regular basis. In addition, CCU has taken out credit insurance that covers 90% of individually significant accounts receivable. As of December 31, 2020, this coverage reaches 86% (86% in 2019) of the total accounts receivable.

F-37

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish See Note 2 a))

Note 5 - Risk Management (continued)

Credit Risk (continued)

Domestic market (continued)

Trade accounts receivable that are past due, but not impaired, correspond to customers that have arrears of less than 33 days (30 days in 2019).

As of December 31, 2020, CCU had approximately 1,405 customers (1,381 customers in 2019) with outstanding balances exceeding Ch$10 million each, which represent approximately 88% (85% in 2019) of the total trade receivables. There were also 272 clients (265 clients in 2019) with outstanding balances exceeding Ch$50 million, representing approximately 76% (73% in 2019) of the total accounts receivable. Of these accounts receivable, 92% (92% in 2019) are covered by the aforementioned credit insurance.

CCU markets its products through retail clients, wholesalers and supermarket chains, whose credit quality is 99% (100% in 2019).

As of December 31, 2020, CCU has not received significant guarantees from customers.

CCU estimates that no additional credit risk provisions are necessary in addition to the individual and collective provisions for impairment losses determined as of December 31, 2020, amounting to ThCh$6,323,298 (ThCh$5,792,821 in 2019) since as mentioned above a large percentage of the accounts receivable are covered by insurance.

Export market

Credit risk related to export trade accounts receivable is managed by Credit and Collections Management and is monitored by the Administration and Financer Management. Balances receivable from the VSPT export market represent 13% of total trade accounts receivable (14% as of December 31, 2019). VSPT has an ample customer base, in more than 80 countries, which is subject to the policies, procedures and controls established by VSPT. In addition, VSPT purchases loan insurance covering 98.4% (99.1% as of December 31, 2019) of individually significant accounts receivable, which as of December 31, 2020 covers 89% (89% as of December 31, 2019) of total accounts receivable. Trade accounts receivable pending payment are regularly monitored. Apart from the credit insurance, the fact that VSPT is diversified in various countries decreases the credit risk.

As of December 31, 2020, there are 60 customers (68 in 2019) with outstanding balances exceeding ThCh$65,000 each, representing 88% (93% in 2019) of VSPT's total accounts receivable.

Overdue export trade accounts receivable correspond to customers that are less than 25 days overdue on average (28 days on average as of December 31, 2019).

CCU estimates that there is no need for credit risk provisions in addition to the individual and collective provisions existing as of December 31, 2020. For further information, see the analyses of account receivable maturities and provision for account-receivable impairment losses (Note 14 - Trade Receivables and Other Accounts Receivable).

F-38

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish See Note 2 a))

Note 5 - Risk Management (continued)

Credit Risk (continued)

Financial investments and financial derivatives

Financial investments correspond to term deposits and financial instruments acquired with a repurchase agreement (repo), which are placed at fixed interest rates, with maturities of less than 3 months. These financial instruments are placed in financial institutions in Chile, so they are not exposed to significant market risk. Derivative financial instruments are measured at fair value and are only acquired in the Chilean market. As of 2018, the changes required in the IFRS 9 amendment are applied in the valuation of derivative financial instruments by considering the counterparty risk (CVA and DVA). The effect of CVA/DVA is calculated based on the probability of default of CCU or the counterparty, as appropriate, considering a recovery rate of 40% for each derivative instrument. This probability is obtained from the spread of corporate bonds with the same rating in the case of CCU, while for the counterparty it is considered the sum between the Credit Default Swap (CDS) of Chile and the CDS of Citibank in the United States. As of December 31, 2020, this effect is not significant.

Tax Risk

The Company's businesses are levied by different taxes in the countries where it operates, especially, by indirect taxes on the consumption of alcoholic and non-alcoholic beverages. An increase in tax rates could negatively impact sales and profitability.

Liquidity Risk

CCU manages liquidity risk at a consolidated level. The main source of the Company’s liquidity arises from cash flows from operating activities. In addition, CCU has the ability to issue debt and equity instruments in the capital market when needed.

CCU’s short-term liquidity management is based on projected cash flows for a twelve-month rolling period. The Company also keeps cash and cash equivalents available to meet its obligations.

Based on its current operating performance and liquidity position, CCU estimates that cash flows from operating activities and available cash on hand will be sufficient to fund working capital, Investments capital, interest payments, dividend payments and debt payment requirements, both for the next 12 months and the foreseeable future.

Sanitary crises, pandemics or outbreaks of contagious diseases at a global or regional level could have a negative impact on our operations and financial position.

A sanitary crisis, pandemics or outbreak of diseases at a global or regional level, as is the case of the Covid-19 outbreak, declared a pandemic by the World Health Organization in March 2020, could have a negative impact on our operations and financial position. This is because they could prevent the Company’s normal operation, limiting our supply, production and distribution capacity, and/or generating a contraction in the demand for our products, as was the case in the periods with greater restrictions especially in the second and third quarter of 2020. The level of impact on our operation will depend on factors that we cannot predict such as the duration, propagation and seriousness of the sanitary crisis.

F-39

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish See Note 2 a))

Note 5 - Risk Management (continued)

Liquidity Risk (continued)

Any prolonged restrictive measure established to control an outbreak of a contagious disease or other adverse public health development in any of the objective markets can have a material and adverse effect on commercial operations. The duration of the pandemic continues to be uncertain at this time, and therefore the impact it could have on the world, on the economies where CCU operates or on the financial markets cannot be predicted.

The Company has contingency plans to take care of its people and the operating continuity in case of events of this type, but we cannot be sure that those plans are sufficient to mitigate a material impact on our results and financial position. Specifically, during 2020 we deployed a regional plan with three focuses, the health of workers and of the people that we relate to, operating continuity and safeguarding of the Company's financial health. This allowed us to continue supplying our customers and consumers with our products and maintain workplace safety. To date, CCU continues selling, producing and distributing its products normally, in all the countries where it operates.

In conclusion, in 2020 the sanitary crisis had limited effects on the Company's risks detailed in this note.

F-40

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish See Note 2 a))

Note 5 - Risk Management (continued)

Liquidity Risk (continued)

As of December 31, 2020 and 2019, maturities of financial liabilities of CCU and its subsidiaries, based on undiscounted contractual cash flows, are detailed as follows:

As of December 31, 2020	Carrying amount (*)	Financial liability maturities: Up to 90 days	More than 90 days up to 1 year	More than 1 year up to 3 years	More than 3 years up to 5 years	More than 5 years	Total
	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Other non-derivative financial liabilities							
Bank loans	125,906,105	836,693	39,751,923	79,476,094	12,885,867	803,482	133,754,059
Obligations with the public	332,416,479	4,954,003	7,303,258	34,748,671	109,950,580	255,265,277	412,221,789
Finance lease obligations	32,134,911	1,689,539	4,415,461	7,687,792	4,724,806	23,943,806	42,461,404
Deposits received as guarantees for bottles and containers	14,116,167	-	14,116,167	-	-	-	14,116,167
Sub-total	**504,573,662**	**7,480,235**	**65,586,809**	**121,912,557**	**127,561,253**	**280,012,565**	**602,553,419**
Derivative financial liabilities							
Derivative financial instruments	4,243,939	4,243,939	-	-	-	-	4,243,939
Hedging liabilities	5,323,640	1,176,303	4,521,259	-	-	-	5,697,562
Sub-total	**9,567,579**	**5,420,242**	**4,521,259**	**-**	**-**	**-**	**9,941,501**
Total	**514,141,241**	**12,900,477**	**70,108,068**	**121,912,557**	**127,561,253**	**280,012,565**	**612,494,920**

As of December 31, 2019	Carrying amount (*)	Financial liability maturities: Up to 90 days	More than 90 days up to 1 year	More than 1 year up to 3 years	More than 3 years up to 5 years	More than 5 years	Total
	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Other non-derivative financial liabilities							
Bank loans	142,196,520	20,991,920	33,633,237	84,363,883	10,396,997	966,733	150,352,770
Obligations with the public	140,551,686	4,932,819	4,878,698	18,973,584	18,107,650	163,272,427	210,165,178
Finance lease obligations	33,070,356	1,433,720	4,540,987	6,652,459	4,049,398	26,579,745	43,256,309
Deposits received as guarantees for bottles and containers	13,290,754	-	13,290,754	-	-	-	13,290,754
Sub-total	**329,109,316**	**27,358,459**	**56,343,676**	**109,989,926**	**32,554,045**	**190,818,905**	**417,065,011**
Derivative financial liabilities							
Derivative financial instruments	240,394	229,726	10,668	-	-	-	240,394
Hedging liabilities	805,306	460,503	439,381	-	-	-	899,884
Sub-total	**1,045,700**	**690,229**	**450,049**	**-**	**-**	**-**	**1,140,278**
Total	**330,155,016**	**28,048,688**	**56,793,725**	**109,989,926**	**32,554,045**	**190,818,905**	**418,205,289**

(*) See the classification of the carrying amount into current and non-current in Note 6 - Financial Instruments.

F-41

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish See Note 2 a))

Note 6 - Financial Instruments

Types of financial instruments

As of the closing date of each fiscal year, the carrying amounts of financial instruments, per type of instrument, are detailed as follows:

	As of December 31, 2020		As of December 31, 2019	
	Current ThCh$	Non-current ThCh$	Current ThCh$	Non-current ThCh$
Derivative financial instruments	222,443	-	3,412,197	-
Negotiable securities and Investments in other companies	7,329,096	-	6,245,817	-
Hedging assets	4,661,049	11,953,435	157,344	4,670,538
Total other financial assets	**12,212,588**	**11,953,435**	**9,815,358**	**4,670,538**
Trade receivables and other accounts receivable	275,387,923	1,860,635	300,013,940	3,224,627
Accounts receivable from related entities	5,313,079	132,555	3,278,685	118,122
Total financial assets	**280,701,002**	**1,993,190**	**303,292,625**	**3,342,749**
Subtotal financial assets	**292,913,590**	**13,946,625**	**313,107,983**	**8,013,287**
Cash and cash equivalents	399,196,053	-	197,368,317	-
Total financial assets	**692,109,643**	**13,946,625**	**510,476,300**	**8,013,287**
Bank loans	50,082,711	111,153,299	54,721,456	133,349,442
Obligations with the public	7,691,023	324,725,456	6,744,739	133,806,947
Deposits received as guarantees for bottles and containers	14,116,167	-	13,290,754	-
Total financial liabilities measured at amortized cost	**71,889,901**	**435,878,755**	**74,756,949**	**267,156,389**
Derivative financial instruments	4,243,939	-	240,394	-
Pasivos de cobertura	5,323,640	-	805,306	-
Total derivative financial liabilities	**9,567,579**	**-**	**1,045,700**	**-**
Total other financial liabilities (*)	**81,457,480**	**435,878,755**	**75,802,649**	**267,156,389**
Finance lease obligations	4,934,639	27,200,272	4,857,097	28,213,259
Total lease liabilities (**)	**4,934,639**	**27,200,272**	**4,857,097**	**28,213,259**
Trade payables and other accounts payable	324,525,367	19,875	306,658,776	26,550
Accounts payable to related entities	18,432,354	-	8,979,434	-
Total commercial obligations and other accounts payable	**342,957,721**	**19,875**	**315,638,210**	**26,550**
Total financial liabilities	**429,349,840**	**463,098,902**	**396,297,956**	**295,396,198**

(*) See Note 27 - Other financial liabilities.
(**) See Note 26 - Leases.

F-42

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish See Note 2 a))

Note 6 - Financial Instruments (continued)

Financial-instrument fair values

Financial-instrument fair values, per type of instrument, compared with their current and non-current carrying amount included in the Consolidated Statement of Financial Position, are detailed as follows:

(a) Financial assets and liabilities

	As of December 31, 2020		As of December 31, 2019	
	Carrying amount ThCh$	Fair value ThCh$	Carrying amount ThCh$	Fair value ThCh$
Derivative financial instruments	222,443	222,443	3,412,197	3,412,197
Negotiable securities and Investments in other companies	7,329,096	7,329,096	6,245,817	6,245,817
Hedging assets	16,614,484	16,614,484	4,827,882	4,827,882
Total other financial assets	**24,166,023**	**24,166,023**	**14,485,896**	**14,485,896**
Trade receivables and other accounts receivable	277,248,558	277,248,558	303,238,567	303,238,567
Accounts receivable from related entities	5,445,634	5,445,634	3,396,807	3,396,807
Total financial assets	**282,694,192**	**282,694,192**	**306,635,374**	**306,635,374**
Subtotal activos financieros	**306,860,215**	**306,860,215**	**321,121,270**	**321,121,270**
Cash and cash equivalents	399,196,053	399,196,053	197,368,317	197,368,317
Total financial assets	**706,056,268**	**706,056,268**	**518,489,587**	**518,489,587**
Bank loans	161,236,010	166,518,105	188,070,898	149,583,520
Obligations with the public	332,416,479	373,570,478	140,551,686	189,670,078
Deposits received as guarantees for bottles and containers	14,116,167	14,116,167	13,290,754	13,290,754
Total financial liabilities measured at amortized cost	**507,768,656**	**554,204,750**	**341,913,338**	**352,544,352**
Derivative financial instruments	4,243,939	4,243,939	240,394	240,394
Pasivos de cobertura	5,323,640	5,323,640	805,306	805,306
Total derivative financial liabilities	**9,567,579**	**9,567,579**	**1,045,700**	**1,045,700**
Total other financial liabilities (*)	**517,336,235**	**563,772,329**	**342,959,038**	**353,590,052**
Finance lease obligations	32,134,911	32,134,911	33,070,356	33,070,356
Total lease liabilities (**)	**32,134,911**	**32,134,911**	**33,070,356**	**33,070,356**
Trade payables and other accounts payable	324,545,242	324,545,242	306,685,326	306,685,326
Accounts payable to related entities	18,432,354	18,432,354	8,979,434	8,979,434
Total commercial obligations and other accounts payable	**342,977,596**	**342,977,596**	**315,664,760**	**315,664,760**
Total financial liabilities	**892,448,741**	**938,884,836**	**691,694,154**	**702,325,168**

(*) See Note 27 – Other financial liabilities.
(**) See Note 26 - Leases.

The carrying amount of cash and cash equivalents, other financial assets, derivative financial liabilities and lease obligations is close to their fair value due to the short-term nature of these instruments or their valuation methodology, and for loans granted and accounts receivable, due to the fact that any recoverability loss is already reflected in the impairment loss provisions.

The fair value of non-derivative financial assets and liabilities not quoted in an active market is estimated using discounted cash flows on market variables observable at the date of the Financial Statements. The fair value of derivative instruments is estimated using discounted future cash flows, calculated according to observable market information or according to variables and prices obtained from third parties.

The fair value of bank loans and other financial obligations have a Level 2 hierarchy.

F-43

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish See Note 2 a))

Note 6 - Financial Instruments (continued)

(b) Financial Instruments per type:

As of December 31, 2020	Fair value through profit or loss ThCh$	Cash and cash equivalents and loans and accounts receivable ThCh$	Hedging Derivatives ThCh$	Total ThCh$
Financial assets				
Derivative financial instruments	222,443	-	-	222,443
Negotiable securities and Investments in other companies	7,329,096	-	-	7,329,096
Hedging assets	-	-	16,614,484	16,614,484
Total other financial assets	**7,551,539**	**-**	**16,614,484**	**24,166,023**
Cash and cash equivalents	-	399,196,053	-	399,196,053
Trade receivables and other accounts receivable	-	277,248,558	-	277,248,558
Accounts receivable from related entities	-	5,445,634	-	5,445,634
Total	**7,551,539**	**681,890,245**	**16,614,484**	**706,056,268**

As of December 31, 2020	Fair value through profit or loss ThCh$	Hedging Derivatives ThCh$	Financial liabilities at amortized cost ThCh$	Total ThCh$
Financial liabilities				
Bank loans	-	-	24,166,023	24,166,023
Obligations with the public	-	-	332,416,479	332,416,479
Finance lease obligations	-	-	14,116,167	14,116,167
Derivative financial instruments	4,243,939	-	-	4,243,939
Hedging liabilities	-	5,323,640	-	5,323,640
Deposits received as guarantees for bottles and containers	**4,243,939**	**5,323,640**	**370,698,669**	**380,266,248**
Total other financial liabilities	-	-	32,134,911	32,134,911
Trade payables and other accounts payable	-	-	324,545,242	324,545,242
Accounts payable to related entities	-	-	18,432,354	18,432,354
Total	**4,243,939**	**5,323,640**	**745,811,176**	**755,378,754**

F-44

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish See Note 2 a))

Note 6 - Financial Instruments (continued)

(b) Financial instruments per type: (continued)

As of December 31, 2019	Fair value through profit or loss ThCh$	Cash and cash equivalents and loans and accounts receivable ThCh$	Hedging Derivatives ThCh$	Total ThCh$
Financial assets				
Derivative financial instruments	3,412,197	-	-	3,412,197
Negotiable securities and Investments in other companies	6,245,817	-	-	6,245,817
Hedging assets	-	-	4,827,882	4,827,882
Total other financial assets	**9,658,014**	**-**	**4,827,882**	**14,485,896**
Cash and cash equivalents	-	196,369,224	-	196,369,224
Trade receivables and other accounts receivable	-	303,238,567	-	303,238,567
Accounts receivable from related entities	-	3,396,807	-	3,396,807
Total	**9,658,014**	**503,004,598**	**4,827,882**	**517,490,494**

As of December 31, 2019	Fair value through profit or loss ThCh$	Hedging Derivatives ThCh$	Financial liabilities at amortized cost ThCh$	Total ThCh$
Financial liabilities				
Bank loans	-	-	142,196,520	142,196,520
Obligations with the public	-	-	140,551,686	140,551,686
Finance lease obligations	-	-	13,290,754	13,290,754
Derivative financial instruments	240,394	-	-	240,394
Hedging liabilities	-	805,306	-	805,306
Deposits received as guarantees for bottles and containers	240,394	805,306	296,038,960	297,084,660
Total other financial liabilities	**-**	**-**	**33,070,356**	**33,070,356**
Trade payables and other accounts payable	-	-	306,682,108	306,682,108
Accounts payable to related entities	-	-	8,979,434	8,979,434
Total	**240,394**	**805,306**	**644,770,858**	**645,816,558**

F-45

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish See Note 2 a))

Note 6 - Financial Instruments (continued)

(b) Financial instruments per type: (continued)

Derivative instruments

As of the closing date of each fiscal year, derivative instruments by type of contract, number of contracts, nominal amounts hedged and fair values, are detailed as follows:

	As of December 31, 2020				As of December 31, 2019			
	Number of contracts	Nominal amount ThCh$	Asset ThCh$	Liability ThCh$	Number of contracts	Nominal amount ThCh$	Asset ThCh$	Liability ThCh$
Cross currency interest rate swaps UF/CLP	**4**	**10,000**	**16,614,484**	**4,815,182**	**1**	**2,000**	**4,571,984**	**805,306**
Less than a year		-	4,661,049	4,815,182	-	-	-	805,306
Between 1 and 5 years		10,000	11,953,435	-	1	2,000	4,571,984	-
Cross currency interest rate swaps USD/EURO	**1**	**11,600**	**-**	**508,458**	**1**	**11,600**	**255,898**	**-**
Less than a year	1	11,600	-	508,458	-	-	157,344	-
Between 1 and 5 years	-	-	-	-	1	11,600	98,554	-
Subtotal hedge derivatives	**5**		**16,614,484**	**5,323,640**	**2**		**4,827,882**	**805,306**
Forwards USD	**21**	**101,418**	**63,143**	**4,118,216**	**14**	**72,593**	**2,989,286**	**160,803**
Less than a year		101,418	63,143	4,118,216	14	72,593	2,989,286	160,803
Euro Forwards	**5**	**23,884**	**9,819**	**125,723**	**5**	**26,393**	**412,065**	**79,591**
Total commercial obligations and other accounts payable		23,884	9,819	125,723	5	26,393	412,065	79,591
Total financial liabilities	**1**	**2,500**	**100,958**	**-**	**1**	**800**	**10,846**	**-**
Less than a year		2,500	100,958	-	1	800	10,846	-
Forwards GBP	**1**	**800**	**48,523**	**-**	**-**	**-**	**-**	**-**
Less than a year		800	48,523	-	-	-	-	-
Subtotal derivatives with effects on income	**28**		**222,443**	**4,243,939**	**20**		**3,412,197**	**240,394**
Total instruments	**33**		**16,836,927**	**9,567,579**	**22**		**8,240,079**	**1,045,700**

These derivative contracts have been taken out to cover the Company's exposure to exchange rate risk. CCU's forwards do not comply with formal documentation requirements to be classified as hedging instruments, consequently, their effects are recognized in Income under the item "Other gains (losses)", apart from the corresponding hedged item.

In the case of the Cross-Currency Interest Rate Swaps and the Cross-Interest Rate Swaps, these qualify as cash flow hedges associated with loans secured from Banco de Chile and Scotiabank. These bank loans are disclosed in Note 26 - Other Financial Liabilities.

F-46

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish See Note 2 a))

Note 6 - Financial Instruments (continued)

(b) Financial instruments per type: (continued)

Derivative instruments (continued)

As of December 31, 2020

Entities	Nature of the risks hedged	Rights		Obligations		Fair value of net asset/liability	Expiry
		Currency	Amount ThCh$	Currency	Amount ThCh$	Amount ThCh$	
Scotiabank Chile	Bank obligation interest rate and currency exchange cash flows	US$	8,288,973	EUR	8,797,431	-508,458	Jun-18-2021
Banco de Chile	Obligations with the public currency exchange cash flows	UF	53,163,284	Ch$	48,502,235	4,661,049	Sep-15-2021
Banco Santander	Obligations with the public currency exchange cash flows	UF	99,523,402	Ch$	96,705,562	2,817,840	Aug-10-2023
Banco Scotiabank	Obligations with the public currency exchange cash flows	UF	63,400,143	Ch$	61,365,413	2,034,730	Jun-01-2023
Banco Santander	Obligations with the public currency exchange cash flows	UF	94,206,548	Ch$	91,920,865	2,285,683	Jun-01-2023

As of December 31, 2019

Entities	Nature of the risks hedged	Rights		Obligations		Fair value of net asset/liability	Expiry
		Currency	Amount ThCh$	Currency	Amount ThCh$	Amount ThCh$	
Scotiabank Chile	Bank obligation interest rate and foreign exchange cash flows	US$	8,820,379	EUR	8,564,481	255,898	Jun-18-2021
Banco de Chile	Obligations with the public currency exchange cash flows	UF	59,233,320	Ch$	55,466,642	3,766,678	Sep-15-2021

As of December 31, 2020, a pre-tax credit of ThCh$4,068,855 (ThCh$345,986 in 2019) has been recognized in the Consolidated Statement of Comprehensive Income, under the cash flow hedges title, corresponding to the fair value of the Cross Currency Interest Rate Swaps and Cross Interest Rate Swaps instruments.

Fair value hierarchies

Financial instruments recognized at fair value in the Consolidated Statement of Financial Position are classified based on the method used to obtain their fair value, as detailed as follows:

Level 1 Fair value is obtained by direct reference to quoted prices, without any adjustment.

Level 2 Fair value is obtained through valuation models accepted in the market, other than those mentioned in Level 1, based on prices directly or indirectly observable on the measurement date (adjusted prices).

Level 3 Fair value is obtained through internally developed models or methodologies that use non-observable information that is not at all fluid.

F-47

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish See Note 2 a))

Note 6 - Financial Instruments (continued)

(b) Financial instruments per type: (continued)

At the closing date of each fiscal year, CCU's structure for obtaining the fair value of its financial instruments recognized at fair value in the Consolidated Statement of Financial Position is detailed as follows:

As of December 31, 2020	Fair value recorded	Fair value hierarchies		
		Level 1	Level 2	Level 3
	ThCh$	ThCh$	ThCh$	ThCh$
Derivative financial instruments	222,443	-	222,443	-
Negotiable securities and Investments in other companies	7,329,096	7,329,096	-	-
Hedging assets	16,614,484	-	16,614,484	-
Financial assets	**24,166,023**	**7,329,096**	**16,836,927**	**-**
Hedging liabilities	4,243,939	-	4,243,939	-
Derivative financial instruments	5,323,640	-	5,323,640	-
Financial liabilities	**9,567,579**	**-**	**9,567,579**	**-**

As of December 31, 2019	Fair value recorded	Fair value hierarchies		
		Level 1	Level 2	Level 3
	ThCh$	ThCh$	ThCh$	ThCh$
Derivative financial instruments	3,412,197	-	3,412,197	-
Negotiable securities and Investments in other companies	6,245,817	6,245,817	-	-
Hedging assets	4,827,882	-	4,827,882	-
Financial assets	**14,485,896**	**6,245,817**	**8,240,079**	**-**
Hedging liabilities	240,394	-	240,394	-
Derivative financial instruments	805,306	-	805,306	-
Financial liabilities	**1,045,700**	**-**	**1,045,700**	**-**

During the year ended December 31, 2020, CCU and its subsidiaries have not transferred any financial instruments between Levels 1 and 2.

Financial-asset credit quality

CCU uses two credit evaluation systems with customers: a) customers who have credit insurance are evaluated by external risk criteria (commercial, delinquency and protest records available in the local market), ability to pay and financial position; b) the rest of the customers are evaluated according to an ABC risk model, which considers internal risk criteria (delinquency and protests), external risk criteria (commercial, delinquency and protest records available in the local market) ability to pay and financial position. The uncollectibility rate for the last two years has been insignificant.

F-48

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish See Note 2 a))

Note 7 - Financial information by operating segments

IRSA develops its business activity in a single operating segment, which corresponds to its interest in the subsidiary CCU.

The operating segment information of the subsidiary CCU is detailed as follows:

CCU has defined three operating segments based on the geographical areas where its products are marketed: 1.- the Chilean Operating Segment (also called “Chile”), 2.- the International Business Operating Segment, and 3.- the Wine Operating Segment (also called “Wines”).

The three aforementioned operating segments are consistent with the way in which CCU operates. These operating segments include separate financial information, and their operating results are reviewed periodically by the head of each segment in order to make decisions regarding resource allocation and performance evaluation.

Operating Segments

Chile	Beers, alcohol-free beverages, liquors and UES.
International Business	Beers, cider, alcohol-free beverages and liquors in Argentina, Uruguay and Paraguay market.
Wines	Wines, mostly in the exportation market over 80 countries.

Finally, revenue and expenses from the Corporate Support Units (CSU) are presented under the item "Others". Under this item, settlements of transactions between operating segments are also presented.

No CCU customer represents more than 10% of revenue.

F-49

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish See Note 2 a))

Note 7 - Financial information by operating segments (continued)

Operating segments are detailed as follows:

(a) For the years ended December 31, 2020 and 2019, financial information by operating segments is detailed as follows:

	Chile		International Business		Wines		Others		Total	
	2020	2019	2020	2019	2020	2019	2020	2019	2020	2019
	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Revenue from sales	1,208,196,118	1,134,048,629	391,125,264	452,267,652	223,273,704	203,230,777	-	-	1,822,595,086	1,789,547,058
Other revenue	18,300,114	16,438,937	11,403,939	11,724,538	4,240,620	3,806,545	1,053,919	1,023,619	34,998,592	32,993,639
Revenue from sales between segments	16,266,638	13,816,469	299,622	495,259	7,696,044	5,284,436	(24,262,304)	(19,596,164)	-	-
Total revenues	**1,242,762,870**	**1,164,304,035**	**402,828,825**	**464,487,449**	**235,210,368**	**212,321,758**	**(23,208,385)**	**(18,572,545)**	**1,857,593,678**	**1,822,540,697**
% of change compared with the previous year	6.7	-	(13.3)	-	10.8	-	-	-	1.9	-
Selling costs	(626,099,060)	(540,048,331)	(229,669,229)	(248,880,925)	(139,512,564)	(128,763,785)	11,244,931	9,374,851	(984,035,922)	(908,318,190)
% of total revenues	50.4	46.4	57.0	53.6	59.3	60.6	-	-	53.0	49.8
Gross margin	**616,663,810**	**624,255,704**	**173,159,596**	**215,606,524**	**95,697,804**	**83,557,973**	**(11,963,454)**	**(9,197,694)**	**873,557,756**	**914,222,507**
% of total revenues	49.6	53.6	43.0	46.4	40.7	39.4	-	-	47.0	50.2
MSD&A (1)	(443,636,760)	(429,093,171)	(189,421,217)	(210,155,693)	(64,790,758)	(55,595,811)	(6,941,510)	(9,726,563)	(704,790,245)	(704,571,238)
% of total revenues	35.7	36.9	47.0	45.2	27.5	26.2	-	-	37.9	38.7
Other operating income (expenses)	1,634,543	5,266,475	14,910,793	14,201,709	622,178	515,019	655,840	1,173,780	17,823,354	21,156,983
Adjusted operating income ajustado (2)	**174,661,593**	**200,429,008**	**(1,350,828)**	**19,652,540**	**31,529,224**	**28,477,181**	**(18,249,124)**	**(17,750,477)**	**186,590,865**	**230,808,252**
% of change compared with the previous year	(12.9)	-	(106.9)	-	10.7	-	-	-	(19.2)	-
% of total revenues	14.1	17.2	(.3)	4.2	13.4	13.4	-	-	10.0	12.7
Financial expenses, net	-	-	-	-	-	-	-	-	(25,262,920)	(14,602,562)
Share in profit (loss) of associates and joint ventures accounted for using the equity method	-	-	-	-	-	-	-	-	(8,437,209)	(16,431,759)
Exchange differences	-	-	-	-	-	-	-	-	2,551,823	(9,054,155)
Income from indexed units	-	-	-	-	-	-	-	-	(429,198)	(8,255,001)
Other gains (losses)	-	-	-	-	-	-	-	-	(11,410,085)	3,156,799
Pre-tax income									**143,603,276**	**185,621,574**
Income taxes									(35,408,420)	(39,975,914)
Income for the period									**108,194,856**	**145,645,660**
Non-controlling interests									12,042,584	15,503,968
Income for the period attributable to owners of the parent									**96,152,272**	**130,141,692**
Depreciation and amortization	**70,106,357**	**66,301,914**	**25,551,989**	**27,077,745**	**11,575,351**	**9,826,148**	**2,580,279**	**1,815,127**	**109,813,976**	**105,020,934**
ROADA before EI	**(8)**	**-**	**(48)**	**-**	**13**	**-**	**-**	**-**	**(12)**	**-**
% of change compared with the previous year	19.7	23	6.0	10	18.3	18	-	-	16.0	18
% of total revenues	244,767,950.0	266,730,922.0	24,201,161.0	46,730,285.0	43,104,575.0	38,303,329.0	(15,668,845)	(15,935,350)	296,404,841.0	335,829,186.0

(1) MSD&A refers to marketing, sales, distribution and administrative expenses.
(2) Adjusted Operating Income (for management purposes, this has been defined as Profit before Net Financial Expenses, Profit (loss) from associates and joint ventures accounted for using the equity method, Exchange differences, Income from indexed units, Other gains (losses), and Income taxes).
(3) ROADA (Revenue from Operating Activities before Depreciation and Amortization). For management purposes, the ROADA is defined by CCU as Adjusted Operating Income plus Depreciation and Amortization. From the third quarter 2016 onwards, CCU's Chilean Operating Segment incorporated business activities carried out by the Strategic Service Units (SSU) into its management, which includes: Transportes CCU Limitada, Comercial CCU S.A., CRECCU S.A. and Fábrica de Envases Plásticos S.A.
(4) The anticipated termination of the Budweiser License in the International Business Segment at the OIBDA level generated an increase (profit) of ThCh$211,228,960 and a loss in the Other title of ThCh$2,386,517.
(5) The anticipated termination of the Budweiser License generated on the consolidated income of CCU S.A. an increase (profit) in OIBDA of ThCh$208,842,443 and a net profit attributable to the owners of the parent company of ThCh$157,358,973.

F-50

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish – See Note 2 a))

Note 7 - Financial information by operating segments (continued)

Sales information by geography:

Net revenue from sales by country	For the years ended December 31, 2020 ThCh$	2019 ThCh$
Chile (1)	**1,436,790,253**	**1,342,369,499**
Argentina (2)	338,214,943	390,443,569
Uruguay	19,483,698	17,805,957
Paraguay	39,244,642	47,148,643
Bolivia (3)	23,860,142	24,773,029
Foreign countries	**420,803,425**	**480,171,198**
Total	**1,857,593,678**	**1,822,540,697**

(1) Corporate Support Units' net sales revenues and settlements between subsidiaries are included in "Chile", as well as net revenues from the sales performed in Chile by the Wine Operating Segment.
(2) Revenue from the sales performed by the subsidiaries Finca La Celia S.A. and Los Huemules S.R.L. are included, under the Wine Operating Segment and the Chilean Operating Segment, respectively.
(3) Please refer to Note 8 - Business Combinations, letter b).

Sales information by customers:

Net revenue from sales by type of customer	For the years ended December 31, 2020 ThCh$	2019 ThCh$
Domestic customers	1,729,519,439	1,702,109,548
Export customers	128,074,239	120,431,149
Total	**1,857,593,678**	**1,822,540,697**

Sales information by type of product:

Revenue from sales by type of product	For the years ended December 31, 2020 ThCh$	2019 ThCh$
Alcoholic products	1,249,738,114	1,206,288,857
Non-alcoholic products	572,856,972	583,258,201
Others (1)	34,998,592	32,993,639
Total	**1,857,593,678**	**1,822,540,697**

(1) Others mainly consist of sales of by-products and packaging bottles, including pallets and cups.

F-51

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish See Note 2 a))

Note 7 - Financial information by operating segments (continued)

Capital investments by operating segments:

Capital investments (additions of PP&E and Intangible assets other than goodwill)	For the years ended December 31, 2020 ThCh$	2019 ThCh$
Chilean Operating Segment	74,932,872	69,394,303
International Business Operating Segment	31,573,930	38,524,717
Wine Operating Segment	13,214,298	22,020,111
Others (1)	3,065,629	10,548,718
Total	**122,786,729**	**140,487,849**

(1) Others include capital investments by the Corporate Support Units.

Assets by operating segments:

Assets by operating segments	As of December 31, 2020 ThCh$	As of December 31, 2019 ThCh$
Chilean Operating Segment	1,473,645,561	1,255,267,920
International Business Operating Segment	428,447,375	460,237,744
Wine Operating Segment	425,591,825	380,892,311
Others (1)	197,651,771	257,292,739
Total	**2,525,336,532**	**2,353,690,714**

(1) Others include assets from the Corporate Support Units.

Liabilities by operating segments:

Liabilities by operating segments	As of December 31, 2020 ThCh$	As of December 31, 2019 ThCh$
Chilean Operating Segment	599,712,023	479,278,341
International Business Operating Segment	174,963,952	170,050,938
Wine Operating Segment	175,772,540	139,805,629
Others (1)	166,069,342	121,628,583
Total	**1,116,517,857**	**910,763,491**

(1) Others include liabilities from the Corporate Support Units.

F-53

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish See Note 2 a))

Note 7 - Financial information by operating segments (continued)

Assets by geographical location:

Assets by geographical location	**As of December 31, 2020**	**As of December 31, 2019**
	ThCh$	**ThCh$**
Chile (1)	2,065,140,158	1,862,882,784
Argentina (2)	353,431,002	370,434,173
Uruguay	23,678,290	26,403,153
Paraguay	48,742,190	55,536,326
Bolivia (3)	34,344,892	38,434,278
Total	**2,525,336,532**	**2,353,690,714**

(1) Assets belonging to the Corporate Support Units, settlements between subsidiaries and investments in associates and joint ventures are included in "Chile", as well as part of the Wine Operating Segment, excluding the Argentinean subsidiary Finca La Celia S.A.
(2) The assets of the subsidiaries Finca La Celia S.A. and Los Huemules S.R.L. are presented under Operating Segment Wines and Operating Segment Chile, respectively.
(3) Please refer to Note 8 - Business Combinations, letter b).

F-54

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish See Note 2 a))

Note 7 - Financial information by operating segments (continued)

Additional information on the operating segments

According to CCU's Management, the Consolidated Statement of Comprehensive Income, is detailed as follows:

CONSOLIDATED STATEMENT OF INCOME BY FUNCTION	For the years ended December 31, 2020 (*)	2019
	ThCh$	ThCh$
Revenue from sales	1,822,595,086	1,789,547,058
Other revenue	34,998,592	32,993,639
Total revenues	1,857,593,678	1,822,540,697
% of change compared with the previous year	**1.9**	**2.2**
Selling costs	(984,035,922)	(908,318,190)
% of total revenues	53.0	49.8
Gross margin	873,557,756	914,222,507
% of total revenues	**47.0**	**50.2**
MSD&A (1)	(704,790,245)	(704,571,238)
% of total revenues	37.9	38.7
Other operating income (expenses)	17,823,354	21,156,983
Resultado operacional antes de Items Excepcionales (IE)	186,590,865	230,808,252
% of change compared with the previous year	(19)	(50.8)
% of total revenues	10	12.7
Financial expenses, net	(25,262,920)	(14,602,562)
Share in profit (loss) of associates and joint ventures accounted for using the equity method	(8,437,209)	(16,431,759)
Exchange differences	**2,551,823**	**(9,054,155)**
Income from indexed units	(429,198)	(8,255,001)
Other gains (losses)	(11,410,085)	3,156,799
Pre-tax income	143,603,276	185,621,574
Income taxes	(35,408,420)	(39,975,914)
Income for the year	108,194,856	145,645,660
Non-controlling interests	12,042,584	15,503,968
Income for the period attributable to owners of the parent	96,152,272	130,141,692
Depreciation and amortization	**109,813,976**	**105,020,934**
ROADA (3)	296,404,841	335,829,186
% of change compared with the previous year	**(11.7)**	**(40.2)**
% of total revenues	16.0	18.4

(*) The anticipated term of the Budweiser license, on the consolidation results of CCU S.A. generated in the ROADA an increase (profit) for ThCh $ 208,842,443 and a net profit attributable to the controller's owners for ThCh$157,358,973.

For further information regarding (1), (2) and (3), refer to table a) in this Note.

F-55

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish See Note 2 a))

Note 7 - Financial information by operating segments (continued)

Additional information on the operating segments (continued)

A reconciliation between Gains (losses) from operating activities and the Adjusted Operating Income is detailed as follows:

	For the years ended December 31, 2020 ThCh$	2019 ThCh$
Gain (loss) for the year	**108,194,856**	**145,645,660**
Sum (subtraction):		
Other gains (losses)	11,410,085	(3,156,799)
Financial income	(3,451,143)	(13,117,641)
Financial costs	28,714,063	27,720,203
Share in profit (loss) of associates and joint ventures accounted for using the equity method	8,437,209	16,431,759
Exchange differences	(2,551,823)	9,054,155
Income from indexed units	429,198	8,255,001
Income taxes	35,408,420	39,975,914
Adjusted operating income	**186,590,865**	**230,808,252**
Depreciation and amortization	109,813,976	105,020,934
ROADA	**296,404,841**	**335,829,186**

A reconciliation of the MSD&A consolidated amounts for the years ended December 31, 2020 and 2019, is detailed as follows:

	For the years ended December 31, 2020 ThCh$	2019 ThCh$
Consolidated Income Statement		
Distribution costs	(337,101,549)	(327,543,973)
Administrative expenses	(138,811,668)	(136,975,243)
Other expenses, by function	(230,349,566)	(241,479,749)
Other expenses included in "Other expenses, by function"	1,472,538	1,427,727
Total MSD&A	**(704,790,245)**	**(704,571,238)**

CCU's Management reviews the financial position and the income for the year of all of the associates and joint ventures mentioned in Note 18 - Investments accounted for using the Equity Method.

F-56

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish See Note 2 a))

Note 8 – Business combinations

(a) Bebidas Bolivianas BBO S.A.

On May 7, 2014, CCU acquired 34% of the stock rights of BBO, a closed joint-stock company of Bolivian origin that produces soft drinks and beers in three plants located in the Bolivian cities of Santa Cruz de la Sierra and Nuestra Señora de la Peace. The amount of this transaction was US$ 24,303,000, equivalent to ThCh $ 13,776,885. On December 9, 2015, CCU made a capital contribution of US$ 2,720,000, equivalent to ThCh $ 1,921,245. On June 8 and November 10, 2016, new capital contributions were made for US $ 2,221,696 equivalent to ThCh $ 1,510,420 and US $ 1,019,970, equivalent to ThCh $ 663,951. This transaction did not generate changes in the interest percentages since both shareholders participated in proportion to the current participation

On August 9, 2018, CCU acquired an additional17% of BBO, for an amount of US$8,500,000 equivalent to ThCh $ 5,457,935, resulting in a 51% participation, date which the subsidiary begins to consolidate in CCU´s Financial Statements.

For the acquisition of the company described above, the provisional reasonable values of the assets and liabilities have been determined.

On September 20, 2018, the Company made a capital contribution of US$1,530,029 equivalent to ThCh $ 1,044,688, given that both shareholders made the same contributions, the percentages of interest were the same.

On June 28 and July 11, 2019, the subsidiary CCU Inversiones II Ltda. made capital contributions to Bebidas Bolivianas BBO S.A. in the amounts of US$1,249,713 and US$178,305 (equivalent to ThCh$849,630 and ThCh$122,210), respectively, since both shareholders concurred in proportion to the current participation, the percentages of participation were maintained.

(b) Cervecera Guayacán SpA.

On August 31, 2018, the subsidiary Cervecería Kunstmann S.A. (CK) acquired 30,0004% of Cervecera Guayacán SpA, from the purchase of 39,232 shares, equivalent to ThCh $ 361,560, and the subscription and payment of 49,038 shares for ThCh $ 470,711. Because of the aforementioned, CK had a 50,0004% stake in said subsidiary.

For the acquisition of the company described above, the provisional reasonable values of the assets and liabilities have been determined.

(c) Bodega San Juan S.A.U.

In December 2018, the subsidiary Viña San Pedro Tarapacá S.A. (VSPT) signed an agreement to acquire part of Pernod Ricard's wine business in Argentina. The purchase agreement, subject to local regulatory approval, included the Argentine wine brands Graffigna, Colón and Santa Silvia, representing approximately 1.5 million cases of 9-liter wine bottles per year. Bodegas Graffigna has a winery in the province of San Juan, two fields in the same province, and a field in Mendoza.

On 28 January 2019, the Argentine subsidiary Finca La Celia S.A. incorporated the company Bodega San Juan S.A.U., through a capital contribution of ARS 100,000, in order to use it as a vehicle for the acquisition of the wine business of the Graffigna, Colón and Santa Silvia brands of Pernod Ricard Argentina S.R.L., in addition to the purchase of Bodega Graffigna and the vineyards of Pocito, Cañada Honda and La Consulta.

On May 31, 2019, the subsidiary VSPT made a capital contribution to the subsidiary Finca La Celia S.A. of US$14,000,000, equivalent to ThCh$9,910,040 and on the same date the subsidiary Finca La Celia S.A. made a capital contribution to Bodega San Juan S.A.U. of US$2,806,820, equivalent to ThCh$1,986,836.

Through purchase/sale deed dated May 31, 2019, Bodega San Juan S.A.U. became owner of the businesses associated to the operation of the warehouse and of the Pocito and Cañada Honda vineyards.

F-57

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish See Note 2 a))

Note 8 – Business combinations (continued)

(d) Cervecería Szot SpA.

On August 30, 2019, the subsidiary Cervecería Kunstmann S.A. (CK) acquired an additional 5.001% of Cervecería Szot SpA. from the purchase of 5,001 shares, equivalent to ThCh$6,156. Consequently, CK was left with a total interest of 50.001% in that subsidiary.

On August 28, 2020, the Company carried out a capital increase equivalent to 95,710 shares, of which CK concurred with the subscription of 63,022 shares at a value of ThCh$ 176,620. Subsequently, on the same date, CK sold 15,167 shares equivalent to ThCh$ 42,506 to Representaciones Chile Beer Kevin Michael Szot E.I.R.L. As a result of the above, CK was left with a total interest of 50.0005% of that subsidiary.

The interim fair values of assets and liabilities have been determined for the business combination of the company described above.

e) Mahina SpA.

On February 18, 2020, subsidiary Cervecería Kunstmann S.A. (CK) acquired 50.1000% of Mahina SpA, through the purchase of 501 shares for a value of ThCh$ 525,000. Subsequently, on the same date, the company carried out a capital increase equivalent to 100 shares, of which CK concurred with the subscription of 50 shares at a value of ThCh$ 50,000. As a consequence of the above, CK owns 551 shares equivalent to 50.0909%, and was incorporated in the CCU consolidation process.

The interim fair value of assets and liabilities has been determined for the business combination described above.

f) La Consulta Vineyard

Through purchase deed dated June 1, 2020, Argentinian subsidiary Finca La Celia S.A. became owner of the operation of the La Consulta Vineyard, after obtaining regulatory approvals in Argentina.

The interim values of assets and liabilities have been determined for the business combination described above.

During the year ended as of December 31, 2020, the Company has carried out other business combinations.

F-58

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish See Note 2 a))

Note 9 - Costs and expenses by nature

Operating costs and expenses, by nature, are detailed as follows:

	For the years ended December 31,	
	2020	**2019**
	ThCh$	**ThCh$**
Direct costs	757,097,886	694,307,741
Payroll (1)	263,947,648	237,122,374
Transportation and distribution	247,520,979	245,696,284
Advertising and promotion	105,887,909	117,889,341
Other expenses	109,430,007	122,302,975
Depreciation and amortization	109,813,976	105,020,934
Materials and maintenance	53,584,604	49,356,159
Energy	28,062,380	29,922,632
Leases	15,049,043	12,798,957
Total	**1,690,394,432**	**1,614,417,397**

(1) See Note 31 - Employee benefit provision.

Note 10 – Financial income

	For the years ended December 31,	
Finance income	**2020**	**2019**
	ThCh$	**ThCh$**
Finance income	3,463,200	13,179,134
Finance costs	(30,308,542)	(29,709,130)
Foreign currency translation profits (losses)	2,551,547	(9,054,155)
Income from indexation units	(1,504,649)	(9,521,157)
Total	**(25,798,444)**	**(35,105,308)**

F-59

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish See Note 2 a))

Note 11 - Other income by function

Other income by function is detailed as follows:

Other income by function	For the years ended December 31, 2020 ThCh$	2019 ThCh$
Sale of PP&E assets	506,178	5,084,269
Leases	173,259	315,325
Sale of glass	424,419	934,863
Claim Recovery	110,963	82,896
Others	18,067,329	16,155,680
Total	**19,282,148**	**22,573,033**

Note 12 - Other gains and losses

Other profits (losses)	For the financial years ended December 31 2020 ThCh$	2019 ThCh$
Derivative contract income (1)	(6,153,705)	4,830,982
Stock market value of tradable securities	(81,145)	(275,172)
Increased value (2)	1,678,339	3,043,107
Impairment losses (3)	(6,029,434)	-
Other	(910,687)	(4,525,645)
Total	**(11,496,632)**	**3,073,272**

(1) This concept includes ThCh$ 2,404,593 and ThCh$ 8,184,537 received (net), ThCh$ 7,508,815 as of December 31, 2020 and 2019, respectively, which are presented in the Consolidated Statement of Cash Flows in Operating Activities, under Other cash inflows (outflows)".
(2) Corresponds to the goodwill originated in the purchase of the Pocito, Cañada Honda vineyard in 2019 and the La Consulta and Mahina SpA vineyards businesses in 2020.

F-60

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish See Note 2 a))

Note 13 - Cash and cash equivalents (continued)

Term deposits are detailed as follows:

As of December 31, 2020:

Financial entity	Date of placement	Maturity date	Currency	Amount ThCh$	Monthly interest rate (%)
Banco Bice - Chile	30-11-2020	18-01-2021	CLP	599,924	0.02
Banco Bice - Chile	01-12-2020	16-02-2021	CLP	500,562	0.02
Banco Bice - Chile	21-12-2020	05-01-2021	CLP	171,656	0.02
Banco Consorcio - Chile	30-11-2020	11-01-2021	CLP	1,199,904	0.02
Banco de Chile	30-11-2020	22-02-2021	CLP	1,036,848	0.02
Banco de Chile	30-11-2020	20-01-2021	CLP	599,916	0.02
Banco de Chile	29-12-2020	05-01-2021	USD	3,554,760	0.05
Banco de Chile	29-12-2020	05-01-2021	USD	1,066,428	0.05
Banco de Chile	29-12-2020	05-01-2021	CLP	2,750,018	0.01
Banco de Crédito e Inversiones - Chile	03-12-2020	07-01-2021	CLP	4,001,080	0.03
Banco de Crédito e Inversiones - Chile	03-12-2020	12-01-2021	CLP	2,970,653	0.03
Banco de Crédito e Inversiones - Chile	04-12-2020	02-02-2021	CLP	3,035,095	0.03
Banco de Crédito e Inversiones - Chile	11-12-2020	09-02-2021	CLP	4,005,434	0.03
Banco de Crédito e Inversiones - Chile	11-12-2020	19-02-2021	CLP	4,000,760	0.03
Banco del Estado de Chile	01-12-2020	07-01-2021	CLP	349,981	0.02
Banco del Estado de Chile	01-12-2020	07-01-2021	CLP	1,599,915	0.02
Banco del Estado de Chile	01-12-2020	07-01-2021	CLP	150,770	0.02
Banco del Estado de Chile	02-12-2020	02-03-2021	CLP	3,203,525	0.02
Banco del Estado de Chile	14-12-2020	12-03-2021	CLP	2,998,561	0.02
Banco del Estado de Chile	28-12-2020	07-01-2021	CLP	599,968	0.02
Banco del Estado de Chile	28-12-2020	04-01-2021	CLP	5,160,074	0.01
Banco Galicia	22-12-2020	21-01-2021	ARS	4,264,230	0.03
Banco Itaú - Chile	18-12-2020	18-03-2021	CLP	5,003,388	0.04
Banco Itaú - Chile	22-12-2020	19-02-2021	CLP	4,002,133	0.04
Banco Patagonia	11-12-2020	11-01-2021	ARS	4,308,152	0.03
Banco Santander - Chile	23-10-2020	21-01-2021	CLP	3,002,365	0.02
Banco Santander - Chile	26-11-2020	11-01-2021	CLP	5,001,133	0.02
Banco Santander - Chile	26-11-2020	25-01-2021	CLP	5,001,133	0.02
Banco Santander - Chile	04-12-2020	02-02-2021	CLP	5,000,867	0.02
Banco Security - Chile	26-11-2020	22-01-2021	CLP	5,001,133	0.02
Banco Security - Chile	29-12-2020	29-03-2021	CLP	3,953,938	0.03
Scotiabank Chile	26-11-2020	23-02-2021	CLP	4,928,234	0.02
Scotiabank Chile	26-11-2020	24-02-2021	CLP	5,074,166	0.02
Scotiabank Chile	16-12-2020	15-02-2021	CLP	7,972,555	0.02
Scotiabank Chile	24-12-2020	24-03-2021	CLP	40,040	0.03
Total				**106,109,299**	

F-62

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish See Note 2 a))

Note 13 - Cash and cash equivalents (continued)

Term deposits are detailed as follows:

As of December 31, 2019:

Financial entity	Date of placement	Maturity date	Currency	Amount ThCh$	Monthly interest rate (%)
Banco de Chile	27-12-2019	03-01-2020	CLP	2,450,392	0.12
Banco de Chile	19-11-2019	08-01-2020	CLP	20,191	0.17
Banco de Chile	27-12-2019	09-01-2020	USD	1,108,307	0.12
Banco de Chile	20-12-2019	10-01-2020	USD	486,897	0.12
Banco de Chile	23-12-2019	06-01-2020	USD	310,824	0.12
Banco de Chile	23-12-2019	06-01-2020	USD	310,824	0.12
Total				**4,376,611**	

F-63

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish See Note 2 a))

Note 13 - Cash and cash equivalents (continued)

Financial instruments acquired with a repurchase agreement (repo) are detailed as follows:

As of December 31, 2020:

Financial entity	Underlying asset (Term deposit) (*)	Date of placement	Maturity date	Currency	Amount ThCh$	Monthly interest rate (%)
Scotia Corredora de Bolsa Chile S.A.	Scotiabank Chile	29-12-2020	28-01-2021	CLP	1,287,948	0.02
Scotia Corredora de Bolsa Chile S.A.	Scotiabank Chile	30-12-2020	28-01-2021	CLP	1,460,010	0.02
BancoEstado S.A. Corredores de Bolsa	Banco del Estado de Chile	29-12-2020	28-01-2021	CLP	8,035	0.02
BanChile Corredores de Bolsa S.A.	Banco Central de Chile	30-12-2020	04-01-2021	CLP	12,198,902	0.01
BanChile Corredores de Bolsa S.A.	Banco Central de Chile	30-12-2020	04-01-2021	CLP	799,928	0.01
BanChile Corredores de Bolsa S.A.	Banco Central de Chile	30-12-2020	04-01-2021	CLP	3,499,685	0.01
BanChile Corredores de Bolsa S.A.	Banco Central de Chile	30-12-2020	04-01-2021	CLP	1,799,838	0.01
BanChile Corredores de Bolsa S.A.	Banco Central de Chile	30-12-2020	04-01-2021	CLP	849,924	0.01
BanChile Corredores de Bolsa S.A.	Banco Central de Chile	30-12-2020	04-01-2021	CLP	5,000,000	0.01
BanChile Corredores de Bolsa S.A.	Banco de Chile	30-12-2020	04-01-2021	CLP	301,140	0.01
BanChile Corredores de Bolsa S.A.	Banco de Chile	30-12-2020	04-01-2021	CLP	75	0.01
BanChile Corredores de Bolsa S.A.	Banco de Chile	30-12-2020	04-01-2021	CLP	327	0.01
BanChile Corredores de Bolsa S.A.	Banco de Chile	30-12-2020	04-01-2021	CLP	168	0.01
BanChile Corredores de Bolsa S.A.	Banco de Chile	30-12-2020	04-01-2021	CLP	79	0.01
BancoEstado S.A. Corredores de Bolsa	Banco Central de Chile	24-12-2020	05-01-2021	CLP	598,213	0.02
BancoEstado S.A. Corredores de Bolsa	Banco Central de Chile	30-12-2020	05-01-2021	CLP	1,497,373	0.03
BancoEstado S.A. Corredores de Bolsa	Banco Central de Chile	30-12-2020	21-01-2021	CLP	1,546,802	0.03
BancoEstado S.A. Corredores de Bolsa	Banco Central de Chile	24-12-2020	05-01-2021	CLP	897,320	0.02
BancoEstado S.A. Corredores de Bolsa	Banco Central de Chile	24-12-2020	05-01-2021	CLP	997,022	0.02
BancoEstado S.A. Corredores de Bolsa	Banco Central de Chile	28-12-2020	05-01-2021	CLP	25,177,686	0.03
BancoEstado S.A. Corredores de Bolsa	Banco Central de Chile	30-12-2020	05-01-2021	CLP	2,553,682	0.03
BancoEstado S.A. Corredores de Bolsa	Banco Central de Chile	24-12-2020	05-01-2021	CLP	897,320	0.02
BancoEstado S.A. Corredores de Bolsa	Banco Central de Chile	30-12-2020	07-01-2021	CLP	1,989,442	0.03
BancoEstado S.A. Corredores de Bolsa	Banco Central de Chile	24-12-2020	05-01-2021	CLP	498,511	0.02
BancoEstado S.A. Corredores de Bolsa	Banco Central de Chile	30-12-2020	07-01-2021	CLP	598,291	0.03
BancoEstado S.A. Corredores de Bolsa	Banco de Chile	30-12-2020	05-01-2021	CLP	2,642	0.03
BancoEstado S.A. Corredores de Bolsa	Banco de Chile	30-12-2020	05-01-2021	CLP	246,346	0.03
BancoEstado S.A. Corredores de Bolsa	Banco de Chile	30-12-2020	07-01-2021	CLP	10,578	0.03
BancoEstado S.A. Corredores de Bolsa	Banco de Chile	30-12-2020	14-01-2021	CLP	667,953	0.03
BancoEstado S.A. Corredores de Bolsa	Banco de Chile	30-12-2020	07-01-2021	CLP	1,715	0.03
BancoEstado S.A. Corredores de Bolsa	Banco de Crédito e Inversiones - Chile	30-12-2020	21-01-2021	CLP	453,218	0.03
BancoEstado S.A. Corredores de Bolsa	Banco de Crédito e Inversiones - Chile	28-12-2020	14-01-2021	CLP	1,500,045	0.03
BancoEstado S.A. Corredores de Bolsa	Banco de Crédito e Inversiones - Chile	28-12-2020	05-01-2021	CLP	4,823,214	0.03
BancoEstado S.A. Corredores de Bolsa	Banco de Crédito e Inversiones - Chile	30-12-2020	14-01-2021	CLP	2,000,020	0.03
BancoEstado S.A. Corredores de Bolsa	Banco Santander - Chile	30-12-2020	14-01-2021	CLP	7,832,132	0.03
BancoEstado S.A. Corredores de Bolsa	Banco Santander - Chile	30-12-2020	21-01-2021	CLP	1,200,012	0.03
BancoEstado S.A. Corredores de Bolsa	Banco del Estado de Chile	24-12-2020	05-01-2021	CLP	1,815	0.02
BancoEstado S.A. Corredores de Bolsa	Banco del Estado de Chile	17-12-2020	05-01-2021	CLP	900,084	0.02
BancoEstado S.A. Corredores de Bolsa	Banco del Estado de Chile	24-12-2020	05-01-2021	CLP	2,722	0.02
BancoEstado S.A. Corredores de Bolsa	Banco del Estado de Chile	24-12-2020	05-01-2021	CLP	3,025	0.02
BancoEstado S.A. Corredores de Bolsa	Banco del Estado de Chile	24-12-2020	05-01-2021	CLP	2,722	0.02
BancoEstado S.A. Corredores de Bolsa	Banco del Estado de Chile	24-12-2020	05-01-2021	CLP	1,512	0.02
BancoEstado S.A. Corredores de Bolsa	Banco del Estado de Chile	30-12-2020	14-01-2021	CLP	8,400,084	0.03
BancoEstado S.A. Corredores de Bolsa	Banco del Estado de Chile	17-12-2020	05-01-2021	CLP	5,000,000	0.02
BancoEstado S.A. Corredores de Bolsa	Scotiabank Chile	30-12-2020	14-01-2021	CLP	1,000,010	0.03
BASA - Paraguay	BASA - Paraguay	19-10-2020	18-01-2021	USD	4,239	0.02
Scotia Corredora de Bolsa Chile S.A.	Banco Consorcio - Chile	29-12-2020	14-01-2021	CLP	11,525,797	0.03
Scotia Corredora de Bolsa Chile S.A.	Banco de Chile	29-12-2020	07-01-2021	CLP	4,793,536	0.03
Scotia Corredora de Bolsa Chile S.A.	Banco de Crédito e Inversiones - Chile	29-12-2020	07-01-2021	CLP	20,639,190	0.03
Scotia Corredora de Bolsa Chile S.A.	Banco de Crédito e Inversiones - Chile	29-12-2020	14-01-2021	CLP	5,031,227	0.03
Scotia Corredora de Bolsa Chile S.A.	Banco Itaú Corpbanca - Chile	29-12-2020	07-01-2021	CLP	37,761	0.03
Scotia Corredora de Bolsa Chile S.A.	Banco Itaú Corpbanca - Chile	29-12-2020	14-01-2021	CLP	12,085,681	0.03
Scotia Corredora de Bolsa Chile S.A.	Banco Santander - Chile	29-12-2020	07-01-2021	CLP	3,530,093	0.03
Scotia Corredora de Bolsa Chile S.A.	Banco Security - Chile	29-12-2020	14-01-2021	CLP	1,995,032	0.03
Scotia Corredora de Bolsa Chile S.A.	Scotiabank Chile	29-12-2020	14-01-2021	CLP	9,363,062	0.03
Scotia Corredora de Bolsa Chile S.A.	Scotiabank Chile	29-12-2020	07-01-2021	CLP	14,000,280	0.03
Scotia Corredora de Bolsa Chile S.A.	Scotiabank Chile	29-12-2020	14-01-2021	CLP	600,012	0.03
Total					**182,113,480**	

(*) all the financial instruments acquired with a resale agreement (pacts) correspond, as underlying assets, to term deposits and are agreed with a fixed rate.

F-64

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish See Note 2 a))

Note 13 - Cash and cash equivalents (continued)

As of December 31, 2019:

Financial entity	Underlying asset (Term deposit) (*)	Date of placement	Maturity date	Currency	Amount ThCh$	Monthly interest rate (%)
BancoEstado S.A. Corredores de Bolsa	Banco del Estado de Chile	19-12-2019	16-01-2020	CLP	9,969	0.16
Scotia Corredora de Bolsa Chile S.A.	Scotiabank Sudamericano - Chile	19-12-2019	16-01-2020	CLP	952,552	0.18
BanChile Corredores de Bolsa S.A.	Banco de Crédito e Inversiones - Chile	30-12-2019	02-01-2020	CLP	1,124,056	0.22
BanChile Corredores de Bolsa S.A.	Banco Central de Chile	30-12-2019	02-01-2020	CLP	6,176,480	0.22
BanChile Corredores de Bolsa S.A.	Banco de Crédito e Inversiones - Chile	27-12-2019	02-01-2020	CLP	2,776,880	0.18
BanChile Corredores de Bolsa S.A.	Banco Itaú Corpbanca - Chile	27-12-2019	02-01-2020	CLP	489,632	0.18
BanChile Corredores de Bolsa S.A.	Banco de Crédito e Inversiones - Chile	30-12-2019	09-01-2020	CLP	100,005	0.16
BanChile Corredores de Bolsa S.A.	Banco Bice - Chile	27-12-2019	02-01-2020	CLP	734,448	0.18
BancoEstado S.A. Corredores de Bolsa	Banco de Crédito e Inversiones - Chile	26-12-2019	03-01-2020	CLP	4,001,333	0.20
BancoEstado S.A. Corredores de Bolsa	Banco Santander - Chile	26-12-2019	03-01-2020	CLP	9,403,133	0.20
BancoEstado S.A. Corredores de Bolsa	Banco de Chile	27-12-2019	03-01-2020	CLP	12,003,360	0.21
BancoEstado S.A. Corredores de Bolsa	Banco del Estado de Chile	27-12-2019	03-01-2020	CLP	5,001,400	0.21
BancoEstado S.A. Corredores de Bolsa	Banco Itaú Corpbanca - Chile	27-12-2019	03-01-2020	CLP	4,001,120	0.21
BancoEstado S.A. Corredores de Bolsa	Scotiabank Sudamericano - Chile	27-12-2019	02-01-2020	CLP	1,192,040	0.21
BancoEstado S.A. Corredores de Bolsa	Banco Security - Chile	27-12-2019	02-01-2020	CLP	658,478	0.21
BancoEstado S.A. Corredores de Bolsa	Banco del Estado de Chile	30-12-2019	09-01-2020	CLP	200,012	0.18
BancoEstado S.A. Corredores de Bolsa	Scotiabank Sudamericano - Chile	27-12-2019	09-01-2020	CLP	1,200,336	0.21
BancoEstado S.A. Corredores de Bolsa	Banco del Estado de Chile	30-12-2019	24-01-2020	CLP	331,012	0.18
BancoEstado S.A. Corredores de Bolsa	Banco Consorcio - Chile	30-12-2019	24-01-2020	CLP	369,030	0.18
BancoEstado S.A. Corredores de Bolsa	Banco de Crédito e Inversiones - Chile	26-12-2019	03-01-2020	CLP	6,002,000	0.20
BancoEstado S.A. Corredores de Bolsa	Banco del Estado de Chile	30-12-2019	09-01-2020	CLP	300,018	0.18
BancoEstado S.A. Corredores de Bolsa	Banco Security - Chile	23-12-2019	06-01-2020	CLP	300,168	0.21
BancoEstado S.A. Corredores de Bolsa	Banco Consorcio - Chile	23-12-2019	06-01-2020	CLP	300,168	0.21
BancoEstado S.A. Corredores de Bolsa	Banco de Crédito e Inversiones - Chile	23-12-2019	06-01-2020	CLP	1,200,672	0.21
BancoEstado S.A. Corredores de Bolsa	Scotiabank Sudamericano - Chile	30-12-2019	16-01-2020	CLP	3,864,985	0.18
BancoEstado S.A. Corredores de Bolsa	Banco Santander - Chile	30-12-2019	16-01-2020	CLP	5,959,517	0.18
BancoEstado S.A. Corredores de Bolsa	Banco Security - Chile	30-12-2019	16-01-2020	CLP	1,000,060	0.18
BancoEstado S.A. Corredores de Bolsa	Banco Consorcio - Chile	30-12-2019	16-01-2020	CLP	376,110	0.18
BancoEstado S.A. Corredores de Bolsa	Banco de Crédito e Inversiones - Chile	26-12-2019	03-01-2020	CLP	500,167	0.20
Scotia Corredora de Bolsa Chile S.A.	Scotiabank Sudamericano - Chile	27-12-2019	06-01-2020	CLP	8,363,007	0.21
Scotia Corredora de Bolsa Chile S.A.	Banco Itaú Corpbanca - Chile	27-12-2019	06-01-2020	CLP	639,513	0.21
Scotia Corredora de Bolsa Chile S.A.	Banco de Chile	26-12-2019	03-01-2020	CLP	1,500,525	0.21
Scotia Corredora de Bolsa Chile S.A.	Banco de Chile	26-12-2019	03-01-2020	CLP	1,211,714	0.21
Scotia Corredora de Bolsa Chile S.A.	Banco Bice - Chile	26-12-2019	03-01-2020	CLP	2,289,511	0.21
Scotia Corredora de Bolsa Chile S.A.	Banco de Chile	26-12-2019	03-01-2020	CLP	814,100	0.21
Scotia Corredora de Bolsa Chile S.A.	Scotiabank Sudamericano - Chile	26-12-2019	03-01-2020	CLP	2,926,683	0.21
Scotia Corredora de Bolsa Chile S.A.	Banco Santander - Chile	26-12-2019	03-01-2020	CLP	5,705,073	0.21
Scotia Corredora de Bolsa Chile S.A.	Banco Itaú Corpbanca - Chile	26-12-2019	03-01-2020	CLP	5,109,314	0.21
Scotia Corredora de Bolsa Chile S.A.	Banco Security - Chile	26-12-2019	03-01-2020	CLP	2,950,955	0.21
Total					**102,039,536**	

(*) all the financial instruments acquired with a resale agreement (pacts) correspond, as underlying assets, to term deposits and are agreed with a fixed rate.

F-65

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish See Note 2 a))

Note 13 - Cash and cash equivalents (continued)

As of December 31, 2020, cash and cash equivalents, by currency, are detailed as follows:

	Chilean peso	US Dollar	Euro	Argentine peso	Uruguayan peso	Paraguayan Guarani	Boliviano	Others	Totals
	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Cash on hand	83,672	3,702	-	13,683	-	26,056	193,161	-	320,274
Overnight deposits	-	10,639,396	-	-	-	-	-	-	10,639,396
Cash in banks	63,060,190	7,026,213	862,011	2,474,235	1,213,256	2,508,234	3,227,494	447,388	80,819,021
Term deposits	92,915,729	4,621,188	-	8,572,382	-	-	-	-	106,109,299
Investments in mutual funds	-	-	-	19,194,583	-	-	-	-	19,194,583
Instruments acquired with a repurchase agreement	182,109,241	4,239	-	-	-	-	-	-	182,113,480
Totales	**338,168,832**	**22,294,738**	**862,011**	**30,254,883**	**1,213,256**	**2,534,290**	**3,420,655**	**447,388**	**399,196,053**

As of December 31, 2019, cash and cash equivalents, by currency, are detailed as follows:

	Chilean peso	US Dollar	Euro	Argentine peso	Uruguayan peso	Paraguayan Guarani	Boliviano	Others	Totals
	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Cash on hand	92,440	3,964	-	6,727	-	-	139,177	-	242,308
Overnight deposits	-	13,411,325	-	-	-	-	-	-	13,411,325
Cash in banks	48,599,988	10,176,489	2,592,865	1,577,902	1,384,395	2,763,191	3,184,376	1,130,907	71,410,113
Term deposits	2,470,583	1,906,028	-	-	-	-	-	-	4,376,611
Investments in mutual funds	-	-	-	5,888,424	-	-	-	-	5,888,424
Instruments acquired with a repurchase agreement	102,039,536	-	-	-	-	-	-	-	102,039,536
Totales	**153,202,547**	**25,497,806**	**2,592,865**	**7,473,053**	**1,384,395**	**2,763,191**	**3,323,553**	**1,130,907**	**197,368,317**

The amounts disbursed by CCU in the acquisition of businesses are detailed as follows:

	For the years ended December 31,	
	2020	**2019**
	ThCh$	**ThCh$**
Total disbursements for business acquisition		
Amount paid to acquire interests in joint ventures (1)	19,287,372	13,549,638
Amount paid for changes in ownership of subsidiaries that do not result in a loss of control (2)	86,912	-
Amount paid to obtain control of subsidiaries (3)	1,028,076	8,652,268
Total	**20,402,360**	**22,201,906**

(1) In 2020, this corresponds to capital contributions and increases at Central Cervecera de Colombia S.A.S. and Zona Franca Central Cervecera S.A.S. in 2020 and 2019.
(2) In 2018, this corresponds to the acquisition of 15.79% of the shares of VSPT, through subsidiary CCU Inversiones S.A.
(3) See Note 8 – Business Combinations.

F-66

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish See Note 2 a))

Note 14 - Trade receivables and other accounts receivable

Trade receivables and other accounts receivable are detailed as follows:

	As of December 31, 2020		As of December 31, 2019	
	Current ThCh$	Non-current ThCh$	Current ThCh$	Non-current ThCh$
Trade receivables and other accounts receivable				
Chilean Operating Segment	152,262,513	-	154,120,306	-
International Business Operating Segment	47,024,646	-	66,023,849	-
Wine Operating Segment	49,402,271	-	51,727,913	-
Impairment loss estimates	(6,323,298)	0	(5,792,821)	-
Total trade receivables	**242,366,132**	**-**	**266,079,247**	**-**
Other accounts receivable (1)	33,021,791	1,860,635	33,934,693	3,224,627
Total other accounts receivable	**33,021,791**	**1,860,635**	**33,934,693**	**3,224,627**
Total	**275,387,923**	**1,860,635**	**300,013,940**	**3,224,627**

(1) Other non-current accounts receivable mainly include Argentinian recoverable taxes.
Additionally, in 2019 this account included the 50% outstanding balance on the sale of the land located at Avenida Huasco No. 105 in the community of Vallenar, by subsidiary Compañía Pisquera de Chile S.A. which will be paid in 2021 in the amount of ThCh$ 1,916,172. As of December 31, 2020 this was reclassified to "Other non-current accounts receivable".

The Company's accounts receivable are denominated in the following currencies:

	As of December 31, 2020 ThCh$	As of December 31, 2019 ThCh$
Chilean Pesos	183,196,543	181,846,678
Argentine Pesos	39,900,845	57,199,230
American Dólar	29,115,797	35,796,040
Euro	8,750,745	9,709,996
Chilean Unidad de Fomento	1,193,711	3,242,714
Uruguayan Pesos	4,374,350	4,350,677
Paraguayan Guarani	6,739,979	7,411,985
Bolivian	1,464,727	1,919,063
Other Currencies	2,511,861	1,762,184
Total	**277,248,558**	**303,238,567**

F-67

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish See Note 2 a))

Note 14 - Trade receivables and other accounts receivable (continued)

As of December 31, 2020, account receivable seniorities are detailed as follows:

	Total	Due balances	Past due balances			
			0 to 3 months	3 to 6 months	6 to 12 months	More than 12 months
	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Trade receivables and other accounts receivable						
Chilean Operating Segment	152,262,513	142,464,783	3,564,538	426,074	4,102,860	1,704,258
International Business Operating Segment	47,024,646	41,271,483	4,421,421	232,540	92,003	1,007,199
Wine Operating Segment	49,402,271	44,612,286	4,121,263	296,220	281,739	90,763
Impairment loss estimates	(6,323,298)	(1,030,614)	(415,004)	(252,497)	(2,150,796)	(2,474,387)
Total trade receivables	**242,366,132**	**227,317,938**	**11,692,218**	**702,337**	**2,325,806**	**327,833**
Other accounts receivable	33,021,791	32,682,442	122,527	185,314	12,690	18,818
Total other accounts receivable	**33,021,791**	**32,682,442**	**122,527**	**185,314**	**12,690**	**18,818**
Total current	**275,387,923**	**260,000,380**	**11,814,745**	**887,651**	**2,338,496**	**346,651**
Other accounts receivable	1,860,635	1,860,635	0	0	0	0
Total non-current	**1,860,635**	**1,860,635**	**0**	**0**	**0**	**0**

As of December 31, 2019, account receivable seniorities are detailed as follows:

	Total	Due balances	Past due balances			
			0 to 3 months	3 to 6 months	6 to 12 months	More than 12 months
	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Trade receivables and other accounts receivable						
Chilean Operating Segment	154,120,306	145,910,170	4,488,495	758,196	1,264,373	1,699,072
International Business Operating Segment	66,023,849	60,199,888	4,015,211	20,872	167,968	1,619,910
Wine Operating Segment	51,727,913	44,080,110	7,317,810	155,026	50,090	124,877
Impairment loss estimates	(5,792,821)	(745,303)	(664,608)	(344,670)	(877,811)	(3,160,429)
Total trade receivables	**266,079,247**	**249,444,865**	**15,156,908**	**589,424**	**604,620**	**283,430**
Other accounts receivable	33,934,693	33,638,366	105,976	138,377	0	51,974
Total other accounts receivable	**33,934,693**	**33,638,366**	**105,976**	**138,377**	**0**	**51,974**
Total current	**300,013,940**	**283,083,231**	**15,262,884**	**727,801**	**604,620**	**335,404**
Other accounts receivable	3,224,627	3,224,627	0	0	0	0
Total non-current	**3,224,627**	**3,224,627**	**0**	**0**	**0**	**0**

F-68

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish See Note 2 a))

Note 14 - Trade receivables and other accounts receivable (continued)

CCU markets its products through retail customers, wholesalers and supermarket chains. As of December 31, 2020, accounts receivable from the three most important supermarket chains in Chile and Argentina represent 33.4% (29.1% as of December 31, 2019) of the total accounts receivable.

As indicated in section "Credit Risk" of Note 5 - Risk Management, CCU has taken out credit insurance that covers 90% and 99% of individually significant accounts receivable from the domestic and the international markets, respectively.

The determination of the provision for impairment has been established within the framework of the general criterion of IFRS 9, which requires analyzing the behavior of the client portfolio in the long term in order to generate an expected credit loss index by tranches based on the age of the portfolio. This analysis delivered the following results for CCU:

	As of December 31, 2020			As of December 31, 2019		
	Expected loss rate	Gross carrying amount	Impairment provision	Expected loss rate	Gross carrying amount	Impairment provision
	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Due balances	0.13%	261,030,994	(1,030,614)	0.13%	283,828,534	(745,303)
0 to 3 months	4.76%	12,229,749	(415,004)	4.76%	15,927,492	(664,608)
3 to 6 months	36.48%	1,140,148	(252,497)	36.48%	1,072,471	(344,670)
6 to 12 months	100.00%	4,489,292	(2,150,796)	100.00%	1,482,431	(877,811)
More than 12 months	100.00%	2,821,038	(2,474,387)	100.00%	3,495,833	(3,160,429)
Total		**281,711,221**	**(6,323,298)**		**305,806,761**	**(5,792,821)**

The impairment percentage determined for the portfolio at each cutoff, could differ from the direct application of the previously presented parameters, since these percentages are applied on the portfolio not covered by the credit insurance purchased by CCU. Balances overdue for more than 6 months and for which no allowance for doubtful accounts has been established, correspond mainly to items covered by credit insurance. In addition, there are amounts that are overdue in this range, for which according to policy there are partial impairment losses estimated based on a case-by-case individual analysis.

Due to the above, CCU's management believes that no additional impairment loss provisions are required other than those established in accordance with the ageing analysis performed on balances receivable from our customers.

Penalties of past-due receivables are applied once all the pre-judicial and judicial actions have been taken, and all means of collection have been used (including the demonstration of insolvency by the delinquent customer). This penalization process usually takes more than 1 year.

Changes in impairment loss estimates of accounts receivable are detailed as follows:

	As of December 31, 2020	As of December 31, 2019
	ThCh$	ThCh$
Beginning balance	(5,792,821)	(6,059,201)
Restated beginning balance	**(5,792,821)**	**(6,059,201)**
12-month estimate of expected credit losses	(2,375,250)	(1,837,905)
Estimate for credit losses of more than 12 months	(349,928)	(267,183)
Estimate of expected credit losses for debt repayment	(156,112)	(11,660)
Subtotal of estimate for impairment of accounts	**(2,881,290)**	**(2,116,748)**
Derecognized (uncollectible) accounts receivable	1,269,299	1,711,930
Reversal of unused provisions	701,121	398,405
Estimates from business combinations (1)	-	-
Conversion effect	380,393	272,793
Total	**(6,323,298)**	**(5,792,821)**

F-69

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish See Note 2 a))

Note 15 - Balances and transactions with related parties

Transactions between the Company and its subsidiaries correspond to habitual operations in terms of purpose and conditions. These transactions have been eliminated from the consolidation process and are not included in this Note.

The amounts included in the attached table correspond to commercial transactions with related companies, which are carried out under market conditions in terms of price and payment. There are no doubtful-account estimates that may reduce the balances receivable, neither are there any guarantees related to them.

Conditions of balances and transactions with related companies:

(1) These are operations within the Company's corporate purpose, agreed in Chilean pesos with companies that are not parties to a merchant current account contract. These transactions do not bear interest and payment condition is usually 30 days.

(2) These are operations within the Company's corporate purpose, agreed in Chilean pesos. Partial balances accrue interest at the Chilean inter-bank rate (“TAB”), 90 days plus an annual spread. These interests are paid or charged into the merchant current account.

(3) These are operations within the Company's corporate purpose, agreed in foreign currency with companies that are not parties to a merchant current account contract. These transactions do not bear interest, their payment condition is usually 30 days and are recognized at the closing exchange rate.

(4) This corresponds to a contract between the subsidiary Compañía Pisquera de Chile S.A. and Cooperativa Agrícola Control Pisquero de Elqui y Limarí Ltda. for differences arising from contributions made by the latter. An annual interest of 3% on capital and eight annual installments of UF 1,124 each have been agreed. Maturities are on February 28 each year, starting in 2007, and a bullet (final payment) of UF 9,995 must be added to the last regular installment. Control Pisquero de Elqui y Limarí Ltda. exercised an option to renew this contract for a 9-year new period, in accordance with the provisions of clause ten of the contract, which will be in force until 2023. According to this contract extension, the UF 9,995 bullet can be paid in 9 equal annual installments of UF 1,200 each and a final payment of UF 2,050, the first of which is due on February 28, 2015.

(5) Corresponds to transactions agreed in Chilean pesos between subsidiary Cervecera Guayacán SpA and Inversiones Diaguitas #33 SpA, which will accrue interest corresponding to the TAB 30-day nominal rate plus a spread of 0.78% annually. The expiry date for this transaction is December 31, 2021.

(6) Corresponds to the sale of shares that subsidiary Cervecería Kunstmann S.A. carried out for Representaciones Chile Beer Kevin Michael Szot E.I.R.L. for the transfer of shares of Cervecería Szot SpA. The total amount of the transaction was ThCh$ 42,506 corresponding to the sale of 15,167 shares. An interest of UF plus 3.79 annually (360-day basis) will be applied to this value. This account receivable will be paid by Representaciones Chile Beer Kevin Michael Szot E.I.R.L. to CK in the same proportion as the dividends received on the shares it has of Cervecería Szot SpA.

The main transactions with related entities have been included in the transactions table.

F-70

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish – See Note 2 a))

Note 15 - Balances and transactions with related parties (continued)

As of December 31, 2020 and 2019, accounts receivable from and payable to related entities are detailed as follows:

Current

Taxpayer ID No.	Company	Country of origin	Relationship	Transaction	Currency or indexed unit	As of December 31, 2020 ThCh$	As of December 31, 2019 ThCh$
6.062.786-K	Andrónico Luksic Craig	Chile	Related to the shareholder of the parent company	Sale of products	CLP	1,038	1,334
6.525.286-4	Carlos Mackenna Iñiguez	Chile	Director of subsidiary	Sale of products	CLP	38	-
52.000.721-0	Representaciones Chile Beer Kevin Michael Szot E.I.R.L.	Chile	Shareholder of the subsidiary	Sale of shares	CLP	535	-
52.000.721-0	Representaciones Chile Beer Kevin Michael Szot E.I.R.L.	Chile	Shareholder of the subsidiary	Sale of products	CLP	12,106	19,475
76.029.109-9	Inversiones Chile Chico Ltda.	Chile	Related to the shareholder of the parent company	Services provided	CLP	-	1,928
76.079.669-7	Minera Antucoya	Chile	Related to the shareholder of the parent company	Sale of products	CLP	-	350
76.111.872-2	Inversiones Tv Medios Ltda.	Chile	Related to the shareholder of the parent company	Sale of products	CLP	-	22
76.178.803-5	Viña Tabalí S.A.	Chile	Related to the shareholder of the parent company	Services provided	CLP	238	30,888
76.178.803-5	Viña Tabalí S.A.	Chile	Related to the shareholder of the parent company	Sale of products	CLP	543	1,437
76.363.269-5	Inversiones Alabama Ltda.	Chile	Related to the shareholder of the parent company	Sale of products	CLP	-	2,046
76.380.217-5	Hapag-Lloyd Chile SpA.	Chile	Related to the shareholder of the parent company	Sale of products	CLP	219	2,948
76.455.830-8	DiWatts S.A.	Chile	Related to shareholder of joint operation	Sale of products	CLP	713	-
76.486.051-9	Inversiones Rio Elqui SpA.	Chile	Related to the shareholder of the parent company	Sale of products	CLP	10,943	11,845
76.727.040-2	Minera Centinela	Chile	Related to the shareholder of the parent company	Sale of products	CLP	-	1,081
77.003.342-K	Origen Patagónico SpA.	Chile	Related to the minority shareholding of the subsidiary	Sale of products	CLP	1,383	-
77.051.330-8	Cervecería Kunstmann Ltda.	Chile	Related to the minority shareholding of the subsidiary	Services provided	CLP	11,792	22,755
77.051.330-8	Cervecería Kunstmann Ltda.	Chile	Related to the minority shareholding of the subsidiary	Sale of products	CLP	393,062	192,227
77.755.610-K	Comercial Patagona Ltda.	Chile	Joint venture subsidiary	Sale of products	CLP	2,053,679	1,277,205
78.053.790-6	Servipag Ltda.	Chile	Related to the shareholder of the parent company	Sale of products	CLP	2,554	-
78.259.420-6	Inversiones PFI Chile Ltda.	Chile	Joint venture shareholder	Services provided	CLP	311,962	380,253
78.306.560-6	Inmobiliaria e Inversiones Rio Claro S.A.	Chile	Related to the shareholder of the parent company	Sale of products	CLP	193	-
81.095.400-0	Sonacol S.A.	Chile	Related to the shareholder of the parent company	Sale of products	CLP	455	-
81.148.200-5	Ferrocarril de Antofagasta a Bolivia S.A.	Chile	Related to the shareholder of the parent company	Sale of products	CLP	11,828	5,453
81.805.700-8	Cooperativa Agrícola Control Pisquero de Elqui y Limarí Ltda.	Chile	Subsidiary shareholder	Purchase advance	CLP	800,000	800,000
81.805.700-8	Cooperativa Agrícola Control Pisquero de Elqui y Limarí Ltda.	Chile	Subsidiary shareholder	Supply contract	UF	-	48,353
81.805.700-8	Cooperativa Agrícola Control Pisquero de Elqui y Limarí Ltda.	Chile	Subsidiary shareholder	Loan	UF	37,013	33,827
81.805.700-8	Cooperativa Agrícola Control Pisquero de Elqui y Limarí Ltda.	Chile	Subsidiary shareholder	Sale of products	CLP	5,716	2,898
84.356.800-9	Watts S.A.	Chile	Related to shareholder of joint operation	Sale of products	CLP	7,275	-
90.160.000-7	Compañía Sud Americana de Vapores S.A.	Chile	Related to the shareholder of the parent company	Sale of products	CLP	1,781	2,173
90.703.000-8	Nestlé Chile S.A.	Chile	Shareholder of subsidiary	Services provided	CLP	83	-
91.021.000-9	Invexans S.A.	Chile	Related to the shareholder of the parent company	Sale of products	CLP	-	32
91.705.000-7	Quiñenco S.A.	Chile	Shareholder of the parent company	Sale of products	CLP	2,327	2,141
92.011.000-2	Empresa Nacional de Energía Enex S.A.	Chile	Related to the shareholder of the parent company	Sale of products	CLP	1,039	6,841
92.048.000-4	SAAM S.A.	Chile	Related to the shareholder of the parent company	Sale of products	CLP	2,573	85
93.920.000-2	Antofagasta Minerals S.A.	Chile	Related to the shareholder of the parent company	Sale of products	CLP	1,984	3,218
94.625.000-7	Inversiones Enex S.A.	Chile	Related to the shareholder of the parent company	Sale of products	CLP	153,688	177,270
96.536.010-7	Inversiones Consolidadas Ltda.	Chile	Related to the shareholder of the parent company	Sale of products	CLP	773	2,325
96.571.220-8	Banchile Corredores de Bolsa S.A.	Chile	Related to the shareholder of the parent company	Sale of products	CLP	2,293	889
96.591.040-9	Empresas Carozzi S.A.	Chile	Joint venture shareholder	Sale of products	CLP	13,947	936
96.610.780-4	Portuaria Corral S.A.	Chile	Related to the shareholder of the parent company	Sale of products	CLP	466	-
96.645.790-2	Socofin S.A.	Chile	Related to the shareholder of the parent company	Sale of products	CLP	3,056	1,028
96.657.210-8	Transportes Fluviales Corral S.A.	Chile	Related to the shareholder of the parent company	Sale of products	CLP	927	-
96.689.310-9	Transbank S.A.	Chile	Related to the shareholder of the parent company	Sale of products	CLP	64	-
96.790.240-3	Minera Los Pelambres	Chile	Related to the shareholder of the parent company	Sale of products	CLP	-	588
96.810.030-0	Radiodifusión SpA.	Chile	Related to the shareholder of the parent company	Sale of products	CLP	64	-
96.819.020-2	Agricola El Cerrito S.A.	Chile	Related to the shareholder of the parent company	Sale of products	CLP	-	22
96.847.140-6	Inmobiliaria Norte Verde S.A.	Chile	Related to the shareholder of the parent company	Sale of products	CLP	-	32
96.892.490-7	Protección y Seguridad S.A.	Chile	Related to the shareholder of the parent company	Sale of products	CLP	-	248
96.908.930-0	San Vicente Terminal Internacional S.A.	Chile	Related to the shareholder of the parent company	Sale of products	CLP	3,387	-
96.908.970-K	San Antonio Terminal Internacional S.A.	Chile	Related to the shareholder of the parent company	Services provided	CLP	1,465	9,516
96.919.980-7	Cervecería Austral S.A.	Chile	Joint venture	Services provided	CLP	1,387,990	126,755
96.919.980-7	Cervecería Austral S.A.	Chile	Joint venture	Sale of products	CLP	876	-
96.922.250-7	Agrícola Valle Nuevo S.A.	Chile	Related to the shareholder of the parent company	Sale of products	CLP	-	32
96.951.040-5	Inversiones Rosario S.A.	Chile	Related to the shareholder of the parent company	Sale of products	CLP	-	65
97.004.000-5	Banco de Chile	Chile	Related to the shareholder of the parent company	Sale of products	CLP	48,428	9,767
99.506.030-2	Muellaje del Maipo S.A.	Chile	Related to the shareholder of the parent company	Sale of products	CLP	3,260	-
99.511.240-K	Antofagasta Terminal Internacional S.A.	Chile	Related to the shareholder of the parent company	Sale of products	CLP	1,289	-
99.542.980-2	Foods Compañía de Alimentos CCU Ltda.	Chile	Joint venture	Services provided	CLP	-	17,626
0-E	Central Cervecera de Colombia S.A.S.	Colombia	Joint venture	Sale of products	USD	-	77,375
0-E	Heineken Brouwerijen B.V.	Holanda	Related to the shareholder of the parent company	Services provided	USD	17,977	-
0-E	QSR S.A.	Paraguay	Related to the minority shareholding of the subsidiary	Sale of products	PYG	57	688
	Otros	Chile	Related to the shareholder of the parent company	Services provided	CLP	-	2,708
Totales						**5,313,079**	**3,278,685**

F-71

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish – See Note 2 a))

Note 15 - Balances and transactions with related parties (continued)

Accounts payable to related entities Current

Taxpayer ID No.	Company	Country of origin	Rrelationship	Transaction	Currency	As of December 31, 2020 ThCh$	As of December 31, 2019 ThCh$
52.000.721-0	Representaciones Chile Beer Kevin Michael Szot E.I.R.L.	Chile	Shareholder of subsidiary	Services received	CLP	263	-
76.115.132-0	Canal 13 SpA.	Chile	Related to the shareholder of the parent company	Services received	CLP	120,997	148,288
76.216.511-2	Sugal Chile Ltda.	Chile	Related to shareholder of subsidiary	Product purchase	USD	34,429	-
76.380.217-5	Hapag-Lloyd Chile SpA.	Chile	Related to the shareholder of the parent company	Services received	CLP	598	24,910
76.406.313-2	Cervecería Rapa Nui Ltda.	Chile	Shareholder of subsidiary	Services received	CLP	7,515	-
76.455.830-8	DiWatts S.A.	Chile	Related to shareholder of joint operation	Product purchase	CLP	86,929	161,612
76.460.328-1	Inversiones Diaguitas #33 SpA.	Chile	Shareholder of subsidiary	Loan	CLP	196,765	188,669
76.486.051-9	Inversiones Río Elqui SpA.	Chile	Related to minority interest of subsidiary	Services received	CLP	3,964	-
77.003.342-K	Origen Patagónico SpA.	Chile	Related to minority interest of subsidiary	Services received	CLP	-	9
77.051.330-8	Cervecería Kunstmann Ltda.	Chile	Related to minority interest of subsidiary	Services received	CLP	-	480
77.755.610-K	Comercial Patagona Ltda.	Chile	Subsidiary of joint venture	Services received	CLP	43,453	72,148
78.053.790-6	Servipag Ltda.	Chile	Related to the shareholder of the parent company	Services received	CLP	801	1,972
78.259.420-6	Inversiones PFI Chile Ltda.	Chile	shareholder of joint operation	Product purchase	CLP	1,107,795	258,133
81.805.700-8	Cooperativa Agrícola Control Pisquero de Elqui y Limarí Ltda.	Chile	Shareholder of subsidiary	Services received	CLP	-	919
84.356.800-9	Watts S.A.	Chile	Related to shareholder of joint operation	Royalty	CLP	13,287	-
92.011.000-2	Empresa Nacional de Energía Enex S.A.	Chile	Related to the shareholder of the parent company	Product purchase	CLP	51,959	1,898
94.058.000-5	Servicios Aeroportuarios Aerosan S.A.	Chile	Related to the shareholder of the parent company	Services received	CLP	1,234	911
96.591.040-9	Empresas Carozzi S.A.	Chile	shareholder of joint operation	Product purchase	CLP	251,751	654,756
96.689.310-9	Transbank S.A.	Chile	Related to the shareholder of the parent company	Services received	CLP	3,288	273
96.798.520-1	Saam Extraportuarios S.A.	Chile	Related to the shareholder of the parent company	Services received	CLP	1,920	807
96.810.030-0	Radiodifusión SpA.	Chile	Related to the shareholder of the parent company	Services received	CLP	18,128	14,230
96.908.970-K	San Antonio Terminal Internacional S.A.	Chile	Related to the shareholder of the parent company	Services received	CLP	444	1,792
96.919.980-7	Cervecería Austral S.A.	Chile	Joint venture	Product purchase	CLP	2,658,239	1,806,688
96.919.980-7	Cervecería Austral S.A.	Chile	Joint venture	Royalty	CLP	832,449	76,420
97.004.000-5	Banco de Chile	Chile	Related to the shareholder of the parent company	Services received	CLP	-	22,230
0-E	Paulaner Brauerei Gruppe GmbH & Co. KGaA.	Alemania	Related to shareholder of subsidiary	Product purchase	USD	72,913	-
0-E	Ecor Ltda.	Bolivia	Related to shareholder of subsidiary	Services received	BOB	11,051	30,565
0-E	Premium Brands S.R.L.	Bolivia	Related to shareholder of subsidiary	Product purchase	BOB	607	-
0-E	Zegla Ltda.	Brasil	Related to shareholder of subsidiary	Services received	USD	87,846	-
0-E	Central Cervecera de Colombia S.A.S.	Colombia	Joint venture	Services received	USD	73,030	145,454
0-E	Zona Franca Central Cervecera S.A.S.	Colombia	Joint venture	Services received	USD	38,270	-
0-E	Nestlé Waters Marketing & Distribution S.A.S.	Francia	Related to shareholder of subsidiary	Product purchase	Euros	-	11,893
0-E	Amstel Brouwerijen B.V.	Holanda	Related to the shareholder of the parent company	Technical licenses & advis	Euros	85,588	59,740
0-E	Heineken Brouwerijen B.V.	Holanda	Related to the shareholder of the parent company	Product purchase	USD	3,408,971	1,355,062
0-E	Heineken Brouwerijen B.V.	Holanda	Related to the shareholder of the parent company	Technical licenses & advis	Euros	6,115,308	2,100,423
0-E	Heineken Brouwerijen B.V.	Holanda	Related to the shareholder of the parent company	Royalty	USD	91,587	21,004
0-E	Heineken Brouwerijen B.V.	Holanda	Related to the shareholder of the parent company	Royalty	Euros	2,859,390	1,645,953
0-E	Banco BASA S.A.	Paraguay	Related to shareholder of subsidiary	Services received	PYG	5	-
0-E	Emprendimientos Hoteleros S.A.E.C.A.	Paraguay	Related to shareholder of subsidiary	Services received	PYG	-	11,334
0-E	Gráfica Editorial Inter-Sudamericana S.A.	Paraguay	Related to shareholder of subsidiary	Services received	PYG	-	122
0-E	Hoteles Contemporáneos S.A.	Paraguay	Related to shareholder of subsidiary	Services received	PYG	940	494
0-E	Palermo S.A.	Paraguay	Related to shareholder of subsidiary	Services received	PYG	172	-
0-E	Société des Produits Nestlé S.A.	Suiza	Related to shareholder of subsidiary	Royalty	Other currencies	93,707	160,245
0-E	Tetra Pak Global Distribution S.A.	Suiza	Related to shareholder of subsidiary	Product purchase	USD	56,761	-
Totales						**18,432,354**	**8,979,434**

F-73

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish – See Note 2 a))

Note 15 - Balances and transactions with related parties (continued)

The most significant transactions with related entities not included in the consolidation and their effect on the Consolidated Statement of Comprehensive Income, are detailed as follows:

Taxpayer ID No.	Company	Country of origin	Relationship	Transaction	2020 Amounts ThCh$	2020 (Credits)/Debits (Effect on Income) ThCh$	2019 Amounts ThCh$	2019 (Credits)/Debits (Effect on Income) ThCh$
52.000.721-0	Representaciones Chile Beer Kevin Michael Szot E.I.R.L	Chile	Shareholder of subsidiary	Loan payment	10,000	-	-	-
52.000.721-0	Representaciones Chile Beer Kevin Michael Szot E.I.R.L	Chile	Shareholder of subsidiary	Loan	10,000	-	-	-
52.000.721-0	Representaciones Chile Beer Kevin Michael Szot E.I.R.L	Chile	Shareholder of subsidiary	Sale of shares	42,506	-	-	-
76.079.669-7	Minera Antucoya	Chile	Related to shareholder of the parent company	Sale of products	904	641	2,813	1,988
76.115.132-0	Canal 13 SpA.	Chile	Related to shareholder of the parent company	Services received	1,333,295	(1,333,295)	2,054,644	(2,054,644)
76.178.803-5	Viña Tabalí S.A.	Chile	Related to shareholder of the parent company	Services provided	2,400	2,400	69,567	25,771
76.313.970-0	Investments Irsa Ltda.	Chile	Related to the parent company	Dividends paid	5,964,834	-	14,493,784	-
76.380.217-5	Hapag-Lloyd Chile SpA.	Chile	Related to shareholder of the parent company	Services received	63,170	-	160,967	-
76.727.040-2	Minera Centinela	Chile	Related to shareholder of the parent company	Sale of products	2,691	1,902	9,016	6,372
76.800.322-K	Yanghe Chile SpA.	Chile	Shareholder of subsidiary	Dividends paid	1,338,697	-	927,097	-
77.051.330-8	Cervecería Kunstmann Ltda.	Chile	Related to minority interest of subsidiary	Services received	86,545	(86,545)	135,589	(135,589)
77.051.330-8	Cervecería Kunstmann Ltda.	Chile	Related to minority interest of subsidiary	Sale of products	438,916	339,730	796,617	614,988
77.755.610-K	Comercial Patagona Ltda.	Chile	Subsidiary of joint venture	Services received	475,007	(475,007)	544,738	(544,738)
77.755.610-K	Comercial Patagona Ltda.	Chile	Subsidiary of joint venture	Sale of products	7,256,373	4,673,700	6,975,121	4,492,551
78.259.420-6	Investments PFI Chile Ltda.	Chile	Shareholder of joint venture	Product purchase	9,978,333	-	10,237,934	-
78.259.420-6	Investments PFI Chile Ltda.	Chile	Shareholder of joint venture	Services provided	1,500,292	1,500,292	2,289,097	2,289,097
78.259.420-6	Investments PFI Chile Ltda.	Chile	Shareholder of joint venture	Services received	177,330	(177,330)	269,996	(269,996)
79.985.340-K	Cervecera Valdivia S.A.	Chile	Shareholder of subsidiary	Dividends paid	2,499,985	-	3,886,021	-
81.805.700-8	Cooperativa Agrícola Control Pisquero de Elqui y Limarí Ltda.	Chile	Shareholder of subsidiary	Product purchase	5,294,100	-	4,496,965	-
81.805.700-8	Cooperativa Agrícola Control Pisquero de Elqui y Limarí Ltda.	Chile	Shareholder of subsidiary	Dividends paid	1,033,478	-	928,507	-
81.805.700-8	Cooperativa Agrícola Control Pisquero de Elqui y Limarí Ltda.	Chile	Shareholder of subsidiary	Loan	37,013	5,767	36,828	4,285
81.805.700-8	Cooperativa Agrícola Control Pisquero de Elqui y Limarí Ltda.	Chile	Shareholder of subsidiary	Sale of products	6,468	4,270	12,367	8,164
90.703.000-8	Nestlé Chile S.A.	Chile	Shareholder of subsidiary	Dividends paid	7,590,887	-	4,931,641	-
91.705.000-7	Quiñenco S.A.	Chile	Shareholder of the parent company	Sale of products	13,829	9,695	19,952	13,932
92.011.000-2	Empresa Nacional de Energía Enex S.A.	Chile	Related to shareholder of the parent company	Product purchase	124,888	(124,888)	200,481	(200,481)
92.011.000-2	Empresa Nacional de Energía Enex S.A.	Chile	Related to shareholder of the parent company	Services received	463,728	(463,728)	444,367	(444,367)
93.920.000-2	Antofagasta Minerals S.A.	Chile	Related to shareholder of the parent company	Sale of products	9,796	7,266	38,007	28,630
94.625.000-7	Investments Enex S.A.	Chile	Related to shareholder of the parent company	Sale of products	1,078,599	765,828	1,394,919	988,572
96.427.000-7	Investments y Rentas S.A.	Chile	Controller	Dividends paid	46,345,861	-	112,614,526	-
96.427.000-7	Investments y Rentas S.A.	Chile	Controller	Services provided	9,274	9,274	9,176	9,176
96.571.220-8	Banchile Corredores de Bolsa S.A.	Chile	Related to shareholder of the parent company	Investments	488,700,000	-	531,200,000	-
96.571.220-8	Banchile Corredores de Bolsa S.A.	Chile	Related to shareholder of the parent company	Redemption of investments	483,900,000	73,833	552,594,958	274,958
96.591.040-9	Empresas Carozzi S.A.	Chile	Shareholder of joint venture	Product purchase	4,818,549	-	5,201,040	-
96.591.040-9	Empresas Carozzi S.A.	Chile	Shareholder of joint venture	Sale of products	113,971	106,961	86,790	81,906
96.657.690-1	Investments Punta Brava S.A.	Chile	Related to shareholder of the parent company	Services received	17,783	(17,783)	-	-
96.657.690-1	Investments Punta Brava S.A.	Chile	Related to shareholder of the parent company	Sale of products	734	521	1,188	840
96.689.310-9	Transbank S.A.	Chile	Related to shareholder of the parent company	Services received	279,243	(279,243)	187,378	(187,378)
96.798.520-1	SAAM Extraportuario S.A.	Chile	Related to shareholder of the parent company	Services received	26,662	-	41,188	-
96.810.030-0	Radiodifusión SpA.	Chile	Related to shareholder of the parent company	Services received	194,185	(194,185)	306,153	(306,153)
96.919.980-7	Cervecería Austral S.A.	Chile	Joint venture	Product purchase	14,135,192	-	14,235,437	-
96.919.980-7	Cervecería Austral S.A.	Chile	Joint venture	Dividends received	635,969	-	438,258	-
96.919.980-7	Cervecería Austral S.A.	Chile	Joint venture	Royalty	583,211	(583,211)	331,083	(331,083)
96.919.980-7	Cervecería Austral S.A.	Chile	Joint venture	Services provided	334,106	334,106	253,789	253,789
96.919.980-7	Cervecería Austral S.A.	Chile	Joint venture	Sale of products	51,067	36,831	71,885	51,102
97.004.000-5	Banco de Chile	Chile	Related to shareholder of the parent company	Derivatives	157,275,212	(4,262,234)	75,540,396	2,859
97.004.000-5	Banco de Chile	Chile	Related to shareholder of the parent company	Interest	121,403	(121,403)	149,209	(149,209)
97.004.000-5	Banco de Chile	Chile	Related to shareholder of the parent company	Investments	426,057,614	-	106,006,335	-
97.004.000-5	Banco de Chile	Chile	Related to shareholder of the parent company	Services received	401,541	(401,541)	393,096	(393,096)
97.004.000-5	Banco de Chile	Chile	Related to shareholder of the parent company	Sale of products	145,533	130,223	246,431	223,733
97.004.000-5	Banco de Chile	Chile	Related to shareholder of the parent company	Redemption of investments	422,665,655	54,456	105,256,049	175,733
99.542.980-2	Foods Compañía de Alimentos CCU Ltda.	Chile	Joint venture	Product purchase	-	-	5,515	(5,515)
99.542.980-2	Foods Compañía de Alimentos CCU Ltda.	Chile	Joint venture	Capital decrease	-	-	11,200,000	-
99.542.980-2	Foods Compañía de Alimentos CCU Ltda.	Chile	Joint venture	Services provided	27,744	27,744	325,857	325,857
99.542.980-2	Foods Compañía de Alimentos CCU Ltda.	Chile	Joint venture	Sale on consignment	-	-	956,516	-
0-E	Ecor Ltda.	Bolivia	Related to shareholder of subsidiary	Services received	140,109	(140,109)	157,818	(157,818)
0-E	Central Cervecera de Colombia S.A.S.	Colombia	Joint venture	Capital contribution	19,287,372	-	-	-
0-E	Zona Franca Central Cervecera S.A.S.	Colombia	Joint venture	Capital contribution	-	-	13,563,816	-
0-E	Amstel Brouwerijen B.V.	Holanda	Related to shareholder of the parent company	Technical licenses & advisories	26,010	(26,010)	265,594	(265,594)
0-E	Cigar Trading S.R.L.	Paraguay	Related to shareholder of subsidiary	Sale of products	1,368	958	704	368
0-E	Consignataria de Ganado S.A.	Paraguay	Related to shareholder of subsidiary	Sale of products	-	-	239	60
0-E	Emprendimientos Hoteleros S.A.E.C.A.	Paraguay	Related to shareholder of subsidiary	Sale of products	14,681	10,277	15,626	9,009
0-E	Fundación Ramón T. Cartes	Paraguay	Related to shareholder of subsidiary	Sale of products	217	152	3,860	1,005
0-E	Ganadera Las Pampas S.A.	Paraguay	Related to shareholder of subsidiary	Sale of products	13,611	9,528	457	135
0-E	Gráfica Editorial Inter-Sudamericana S.A.	Paraguay	Related to shareholder of subsidiary	Sale of products	464	325	967	665
0-E	Heineken Brouwerijen B.V.	Holanda	Related to shareholder of the parent company	Product purchase	10,419,088	-	12,449,658	-
0-E	Heineken Brouwerijen B.V.	Holanda	Related to shareholder of the parent company	Technical licenses & advisories	12,444,232	(12,444,232)	10,395,266	(10,395,266)
0-E	Heineken Brouwerijen B.V.	Holanda	Related to shareholder of the parent company	Services received	182,716	(182,716)	116,703	(116,703)
0-E	Banco BASA S.A.	Paraguay	Related to shareholder of subsidiary	Sale of products	1,788	1,252	1,458	797
0-E	Cementos Concepción S.A.E.	Paraguay	Related to shareholder of subsidiary	Sale of products	4,823	3,376	-	-
0-E	Chajha S.A.	Paraguay	Related to shareholder of subsidiary	Sale of products	15,414	10,790	4,284	893
0-E	Club Libertad	Paraguay	Related to shareholder of subsidiary	Sale of products	14,358	10,050	3,304	1,412
0-E	Ganadera Sofía S.A.	Paraguay	Related to shareholder of subsidiary	Sale of products	1,962	1,374	-	-
0-E	La Misión S.A.	Paraguay	Related to shareholder of subsidiary	Sale of products	958	671	774	543
0-E	Palermo S.A.	Paraguay	Related to shareholder of subsidiary	Sale of products	4,706	3,294	3,161	1,040
0-E	Prana S.A.	Paraguay	Related to shareholder of subsidiary	Sale of products	1,310	917	-	-
0-E	QSR S.A.	Paraguay	Related to shareholder of subsidiary	Sale of products	40,417	28,293	93,590	60,787
0-E	Tabacalera del Este S.A.	Paraguay	Related to shareholder of subsidiary	Sale of products	14,215	9,950	3,489	2,152
0-E	Societé des Produits Nestlé S.A.	Suiza	Related to shareholder of subsidiary	Royalty	671,730	(671,730)	528,805	(528,805)

F-74

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish – See Note 2 a))

Note 15 - Balances and transactions with related parties (continued)

Key Management personnel remuneration

Inversiones y Rentas S.A. is administered by a Board of Directors composed of six members who hold office for three years, and may be re-elected.

The current Board of Directors was elected at the Ordinary Shareholders' Meeting held on April 17, 2019.

The Chairman and Vice Chairman of the Board of Directors were appointed at the Board meeting held on May 7, 2019.

The Ordinary Shareholders' Meeting held on April 15, 2020, agreed that the Board of Directors will not receive any remuneration during the fiscal year 2020.

During the year ended December 31, 2020, the remuneration received by key executives of Inversiones y Rentas S.A. amounts to ThCh$77,476 gross.

Note 16 - Inventory

Inventory balances are detailed as follows:

	As of December 31, 2020 ThCh$	As of December 31, 2019 ThCh$
Finished products	73,971,829	83,163,323
Products in process	4,121,749	3,539,351
Raw materials	140,148,143	129,926,627
Raw materials in transit	10,151,494	10,556,865
Materials and supplies	7,394,725	6,494,675
Estimation at net realizable value and obsolescence	(3,944,679)	(1,246,380)
Total	**231,843,261**	**232,434,461**

CCU and its subsidiaries wrote-off this item for a total amount of ThCh$1,877,113 and ThCh$1,962,689 during the years ended December 31, 2020 and 2019, respectively; recognizing the corresponding effect on the Consolidated Statement of Comprehensive Income.

An inventory impairment estimate is presented as follows, which includes amounts related to obsolescence derived from low turnover, technical obsolescence and/or products withdrawn from the market.

F-75

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish – See Note 2 a))

Note 16 - Inventory (continued)

Changes to the inventory impairment estimate are detailed as follows:

	As of December 31, 2020 ThCh$	As of December 31, 2019 ThCh$
Beginning balance	(1,246,380)	(1,318,036)
Inventory Impairment Estimate	(4,667,808)	(1,642,147)
Estimates from business combinations (1)	-	(210,816)
Derecognized inventory	1,877,113	1,962,689
Conversion effect	92,396	(38,070)
Total	**(3,944,679)**	**(1,246,380)**

(1) see note 8 – Business combination

As of December 31, 2020 and 2019, CCU has no pledges on its inventories to guarantee financial obligations.

Note 17 - Other non-financial assets

Other non-financial assets are detailed as follows:

	As of December 31, 2020		As of December 31, 2019	
	Current ThCh$	Non-current ThCh$	Current ThCh$	Non-current ThCh$
Paid insurance	3,279,763	-	3,709,267	1,701
Advertising	8,467,220	7,436,606	8,940,821	5,372,024
Advance payments to suppliers	1,495,893	-	7,548,987	3,876
Guarantees paid	11,153	142,232	30,592	139,742
Materials to be consumed	462,362	-	481,494	-
Dividends receivable	423,669	-	614,591	-
Prepaid expenses	1,138,498	885,281	1,069,839	1,510,785
Others	-	15,549	-	14,169
Total	**15,278,558**	**8,479,668**	**22,395,591**	**7,042,297**

F-76

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish – See Note 2 a))

Note 18 - Investments accounted for using the equity method

Associates and Joint ventures

As of December 31, 2020 and 2019, CCU recognizes under this item investments in companies that qualify as joint arrangements, joint ventures and in associates.

As of the closing date of each fiscal year, the proportional value of CCU's investments in joint arrangements, joint ventures and associates is detailed as follows:

	Ownership	As of December 31, 2020	As of December 31, 2019
	%	ThCh$	ThCh$
Cervecería Austral S.A.	50,00	9,968,250	8,607,390
Foods Compañía de Alimentos CCU S.A. (1)	50,00	-	1,709,803
Central Cervecera de Colombia S.A.S.	50,00	28,125,779	25,334,386
Zona Franca Central Cervecera S.A.S.	50,00	91,652,215	99,278,045
Total Joint ventures		**129,746,244**	**134,929,624**
Other companies		1,360,541	1,168,438
Total Associates		**1,360,541**	**1,168,438**
Total		**131,106,785**	**136,098,062**

(1) See Note 18 - Investments accounted for using the equity method, number

The aforementioned values include the lower values arising from the acquisition of the following associates and joint ventures, which are presented net of any impairment loss:

	As of December 31, 2020	As of December 31, 2019
	ThCh$	ThCh$
Cervecería Austral S.A.	1,894,770	1,894,770
Total	**1,894,770**	**1,894,770**

(1) see note 8 – Business combination, letter b).

CCU's share in the profit (loss) of joint ventures and associates, accounted for using the equity method, is detailed as follows:

	For the years ended December 31, 2020	For the years ended December 31, 2019
	ThCh$	ThCh$
Cervecería Austral S.A.	1,799,437	1,930,395
Foods Compañía de Alimentos CCU S.A.	(354,154)	897,526
Central Cervecera de Colombia S.A.S.	(11,577,019)	(18,755,448)
Zona Franca Central Cervecera S.A.S.	1,690,661	(562,416)
Total Joint ventures	**(8,441,075)**	**(16,489,943)**
Bebidas Bolivianas BBO S.A. (1)	-	-
Other companies (2)	3,866	58,184
Total Associates	**3,866**	**58,184**
Total	**(8,437,209)**	**(16,431,759)**

(1) see note 8 – Business combination, letter a).
(2) see note 8 – Business combination, letter b).

F-77

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish – See Note 2 a))

Note 18 - Investments accounted for using the equity method (continued)

Associates and Joint ventures (continued)

Changes in investments in joint arrangements, joint ventures and associates are detailed as follows:

	As of December 31, 2020 ThCh$	As of December 31, 2019 ThCh$
Beginning balance	136,098,062	142,017,781
Investments in joint ventures and associates	19,287,372	13,549,638
Share in profit (loss) of associates and joint ventures accounted for using the equity method	(8,437,209)	(16,431,759)
Redemption of investment (1)	(1,355,651)	(11,200,000)
Dividends	(423,669)	(614,591)
Business combinations (2)	-	(241,885)
Others	(14,062,120)	9,018,878
Total	**131,106,785**	**136,098,062**

(1) See Note 18 - Investments accounted for using the equity method, number (2).
(2) See Note 8 – Business combinations.
(*) Mainly includes the conversion effects of joint ventures.

Regarding investments accounted using the equity method, the following should be mentioned:

(1) Cervecería Austral S.A.

This is a closed-stock corporation that operates a brewing plant in the south of Chile, which is the southernmost brewery in the world.

(2) Foods Compañía de Alimentos CCU S.A.

This is a closed-stock corporation dedicated to the food products and snacks business in Chile, sold the Calaf and Natur brands to Empresas Carozzi SA at the end of 2015, In addition, Foods was the main shareholder of Alimentos Nutrabien S.A. who owned the brand "Nutrabien". On December 17, 2018 Foods and the subsidiary CCU Inversiones S.A. sold 100% of the shares of Alimentos Nutrabien S.A. to Ideal S.A.

On November 18, 2019, at an Ordinary Shareholders' Meeting, it was agreed to reduce the capital of the company by ThCh$22,400,000, leaving a final capital of ThCh$12,144,358. This decrease was paid in proportion to the number of shares held by each shareholder as of the date of the aforementioned meeting.

On September 23, 2020, at an Extraordinary Shareholders' Meeting, the shareholders agreed to change the Company to a limited liability company called Foods Compañía de Alimentos CCU Limitada.

On November 11, 2020, Foods Compañía de Alimentos CCU Limitada was liquidated.

Due to this dissolution shareholder CCU Inversiones S.A. changed its investment for cash, land and facilities, which are presented in the statement of cash flows in Other investing cash inflows (outflows) and in Investment properties, respectively.

The effect on income of this dissolution was not significant and is recognized in Other profits (losses).

F-78

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish – See Note 2 a))

Note 18 - Investments accounted for using the equity method (continued)

Associates and Joint ventures (continued)

On November 10, 2014, CCU partnered in a joint arrangement, directly and through its subsidiary CCU Inversiones II Ltda., with the Colombian Grupo Postobón. This joint arrangement qualifies as a joint venture, specifically, as a joint-stock company incorporated in Colombia under the name of Central Cervecera de Colombia S.A.S. This company's sole shareholders are CCU and Postobón, by equal number of shares. The corporate purpose of this company is the production, marketing and distribution of beers and malt-based, non-alcoholic beverages (Products).

Subsequently, on August 16, 2017, CCU acquired 50% of the shares of a Colombian joint-stock company called Zona Franca Central Cervecera S.A.S. (ZF CC), through its subsidiary CCU Inversiones II Ltda. The transaction amounted to US$10,204, equivalent to ThCh$6,432. This transaction qualifies as a joint arrangement, specifically, as a joint venture in which CCU and Grupo Postobón partner as sole shareholders, by equal number of shares. The main corporate purpose of ZF CC is to be an industrial user of one or more duty-free zones, providing tolling services to CCC, which will manufacture, market and distribute the Products.

For the aforementioned corporate purposes, these joint ventures plan to build a manufacturing plant for beers and malts in a duty-free zone, with an initial capacity of 3,000,000 hectoliters per year.

As of December 31, 2020 and 2019, the total amount contributed to CCC and ZF CC amounts to US$279,394,156 (equivalent to ThCh$185,986,330) and US$255,734,458 (equivalent to ThCh$166,698,958) respectively.

As of December 31, 2020, CCU has no contingent liabilities related to joint ventures and associates.

F-79

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish – See Note 2 a))

Note 18 - Investments accounted for using the equity method (continued)

Associates and Joint ventures (continued)

As of the closing date of each fiscal year, a summary of significant items of 100% of the associates and joint ventures included in these Consolidated Financial Statements are detailed as follows:

	Joint ventures	Joint ventures
	As of December 31, 2020 ThCh$	As of December 31, 2019 ThCh$
Assets and Liabilities		
Current assets	86,429,862	135,905,220
Non-current assets	290,767,946	319,779,443
Current liabilities	58,255,727	122,826,437
Non-current liabilities	62,082,064	65,850,124

	Joint ventures	Joint ventures
	For the years ended December 31,	
	2020 ThCh$	2019 ThCh$
Income Statement (Summarized)		
Net sales	186,220,125	124,808,755
Operating income	(17,903,426)	(42,670,725)
Profit (loss) for the year	(17,637,644)	(31,752,130)
Comprehensive income	10,808,355	(49,363,608)
Depreciation and amortization	(16,209,859)	(11,386,595)

F-80

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish – See Note 2 a))

Note 19 - Intangible assets other than goodwill

For the years ended December 31, 2020 and 2019, changes in intangible assets other than goodwill are detailed as follows:

	Trademarks	Software	Water rights	Distribution and key rights	Total
	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
As of January 1, 2019					
Historical cost	104,487,137	35,157,353	2,942,512	833,653	143,420,655
Accumulated amortization	-	(23,885,912)	-	(570,601)	(24,456,513)
Carrying amount	**104,487,137**	**11,271,441**	**2,942,512**	**263,052**	**118,964,142**
As of December 31, 2019					
Additions	-	7,624,915	268,321	-	7,893,236
Additions for business combinations (historical cost)	393,946	-	-	-	393,946
Amortization of the financial year	-	(3,363,211)	-	(99,933)	(3,463,144)
Conversion effect (historical cost)	(12,069,829)	(478,931)	-	(121,562)	(12,670,322)
Derecognitions	-	-	(11,484)	-	(11,484)
Conversion effect (amortization)	-	188,764	-	37,420	226,184
Other increases (decreases) (2)	13,547,464	605,356	-	133,288	14,286,108
Subtotal	**1,871,581**	**4,576,893**	**256,837**	**(50,787)**	**6,654,524**
Carrying amount	**106,358,718**	**15,848,334**	**3,199,349**	**212,265**	**125,618,666**
As of December 31, 2019					
Historical cost	106,358,718	42,908,693	3,199,349	845,379	153,312,139
Accumulated amortization	-	(27,060,359)	-	(633,114)	(27,693,473)
Carrying amount	**106,358,718**	**15,848,334**	**3,199,349**	**212,265**	**125,618,666**
As of December 31, 2020					
Additions	-	9,015,090	-	-	9,015,090
Additions for business combinations (historical cost)	962,619	-	-	-	962,619
Derecognition (historic cost)	-	(81,714)	-	-	(81,714)
Derecognition (amortization)	-	68,545	-	-	68,545
Amortization of the financial year	-	(2,408,529)	-	(94,155)	(2,502,684)
Conversion effect (historical cost)	(13,918,619)	(713,228)	-	(171,349)	(14,803,196)
Conversion effect (amortization)	-	314,736	-	102,833	417,569
Other increases (decreases) (2)	9,245,717	230,951	-	85,878	9,562,546
Subtotal	**(3,710,283)**	**6,425,851**	**-**	**(76,793)**	**2,638,775**
Carrying amount	**102,648,435**	**22,274,185**	**3,199,349**	**135,472**	**128,257,441**
As of December 31, 2020					
Historical cost	102,648,435	51,359,792	3,199,349	759,908	157,967,484
Accumulated amortization	-	(29,085,607)	-	(624,436)	(29,710,043)
Carrying amount	**102,648,435**	**22,274,185**	**3,199,349**	**135,472**	**128,257,441**

(1) see note 8 – Business combination, letter c).
(2) correspond mainly to the financial effect of the application of IAS 29 "Financial information in hyperinflationary economies"

CCU does not have any restrictions on intangible assets, neither has it pledged any of them.

F-81

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish – See Note 2 a))

Note 19 - Intangible assets other than goodwill (continued)

Trademarks are detailed as follows:

Operating segment	Cash Generating Unit (CGU)	As of December 31, 2020 ThCh$	As of December 31, 2019 ThCh$
Chile	Embotelladoras Chilenas Unidas S.A.	31,794,599	32,109,965
	Manantial S.A.	1,166,000	1,166,000
	Compañía Pisquera de Chile S.A.	1,363,782	1,363,782
	Cervecería Kunstmann S.A. (2) (4)	2,397,674	1,435,055
	Subtotales	**36,722,055**	**36,074,802**
International Business	CCU Argentina S.A. y subsidiarias	35,260,216	38,507,563
	Marzurel S.A., Coralina S.A. y Milotur S.A.	2,076,714	2,482,089
	Bebidas del Paraguay S.A. y Distribuidora del Parag	3,137,761	3,542,203
	Bebidas Bolivianas BBO S.A. (1)	5,573,122	5,864,121
	Subtotales	**46,047,813**	**50,395,976**
Wines	Viña San Pedro Tarapacá S.A. (3)	19,878,567	19,887,940
	Sub-total	**19,878,567**	**19,887,940**
Total		**102,648,435**	**106,358,718**

(1) See Note 8 - Business combinations, letters d) and e).
(2) See Note 8 - Business combinations, letters c) and f).

Management has tested impairment of intangible asset, finding no evidence of potential impairment. Regarding trademarks with indefinite useful lives, the Company has used the same methodology stated in Note 20.

F-82

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish – See Note 2 a))

Note 20 - Goodwill (continued)

On the acquisition date, Goodwill from investments acquired in business combinations is allocated to the Cash Generating Units (CGUs) or group of CGUs that are expected to benefit from the business combination synergies. The carrying amount of the investment goodwill allocated to the CGUs within the Company and its subsidiaries' operating segments, is detailed as follows:

Operating segment	Cash Generating Unit (CGU)	As of December 31, 2020 ThCh$	As of December 31, 2019 ThCh$
Chile	Embotelladoras Chilenas Unidas S.A.	25,257,686	25,257,686
	Manantial S.A.	8,879,245	8,879,245
	Compañía Pisquera de Chile S.A.	9,808,550	9,808,550
	Los Huemules S.R.L.	3,982	5,892
	Bebidas Carozzi CCU SpA.	-	-
	Cervecería Kunstmann S.A.	456,007	456,007
	Cervecería Szot SpA. (1)	202,469	202,469
International Business	Subtotales	27,136,967	27,136,967
	Subtotales	**71,744,906**	**71,746,816**
	CCU Argentina S.A. y subsidiarias	23,812,988	26,014,868
	Marzurel S.A., Coralina S.A. y Milotur S.A.	3,425,283	4,422,841
	Bebidas del Paraguay S.A. y Distribuidora del Paraguay S.A.	4,672,582	5,214,846
Wines	Bebidas Bolivianas BBO S.A. (2)	8,255,827	12,276,890
	Subtotales	**40,166,680**	**47,929,445**
Total	Viña San Pedro Tarapacá S.A.	32,416,144	32,416,144
	Subtotales	**32,416,144**	**32,416,144**
		144,327,730	**152,092,405**

(1) see note 8 – Business combination, letter d).
(2) see note 8 – Business combination, letter a).

The investment goodwill allocated to the CGUs is tested for impairment annually, or more frequently when there are signs of potential impairment. These indications may include a significant change in the economic environment affecting the business, new legal provisions, operating performance indicators or the disposal of a significant part of a CGU. The impairment loss is recognized for the amount that exceeds the recoverable amount of the CGU. The recoverable amount of each CGU is determined as the highest value between the value in use and the fair value minus selling costs. Management believes that the value-in-use approach, as determined by the discounted cash flow model, is the most reliable method of determining recoverable values for CGUs.

The following table incorporates the most relevant variables for those CGUs where there is goodwill and/or assigned intangible assets of relevant indefinite useful life:

	Chile	Argentina	Uruguay	Paraguay	Bolivia
Estimated CAPEX 2020 Millions Ch$	140,627	34,877	1,171	1,891	1,260
Perpetual growth	3.00%	2.50%	2.20%	3.00%	4.00%
Discount rate	7.79%	19.77%	9.50%	8.80%	10.40%

F-84

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish – See Note 2 a))

Note 20 - Goodwill (continued)

The following is a description of some of the considerations applied when determining the corresponding values in use of the CGUs that have goodwill and/or intangible assets of indefinite useful life allocated to them:

Projection period: a five-year horizon is considered for all units/brands. Exceptionally, a longer period of time is considered for those units/brands that require a longer maturing period.

Flows: To determine the value in use, the Company used cash flow projections over the aforementioned time horizon, based on the strategic plan budgets and projections reviewed by Management for the same period. Given the age of the business, these budgets have historically had high compliance rates.

For cash flow projections, management used significant judgment and assumptions related to perpetual growth rates and discount rates.

Perpetual growth: Although the Company expects growth in volumes and prices for the medium long-term, a perpetual nominal growth of 3% was assumed for the units in Chile, a conservative assumption considering the historical capacity and nature of the businesses where the Company operates. In the case of Uruguay, a perpetual rate of 2.2% was used, which consists in the expected long-term growth for that country. For Bolivia a perpetual rate of 4.0% was used which is equivalent to the long-term inflation of the country, plus a percentage of the potential GDP in the long-term. In the case of Paraguay and Argentina a perpetual rate of 3.0% and 2.5% was used respectively, which is composed of the average inflation rate of the United States of North America, plus a % of the potential GDP of each country in the long-term.

Discount rate: The nominal WACC (Weighted Average Cost of Capital) rates for each country were used.

In relation to goodwill as of December 31, 2020, management has evidenced no impairment other than what has been recorded, which is based mainly on the impairment of macroeconomic variables and country risk of the operation that the Company has in Bolivia. In accordance with the calculated sensitivity, management believes that no reasonably possible change in the assumptions tested could cause the carrying amount to exceed the determined recoverable value for the CGUs.

The estimated recoverable amount as of December 31, 2020 of the Bolivia CGU amounted to ThCh$ 21,864,295, which was compared to the net carrying amounts of the CGU as of the same date, resulting in an impairment loss of ThCh$ 3,401,430, which was allocated to goodwill. The total amount was recognized in the consolidated income statement under Other profits (losses).

There were no additional impairment amounts that required adjustment in the rest of the values of the CGU or in other non-financial assets.

F-85

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish – See Note 2 a))

Note 21 - Property, plant and equipment

For the years ended December 31, 2020 and 2019, changes in property, plant and equipment are detailed as follows:

	Plots of land, buildings and constructions ThCh$	Machinery and Equipment ThCh$	Bottles and Containers ThCh$	Other Equipment ThCh$	Assets under construction and growing vines ThCh$	Furniture, fixtures and motor vehicles ThCh$	Producing vines ThCh$	Total ThCh$
As of January 1, 2019								
Historical cost	679,853,030	551,888,633	180,757,354	143,550,263	97,428,207	80,841,052	30,862,740	1,765,181,279
Accumulated amortization	(195,241,389)	(306,443,476)	(93,592,548)	(91,328,126)	0	(55,200,563)	(14,428,606)	(756,234,708)
Carrying amount	**484,611,641**	**245,445,157**	**87,164,806**	**52,222,137**	**97,428,207**	**25,640,489**	**16,434,134**	**1,008,946,571**
As of December 31, 2019								
Additions	-	-	-	-	131,852,714	-	-	131,852,714
Additions for business combinations (historical cost)	8,271,085	2,605,523	2,672	-	-	-	-	10,879,280
Additions for business combinations (depreciation)	(5,168)	(14,806)	(838)	-	-	-	-	(20,812)
Transfers	41,029,751	29,954,266	19,737,192	18,915,984	(117,631,917)	7,304,360	2,413,894	1,723,530
Conversion effect (historical cost)	(11,615,913)	(18,521,702)	(18,784,647)	(5,216,819)	(1,119,515)	(285,545)	(244,966)	(55,789,107)
Disposal (cost)	(916,048)	(1,686,432)	(5,447,699)	(19,566,224)	-	(18,177,535)	-	(45,793,938)
Disposal (depreciation)	772,278	1,250,400	4,464,153	19,540,873	-	18,095,047	-	44,122,751
Capitalized interest	-	-	-	-	909,256	-	-	909,256
Depreciation of the financial year	(19,241,330)	(30,888,633)	(23,542,865)	(15,756,612)	-	(6,397,530)	(1,132,431)	(96,959,401)
Conversion effect (depreciation)	399,539	2,043,578	5,068,567	1,712,436	-	509,072	-	9,733,192
Other increases (decreases) (1)	13,678,084	24,772,155	15,358,642	3,240,126	5,731,215	269,597	273,374	63,323,193
Other increases (decreases) historical cost	15,258,762	25,277,170	14,241,014	1,734,469	5,731,215	893,480	(660,546)	62,475,564
Other increases (decreases) accumulated depreciation	(1,580,678)	(505,015)	1,117,628	1,505,657	-	(623,883)	933,920	847,629
Derecognition of the financial year (cost)	(1,861)	(40,001)	(405,192)	(5,835,237)	(583,270)	(8,872)	(428,543)	(7,302,976)
Derecognition of the financial year (depreciation)	1,609	2,064	336,276	5,758,846	-	6,986	-	6,105,781
Subtotal	**32,372,026**	**9,476,412**	**(3,213,739)**	**2,793,373**	**19,158,483**	**1,315,580**	**881,328**	**62,783,463**
Carrying amount	**516,983,667**	**254,921,569**	**83,951,067**	**55,015,510**	**116,586,690**	**26,956,069**	**17,315,462**	**1,071,730,034**
As of December 31, 2020								
Historical cost	731,878,806	589,477,457	190,100,694	133,582,436	116,586,690	70,566,940	31,942,579	1,864,135,602
Accumulated depreciation	(214,895,139)	(334,555,888)	(106,149,627)	(78,566,926)	-	(43,610,871)	(14,627,117)	(792,405,568)
Carrying amount	**516,983,667**	**254,921,569**	**83,951,067**	**55,015,510**	**116,586,690**	**26,956,069**	**17,315,462**	**1,071,730,034**
As of December 31, 2020								
Additions	-	-	-	-	128,547,688	-	-	128,547,688
Additions for business combinations	1,987,806	31,370	5,491	-	-	5,320	706,387	2,736,374
Transfers	31,930,605	35,959,489	15,675,921	10,261,708	(101,990,034)	4,587,689	3,617,533	42,911
Conversion effect (historical cost)	(18,274,583)	(24,672,022)	(20,800,016)	(7,547,615)	(4,778,159)	(831,094)	(258,686)	(77,162,175)
Disposal	-	-	-	-	-	-	-	-
Disposal (costo)	(1,618,648)	(7,408,733)	(2,632,730)	(6,909,303)	-	(1,165,852)	-	(19,735,266)
Disposal (depreciation)	1,610,774	7,065,230	2,635,188	6,408,229	-	1,047,262	-	18,766,683
Capitalized interest	-	-	-	-	1,087,157	-	-	1,087,157
Depreciation of the financial year	(21,669,111)	(30,783,333)	(23,167,195)	(17,320,702)	-	(6,520,948)	(1,234,911)	(100,696,200)
Conversion effect (depreciation)	1,120,407	5,514,676	6,431,381	3,365,384	-	515,633	-	16,947,481
Other increases (decreases) (1)	9,794,697	16,680,477	11,294,693	3,405,872	1,441,195	305,613	(33,733)	42,888,814
Other increases (decreases) historical cost	9,111,166	15,860,002	9,779,835	2,424,571	1,441,195	(224,554)	(190,270)	38,201,945
Other increases (decreases) accumulated depreciation	683,531	820,475	1,514,858	981,301	-	530,167	156,537	4,686,869
Derecognition of the financial year (cost)	(13,856)	(7,958)	(316,601)	(323,260)	-	(52,146)	-	(713,821)
Derecognition of the financial year (depreciation)	8,537	7,595	327,805	293,534	-	66,733	-	704,204
Impairment losses recognized in income (2)	(2,628,004)	-	-	-	-	-	-	(2,628,004)
Subtotal	2,248,624	2,386,791	(10,546,063)	(8,366,153)	24,307,847	(2,041,790)	2,796,590	10,785,846
Carrying amount	**519,232,291**	**257,308,360**	**73,405,004**	**46,649,357**	**140,894,537**	**24,914,279**	**20,112,052**	**1,082,515,880**
As of December 31, 2020								
Historical cost	752,373,292	609,239,605	191,812,594	131,488,537	140,894,537	72,886,303	35,817,543	1,934,512,411
Accumulated depreciation	(233,141,001)	(351,931,245)	(118,407,590)	(84,839,180)	0	(47,972,024)	(15,705,491)	(851,996,531)
Carrying amount	**519,232,291**	**257,308,360**	**73,405,004**	**46,649,357**	**140,894,537**	**24,914,279**	**20,112,052**	**1,082,515,880**

(1) correspond mainly to the financial effect of the application of IAS 29 “Financial information in hyperinflationary economies” see note 4 - Note 4 - Accounting changes letter b).

F-86

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish – See Note 2 a))

Note 21 - Property, plant and equipment (continued)

In relation to property, plant and equipment impairment losses, CCU has evidence of certain impairment in some plots of land as of December 31, 2020, mainly due to specific considerations regarding the destination for which they were acquired.

As of the closing date of each fiscal year, balances of plots of land are detailed as follows:

	As of December 31, 2020 ThCh$	As of December 31, 2019 ThCh$
Plots of land	263,887,611	265,724,058
Total	**263,887,611**	**265,724,058**

Capitalized interest costs during the year ended December 31, 2020, amounted to ThCh$ 1,087,157 (ThCh$ 909,256 in 2019), using an annual capitalization rate of 2.64 % (3.68% in 2019).

CCU has biological assets that consist of grapevines, through its subsidiary Viña San Pedro Tarapacá S.A. These vines are grown in leased and owned plots of land. The grapes harvested from these vines are used in the production of wine, which is marketed in both the domestic and international market.

As of December 31, 2020, CCU has approximately 5,185 hectares of grapevines, of which 4,336 correspond to vines in production. Of the total hectares of land, 4,005 correspond to owned land and 331 to leased land.

Growing vines are recognized at historical cost and only begin to depreciate when they go into their production stage, which generally occurs during the third year after planting, when vines are able to begin producing grapes commercially (in volumes that justify management focused on production and subsequent harvest).

During the year 2020, a total of 41.0 million kilos of grapes (50.6 million kilos during the year 2019) were harvested from producing vines.

Due to the nature of CCU's business, the cost of dismantling, withdrawing or rehabilitation is not estimated at the assets' initial recognition.

For property, plant and equipment losses, CCU has analyzed internal and external indicators and found no impact on them, other than those already recorded as of December 31, 2020.

The depreciation for the year ended December 31, 2020 and 2019, recorded in the result of the year and other assets is as follows:

	As of December 31, 2020 ThCh$	As of December 31, 2019 ThCh$
Recorded in the income of the financial year	99,803,814	95,453,146
Recorded in other assets	892,386	1,506,255
Total	**100,696,200**	**96,959,401**

F-87

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish – See Note 2 a))

Note 22 - Investment property

For the years ended December 31, 2020 and 2019, changes in investment property are detailed as follows:

	Plots of land ThCh$	Buildings ThCh$	Total ThCh$
As of January 1, 2019			
Historical cost	6,725,253	2,737,318	9,462,571
Accumulated depreciation	-	(746,615)	(746,615)
Carrying amount	**6,725,253**	**1,990,703**	**8,715,956**
As of December 31, 2019			
Additions	-	132,462	132,462
Disposals	(695,289)	-	(695,289)
Depreciation for the year	-	(64,088)	(64,088)
Effect of currency translation (cost)	(1,042,090)	(391,483)	(1,433,573)
Effect of currency translation (depreciation)	-	23,854	23,854
Other increases (decreases) (1)	1,191,644	442,308	1,633,952
Sub-total	**(545,735)**	**143,053**	**(402,682)**
Carrying amount	**6,179,518**	**2,133,756**	**8,313,274**
As of December 31, 2019			
Historical cost	6,179,518	2,920,605	9,100,123
Accumulated depreciation	-	(786,849)	(786,849)
Carrying amount	**6,179,518**	**2,133,756**	**8,313,274**
As of December 31, 2020			
Additions (2)	76,136	100,952	177,088
Disposals	(277,008)	(44,269)	(321,277)
Depreciation for the year	-	(68,177)	(68,177)
Effect of currency translation (cost)	(1,142,449)	(410,633)	(1,553,082)
Effect of currency translation (depreciation)	-	29,665	29,665
Other increases (decreases) (1)	857,249	271,202	1,128,451
Sub-total	**(486,072)**	**(121,260)**	**(607,332)**
Carrying amount	**5,693,446**	**2,012,496**	**7,705,942**

(1) correspond mainly to the financial effect of the application of IAS 29 “Financial information in hyperinflationary economies”
(2) See note 18 - Investments accounted for using the equity method

Investment properties in Chile include 17 plots of land, 2 offices and 1 apartment maintained for evaluation purposes. The apartment is rented, and records accumulated revenue in the amount of ThCh$ 5,868 (ThCh$ 3,825 in 2019). On the other hand, Argentina has 2 plots of land and 2 pieces of real estate, recording accumulated revenue of ThCh$99,840 (ThCh$ 104,334 in 2019). In addition, expenses for the period associated to all these investment properties, amounted to ThCh$ 69,533 (ThCh$ 67,096 in 2019).

F-88

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish – See Note 2 a))

Note 22 - Investment property (continued)

The valuation of the investment property market exceeds 100% of book value.

The fair value of investment property, which represents 89% of the total thereof, amounts to ThCh$11,071,904

CCU's Management has not observed any signs of impairment affecting investment property value.

CCU does not have any restrictions on investment property items, nor has it pledged any of them.

Note 23 - Non-current assets held for sale

(a) Operating Segment of International Business

In September 2015, the Board of Directors of the subsidiary Saenz Briones & Cía S.A.I.C. authorized the sale of the property located in the city of Luján de Cuyo, province of Mendoza, Argentina. At the date of issue of these Consolidated Financial Statements, the Management of Administration and Finance remains committed to a plan to sell this property. For this reason, a change has been made in the Real Estate Agency to be more active in the search for a buyer and to continue keeping high sales probabilities.

(b) Wine Operating Segment

- In 2015, the Board of Directors of Viña Valles de Chile S.A. (legal continuer and successor of "VVCH" nowadays Viña Misiones de Rengo San Pedro Tarapacá S.A. due to the merger by incorporation as of June 1, 2013) authorized the sale of some of this company's property, plant and equipment, located in Rengo, Province of Cachapoal, VI Region, recording them as non-current assets held for sale. On December 21, 2020, a purchase/sale promise contract was signed and management has taken action and is committed to a selling plan for those assets. Due to the above, as of the date of issuance of the consolidated financial statements, this group of fixed assets for a total of ThCh$ 1,770,547, was reclassified to current assets held for sale, considering the elements required by IFRS 5.

  As described in Note 2 (r), non-current assets held for sale have been recorded at the lower between the carrying amount and the estimated fair value less cost of sales as of December 31, 2020.

  Non-current assets held for sale as of December 31, 2020 and 2019 are detailed as follows:

Assets held for sale	As of December 31, 2020 ThCh$	As of December 31, 2019 ThCh$
Land	1,752,783	228,181
Constructions	359,414	144,985
Machines	9,130	9,972
Total	**2,121,327**	**383,138**

F-89

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish – See Note 2 a))

Note 24 - Current biological assets

The item "Current biological assets" includes grapes harvested from vines in production used to make wine.

The costs associated with grape production are accumulated up to the date of harvest.

Current biological assets are measured as described in Note 2 n).

As of December 31, 2020 and 2019, this item is detailed as follows:

	Total ThCh$
As of January 1, 2019	
Historical cost	8,489,873
Carrying amount	**8,489,873**
As of December 31, 2019	
Effect of conversion	(185,085)
Acquisitions	14,028,209
Decreases due to harvesting or collection	(12,968,232)
Other increases (decreases) (1)	94,306
Carrying amount	**9,459,071**
As of December 31, 2019	
Historical cost	9,459,071
Carrying amount	**9,459,071**
As of December 31, 2020	
Effect of conversion	(288,630)
Acquisitions	22,575,150
Decreases due to harvesting or collection	(21,217,064)
Other increases (decreases) (1)	66,502
Carrying amount	**10,595,029**
As of December 31, 2020	
Historical cost	10,595,029
Carrying amount	**10,595,029**

(1) It mainly corresponds to the financial effect of the application of IAS 29 "Financial Reporting in Hyperinflationary Economies"

F-90

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish – See Note 2 a))

Note 25 - Income tax and deferred taxes

Current tax assets

As of December 31, 2020 and 2019, recoverable taxes are detailed as follows:

	As of December 31, 2020 ThCh$	As of December 31, 2019 ThCh$
Recoverable tax from previous year	3,911,803	5,484,216
Tax credits of Argentine subsidiaries	3,200,454	1,140,073
Monthly provisional payments	3,498,109	8,157,942
Provisional payment of absorbed profits	7,031	4830
Other credits	253,827	366,693
Total	**10,871,224**	**15,153,754**

Non-current tax assets

As of December 31, 2020 and 2019, non-current taxes are detailed as follows

	As of December 31, 2020 ThCh$	As of December 31, 2019 ThCh$
Minimum presumed profit of Argentinian subsidiaries (1)	3,236	2,305,129
Total	**3,236**	**2,305,129**

(1) Expected recovery period longer than 1 year

Current tax liabilities

As of December 31, 2020 and 2019, current tax liabilities are detailed as follows:

	As of December 31, 2020 ThCh$	As of December 31, 2019 ThCh$
First category tax	12,808,056	13,145,818
Monthly provisional payment payable	7,554,292	6,133,335
Single tax Article No. 21	64,561	165,936
Other	833,979	1,277,678
Total	**21,260,888**	**20,722,767**

F-91

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish – See Note 2 a))

Note 25 - Income tax and deferred taxes (continued)

Income tax and deferred tax expenditure

For the years ended December 31, 2020 and 2019, income tax and deferred tax expenditure is detailed as follows:

	As of December 31, 2020	As of December 31, 2019
	ThCh$	ThCh$
(Expense) revenue from deferred taxes related to the origin and reversal of temporary differences	6,881,063	(8,160,347)
Adjustments to the previous financial year	1,574,181	(1,390,633)
Tax loss benefit	5,815,930	12,241,129
Total (Loss) Profit from deferred taxes	**14,271,174**	**2,690,149**
Current tax expense	(48,582,971)	(43,733,482)
Adjustments to the previous financial year	(768,988)	1,286,816
Total income tax expense	**(35,080,785)**	**(39,756,517)**

Effective tax rate

As of December 31, 2020 and 2019, the Company's income tax expense represents 24.56% and 21.54% of the pre-tax income, respectively. A reconciliation between the effective tax rate and the current statutory tax rate in Chile is detailed as follows:

	For the years ended December 31,			
	2020		2019	
	ThCh$	Tax rate %	ThCh$	Tax rate %
Pre-tax income	140,749,109		182,232,538	
Income tax at statutory rate	(38,002,259)	27.00	(49,202,785)	27.00
Adjustments to reach the effective rate				
Tax effect of permanent differences, net	6,527,296	(4.64)	8,410,050	(4.91)
Effect of change in tax rates	(3,529,795)	2.51	-	-
Effects of foreign tax rates	(540,129)	(0.61)	1,140,027	(0.61)
Tax effect of tax benefits not previously recognized in the income st	(341,092)	0.24	-	-
Deficit (surplus) from taxes from the previous year	805,194	0.06		0.06
Income tax	**(35,080,785)**	**24.56**	**(39,756,517)**	**21.54**

F-92

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish – See Note 2 a))

Note 25 - Income tax and deferred taxes (continued)

Deferred taxes

As of December 31, 2020 and 2019, deferred taxes included in the Consolidated Statement of Financial Position are as follows:

	As of December 31, 2020 ThCh$	As of December 31, 2019 ThCh$
Analysis of changes in deferred taxes		
Provision for impairment of accounts receivable	1,435,200	1,216,921
Other non-tax expenses	14,468,076	7,984,991
Employee benefits	4,538,995	3,785,361
Provision for impairment of inventory	997,834	283,440
Severance payments	10,700,542	8,649,423
Inventory valuation	2,738,985	2,311,192
Intangibles	318,970	294,209
Other assets	17,632,929	22,334,415
Tax losses	16,521,177	14,888,509
Subtotal deferred tax assets	**69,352,708**	**61,748,461**
Offsetting of deferred tax liabilities	(18,307,996)	(7,219,813)
Total Deferred tax assets	**51,044,712**	**54,528,648**
Deferred tax liabilities		
Depreciation of PP&E	79,553,048	74,003,316
Agricultural operating expenses	6,143,794	6,123,595
Activation of indirect manufacturing costs	5,948,931	5,786,780
Intangibles	18,499,476	17,505,666
Plots of land	24,468,597	25,775,281
Other liabilities	2,424,096	9,607,733
Subtotal deferred tax liabilities	**137,037,942**	**138,802,371**
Offsetting of deferred tax assets	(18,307,996)	(7,219,813)
Total Deferred tax liabilities	**118,729,946**	**131,582,558**
Total	**(67,685,234)**	**(77,053,910)**

No deferred taxes have been recognized for temporary differences arising between the tax value and the carrying amount of investments in subsidiaries. Consequently, no deferred taxes are recognized from any currency translation adjustments and any adjustments from associates and joint ventures.

In accordance with current Chilean tax regulations, tax losses have an indefinite application, consequently, they have no expiration date. Regarding Argentinean, Uruguayan and Paraguayan tax regulations, tax losses remain for 5 years and for Bolivian Tax regulations, tax losses are for 3 years.

F-93

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish – See Note 2 a))

Note 25 - Income tax and deferred taxes (continued)

Deferred taxes (continued)

Changes to deferred taxes are detailed as follows:

Analysis of changes in deferred taxes	**ThCh$**
As of January 1, 2019	**(70,809,083)**
Deferred taxes related to items credited (charged) directly to equity (1)	(9,909,958)
Deferred tax credit to income	2,253,330
Effect of exchange rate differences	2,461,738
Deferred tax credit to comprehensive income	1,097,001
Deferred tax on business combination	(2,146,938)
Subtotal	**(6,244,827)**
As of December 31, 2019	**(77,053,910)**
As of January 1, 2020	
Deferred taxes related to items credited (charged) directly to equity (1)	(8,731,785)
Deferred tax credit to income	13,930,082
Effect of exchange rate differences	4,231,830
Deferred tax credit to comprehensive income	488,246
Deferred tax on business combination	(549,697)
Subtotal	9,368,676
As of December 31, 2020	**(67,685,234)**

(1) correspond mainly to the financial effect of the application of IAS 29 "Financial information in hyperinflationary economies" see note 4 - Note 4 - Accounting changes letter b).

In Argentina, a Tax Reform was approved by Congress that increases the specific tax levied on various beverages, including beer, from 8% to 14% on the manufacturer's sales price, among other measures. This tax increase will be effective from March 1, 2018 onwards. The Argentinean tax reform also gradually reduces the income tax rate from 35% to 25%, from the fiscal year 2018 onwards (to 30% for 2018 and 2019, and to 25% from 2020 onwards). As of December 31, 2017, the tax effects of these reforms were recognized, with no significant effect on the Consolidated Financial Statements. Finally, a withholding will be applied to dividends to be distributed, which will gradually increase from 0% to 13% (7% for the fiscal years 2018 and 2019, and 13% from the year 2020 onwards).

Law No. 27.541 "Social Solidarity and Production Reactivation in the Framework of the Public Emergency" was enacted on December 21, 2019, which modifies certain articles of Law No. 27.430. It mainly extends for one more year (for 2020) the 30% income tax rate and the 7% withholding on dividends, leaving the income tax rate of 25% and withholding on dividends of 13% in effect as of 2021.

.

F-94

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish – See Note 2 a))

Note 26 - Leases

As of January 1, 2019, CCU has adopted IFRS 16 “Leases”. This meant recognizing a right of use asset for assets subject to operating leases and a liability equivalent to the present value of the payment associated to the contract.

Considerations:

- Identification of the right of use asset: As part of the contract review and analysis process. The Company identified right of use assets associated to identifiable and unreplaceable lease agreements, which were classified under Right of use assets.

- CCU has lease agreements mainly for the concept of leasing warehouses, offices, vehicles and farms.

- Interest rate used to measure lease financial liabilities: CCU determined the interest rate based on the currency and term of the lease agreements. In this sense, the average debt interest used was 3.2%.

- Term of lease agreement: CCU assessed the clauses in the lease contracts, market conditions, costs related to termination of the agreement and early cancellation.

- Other:

  1) In the initial valuation of lease agreements, CCU excluded from this entry, those with remaining terms of less than 12 months whose amounts were less than US$ 5,000.

  2) Initial direct costs were excluded for measuring the right of use on the date of initial application.

  3) CCU performed a case-by-case analysis of the term of the lease, in those with an option to extend or rescind the lease.

For leases previously classified as finance leases, the entity recognized the carrying amount of the lease asset and the lease liability immediately before the transition as the accumulated amount of the right of use asset and the lease liability on the date of initial application.

As a result of this adoption, CCU has charged Right of use assets and Lease liabilities based on the present value of future payments. It has modified the nature of lease expenses, eliminating the operating expense which is compensated by the depreciation expense and generating a finance cost. It has also modified the presentation of lease disbursements in the consolidated statement of cash flows, presenting finance lease payments in financing cash flows and lease interest paid in operating cash flows.

F-95

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish – See Note 2 a))

Note 26 - Leases (continued)

Right of use assets

The net carrying amount of land, buildings, machinery, supplies and accessories and other property, plant and equipment corresponds to finance lease agreements. The movement of right of use assets is detailed as follows:

	Land & buildings	Machinery	Supplies & accessories	Other property, plant & equipment	Total
	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
As of January 1, 2019					
Historic cost	29,108,420	2,340,290	1,372,250	106,024	32,926,984
Accumulated depreciation	(1,334,818)	(181,824)	-	(6,095)	(1,522,737)
Carrying amount	**27,773,602**	**2,158,466**	**1,372,250**	**99,929**	**31,404,247**
As of December 31, 2019					
Additions	-	-	-	-	-
Transfers	(1,714,780)	(8,750)	-	-	(1,723,530)
Effect of conversion (historic cost)	4,767	-	(4,476)	1,495	1,786
Depreciation for the year	(3,238,106)	(1,492,314)	(507,315)	(35,096)	(5,272,831)
Effect of conversion (depreciation)	124	-	1,881	147	2,152
Other increase (decrease) (1)	-	-	-	-	-
Other increase (decrease) (1)	575,323	774,698	43,132	(856)	1,392,297
Other increase (decrease) (historic cost)	568,423	774,085	51,150	(856)	1,392,802
Other increase (decrease) (depreciation)	6,900	613	(8,018)	-	(505)
Addition of IFRS 16 assets	-	-	-	-	-
IFRS 16 asset depreciation	-	-	-	-	-
Subtotal	**(4,372,672)**	**(726,366)**	**(466,778)**	**(34,310)**	**(5,600,126)**
Carrying amount	**23,400,930**	**1,432,100**	**905,472**	**65,619**	**25,804,121**
As of January 1, 2020					
Historic cost	28,320,416	3,105,625	1,410,382	106,596	32,943,019
Accumulated depreciation	(4,919,486)	(1,673,525)	(504,910)	(40,977)	(7,138,898)
Carrying amount	**23,400,930**	**1,432,100**	**905,472**	**65,619**	**25,804,121**
As of December 31, 2020					
Additions	1,343,077	2,297,702	1,263,506	48,396	4,952,681
Transfers	-	-	-	(42,913)	(42,913)
Effect of conversion (historic cost)	(694,912)	(754,855)	(5,873)	(13,623)	(1,469,263)
Depreciation for the year	(3,940,998)	(1,136,226)	(696,217)	(38,069)	(5,811,510)
Effect of conversion (depreciation)	318,175	438,803	2,770	9,857	769,605
Other increase (decrease) (1)	-	-	-	-	-
Other increase (decrease) (1)	1,032,591	331,524	47,156	-	1,411,271
Other increase (decrease) (historic cost)	1,191,885	656,284	32,890	-	1,881,059
Other increase (decrease) (depreciation)	(159,294)	(324,760)	14,266	-	(469,788)
Derecognitions for the year (cost)	(579,026)	-	-	-	(579,026)
Derecognitions for the year (depreciation)	44,386	-	-	-	44,386
Subtotal	**(2,476,707)**	**1,176,948**	**611,342**	**(36,352)**	**(724,769)**
Carrying amount	**20,924,223**	**2,609,048**	**1,516,814**	**29,267**	**25,079,352**
As of December 31, 2020					
Historic cost	29,484,749	5,304,754	2,700,905	92,430	37,582,838
Accumulated depreciation	(8,560,526)	(2,695,706)	(1,184,091)	(63,163)	(12,503,486)
Carrying amount	**20,924,223**	**2,609,048**	**1,516,814**	**29,267**	**25,079,352**

(1) Corresponds mainly to the financial effect of the application of IAS 29 “Financial Reporting in Hyperinflationary Economies”.

F-96

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish – See Note 2 a))

Note 26 - Leases (continued)

Lease liabilities

Interest-bearing lease liabilities, classified by type of obligation and by their classification in the Consolidated Statement of Financial Position, are detailed as follows:

	As of December 31, 2020		As of December 31, 2019	
	Current	Non-current	Current	Non-current
	ThCh$	ThCh$	ThCh$	ThCh$
Lease obligations (1)	4,934,639	27,200,272	4,857,097	28,213,259
Total	**4,934,639**	**27,200,272**	**4,857,097**	**28,213,259**

(1) See Note 5 – Risk management.

The most significant lease agreements are detailed as follows:

CCU S.A.

In December 2004, CCU sold a piece of land that was previously classified as an investment property. The transaction contemplated CCU leasing eleven floors of a building that was going to be built on the aforementioned land.

The building was completed in 2007. On June 28, 2007, CCU signed a 25-year lease agreement with Compañía de Seguros de Vida Consorcio Nacional de Seguros S.A. for a total amount of UF 688,635.63 and an annual interest rate of 7.07%. The value of the contract amounted to ThCh$ 10,403,632 as of December 31, 2007. The contract also granted CCU the right or option to acquire the assets object of the contract (real estate, furniture and installations) as of month 68 of the term of the lease. Lease payments are in accordance with market conditions.

At the time of the sale CCU recognized a profit of ThCh$ 3,108,950 for the portion of the building that it did not lease and a liability of ThCh$ 2,276,677 which was deferred until completion of the building's construction, time at which CCU recorded the transaction as a finance lease.

On February 28, 2018 CCU amended the lease agreement signed with Compañía de Seguros de Vida Consorcio Nacional de Seguros S.A., leaving a balance of the debt at UF 608,375 with annual interest of 3.95% expiring on February 5, 2048.

F-97

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish – See Note 2 a))

Note 26 - Leases (continued)

Lease liabilities (continued)

Current lease liabilities

As of December 31, 2020

Lease liabilities at carrying amount:

Debtor's tax number	Debtor's company name	Debtor's country	Creditor's tax number	Creditor's name	Creditor's country	Currency or indexation unit	Expiry (*) Up to 90 days	More than 90 days up to 1 year	Total	Type of amorti-zation	Interest rate
							ThCh$	ThCh$	ThCh$		(%)
Finance leases											
79.862.750-3	Transportes CCU Limitada	Chile	97.030.000-7	Banco del Esta	Chile	UF	23,155	69,637	92,792	Monthly	2.14
90.413.000-1	Compañía Cervecerías Unidas	Chile	99.012.000-5	Consorcio Nac	Chile	UF	98,975	302,102	401,077	Monthly	3.95
Subtotal							**122,130**	**371,739**	**493,869**		
0-E	CCU & subsidiaries	Chile	-	PPE suppliers	Chile	CLP	197,593	561,775	759,368	Monthly	0.05
0-E	CCU & subsidiaries	Chile	-	PPE suppliers	Chile	Euros	26,518	79,554	106,072	Monthly	0.01
0-E	CCU & subsidiaries	Chile	-	PPE suppliers	Chile	UF	535,711	1,534,451	2,070,162	Monthly	3.05
0-E	CCU & subsidiaries	Chile	-	PPE suppliers	Chile	USD	134,975	404,922	539,897	Monthly	0.04
0-E	CCU & subsidiaries	Argentina	-	PPE suppliers	Argentina	ARS	58,040	77,662	135,702	Monthly	62.00
0-E	CCU & subsidiaries	Argentina	-	PPE suppliers	Argentina	USD	279,758	501,856	781,614	Monthly	10.00
0-E	CCU & subsidiaries	Uruguay	-	PPE suppliers	Uruguay	UI	8,960	11,947	20,907	Monthly	0.05
0-E	CCU & subsidiaries	Uruguay	-	PPE suppliers	Uruguay	UYU	10,143	16,905	27,048	Monthly	0.13
Subtotal (IFRS leases)							**1,251,698**	**3,189,072**	**4,440,770**		
Total							**1,373,828**	**3,560,811**	**4,934,639**		

Lease liabilities at nominal value:

Debtor's tax number	Debtor's company name	Debtor's country	Creditor's tax number	Creditor's name	Creditor's country	Currency or indexation unit	Expiry Up to 90 days	More than 90 days up to 1 year	Total	Type of amorti-zation
							ThCh$	ThCh$	ThCh$	
Finance leases										
79.862.750-3	Transportes CCU Limitada	Chile	97.030.000-7	Banco del Estado de Chile	Chile	UF	24,791	73,815	98,606	Monthly
90.413.000-1	Compañía Cervecerías Unid	Chile	99.012.000-5	Consorcio Nacional de Seguros S.A.	Chile	UF	239,332	717,996	957,328	Monthly
Subtotal							**264,123**	**791,811**	**1,055,934**	
0-E	CCU & subsidiaries	Chile	-	PPE suppliers	Chile	CLP	228,314	645,359	873,673	Monthly
0-E	CCU & subsidiaries	Chile	-	PPE suppliers	Chile	Euros	28,309	84,926	113,235	Monthly
0-E	CCU & subsidiaries	Chile	-	PPE suppliers	Chile	UF	577,567	1,648,294	2,225,861	Monthly
0-E	CCU & subsidiaries	Chile	-	PPE suppliers	Chile	USD	162,940	488,822	651,762	Monthly
0-E	CCU & subsidiaries	Argentina	-	PPE suppliers	Argentina	ARS	94,385	150,811	245,196	Monthly
0-E	CCU & subsidiaries	Argentina	-	PPE suppliers	Argentina	USD	314,654	576,359	891,013	Monthly
0-E	CCU & subsidiaries	Uruguay	-	PPE suppliers	Uruguay	UI	8,998	11,998	20,996	Monthly
0-E	CCU & subsidiaries	Uruguay	-	PPE suppliers	Uruguay	UYU	10,249	17,081	27,330	Monthly
Subtotal (IFRS leases)							**1,425,416**	**3,623,650**	**5,049,066**	
Total							**1,689,539**	**4,415,461**	**6,105,000**	

F-98

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish – See Note 2 a))

Note 26 - Leases (continued)

Lease liabilities (continued)

Current lease liabilities (continued)

As of December 31, 2019

Lease liabilities at carrying amount:

Debtor's tax No.	Debtor's company name	Debtor's country	Creditor's tax number	Creditor's name	Creditor's country	Currency or indexation unit	Expiry (*) Up to 90 days ThCh$	More than 90 days up to 1 year ThCh$	Total ThCh$	Type of amortization	Interest rate (%)
Finance leases											
79.862.750-3	Transportes CCU Limitada	Chile	Chile	Banco del Estado de Chile	Chile	UF	22,133	66,397	88,530	Monthly	2.14
90.413.000-1	Compañía Cervecerías Unidas S.A.	Chile	Chile	Consorcio Nacional de Seguros S.A.	Chile	UF	93,127	284,229	377,356	Monthly	3.95
0-E	Finca la Celia S.A.	Argentina	Argentina	Banco Supervielle	Argentina	ARS	541	631	1,172	Monthly	17.00
Subtotal							115,801	351,257	467,058		
0-E	CCU & subsidiaries	Chile	-	PPE suppliers	Chile	CLP	136,913	479,330	616,243	Monthly	3.41
0-E	CCU & subsidiaries	Chile	-	PPE suppliers	Chile	Euros	25,324	81,810	107,134	Monthly	1.64
0-E	CCU & subsidiaries	Chile	-	PPE suppliers	Chile	UF	492,441	1,596,693	2,089,134	Monthly	2.87
0-E	CCU & subsidiaries	Chile	-	PPE suppliers	Chile	USD	104,848	495,766	600,614	Monthly	4.52
0-E	CCU & subsidiaries	Argentina	-	PPE suppliers	Argentina	ARS	26,841	76,616	103,457	Monthly	54.50
0-E	CCU & subsidiaries	Argentina	-	PPE suppliers	Argentina	USD	329,178	490,070	819,248	Monthly	10.00
0-E	CCU & subsidiaries	Uruguay	-	PPE suppliers	Uruguay	UI	7,875	23,626	31,501	Monthly	5.25
0-E	CCU & subsidiaries	Uruguay	-	PPE suppliers	Uruguay	USD	3,081	1,027	4,108	Monthly	35.00
0-E	CCU & subsidiaries	Uruguay	-	PPE suppliers	Uruguay	UYU	6,976	11,624	18,600	Monthly	13.25
Subtotal (IFRS leases)							1,133,477	3,256,562	4,390,039		
Total							1,249,278	3,607,819	4,857,097		

(*) The amount based on non-discounted contractual cash flows can be found in Note 5 – Risk management.

Lease liabilities at nominal value:

Debtor's tax No.	Debtor's company name	Debtor's country	Creditor's tax number	Creditor's name	Creditor's country	Currency or indexation unit	Expiry (*) Up to 90 days ThCh$	More than 90 days up to 1 year ThCh$	Total ThCh$	Type of amortization
Finance leases										
79.862.750-3	Transportes CCU Limitada	Chile	97.030.000-7	Banco del Estado de Chile	Chile	UF	24,195	71,884	96,079	Monthly
90.413.000-1	Compañía Cervecerías Unidas S.A.	Chile	99.012.000-5	Consorcio Nacional de Seguros S.A.	Chile	UF	245,189	735,568	980,757	Monthly
0-E	Finca La Celia S.A.	Argentina	0-E	Banco Supervielle	Argentina	ARS	541	631	1,172	Monthly
Subtotal							269,925	808,083	1,078,008	
0-E	CCU & subsidiaries	Chile	-	PPE suppliers	Chile	CLP	168,699	468,845	637,544	Monthly
0-E	CCU & subsidiaries	Chile	-	PPE suppliers	Chile	Euros	27,215	81,646	108,861	Monthly
0-E	CCU & subsidiaries	Chile	-	PPE suppliers	Chile	UF	550,914	1,598,541	2,149,455	Monthly
0-E	CCU & subsidiaries	Chile	-	PPE suppliers	Chile	USD	140,245	420,733	560,978	Monthly
0-E	CCU & subsidiaries	Argentina	-	PPE suppliers	Argentina	ARS	55,024	159,278	214,302	Monthly
0-E	CCU & subsidiaries	Argentina	-	PPE suppliers	Argentina	USD	376,479	585,653	962,132	Monthly
0-E	CCU & subsidiaries	Uruguay	-	PPE suppliers	Uruguay	UI	7,980	23,941	31,921	Monthly
0-E	CCU & subsidiaries	Uruguay	-	PPE suppliers	Uruguay	USD	3,092	1,031	4,123	Monthly
0-E	CCU & subsidiaries	Uruguay	-	PPE suppliers	Uruguay	UYU	7,133	11,888	19,021	Monthly
Subtotal (IFRS leases)							1,336,781	3,351,556	4,688,337	
Total							1,606,706	4,159,639	5,766,345	

F-99

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish – See Note 2 a))

Note 26 - Leases (continued)

Lease liabilities (continued)

Non-current lease liabilities

As of December 31, 2020

Lease liabilities at carrying amount:

Debtor's tax No.	Debtor's company name	Debtor's country	Debtor's tax number	Creditor's name	Creditor's country	Currency or indexation unit	More than 1 year up to 3 ThCh$	More than 3 years up to 5 ThCh$	More than 5 years ThCh$	Total ThCh$	Type of amortization	Interest rate (%)
Finance leases												
79.862.750-3	Transportes CCU Limitada	Chile	97.030.000-7	Banco del Estado de Chile	Chile	UF	191,204	32,662	-	223,866	Monthly	2.14
90.413.000-1	Compañía Cervecerias Unidas S.A.	Chile	99.012.000-5	Consorcio Nacional de Seguros S.A.	Chile	UF	845,112	906,295	15,962,034	17,713,441	Monthly	3.95
Subtotal							1,036,316	938,957	15,962,034	17,937,307		
0-E	CCU & subsidiaries	Chile	-	PPE suppliers	Chile	CLP	502,315	43,817	26,094	572,226	Monthly	0.05
0-E	CCU & subsidiaries	Chile	-	PPE suppliers	Chile	Euros	167,947	-	-	167,947	Monthly	0.01
0-E	CCU & subsidiaries	Chile	-	PPE suppliers	Chile	UF	2,493,765	1,608,717	473,824	4,576,306	Monthly	0.18
0-E	CCU & subsidiaries	Chile	-	PPE suppliers	Chile	USD	1,079,794	556,392	1,372,711	3,008,897	Monthly	0.04
0-E	CCU & subsidiaries	Argentina	-	PPE suppliers	Argentina	ARS	64,341	9,357	-	73,698	Monthly	62.00
0-E	CCU & subsidiaries	Argentina	-	PPE suppliers	Argentina	USD	616,287	247,604	-	863,891	Monthly	10.00
0-E	CCU & subsidiaries	Uruguay	-	PPE suppliers	Uruguay	UI	-	-	-	-	Monthly	0.05
Subtotal (IFRS leases)							4,924,449	2,465,887	1,872,629	9,262,965		
Total							5,960,765	3,404,844	17,834,663	27,200,272		

(*) The amount based on non-discounted contractual cash flows can be found in Note 5 - Risk Management.

Lease liabilities at nominal value:

Debtor's tax No.	Debtor's company name	Debtor's country	Debtor's tax number	Creditor's name	Creditor's country	Currency or indexation unit	Expiry (*) More than 1 year up to 3 ThCh$	More than 3 years up to 5 ThCh$	More than 5 years ThCh$	Total ThCh$	Type of amortization
Finance leases											
79.862.750-3	Transportes CCU Limitada	Chile	97.030.000-7	Banco del Estado de Chile	Chile	UF	196,838	32,806	-	229,644	Monthly
90.413.000-1	Compañía Cervecerias Unidas S.A.	Chile	99.012.000-5	Consorcio Nacional de Seguros S.A.	Chile	UF	1,914,654	1,914,654	21,220,756	25,050,064	Monthly
Subtotal							2,111,492	1,947,460	21,220,756	25,279,708	
0-E	CCU & subsidiaries	Chile	-	PPE suppliers	Chile	CLP	578,028	53,824	32,356	664,208	Monthly
0-E	CCU & subsidiaries	Chile	-	PPE suppliers	Chile	Euros	179,287	-	-	179,287	Monthly
0-E	CCU & subsidiaries	Chile	-	PPE suppliers	Chile	UF	2,611,279	1,684,219	608,186	4,903,684	Monthly
0-E	CCU & subsidiaries	Chile	-	PPE suppliers	Chile	USD	1,303,520	706,361	2,082,508	4,092,389	Monthly
0-E	CCU & subsidiaries	Argentina	-	PPE suppliers	Argentina	ARS	145,946	24,101	-	170,047	Monthly
0-E	CCU & subsidiaries	Argentina	-	PPE suppliers	Argentina	USD	758,240	308,841	-	1,067,081	Monthly
0-E	CCU & subsidiaries	Uruguay	-	PPE suppliers	Uruguay	UI	-	-	-	-	Monthly
Subtotal (IFRS leases)							5,576,300	2,777,346	2,723,050	11,076,696	
Total							7,687,792	4,724,806	23,943,806	36,356,404	

F-100

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish – See Note 2 a))

Note 26 - Leases (continued)

Lease liabilities (continued)

Non-current lease liabilities (continued)

As of December 31, 2019

Lease liabilities at carrying amount:

Debtor's tax number	Debtor's company name	Debtor's country	Creditor's tax number	Creditor's name	Creditor's country	Currency or indexation unit	Expiry (*) More than 1 year up to 3 ThCh$	More than 3 years up to 5 ThCh$	More than 5 years ThCh$	Total ThCh$	Type of amortization	Interest rate (%)
Finance leases												
79.862.750-3	Transportes CCU Limitada	Chile	97.030.000-7	Banco del Estado	Chile	UF	182,302	125,892	-	308,194	Monthly	2.14
90.413.000-1	Compañía Cervecerías Unidas S.A.	Chile	99.012.000-5	Consorcio Nacion	Chile	UF	794,931	852,210	15,993,556	17,640,697	Monthly	3.95
Subtotal							**977,233**	**978,102**	**15,993,556**	**17,948,891**		
0-E	CCU and subsidiaries	Chile	-	PPE suppliers	Chile	CLP	725,207	154,917	44,034	924,158	Monthly	3.41
0-E	CCU and subsidiaries	Chile	-	PPE suppliers	Chile	Euros	202,592	59,089	-	261,681	Monthly	1.64
0-E	CCU and subsidiaries	Chile	-	PPE suppliers	Chile	UF	2,255,023	1,121,035	1,903,125	5,279,183	Monthly	2.87
0-E	CCU and subsidiaries	Chile	-	PPE suppliers	Chile	USD	838,782	603,084	1,839,685	3,281,551	Monthly	4.52
0-E	CCU and subsidiaries	Argentina	-	PPE suppliers	Argentina	ARS	116,255	-	-	116,255	Monthly	54.50
0-E	CCU and subsidiaries	Argentina	-	PPE suppliers	Argentina	USD	355,915	26,770	-	382,685	Monthly	10.00
0-E	CCU and subsidiaries	Uruguay	-	PPE suppliers	Uruguay	UI	18,855	-	-	18,855	Monthly	5.25
Subtotal (IFRS leases)							**4,512,629**	**1,964,895**	**3,786,844**	**10,264,368**		
Total							**5,489,862**	**2,942,997**	**19,780,400**	**28,213,259**		

(*) The amount based on non-discounted contractual cash flows can be found in Note 5 - Risk Management.

Lease liabilities at nominal value:

Debtor's tax number	Debtor's company name	Debtor's country	Creditor's tax number	Creditor's name	Creditor's country	Currency or indexation unit	Expiry (*) More than 1 year up to 3 ThCh$	More than 3 years up to 5 ThCh$	More than 5 years ThCh$	Total ThCh$	Type of amortization
Finance leases											
79.862.750-3	Transportes CCU Limitada	Chile	97.030.000-7	Banco del Estado	Chile	UF	191,690	127,793	-	319,483	Monthly
90.413.000-1	Compañía Cervecerías Unidas S.A.	Chile	99.012.000-5	Consorcio Nacion	Chile	UF	1,961,516	1,961,516	22,720,893	26,643,925	Monthly
Subtotal							**2,153,206**	**2,089,309**	**22,720,893**	**26,963,408**	
0-E	CCU and subsidiaries	Chile	-	PPE suppliers	Chile	CLP	865,493	189,827	57,419	1,112,739	Monthly
0-E	CCU and subsidiaries	Chile	-	PPE suppliers	Chile	Euros	217,724	63,503	-	281,227	Monthly
0-E	CCU and subsidiaries	Chile	-	PPE suppliers	Chile	UF	2,515,400	1,278,897	2,217,258	6,011,555	Monthly
0-E	CCU and subsidiaries	Chile	-	PPE suppliers	Chile	USD	1,121,958	839,196	2,865,031	4,826,185	Monthly
0-E	CCU and subsidiaries	Argentina	-	PPE suppliers	Argentina	ARS	233,249	-	-	233,249	Monthly
0-E	CCU and subsidiaries	Argentina	-	PPE suppliers	Argentina	USD	383,469	33,515	-	416,984	Monthly
0-E	CCU and subsidiaries	Uruguay	-	PPE suppliers	Uruguay	UI	21,281	-	-	21,281	Monthly
Subtotal (IFRS leases)							**5,358,574**	**2,404,938**	**5,139,708**	**12,903,220**	
Total							**7,511,780**	**4,494,247**	**27,860,601**	**39,866,628**	

F-101

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish – See Note 2 a))

Note 26 - Leases (continued)

Future lease payments and the value of lease commitments are detailed as follows:

	As of December 31, 2020		
	Gross interest amount ThCh$	Interest ThCh$	Value ThCh$
Up to 90 days	1,689,539	315,711	1,373,828
More than 90 days up to 1 year	4,415,461	854,650	3,560,811
Up to 1 year	**6,105,000**	**1,170,361**	**4,934,639**
More than 1 year up to 3	7,687,792	1,727,027	5,960,765
More than 3 years up to 5	4,724,806	1,319,962	3,404,844
Between 1 and 5 years	**12,412,598**	**3,046,989**	**9,365,609**
More than 5 years	23,943,806	6,109,143	17,834,663
Total	**42,461,404**	**10,326,493**	**32,134,911**

	As of December 31, 2019		
	Gross interest amount ThCh$	Interest ThCh$	Value ThCh$
Up to 90 days	1,606,706	357,428	1,249,278
More than 90 days up to 1 year	4,159,639	551,820	3,607,819
Up to 1 year	**5,766,345**	**909,248**	**4,857,097**
More than 1 year up to 3	7,511,780	2,021,918	5,489,862
More than 3 years up to 5	4,494,247	1,551,250	2,942,997
Between 1 and 5 years	**12,006,027**	**3,573,168**	**8,432,859**
More than 5 years	27,860,601	8,080,201	19,780,400
Total	**45,632,973**	**12,562,617**	**33,070,356**

F-102

Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish – See Note 2 a))

Note 27 - Other financial liabilities

Interest-bearing loans and financial obligations, classified by type of obligation and by accounting record in the Consolidated Statement of Financial Position, are detailed as follows:

	As of December 31, 2020		As of December 31, 2019	
	Current ThCh$	Non-current ThCh$	Current ThCh$	Non-current ThCh$
Bank loans (1)	50,082,711	111,153,299	54,721,456	133,349,442
Obligations with the public (1)	7,691,023	324,725,456	6,744,739	133,806,947
Derivative financial instruments (2)	4,243,939	-	240,394	-
Hedging liabilities (2)	5,323,640	-	805,306	-
Deposits received as guarantees for bottles and containers	14,116,167	-	13,290,754	-
Total	**81,457,480**	**435,878,755**	**75,802,649**	**267,156,389**

(1) See Note 5 - Risk management.
(2) See Note 6 - Financial instruments.

F-104

Inversiones y Rentas S.A. y Subsidiarias
Notas a los Estados Financieros Consolidados

Note 27 - Other financial liabilities (continued)

As of December 31, 2020, current loans and financial obligations are detailed as follows: (continued)

Borrowing company's Taxpayer ID No.	Borrowing company	Borrowing company's country	Serie	Instrument registry No. or identifier	Lender's country	Currency or indexed unit	Maturities (*) Up to 90 days	More than 90 days up to 1 year	Total	Type of amortization	Interest rate
							ThCh$	ThCh$	ThCh$		(%)
Obligations to the public											
90.413.000-1	Compañia Cervecerias Unidas S.A. (1)	Chile	Bono H	573 23/03/2009	Chile	UF	3,260,702	2,625,046	5,885,748	Semi Annually	4.25
90.413.000-1	Compañia Cervecerias Unidas S.A. (1)	Chile	Bono J	898 28/06/2018	Chile	UF	976,885	3,482	980,367	Semi Annually	2.90
90.413.000-1	Compañia Cervecerias Unidas S.A.	Chile	Bono L	897 28/06/2018	Chile	UF	52,828	247,413	300,241	Semi Annually	1.20
90.413.000-1	Compañia Cervecerias Unidas S.A. (1)	Chile	Bono M	898 28/06/2018	Chile	UF	52,355	236,335	288,690	Semi Annually	1.60
91.041.000-8	Viña San Pedro Tarapacá S.A.	Chile	Bono D	986 12/12/2019	Chile	UF	49,346	186,631	235,977	Semi Annually	1.00
Total							**4,392,116**	**3,298,907**	**7,691,023**		

F-106

Inversiones y Rentas S.A. y Subsidiarias
Notas a los Estados Financieros Consolidados

Note 27 - Other financial liabilities (continued)

Maturities and interest rates of financial obligations are as follows:

As of December 31, 2019, current bank loans and financial obligations are detailed as follows:

Borrowing company's Taxpayer ID No.	Borrowing company	Borrowing company's country	Lender's Taxpayer ID No.	Lender	Lender's country	Currency or indexed unit	Maturities (*) Up to 90 days ThCh$	More than 90 days up to 1 year ThCh$	Total ThCh$	Type of amortization	Interest rate
Bank loans											
96.427.000-7	Inversiones y Rentas S.A.	Chile	97.006.000-6	Banco de Crédito e Inversiones	Chile	UF	-	5,964,110	5,964,110	Annual	4.12
96.427.000-7	Inversiones y Rentas S.A.	Chile	97.030.000-7	Banco del Estado de Chile	Chile	UF	-	6,309,908	6,309,908	Annual	3.95
76.035.409-0	Cervecera Guayacán SpA.	Chile	76.645.030-K	Banco Itaú Corpbanca	Chile	UF	2,037	2,629	4,666	Monthly	4.87
91.041.000-8	Viña San Pedro Tarapacá S.A.	Chile	97.030.000-7	Banco del Estado de Chile	Chile	CLP	-	10,715,017	10,715,017	At Maturity	2.20
91.041.000-8	Viña San Pedro Tarapacá S.A.	Chile	76.645.030-K	Banco Itaú Corpbanca	Chile	USD	-	11,370,518	11,370,518	At Maturity	2.47
91.041.000-8	Viña San Pedro Tarapacá S.A.	Chile	97.018.000-1	Scotiabank Chile	Chile	USD	-	7,629,611	7,629,611	At Maturity	3.08
91.041.000-8	Viña San Pedro Tarapacá S.A. (1)	Chile	97.018.000-1	Scotiabank Chile	Chile	USD	-	9,089	9,089	At Maturity	2.90
91.041.000-8	Viña San Pedro Tarapacá S.A.	Chile	76.645.030-K	Banco Itaú Corpbanca	Chile	USD	-	45,102	45,102	At Maturity	3.64
91.413.000-1	Compañía Cervecerías Unidas S.A.	Chile	97.030.000-7	Banco del Estado de Chile	Chile	CLP	-	319,034	319,034	At Maturity	4.56
96.711.590-8	Manantial S.A.	Chile	97.004.000-5	Banco de Chile	Chile	CLP	13,500	4,500	18,000	Monthly	6.00
96.711.590-8	Manantial S.A.	Chile	97.004.000-5	Banco de Chile	Chile	CLP	22,500	-	22,500	Monthly	5.76
96.711.590-8	Manantial S.A.	Chile	76.645.030-K	Banco Itaú Corpbanca	Chile	CLP	9,761	3,286	13,047	Monthly	6.12
96.711.590-8	Manantial S.A.	Chile	97.030.000-7	Banco del Estado de Chile	Chile	CLP	22,183	30,027	52,210	Monthly	5.14
96.711.590-8	Manantial S.A.	Chile	97.004.000-5	Banco de Chile	Chile	CLP	16,667	11,113	27,780	Monthly	4.44
96.711.590-8	Manantial S.A.	Chile	97.004.000-5	Banco de Chile	Chile	CLP	20,834	27,776	48,610	Monthly	4.42
96.711.590-8	Manantial S.A.	Chile	97.030.000-7	Banco del Estado de Chile	Chile	CLP	25,468	-	25,468	Monthly	4.92
96.711.590-8	Manantial S.A.	Chile	97.004.000-5	Banco de Chile	Chile	CLP	41,300	-	41,300	Monthly	4.92
96.711.590-8	Manantial S.A.	Chile	76.645.030-K	Banco Itaú Corpbanca	Chile	CLP	30,880	20,791	51,671	Monthly	4.73
96.711.590-8	Manantial S.A.	Chile	76.645.030-K	Banco Itaú Corpbanca	Chile	CLP	39,281	53,063	92,344	Monthly	4.42
96.711.590-8	Manantial S.A.	Chile	97.004.000-5	Banco de Chile	Chile	CLP	31,200	83,600	114,800	Monthly	5.16
96.711.590-8	Manantial S.A.	Chile	97.004.000-5	Banco de Chile	Chile	CLP	300,155	-	300,155	Monthly	0.31
96.711.590-8	Manantial S.A.	Chile	97.004.000-5	Banco de Chile	Chile	CLP	997,853	-	997,853	Monthly	2.34
96.981.310-6	Cervecería Kunstmann S.A.	Chile	97.004.000-5	Banco de Chile	Chile	CLP	45,100	-	45,100	At Maturity	4.92
96.981.310-6	Cervecería Kunstmann S.A.	Chile	97.004.000-5	Banco de Chile	Chile	CLP	6,384	400,000	406,384	At Maturity	4.56
96.981.310-6	Cervecería Kunstmann S.A.	Chile	97.030.000-7	Banco del Estado de Chile	Chile	CLP	296,906	299,397	596,303	Monthly	5.02
96.981.310-6	Cervecería Kunstmann S.A.	Chile	76.645.030-K	Banco Itaú Corpbanca	Chile	CLP	-	14,896	14,896	At Maturity	3.83
96.981.310-6	Cervecería Kunstmann S.A.	Chile	97.018.000-1	Scotiabank Chile	Chile	CLP	-	8,444	8,444	At Maturity	4.00
96.981.310-6	Cervecería Kunstmann S.A.	Chile	97.018.000-1	Scotiabank Chile	Chile	CLP	-	1,589,137	1,589,137	Semi Annually	3.45
99.586.280-8	Compañía Pisquera de Chile S.A.	Chile	97.030.000-7	Banco del Estado de Chile	Chile	CLP	322,400	-	322,400	At Maturity	4.68
0-E	Compañía Industrial Cervecera S.A.	Argentina	0-E	Banco Patagonia	Argentina	ARS	4,385,390	-	4,385,390	At Maturity	55.00
0-E	Compañía Industrial Cervecera S.A.	Argentina	0-E	Banco Patagonia	Argentina	ARS	2,474,461	-	2,474,461	At Maturity	53.00
0-E	Bebidas Bolivianas BBO S.A.	Bolivia	0-E	Banco Mercantil Santa Cruz S.A.	Bolivia	BOB	41,808	-	41,808	Quarterly	5.00
0-E	Milotur S.A.	Uruguay	0-E	Banco Itaú	Uruguay	UI	332,747	331,593	664,340	Monthly	4.80
Total							**9,478,815**	**45,242,641**	**54,721,456**		

(1) This obligation is covered by a Cross-Currency Interest Rate Swap. See Note 6 - Financial Instruments.
(*) The amount based on undiscounted contractual cash flows can be found in Note 5 - Risk Management.

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Notas a los Estados Financieros Consolidados

Note 27 - Other financial liabilities (continued)

As of December 31, 2019, current bank loans and financial obligations are detailed as follows: (continued)

Borrowing company's Taxpayer ID No.	Borrowing company	Borrowing company's country	Serie	Instrument registry No. or identifier	Lender's country	Currency or indexed unit	Maturities (*) Up to 90 days	More than 90 days up to 1 year	Total	Type of amortization	Interest rate
							ThCh$	ThCh$	ThCh$		
Obligations to the public											
90.413.000-1	Compañía Cervecerías Unidas S.A. (1)	Chile	Bono H	573 23/03/2009	Chile	UF	661,567	5,128,436	5,790,003	Semi Annually	4.25
90.413.000-1	Compañía Cervecerías Unidas S.A.	Chile	Bono J	898 28/06/2018	Chile	UF	-	954,736	954,736	Semi Annually	2.90
Total							**661,567**	**6,083,172**	**6,744,739**		

(1) This obligation is covered by a Cross-Currency Interest Rate Swap. See Note 6 - Financial Instruments.
(*) The amount based on undiscounted contractual cash flows can be found in Note 5 - Risk Management.

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Notas a los Estados Financieros Consolidados

Note 27 - Other financial liabilities (continued)

As of December 31, 2020, non-current loans and financial obligations are detailed as follows:

Borrowing company's Taxpayer ID No.	Borrowing company	Borrowing company's country	Lender's Taxpayer ID No.	Lender	Lender's country	Currency or indexed unit	Maturities (*) More than 1 year up to 3 years ThCh$	More than 3 years up to 5 years ThCh$	More than 5 years ThCh$	Total ThCh$	Type of amortization	Interest rate (%)
Bank loans												
96.427.000-7	Inversiones y Rentas S.A.	Chile	97.006.000-6	Banco de Crédito e Inversiones	Chile	UF	11,155,740	-	-	11,155,740	Annually	4.12
96.427.000-7	Inversiones y Rentas S.A.	Chile	97.030.000-7	Banco del Estado de Chile	Chile	UF	11,846,159	-	-	11,846,159	Annually	3.95
76.035.409-0	Cervecera Guayacán SpA.	Chile	76.645.030-K	Banco Itaú Corpbanca	Chile	UF	10,856	10,856	36,172	57,884	Monthly	4.87
76.337.371-1	Bebidas CCU-PepsiCo SpA.	Chile	97.018.000-1	Scotiabank Chile	Chile	CLP	997,111	-	-	997,111	At Maturity	3.20
90.413.000-1	Compañía Cervecerías Unidas S.A.	Chile	97.030.000-7	Banco del Estado de Chile	Chile	CLP	39,978,565	-	-	39,978,565	At Maturity	4.56
91.041.000-8	Viña San Pedro Tarapacá S.A.	Chile	76.645.030-K	Banco Itaú Corpbanca	Chile	USD	9,945,156	-	-	9,945,156	At Maturity	3.64
96.981.310-6	Cervecería Kunstmann S.A.	Chile	97.018.000-1	Scotiabank Chile	Chile	CLP	3,300,000	3,301,389	-	6,601,389	Semi Annually	3.45
96.981.310-6	Cervecería Kunstmann S.A.	Chile	97.018.000-1	Scotiabank Chile	Chile	CLP	-	2,980,819	-	2,980,819	At Maturity	3.95
99.586.280-8	Compañía Pisquera de Chile S.A.	Chile	97.030.000-7	Banco del Estado de Chile	Chile	CLP	16,000,000	-	-	16,000,000	At Maturity	4.68
0-E	Bebidas Bolivianas BBO S.A.	Bolivia	0-E	Banco Mercantil Santa Cruz S.A.	Bolivia	BOB	985,409	1,751,838	766,429	3,503,676	Quarterly	5.00
0-E	Bebidas Bolivianas BBO S.A.	Bolivia	0-E	Banco Mercantil Santa Cruz S.A.	Bolivia	BOB	2,638,387	4,397,310	-	7,035,697	Quarterly	5.00
0-E	Bebidas Bolivianas BBO S.A.	Bolivia	0-E	Banco Mercantil Santa Cruz S.A.	Bolivia	BOB	1,051,103	-	-	1,051,103	Semi Annually	5.95
Total							**97,908,486**	**12,442,212**	**802,601**	**111,153,299**		

(*) The amount based on undiscounted contractual cash flows can be found in Note 5 - Risk Management.

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Note 27 - Other financial liabilities (continued)

As of December 31, 2020, non-current loans and financial obligations are detailed as follows:

Borrowing company's Taxpayer ID No.	Borrowing company	Borrowing company's country	Serie	Instrument registry No. or identifier	Lender's country	Currency or indexed unit	Maturities (*) More than 1 year up to 3 years ThCh$	More than 3 years up to 5 years ThCh$	More than 5 years ThCh$	Total ThCh$	Type of amortization	Interest rate (%)
Obligaciones con el público												
90.413.000-1	Compañía Cervecerías Unidas S.A. (1)	Chile	Bono H	573 23/03/2009	Chile	UF	10,529,882	10,539,626	23,754,354	44,823,862	Semi Annually	4.25
90.413.000-1	Compañía Cervecerías Unidas S.A. (1)	Chile	Bono J	898 28/06/2018	Chile	UF	9,244	9,255	87,292,422	87,310,921	Semi Annually	2.90
90.413.000-1	Compañía Cervecerías Unidas S.A.	Chile	Bono L	897 28/06/2018	Chile	UF	428,496	44,034,575	43,908,966	88,372,037	Semi Annually	1.20
90.413.000-1	Compañía Cervecerías Unidas S.A. (1)	Chile	Bono M	898 28/06/2018	Chile	UF	424,658	425,238	59,078,988	59,928,884	Semi Annually	1.60
91.041.000-8	Viña San Pedro Tarapacá S.A.	Chile	Bono D	986 12/12/2019	Chile	UF	417,245	43,872,507	-	44,289,752	Semi Annually	1.00
Total							**11,809,525**	**98,881,201**	**214,034,730**	**324,725,456**		

(1) This obligation is covered by a Cross-Currency Interest Rate Swap. See Note 6 - Financial Instruments.
(*) The amount based on undiscounted contractual cash flows can be found in Note 5 - Risk Management.

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Note 27 - Other financial liabilities (continued)

As of December 31, 2019, non-current loans and financial obligations are detailed as follows:

Borrowing company's Taxpayer ID No.	Borrowing company	Borrowing company's country	Lender's Taxpayer ID No.	Lender	Lender's country	Currency or indexed unit	Maturities (*) More than 1 year up to 3 years ThCh$	More than 3 years up to 5 years ThCh$	More than 5 years ThCh$	Total ThCh$	Type of amortization	Interest rate (%)
Bank loans												
96.427.000-7	Inversiones y Rentas S.A.	Chile	97.006.000-6	Banco de Crédito e Inversiones	Chile	UF	16,295,909	-	-	16,295,909	Annually	4.12
96.427.000-7	Inversiones y Rentas S.A.	Chile	97.030.000-7	Banco del Estado de Chile	Chile	UF	17,304,451	-	-	17,304,451	Annually	3.95
76.035.409-0	Cervecera Guayacán SpA.	Chile	76.645.030-K	Banco Itaú Corpbanca	Chile	UF	16,327	16,330	28,619	61,276	Monthly	4.87
91.041.000-8	Viña San Pedro Tarapacá S.A. (1)	Chile	97.018.000-1	Scotiabank Chile	Chile	USD	8,685,384	-	-	8,685,384	At Maturity	2.90
91.041.000-8	Viña San Pedro Tarapacá S.A.	Chile	76.645.030-K	Banco Itaú Corpbanca	Chile	USD	10,445,830	-	-	10,445,830	At Maturity	3.64
91.413.000-1	Compañía Cervecerías Unidas S.A.	Chile	97.030.000-7	Banco del Estado de Chile	Chile	CLP	39,902,607	-	-	39,902,607	At Maturity	4.56
96.981.310-6	Cervecería Kunstmann S.A.	Chile	97.018.000-1	Scotiabank Chile	Chile	CLP	1,000,000	-	-	1,000,000	At Maturity	4.00
96.981.310-6	Cervecería Kunstmann S.A.	Chile	97.018.000-1	Scotiabank Chile	Chile	CLP	3,333,334	3,333,334	1,666,667	8,333,335	Semi Annually	3.45
96.981.310-6	Cervecería Kunstmann S.A.	Chile	97.004.000-5	Banco de Chile	Chile	CLP	2,000,000	-	-	2,000,000	At Maturity	4.92
96.981.310-6	Cervecería Kunstmann S.A.	Chile	76.645.030-K	Banco Itaú Corpbanca	Chile	CLP	2,000,000	-	-	2,000,000	At Maturity	3.83
99.586.280-8	Compañía Pisquera de Chile S.A.	Chile	97.030.000-7	Banco del Estado de Chile	Chile	CLP	16,000,000	-	-	16,000,000	At Maturity	4.68
0-E	Bebidas Bolivianas BBO S.A.	Bolivia	0-E	Banco Mercantil Santa Cruz S.A.	Bolivia	BOB	2,469,892	4,939,784	-	7,409,676	Quarterly	5.00
0-E	Bebidas Bolivianas BBO S.A.	Bolivia	0-E	Banco Mercantil Santa Cruz S.A.	Bolivia	BOB	922,478	1,844,956	922,478	3,689,912	Quarterly	5.00
0-E	Milotur S.A.	Uruguay	0-E	Banco Itaú	Uruguay	UI	221,062	-	-	221,062	Monthly	4.80
Total							**120,597,274**	**10,134,404**	**2,617,764**	**133,349,442**		

Borrowing company's Taxpayer ID No.	Borrowing company	Borrowing company's country	Serie	Instrument registry No. or identifier	Lender's country	Currency or indexed unit	Maturities (*) More than 1 year up to 3 years ThCh$	More than 3 years up to 5 years ThCh$	More than 5 years ThCh$	Total ThCh$	Type of amortization	Interest rate (%)
Obligations with the public												
90.413.000-1	Compañía Cervecerías Unidas S.A. (1)	Chile	Bono H	573 23/03/2009	Chile	UF	10,249,998	10,259,097	28,266,218	48,775,313	Semi Annually	4.25
90.413.000-1	Compañía Cervecerías Unidas S.A.	Chile	Bono J	898 28/06/2018	Chile	UF	-	-	85,031,634	85,031,634	Semi Annually	2.90
Total							**10,249,998**	**10,259,097**	**113,297,852**	**133,806,947**		

(1) This obligation is covered by a Cross-Currency Interest Rate Swap. See Note 6 - Financial Instruments.
(*) The amount based on undiscounted contractual cash flows can be found in Note 5 - Risk Management.

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Inversiones y Rentas S.A. and Subsidiaries
Notes to the Consolidated Financial Statements
(Translation of Consolidated Financial Statements originally issued in Spanish – See Note 2 a))

Note 27 - Other financial liabilities (continued)

As of December 31, 2019, non-current loans and financial obligations are detailed as follows: (continued)

The fair value of bank loans, financial lease obligations and obligations with the public is detailed in Note 6 - Financial Instruments.

The effective interest rates for obligations with the public (bonds) are as follows:

Series H Bonds	4.27%
Series J Bonds	2.89%
Series L Bonds	1.21%
Series M Bonds	0.87%
Series D Bonds	0.53%

Bank loans, obligations to the public and obligations under finance leases are agreed in various currencies or indexation units and accrue interest at fixed and variable rates. These obligations classified by currency and interest rate, (excluding the effect of the Cross Currency Interest Rate Swap and Cross Interest Rate Swap contracts), are detailed as follows:

	As of December 31, 2020		As of December 31, 2019	
	Fixed interest rate ThCh$	Variable interest rate ThCh$	Fixed interest rate ThCh$	Variable interest rate ThCh$
US dollar	20,784,275	8,250,670	29,491,061	8,694,473
Chilean peso	84,907,728	-	85,058,395	-
Argentine peso	966	-	6,859,851	-
Unidad de fomento (*)	344,807,797	23,001,899	152,891,646	33,600,360
Indexed unit (**)	202,988	-	885,402	-
Boliviano	11,696,166	-	11,141,396	-
Total	**462,399,920**	**31,252,569**	**286,327,751**	**42,294,833**

(*)The Unidad de Fomento (UF) is an inflation-indexed unit denominated in Chilean pesos. The UF is calculated daily based on the changes in the inflation rate in the previous month.
(**)The Indexed Unit (UI) is an index unit indexed to inflation, denominated in Uruguayan pesos. The UI is calculated daily based on the changes in the inflation rate in the previous month.

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Notas a los Estados Financieros Consolidados

Note 27 - Other financial liabilities (continued)

As of December 31, 2020, the terms and conditions of the main interest-bearing obligations are detailed as follows:

(a) Bank loans

Parent Company (Inversiones y Rentas S.A.)

Credit Line Contract - Banco de Credito e Inversiones

On August 6, 2013, Inversiones y Rentas S.A. entered into a credit line contract with Banco de Creditos e Inversiones amounting to UF 1,750,000. Money orders would be processed as required by IRSA. The money order deadline was established on October 30, 2013.

Of the total credit line agreed in the Contract, IRSA S.A. took out UF 1,535,000, on September 12, 2013. The loan was established for a 10-year term, maturing on May 31, 2023. This loan accrues a fixed interest rate of 4.12% per annum, with annual capital and interest amortizations. The first interest payment was made on May 31, 2014, and the first capital payment was made on May 31, 2016.

As a covenant, this loan requires that IRSA hold, either directly or indirectly, ownership of at least 50.1% of the shares issued by CCU, as well as an indebtedness level not greater than 0.5 times in its Interim Financial Statements, which will be verified according to the figures in the Separate Statement Financial Position.

As of December 31, 2020, IRSA complied with the requirements of this obligation.

Long-term financing agreement - Banco del Estado de Chile

On July 25, 2013 Inversiones y Rentas S.A. entered into a long-term financing agreement with Banco del Estado de Chile for an amount equivalent in Chilean pesos up to UF 2,000,000. Money orders would be processed as required by IRSA. The money order deadline was established on November 29, 2013.

By virtue of this financing agreement, IRSA requested the following money orders:

- On September 12, 2013, IRSA requested UF 1,500,000.
- On October 8, 2013, IRSA requested UF 130,000.

Both of the aforementioned loans have a 10-year term, maturing on May 31, 2023. They accrue a fixed interest rate of 3.95% per annum, with annual principal and interest amortizations. The first interest payment was made on May 31, 2014, and the first principal payment was made on May 31, 2016.

As a covenant, these loans require that IRSA directly hold ownership of at least 50.1% of the shares issued by CCU, as well as an indebtedness level not greater than 0.6 times, which will be verified according to the figures in its Interim Financial Statements.

As of December 31, 2020, IRSA complies with these requirements.

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Notas a los Estados Financieros Consolidados

Note 27 - Other financial liabilities (continued)

(a) Bank loans (continued)

CCU and Subsidiaries

Bank loans - Banco del Estado de Chile

(a) On July 27, 2012, Compañía Pisquera de Chile S.A. (CPCh) took out a bank loan from Banco del Estado de Chile for a total amount of ThCh$16,000,000. This loan was established for a 5-year term, maturing on July 27, 2017.

The loan accrues interest at a fixed nominal rate of 6.86% per annum (on a 360-day basis) and an effective interest rate of 7.17% per annum (on a 360-day basis). The Company amortizes interest on a semi-annual basis and the principal amortization consists of a single payment to be performed at the end of the established term.

On July 27, 2017, the loan was renewed for an extra 5-year term, maturing on July 27, 2022.

This renewed loan accrues interest at a fixed rate of 4.68% per annum. The Company amortizes interest on a semi-annual basis and the principal amortization consists of a single payment to be performed at the end of the established term.

Due to this renewal, CPCH must comply with certain reporting obligations in addition to complying with the following financial indexes, which will be measured using the semi-annual financial statements of CPCH:

Maintain financial cost hedging of no less than 3. This index is the ratio of Gross margin less Marketing, distribution and management expenses, plus Other revenue by function, less Other expenses by function, plus Depreciation and amortization, divided by Finance costs.

A debt ratio of no more than 3 measured as Total liabilities divided by Equity.

Equity higher than UF 770,000.

In addition, this loan obligates CPCH to comply with certain restrictions of an affirmative nature, such as maintaining insurance, maintaining ownership of essential assets. It also requires compliance with certain negative restrictions, such as not to pledge, mortgage or place any encumbrance or real right on any property, plant and equipment elements that have an individual recorded carrying amount in excess of UF 10,000, except under the terms established by the contract, among others.

On the other hand, through private instrument dated July 28, 2017, the company is obligated to maintain a direct or indirect share interest of at least 50.1%, that allows it to have control over its subsidiary Compañía Pisquera de Chile S.A. during the term of this loan.

As of December 31, 2020, the Company was in compliance with all the requirements of that obligation.

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Note 27 - Other financial liabilities (continued)

(a) Bank loans (continued)

Bank loans - Banco del Estado de Chile (continued)

(b) On October 15, 2014, the subsidiary Viña San Pedro Tarapacá S.A. secured a bank loan from Banco del Estado de Chile amounting to UF380,000, for a 5-year term, maturing on October 15, 2019.

On October 15, 2019, the subsidiary Viña San Pedro Tarapacá renegotiated this loan, for an amount of ThCh$10,664,833, at a fixed rate, maturing on April 10, 2020.

On April 13, 2020, that loan was renegotiated for a total of ThCh$ 10,664,833, for a 1year term expiring on April 13, 2021.

The Subsidiary amortizes interest on a semi-annual basis and the principal amortization consists of a single payment to be performed at the end of the established term.

(c) On July 15, 2015, the subsidiary Compañía Cervecera Kunstmann S.A. secured a bank loan from Banco del Estado de Chile, amounting to ThCh$ 4,000,000, maturing on July 14, 2020.

This loan accrues interest at a fixed interest rate. The subsidiary amortizes interests and principal on a single-payment basis, at the end of the established term.

This loan was paid on July 14, 2020.

(d) On April 13, 2017, Compañía de Cervecerías Unidas (CCU) S.A. secured a bank loan from Banco del Estado de Chile amounting to ThCh$ 40,000,000, maturing on April 13, 2022.

The subsidiary amortizes interests on a semi-annual basis and principal on a single-payment basis, at the end of the established term.

The aforementioned bank loan requires compliance with certain covenants described as follows:

- Maintain a level of consolidated indebtedness at the end of each semester that is not greater than 1.5 times the following ratio between Total Adjusted Liabilities and Total Adjusted Equity. Total Adjusted Liabilities are defined as Total Liabilities less Provisional Dividends, as established in the Statement of Changes in Equity, plus the amount of all of the guarantees granted by the bond issuer or its subsidiaries to guarantee third-party obligations, except for the exceptions established in the contract. The Total Adjusted Equity is defined as the Total Equity plus Provisional Dividends, as established in the Statement of Changes in Equity.

- Maintain financial expense coverage measured retroactively at the end of each quarter and every 12-month period, not less than 3 times the ratio between Adjusted EBITDA and Financial Costs. The Adjusted EBITDA is the EBITDA calculated by the Company in accordance with debt instruments in particular (in order to measure the covenants associated with such instruments) and is defined as (i) the sum of the items Gross Margin and Other Income by Function, (ii) less (an absolute value of) Distribution Costs, Administrative Expenses and Other Expenses by Function, and (iii) plus (an absolute value of) the Depreciation and Amortization entry recorded in the Note “Costs and expenses by nature”.

- Maintain unencumbered assets at the end of each quarter, for an amount equal to at least 1.2 times the following ratio between Total Assets free of liens and Total Adjusted Unencumbered Liabilities. The former is understood as Total Assets less assets pledged to secure third-party obligations. Total Adjusted Unencumbered Liabilities are understood as Total Liabilities less Provisional Dividends, as established in the Statement of Changes in Equity, less Guaranteed Liabilities.

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Note 27 - Other financial liabilities (continued)

(a) Bank loans (continued)

Bank loans - Banco del Estado de Chile (continued)

- Maintain a minimum Adjusted Equity of ThCh$ 312,516,750 at the end of each quarter, understood as the Equity Attributable to the Owners of the Parent plus Provisional Dividends, as established in the Statement of Changes in Equity. This requirement shall be increased by the amount resulting from each revaluation of the item Property, Plant and Equipment made by the issuer.

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Note 27 - Other financial liabilities (continued)

(a) Bank loans (continued)

Bank loans - Banco del Estado de Chile (continued)

The aforementioned indexes calculation are detailed as follows:

N°	Indices	As of December 31, 2020		
		ThCh$	Required	Determined
a	**CONSOLIDATED INDEBTEDNESS LEVEL < 1,50**			
(i)	Total liabilities	1,116,517,857		
(ii)	Provisioned dividends according to policy	(27,383,975)		
(iii)	Guarantees of third party obligations	-		
	Total adjusted liabilities	**1,089,133,882**		
(i)	Total equity	1,408,818,675		
(ii)	Provisioned dividends according to policy	27,383,975		
	Total adjusted net equity	**1,436,202,650**		
	Total adjusted liability / Adjusted net equity (times)		**<1.50**	**0.76**
b	**CONSOLIDATED FINANCIAL EXPENSE HEDGE > 3.00 (LAST TWELVE MONTHS)**			
(i)	Gross margin	873,557,756		
(ii)	Other revenue by function	19,295,892		
(iii)	Distribution costs	(337,101,549)		
(iv)	Administrative expenses	(138,811,668)		
(v)	Other expenses by function	(230,349,566)		
(vi)	Depreciation and amortization	109,813,976		
	OIBDA (*) last twelve months	**296,404,841**		
	Financial costs	**28,714,063**		
	OIBDA/ Financial costs (times) (last twelve months)		**> 3.00**	**10.32**
c	**CONSOLIDATED UNENCUMBERED ASSETS > 1.20**			
(i)	Total assets	2,525,336,532		
(ii)	Taxed assets	-		
	Total unencumbered assets	**2,525,336,532**		
(i)	Bank loans	125,906,105		
(ii)	Obligations to the public	332,416,479		
(iii)	Finance lease obligations	32,134,911		
	Unguaranteed financial debt	**490,457,495**		
	Total unencumbered assets / Unguaranteed financial debt (times)		**> 1.20**	**5.15**
d	**ADJUSTED EQUITY> ThCh$ 312.516.750**			
(i)	Equity attributable to the owners of the parent company	1,296,574,455		
(ii)	Provisioned dividends according to policy	27,383,975		
	Adjusted equity		**> ThCh$ 312,516,750**	**ThCh$ 1,323,958,430**

(*) ROADA, it defines as the Adjusted Operating Income plus Depreciation and Amortization

- Hold ownership, either directly or indirectly, of more than 50% of the shares issued and paid by the companies Cervecera CCU Chile Limitada and Embotelladoras Chilenas Unidas S.A.
- Maintain a nominal installed capacity for beers and fizzy drink production, equal or more than 15.9 million hectoliters per year.
- Hold ownership, either directly or through a subsidiary, of the trademark "CRISTAL" (a denominative trademark for a class 32 beer of the International Classifier) and do not transfer its use, except to a subsidiary

As of December 31, 2020, CCU complies with all of these requirements.

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Note 27 - Other financial liabilities (continued)

(a) Bank loans (continued)

Bank loans - Banco del Estado de Chile (continued)

(e) On April 23, 2018, the subsidiary Viña San Pedro Pedro Tarapacá S.A. secured a bank loan from Banco del Estado de Chile amounting to US$8,000,000, for a 1-year term, maturing on April 23, 2019.

This loan accrues interest at a fixed rate, and considers a single principal and interest payment at the end of the established term.

This loan was paid on April 23, 2019.

(f) On April 17, 2018, the subsidiary Cervecería Kunstmann S.A. secured a bank loan from Banco del Estado de Chile amounting to US$1,000,000, for a 1-year term, maturing on April 17, 2019.

This loan accrues interest at a fixed rate, and considers a single principal and interest payment at the end of the established term.

On April 17, 2019, this loan was settled.

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Note 27 - Other financial liabilities (continued)

(a) Bank loans (continued)

Bank loans - Banco de Chile

(a) On April 20, 2016, the subsidiary Compañía Cervecera Kunstmann S.A. secured a bank loan from Banco de Chile amounting to ThCh$ 2,000,000, for a 2-year term, maturing on April 20, 2018.

This loan accrues interest at a fixed interest rate. The subsidiary amortizes interests and principal on a single-payment basis, at the end of the established term.

On April 20, 2018, the term was renewed, with the capital due on July 19, 2018.

On July 19, 2018, the term was renewed, with the capital maturing on July 19, 2021.

(b) On August 25, 2016, the subsidiary Compañía Cervecera Kunstmann S.A. secured a bank loan from Banco de Chile amounting to ThCh$ 400,000, for a 2-year term, maturing on August 24, 2018.

This loan accrues interest at a fixed interest rate. The subsidiary amortizes interests and principal on a single-payment basis, at the end of the established term.

On August 24, 2018, the principal maturity date was extended up to August 24, 2020.

This loan was paid on August 24, 2020.

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Note 27 - Other financial liabilities (continued)

(a) Bank loans (continued)

Bank loans - Scotiabank

a) On June 18, 2018, subsidiary Viña San Pedro Tarapacá S.A. signed a bank loan with Scotiabank Chile for a total of US$ 11,600,000 at a variable interest rate composed of 90-day Libor plus a fixed margin, expiring on June 18, 2021.

The Company amortizes interest quarterly and principal is amortized in a single payment at the end of the established term.

This debt was taken to Euros and at a fixed interest rate, by entering into a USD-EUR currency swap and an interest rate swap, respectively. See the Company's hedge details in Note 5 - Risk Management and Note 6 – Financial Instruments.

b) On July 3, 2018, subsidiary Viña San Pedro Tarapacá S.A. signed a bank loan with Scotiabank Chile for a total of US$ 15,000,000, at a fixed interest rate, expiring on July 3, 2019.

The Company amortizes interest and principal in a single payment at the end of the established term.

That loan was paid on July 3, 2019.

c) On April 20, 2016, subsidiary Compañía Cervecera Kunstmann S.A. signed a bank loan with Scotiabank for a total of ThCh$ 2,000,000, at a fixed interest rate, expiring as of April 20, 2017.

The company amortizes interest semi-annually and principal is amortized in a single final payment at the end of the established term.

On April 20, 2017, the term was renewed with principal due on April 22, 2019.

The loan was paid on April 22, 2019.

d) On May 23, 2019, Viña San Pedro Tarapacá S.A. signed a bank loan with Scotiabank Chile for a total of US$ 10,000,000, at a fixed interest rate, expiring on May 20, 2020.

The Company amortizes interest and principal in a single payment at the end of the established term.

That loan was paid on May 20, 2020.

e) On April 17, 2019, subsidiary Cervecería Kunstmann S.A. signed a bank loan with Scotianbank Chile for a total of ThCh$ 1,000,000 at a fixed interest rate, expiring on April 16, 2021.

The subsidiary amortizes interest semi-annually and principal is amortized in a single payment at the end of the established term.

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Note 27 - Other financial liabilities (continued)

(a) Bank loans (continued)

Bank loans – Scotiabank (continued)

f) On December 9, 2019, subsidiary Cervecería Kunstmann S.A. signed a bank loan with Banco Scotiabank Chile for a total of ThCh$ 10,000,000, at a fixed interest rate, expiring on December 9, 2025.

The subsidiary amortizes interest and principal semi-annually, with the first due date on June 9, 2020.

This previously mentioned bank loan requires compliance with certain requirements of a reporting nature and also compliance with certain covenants which are described as follows:

- Finance cost coverage greater than or equal to 3. For this purpose, finance cost coverage is defined as ROADA divided by the "Finance Costs" of the Consolidated Financial Statements of the debtor measured over the last 12 months. ROADA is defined as operating income plus depreciation for the year, plus amortization of intangibles.

- A ratio of net financial debt over ROADA less than or equal to 3. For this purpose, net financial debt is understood to be the difference between /i/ the sum of "Other current and non-current financial liabilities"; and /ii/ the sum of "Cash and cash equivalents" of the Consolidated Financial Statements of the debtor.

In addition, this loan obligates the subsidiary to comply with certain restrictions of an affirmative nature such as complying with certain negative restrictions, like not providing real guarantees, i.e. pledges and mortgages, to guarantee their own obligations or those of third parties, without the prior written authorization of the bank, for a total amount equal to or higher than 10% of all the debtor's property, plant and equipment.

As of December 31, 2020, the subsidiary was in full compliance with all the requirements of this obligation.

g) On February 18, 2020, subsidiary Bebidas CCU-PepsiCo SpA signed a bank loan with Scotiabank Chile for a total of ThCh$ 2,000,000 registering in CCU 50% in proportion to its interest in this joint transaction, at a fixed interest rate expiring on February 18, 2023.

The subsidiary amortizes interest semi-annually and principal is amortized in a single payment at the end of the established term.

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Note 27 - Other financial liabilities (continued)

(a) Bank loans (continued)

Bank loans – Scotiabank (continued)

h) On March 17, 2020, subsidiary Cervecería Kunstmann S.A. signed a bank loan with Scotiabank Chile for a total of ThCh$ 3,000,000, at a fixed interest rate, expiring on March 16, 2025.

The subsidiary amortizes interest semi-annually and principal is amortized in a single payment at the end of the established term.

The previously mentioned bank loan requires compliance with certain requirements of an informative nature and also compliance with certain covenants, which will be measured on the consolidated semi-annual financial statements of the subsidiary:

- Finance cost coverage greater than or equal to 3. For this purpose, finance cost coverage is defined as ROADA divided by the “Finance Costs” of the Consolidated Financial Statements of the debtor measured over the last 12 months. ROADA is defined as Operating income plus Depreciation for the year, plus Amortization of intangibles.

- A ratio of net financial debt over ROADA less than or equal to 3. For this purpose, net financial debt is understood to be the difference between /i/ the sum of “Other current and non-current financial liabilities”; and /ii/ the sum of “Cash and cash equivalents” of the Consolidated Financial Statements of the debtor

In addition, this loan obligates the subsidiary to comply with certain restrictions of an affirmative nature such as complying with certain negative restrictions, like not providing real guarantees, i.e. pledges and mortgages, to guarantee their own obligations or those of third parties, without the prior written authorization of the bank, for a total amount equal to or higher than 10% of all the debtor’s property, plant and equipment.

As of December 31, 2020, the subsidiary was in compliance with all the requirements of this obligation.

i) On April 30, 2020, the company signed a bank loan with Scotiabank Chile for a total of ThCh$ 30,000,000, at a fixed interest rate, expiring on April 30, 2021.

The Company amortizes interest and principal in a single payment at the end of the established term.

On June 24, 2020 the Company prepaid that loan paying the interest and principal owed on the aforementioned date.

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Note 27 - Other financial liabilities (continued)

(a) Bank loans (continued)

Banco Itaú Corpbanca - Bank Loans

(a) On April 23, 2019, Viña San Pedro Tarapacá S.A. signed a bank loan with Banco Itaú Corpbanca for a total of US$14,000,000 at a fixed interest rate, maturing on April 22, 2022.

The Company amortizes interest on a semi-annual basis and the amortization of capital consists of a single payment at the end of the established period.

(b) On April 22, 2019, the company Cervecería Kunstmann S.A. signed a loan with Banco Itaú Corpbanca for a total of ThCh$ 2,000,000 at a fixed interest rate, maturing on April 21, 2021.

The Company amortizes interest on a semi-annual basis and the amortization of capital consists of a single payment at the end of the established period.

(c) On July 3, 2019, Sociedad Viña San Pedro Tarapacá S.A. signed a bank loan with Banco Itaú Corpbanca for a total of US$15,000,000 at a fixed interest rate, maturing on July 2, 2020.

The Company amortizes interest and principal in a single payment at the end of the established period.

The loan was paid on July 2, 2020.

(d) On May 10, 2015, the subsidiary Cervecera Guayacán SpA. signed a bank loan with Banco Itaú Corpbanca for a total of UF 3,067, at a fixed interest rate, maturing on May 10, 2030.

The subsidiary amortizes interest and principal on a monthly basis, with the first payment on June 10, 2015.

Bank loans – Banco Mercantil Santa Cruz S.A.

(a) On June 26, 2017, the Subsidiary Bebidas Bolivianas BBO S.A secured a bank loan from Banco Mercantil Santa Cruz S.A. amounting to 68,877,500 bolivianos maturing on May 1, 2027.

This loan accrues interest at a fixed interest rate. The subsidiary amortizes interests on a quarter basis and principal on a quarter-payment basis, starting on September 10, 2019.

(b) On May 31, 2019, the subsidiary BBO signed a bank loan with Banco Mercantil Santa Cruz S.A. for a total of 34,300,000 bolivianos at a fixed interest rate, maturing on April 8, 2029.

The BBO subsidiary amortizes interest quarterly and the capital amortization will begin to be paid on August 18, 2021, on a quarterly basis.

(c) On May 5 2020, subsidiary Bebidas Bolivianas S.A. signed a bank loan with Banco Mercantil Santa Cruz S.A. for a total of 13,720,000 bolivianos, with a 2-year term expiring on April 25, 2022.

This loan bears interest at a fixed rate. Subsidiary BBO amortizes interest quarterly, and principal amortization will begin from November 1, 2020 in a quarterly manner.

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Note 27 - Other financial liabilities (continued)

(a) Bank loans (continued)

Bank loan secured by Compañía Industrial Cervecera S.A. (CIC S.A.) - Banco de la Nación Argentina

(a) On December 28, 2012, CIC S.A. secured a bank loan amounting to 140 million Argentine pesos, for a 7-year term, maturing on November 26, 2019. This loan was delivered in two parts, the first, for an amount of 56 million Argentine pesos, was delivered on December 28, 2012. The second, for 84 million Argentine pesos, was delivered on June 28, 2013.

This loan accrues interest at a nominal, fixed annual rate of 15%, for the first 36 months. Once this period is completed, the loan will accrue a floating rate composed of the total BADLAR rate in Argentine pesos plus a fixed margin of 400 basis points. For interest calculation purposes, the BADLAR rate to be considered is that which is published by the Central Bank of the Argentina, five business days prior to the beginning of the term, provided that it does not exceed the general-portfolio active interest rate published by the Banco de la Nación Argentina. Otherwise, the latter shall prevail.

The Company will amortize principal in 74 equal and consecutive monthly installments to be paid after a 10-month grace period ends, counted from the first loan delivery date.

This loan is guaranteed by CCU S.A., by means of a Stand-By Letter of Credit issued by Banco del Estado de Chile on behalf of Banco de la Nación Argentina (See Note 35).

On November 26, 2019, this loan was settled.

Syndicated bank loan secured by Compañía Industrial Cervecera S.A. (CICS.A.) - Banco de Galicia y Buenos Aires S.A.; Banco Santander Río S.A.

On April 20, 2015, CIC S.A. secured a syndicated bank loan for a total of 150 million Argentine Pesos, for a 3-year term, maturing on April 20, 2018.

On September 15, 2016, an addendum to the original contract was signed in order to increase the loan principal up to 183.33 million Argentine pesos and to modify the interest rate, the principal periodicity and amortization schedule and payment dates. The maturity date was changed to September 15, 2019.

On July 14, 2017, a new addendum to the original contract was signed in order to modify the interest rate, which is now 23% nominal annual. Other conditions remained unchanged.

The proportional participation of the lender Banks is detailed as follows:

(a) Banco de Galicia y Buenos Aires S.A., with 91.66 million Argentine pesos.

(b) Banco Santander Río S.A., with 91.66 million Argentine pesos.

This loan accrues interest at a nominal, fixed annual rate of 23%. Interests will be paid on a monthly basis. CIC S.A. shall amortize principal in 24 monthly, consecutive and variable installments to be paid after the 12-month grace period ends, counted from the addendum date.

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Note 27 - Other financial liabilities (continued)

(a) Bank loans (continued)

Syndicated bank loan secured by Compañía Industrial Cervecera S.A. (CICS.A.) - Banco de Galicia y Buenos Aires S.A.; Banco Santander Río S.A.

As a covenant, this loan obliges CIC S.A. to meet certain specific requirements and financial ratios, which will be verified in its Consolidated Financial Statements. These requirements are detailed as follows:

(a) Maintain a repayment capacity at the end of each quarter that is less or equal to 3 times the following ratio: financial debt over adjusted EBITDA[1]. The adjusted EBITDA is the EBITDA calculated by the Company in accordance with debt instruments in particular (in order to measure the covenants associated with such instruments) and is defined as the "operating income or operating result (RO)", calculated as net sales less the cost of goods, plus pre-tax administrative and marketing expenses, plus income tax, less depreciation and amortization during the 12-month period immediately prior to the calculation date.

(b) Maintain an Interest Service Coverage measured at the end of each quarter and, retroactively, every 12-month periods, not less than 2.5 times the ratio between: adjusted EBITDA and Interest Service as a denominator.

(c) Maintain an Indebtedness Ratio at the end of each quarter less or equal to 1.5 times the following ratio: financial debt over Net Equity as of the calculation date. For the purposes of this ratio, Net Equity shall be the one disclosedin the Company's Financial Statements, and calculated in accordance with generally accepted accounting principles applicable in the Republic of Argentina.

(d) Maintain a minimum Net Equity of 600 million Argentine pesos at the end of each quarter.

On September 16, 2019, this loan was settled.

Banco Itaú - Bank Loans

(a) On February 20, 2018, the subsidiary Milotur S.A. signed a bank loan with Banco Itaú for a total of UI 15,139,864.80 (indexed units) at a fixed interest rate, maturing on February 20, 2021.

The subsidiary amortizes interest on a monthly basis and the capital amortization consists of a single payment at the end of the established term.

[1] EBITDA: Earnings Before Interest, Taxes, Depreciation and Amortization.

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Note 27 - Other financial liabilities (continued)

(b) Obligations with the public (Bonds)

Series H Bonds - CCU S.A.

On March 23, 2009, CCU S.A. issued Series H bearer and dematerialized corporate bonds, for a total amount of UF 2 million, maturing on March 15, 2030, with a discount of ThCh$ 156,952. This bond accrues a fixed annual interest rate of 4.25%, with semi-annual interest payments and semi-annual principal amortization calculated from September 15, 2019 onwards. The bond issue was recorded under number 573 in the Security Register.

The Series H Bond Issuance Agreement was modified in order to update certain data and adapt it to the new IFRS accounting standards. The deed of modification was signed on December 27, 2010, and recorded under repertoire No. 36.446-2010 of the Notary of Santiago of Mr. Ricardo San Martín Urrejola.

The bond issue was subscribed with Banco Santander Chile as the representative of the bondholders and the paying bank. The Issuance Agreement requires the Company to comply with the following financial requirements and ratios, which will be verified in its Consolidated Financial Statements:

(a) Maintain a level of consolidated indebtedness at the end of each quarter not greater than 1.5 times the following ratio between Total Adjusted Liabilities and Total Adjusted Equity. Total Adjusted Liabilities are defined as Total Liabilities less Provisional Dividends, as established in the Statement of Changes in Equity, plus the amount of all the guarantees, debts or obligations of third parties (other than the Issuer and its subsidiaries) that are not included in the liabilities secured by in-rem guarantees granted by the Issuer or its subsidiaries. The Total Adjusted Equity is defined as Total Equity plus Provisional Dividends, as established in the Statement of Changes in Equity.

(b) Maintain financial expense coverage retroactively measured at the end of each quarter and every 12-month period, not less than 3 times the ratio between Adjusted EBITDA and Financial Costs. The Adjusted EBITDA is the EBITDA calculated by the Company in accordance with particular debt instruments (in order to measure the covenants associated with such instruments) and is defined as: (i) the sum of the items Gross Margin and Other Income by Function, (ii) less (an absolute value of) Distribution Costs, Administrative Expenses and Other Expenses by Function, and (iii) plus (an absolute value of) the Depreciation and Amortization entry recorded in the Note “Costs and expenses by nature”.

(c) Maintain unencumbered assets at the end of each quarter for an amount equal to at least 1.2 times the following ratio between Total Unencumbered Assets and Unsecured Financial Debt. The former is understood as Total Assets less assets pledged to secure third-party obligations. Unsecured Financial Debt is understood as the sum of the following items: Bank Loans, Obligations with the Public and Finance Lease Obligations of the Note “Other financial liabilities” of the Consolidated Statement of Financial Position.

(d) Maintain a minimum Adjusted Equity of ThCh$ 312,516,750 at the end of each quarter, understood as the Equity Attributable to the Owners of the Parent plus Provisional Dividends, as established in the Statement of Changes in Equity. This requirement shall be increased by the amount resulting from each revaluation of the item Property, Plant and Equipment made by the issuer.

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Note 27 - Other financial liabilities (continued)

(b) Obligations with the public (Bonds) (continued)

Series H Bonds - CCU S.A. (continued)

The aforementioned indexes calculation are detailed as follows:

Number		Rates	As of Decemeber 31, 2020		
			ThCh$	Required	Determined
a		**Level of consolidated indebtedness < 1,50**			
	(i)	Total liabilities	1,116,517,857		
	(ii)	dividends provisioned according to policy	(27,383,975)		
	(iii)	Guarantees of third-party obligations	-		
		Total liabilities adjusted	**1,089,133,882**		
	(i)	Total equity	1,408,818,675		
	(ii)	dividends provisioned according to policy	27,383,975		
		Total net equity adjusted	**1,436,202,650**		
		Total liabilities adjusted/ Net equity adjusted (times)		**<1.50**	**0.76**
b		**CONSOLIDATED FINANCIAL EXPENSES COVERAGE > 3,00 (Last 12 months movements)**			
	(i)	Gross margin	873,557,756		
	(ii)	Other incomes by function	19,295,892		
	(iii)	Distribution costs	(337,101,549)		
	(iv)	Administration expenses	(138,811,668)		
	(v)	Other expenses by function	(230,349,566)		
	(vi)	Depreciation and amortization	109,813,976		
		ROADA (*) Last 12 months movements	**296,404,841**		
		Financial costs	**28,714,063**		
		ROADA/ Financial costs (times) (last 12 months movements)		**> 3.00**	**10.32**
c		**ASSETS FREE OF CONSOLIDATED TAXES > 1,20**			
	(i)	Total assets	2,525,336,532		
	(ii)	Taxable assets	-		
		Total non-taxable assets	**2,525,336,532**		
	(i)	Total liabilities	125,906,105		
	(ii)	dividends provisioned according to policy	332,416,479		
	(iii)	Guarantees liabilities	32,134,911		
		Unsecured financial debt	**490,457,495**		
		Total non taxable assets / Unsecured financial debt (times)		**> 1.20**	**5.15**
d		**Equity adjusted > M$ 312.516.750**			
	(i)	Equity attributable to the owners of the parent	1,296,574,455		
	(ii)	dividends provisioned according to policy	27,383,975		
		Equity adjusted		**> ThCh$ 312,516,750**	**ThCh$ 1,323,958,430**

(*) ROADA, it defines as the Adjusted Operating Income plus Depreciation and Amortization

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Note 27 - Other financial liabilities (continued)

(b) Obligations with the public (Bonds) (continued)

Series H Bonds - CCU S.A. (continued)

(e) Hold, ownership, either directly or indirectly, of more than 50% of the shares issued and paid by the companies Cervecera CCU Chile Limitada and Embotelladoras Chilenas Unidas S.A.

(f) Maintain a nominal installed capacity for beers and fizzy drink production, equal or more than 15.9 million hectoliters per year, except in the cases established in the contract.

(g) Hold ownership, either directly or through a subsidiary, of the trademark "CRISTAL" (a denominative trademark for a class 32 beer of the International Classifier) and do not transfer its use, except to a subsidiary.

(h) Do not make any investments in instruments issued by related persons, except in the cases established in the contract.

The inflation risk associated with the interest rate to which the Series H Bond is exposed is mitigated through the use of interest rate swaps, which keep interest rate constant. The Company's hedges are detailed in Note 6 - Financial Instruments.

As of December 31, 2019, the Company complies with all of these requirements.

Series J Bonds - CCU S.A.

On June 28, 2018, CCU S.A. issued Series J bearer and dematerialized corporate bonds, for a total amount of UF 3 million, maturing on August 10, 2043. This bond accrues a fixed annual interest rate of 2.9% calculated on a semi-annual basis equals to 180 days, equivalents to 1.4396% per semester, the -annual interest will be accrued from August 10, 2018 and payments on a semi-annual basis starting from February 10, 2019, and principal amortization payments end of the established term. The bond issue was recorded under number 878 in the Security Register.

The bond issue was subscribed with Banco Bice as the representative of the bondholders and the paying bank. The Issuance Agreement requires the Company to comply with the following financial requirements and ratios, which will be verified in its Consolidated Financial Statements:

(a) Maintain a level of consolidated indebtedness at the end of each quarter not greater than 1.5 times the following ratio between Net financial debt and Total Adjusted Equity. Net financial debt is defined as Total of the sum of the lines current and non-currents liabilities, bank loans, obligations to the public and oobligations for financial leases contained in other financial liabilities note. And the amounts of cash flows. Total Adjusted Equity is defined as total equity plus provisional dividends, as established in the Statement of Changes Equity.

(b) Maintain financial expense consolidated coverage measured, not less than 3 times the ratio between Adjusted EBITDA and Financial Costs. The Adjusted EBITDA is the EBITDA calculated by the Company in accordance with particular debt instruments (in order to measure the covenants associated with such instruments) and is defined as: (i) the sum of the items Gross Margin and Other Income by Function, (ii) less (an absolute value of) Distribution Costs, Administrative Expenses and Other Expenses by Function, and (iii) plus (an absolute value of) the Depreciation and Amortization entry recorded in the Note “Costs and expenses by nature”. The Consolidated Financial Expenses Coverage will be calculated for the period of twelve consecutive months prior to the date of the corresponding Consolidated Financial Statements, including the closing month of said Consolidated Financial Statements.

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Note 27 - Other financial liabilities (continued)

(b) Obligations with the public (Bonds) (continued)

Series J Bonds - CCU S.A.

(c) Maintain Adjusted Equity at a consolidated level for an amount at least equal to ThCh$ 312,516,750. For this purpose, Adjusted Equity corresponds to the sum of /i/ the Equity attributable to owners of the parent account contained in the Consolidated Statement of Financial Position, and /ii/ the sum of the Interim dividends accounts, dividends provisioned according to policy, as well as all the rest of the accounts related to the dividends provision, contained in the consolidated statement of changes in equity.

(d) Maintain unencumbered assets at the end of each quarter for an amount equal to at least 1.2 times the following ratio between Total Unencumbered Assets and Unsecured Financial Debt. The former is understood as Total Unencumbered Assets the difference between i) the Total Assets account contained in the Consolidated Statement of Financial Position, and ii) the assets given in guarantee indicated in the Note on Contingencies and Commitments of the Consolidated Financial Statements; e / b / for Financial Debt, the definition given to said term is found in the Issuance Contract

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Note 27 - Other financial liabilities (continued)

(b) Obligations with the public (Bonds) (continued)

Series J Bonds - CCU S.A. (continued)

The aforementioned indexes calculation are detailed as follows:

No.		Indexes	As of December 31, 2020 ThCh$	Required	Determined
a		**CONSOLIDATED DEBT LEVEL < 1.5**			
	(i)	Bank loans	125,906,105		
	(ii)	Obligations with the public	332,416,479		
	(iii)	Finance lease obligations (**)	18,431,176		
	(iv)	Cash and cash equivalents	(396,389,016)		
		Net financial debt	**80,364,744**		
	(i)	Total equity	1,408,818,675		
	(ii)	Interim dividends	20,692,161		
	(iii)	Dividends provisioned according to policy	27,383,975		
		Total adjusted equity	**1,456,894,811**		
		Net financial debt / Total adjusted equity		**< 1.50**	**0.06**
b		**CONSOLIDATED FINANCE COSTS COVERAGE > 3.00 (LAST 12 MOVING MONTHS)**			
	(i)	Gross margin	873,557,756		
	(ii)	Other revenue by function	19,295,892		
	(iii)	Distribution costs	(337,101,549)		
	(iv)	Administrative expenses	(138,811,668)		
	(v)	Other expenses by function	(230,349,566)		
	(vi)	Depreciation and amortization	109,813,976		
		ROADA (*) las 12 moving months	**296,404,841**		
		Finance costs	**28,714,063**		
		ROADA/ Finance cost (last 12 months)		**> 3.00**	**10.32**
c		**ADJUSTED EQUITY AT A CONSOLIDATED LEVEL > ThCh$ 312,516,750**			
	(i)	Equity attributable to owners of the parent	1,296,574,455		
	(ii)	Interim dividends	20,692,161		
	(iii)	Dividends provisioned according to policy	27,383,975		
		Adjusted equity		**> ThCh$ 312,516,750**	**ThCh$ 1,323,958,430**
d		**CONSOLIDATED ENCUMBRANCE-FREE ASSETS > 1.20**			
	(i)	Total assets	2,525,336,532		
	(ii)	Assets provided in guarantee	-		
		Encumbrance-free assets	**2,525,336,532**		
	(i)	Bank loans	125,906,105		
	(ii)	Obligations with the public	332,416,479		
	(iii)	Finance lease obligations (**)	18,431,176		
		Financial debt	**476,753,760**		
		Encumbrance-free assets / Financial debt		**> 1.20**	**5.30**

(*) ROADA, it defines as the Adjusted Operating Income plus Depreciation and Amortization.

(**)This concept does not include the effects of the application of IFRS 16.

(e) Directly or indirectly, maintain ownership of more than fifty percent of the company rights and shares subscribed and paid, respectively, of: /a/ Cervecera CCU Chile Limitada and /b/ Embotelladoras Chilenas Unidas S.A.

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Note 27 - Other financial liabilities (continued)

(b) Obligations with the public (Bonds) (continued)

Series J Bonds - CCU S.A. (continued)

(f) Not sell, or allow them to be sold, or assign ownership and no longer transfer and / or in any way alienate, either through a transaction or a series of transactions, directly or indirectly, assets of their property and their Subsidiaries necessary to maintain in Chile, directly and / or through one or more subsidiaries, a nominal installed capacity for the production without distinction of Beers and / or Analcoholic Drinks and / or Nectars and / or Mineral and / or Packaged Waters, hereinafter the "Essential Businesses and Maintain a nominal installed capacity for beers and fizzy drink production, equal or more than 15.9 million hectoliters per year, except in the cases established in the contract.

(g) Hold directly or indirectly throw a subsidiary the ownership of the trademark “CRISTAL” denominated for beer, in class 32 of the International Classifier of Products and Services for the registration of trademarks.

(h) Not investments in instruments issued by "related parties" other than their subsidiaries, nor to carry out other operations outside their normal line of business, under conditions different from those established in the contract

The inflationary risk associated to the interest rate at which the J Bond is exposed, is mitigated through the use of interest rate swap contracts, which fix the rate. See details of the Company’s hedges in Note 6 - Financial Instruments.

As of December 31, 2020, CCU was in compliance with all the requirements of this issuance.

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Note 27 - Other financial liabilities (continued)

(b) Obligations with the public (Bonds) (continued)

Series L Bonds - CCU S.A.

On June 28, 2018, under number 897, CCU S.A. registered in the Securities Registry the issuance of debt instrument bonds by line, in which a line of 10-year Bonds was established, with a charge to which, the issuer can issue one or more series of Bonds targeted to the general market.

As stated in complementary public deed, the dematerialized, Series L bearer Bond was issued on June 10, 2020, for a total of UF 3 million maturing on June 1, 2027. Series L Bonds will accrue annual compound interest in arrears at 1.20%, calculated on the basis of 2 equal semi-annual 180-day periods, equivalent to 0.5982% each on outstanding principal expressed in Unidades de Fomento. Interest accrued from June 1, 2020, will be paid semi-annually as of December 1, 2020 and principal shall be paid semi-annually as of December 1, 2023.

The issuance was underwritten with Banco BICE as representative of the bondholders and of the payer bank and requires that the Company comply with the following financial indicators in respect to its Consolidated Financial Statements and other specific requirements:

(a) Maintain at the end of each quarter a net consolidated financial debt level, reflected in each of its quarterly consolidated financial statements, not in excess of 1.5, defined as the ratio of Net financial debt to Total adjusted equity. The Net financial debt, is the difference between /x/ the outstanding amount of the "Financial Debt", i.e. the sum of the current and non-current lines, Bank loans, Obligations with the public and Finance lease obligations, contained in the Other Financial Liabilities Note, and /y/ the balance of the Cash and cash equivalents account. Total Adjusted equity, is defined as the sum of /x/ Total equity and /y/ the sum of the Interim dividends accounts, Dividends provisioned according to policy, as well as all the rest of the accounts related to the dividends provision, contained in the Consolidated Statement of Changes in Equity of the issuer.

(b) The issuer must maintain a Consolidated Finance Cost Coverage ratio of no less than 3, defined as the ratio of ROADA to Finance costs. For the purpose of calculating this ratio, ROADA shall be understood to be the sum of Gross margin and Other revenue by function accounts, less Distribution cost accounts, Administrative expenses and Other expenses by function, contained in the Consolidated Income Statement by Function of the quarterly Consolidated Financial Statements of the issuer, plus the Depreciation and Amortization line recorded in the Costs and Expenses by Nature Note. For Finance costs, the account with the same name contained in the Consolidated Income Statement by Function. Consolidated Finance Costs Coverage is calculated quarterly, on the information presented in each of the quarterly Consolidated Financial Statements of the issuer, for the period of 12 consecutive months prior to the date of the corresponding Consolidated Financial Statements, including the closing month of those Consolidated Financial Statements.

(c) The issuer must maintain Adjusted Equity at a consolidated level, reflected in each of its quarterly consolidated financial statements, for an amount that is at least equal to ThCh$ 312,516,750. For this purpose, Adjusted Equity corresponds to the sum of /i/ the Equity account attributable to owners of the parent contained in the Consolidated Statement of Financial Position, and /ii/ the sum of the Interim dividends accounts, Dividends provisioned according to policy, as well as all the rest of the accounts related to the dividends provision, contained in the Consolidated Statement of Changes in Equity of the quarterly Consolidated Financial Statements of the issuer.

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Note 27 - Other financial liabilities (continued)

(b) Obligations with the public (Bonds) (continued)

Series L Bonds - CCU S.A.

(d) The issuer must maintain assets free of encumbrances for an amount equal to, at least, 1.2 of the outstanding amount of the unsecured financial debt held by the issuer. For this purpose, assets and debts are valued at their carrying amount. It will be understood that: /a/ assets free of encumbrances are the, difference between /i/ the Total assets account contained in the Consolidated Statement of Financial Position, and /ii/ Assets provided in guarantee indicated in the Contingencies and Commitments Note to the Consolidated Financial Statements of the issuer; and /b/ financial debt is the definition given to that term in number 4, letter a/ /i/ of the Fifteenth clause of the Issuance Contract. It is expressly stated and established that, as of the date of mandatory application of IFRS 16 (January 1, 2019), issued and approved by the IASB, and in respect to calculation of the financial debt that must be carried out in accordance with numbers 4 and 5 of the Fifteenth clause of the Issuance Contract after that date, the respective account or subaccount, referring to the total amount of the liability for right of use assets or the name defined by the Board to that effect, that due to the coming into effect of the mentioned standard must be disclosed as a financial liability within other current financial liabilities and other non-current financial liabilities, shall not be considered, incorporated or used to calculate and determine such financial debt.

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Note 27 - Other financial liabilities (continued)

(b) Obligations with the public (Bonds) (continued)

Series L Bonds - CCU S.A.

The calculation of the financial ratios described above are detailed as follows:

No.	Indexes	As of December 31, 2020 ThCh$	Required	Determined
a	**CONSOLIDATED DEBT LEVEL < 1.5**			
(i)	Bank loans	125,906,105		
(ii)	Obligations with the public	332,416,479		
(iii)	Finance lease obligations (**)	18,431,176		
(iv)	Cash and cash equivalents	(396,389,016)		
	Net financial debt	**80,364,744**		
(i)	Total equity	1,408,818,675		
(ii)	Interim dividends	20,692,161		
(iii)	Dividends provisioned according to policy	27,383,975		
	Total adjusted equity	**1,456,894,811**		
	Net financial debt / Total adjusted equity		**< 1.50**	**0.06**
b	**CONSOLIDATED FINANCE COSTS COVERAGE > 3.00 (LAST 12 MOVING MONTHS)**			
(i)	Gross margin	873,557,756		
(ii)	Other revenue by function	19,295,892		
(iii)	Distribution costs	(337,101,549)		
(iv)	Administrative expenses	(138,811,668)		
(v)	Other expenses by function	(230,349,566)		
(vi)	Depreciation and amortization	109,813,976		
	ROADA (*) las 12 moving months	**296,404,841**		
	Finance costs	**28,714,063**		
	ROADA/ Finance cost (last 12 months)		**> 3.00**	**10.32**
c	**ADJUSTED EQUITY AT A CONSOLIDATED LEVEL > ThCh$ 312,516,750**			
(i)	Equity attributable to owners of the parent	1,296,574,455		
(ii)	Interim dividends	20,692,161		
(iii)	Dividends provisioned according to policy	27,383,975		
	Adjusted equity		**> ThCh$ 312,516,750**	**ThCh$ 1,323,958,430**
d	**CONSOLIDATED ENCUMBRANCE-FREE ASSETS > 1.20**			
(i)	Total assets	2,525,336,532		
(ii)	Assets provided in guarantee	-		
	Encumbrance-free assets	**2,525,336,532**		
(i)	Bank loans	125,906,105		
(ii)	Obligations with the public	332,416,479		
(iii)	Finance lease obligations (**)	18,431,176		
	Financial debt	**476,753,760**		
	Encumbrance-free assets / Financial debt		**> 1.20**	**5.30**

(*) ROADA, adjusted operating income, is defined as adjusted operating income before depreciation and amortization
(**) This concept is not incorporated for the purposes of the application of IFRS 16.

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Note 27 - Other financial liabilities (continued)

(b) Obligations with the public (Bonds) (continued)

Series L Bond - CCU S.A. (continued)

(e) Directly or indirectly, maintain ownership of more than 50% of the social rights and shares subscribed and paid, respectively, of: /a/ Cervecera CCU Chile Limitada and /b/ Embotelladoras Chilenas Unidas S.A.

(f) Not to sell or allow to be sold, not to directly or indirectly assign ownership or transfer and/or in any way divest, through a transaction or a series of transactions, assets owned by them and by their subsidiaries necessary to maintain in Chile, directly or through one or more subsidiaries, nominal installed capacity for the indistinct production of Beer and/or non-alcoholic beverages and/or nectars and/or mineral water and/or packaged water, hereinafter, the “Essential Businesses”, equal to or more than, in respect to one or more of the mentioned categories or all of them as a whole, to 15.9 million hectoliters per year .

(g) Maintain, directly or through a subsidiary, ownership of the “CRISTAL” tradename for beer, in class 32 of the International Classifier of Products and Services for registration of trademarks.

(h) Not to invest in instruments issued by “related parties” other than its subsidiaries, or carry out with them transactions that are not in its regular line of business, under conditions other than those established in Title XVI of the Companies Law.

As of December 31, 2020, the Company was in compliance with all the requirements of this issuance.

Series M Bond - CCU S.A.

On June 28, 2018, under number 898, CCU S.A. registered in the Securities Registry the issuance of debt instrument bonds by line of id bonds, in which a line of 30-year Bonds was established, with a charge to which, the issuer will be able to issue one or more series of bonds targeting the general market.

As stated in complementary public deed signed on June 10, 2020, the Company issued Series M dematerialized bearer Bond, for a total of UF 2 million maturing on June 1, 2030. The Series M Bonds will accrue annual interest on the outstanding principal expressed in Unidades de Fomento, at a compound rate of 1.60% in arrears, calculated on the basis of equal 180-day semi-annual periods equivalent to 0.7968% per semi-annual period. Interest will be accrued from June 1, 2020 and will be paid semi-annually as of December 1, 2020 and the principal will be paid at the end of the term of the bond.

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Note 27 - Other financial liabilities (continued)

(b) Obligations with the public (Bonds) (continued)

Series M Bond - CCU S.A. (continued)

The issuance was underwritten with Banco BICE as representative of the bondholders and of the payer bank and requires that the Company comply with the following financial indicators in respect to its Consolidated Financial Statements and other specific requirements:

(a) Maintain at the end of each quarter, a net consolidated financial debt level, reflected in each of its quarterly consolidated financial statements, not in excess of 1.5, defined as the ratio of Net financial debt to Total Adjusted Equity. The net financial debt is the difference between /x/ the outstanding amount of the “Financial Debt”, i.e. the sum of the current and non-current lines, Bank loans, Obligations with the public and Finance lease obligations, contained in the other financial liabilities note, and /y/ the balance of the Cash and cash equivalents account. Total Adjusted Equity, is defined as the sum of /x/ total equity and /y/ the sum of the Interim dividends accounts, Dividends provisioned according to policy, as well as all the rest of the accounts related to the Dividends provision, contained in the Consolidated Statement of Changes in Equity of the issuer.

(b) The issuer must maintain a consolidated finance cost coverage of no less than 3, defined as the ratio of ROADA to Finance costs. For the purpose of calculating this ratio, ROADA shall be understood to be the sum of Gross margin and Other revenue by function accounts, less Distribution cost accounts, Administrative expenses and Other expenses by function, contained in the Consolidated Income Statement by function of the quarterly consolidated financial statements of the issuer, plus the Depreciation and amortization line recorded in the Costs and Expenses by Nature Note. For Finance costs, the account with the same name contained in the Consolidated Income Statement by Function. Consolidated Finance costs coverage is calculated quarterly, on the information presented in each of the quarterly Consolidated Financial Statements of the issuer, for the period of 12 consecutive months prior to the date of the corresponding Consolidated Financial Statements, including the closing month of those Consolidated Financial Statements.

(c) The issuer must maintain an Adjusted Equity at a consolidated level, reflected in each of its quarterly Consolidated Financial Statements, for an amount that is at least equal to ThCh$ 312,516,750. For this purpose, Adjusted Equity corresponds to the sum of /i/ the Equity account attributable to owners of the parent contained in the Consolidated Statement of Financial Position, and /ii/ the sum of the Interim dividends accounts, Dividends provisioned according to policy, as well as all the rest of the accounts related to the Dividends provision, contained in the Consolidated Statement of Changes in Equity of the quarterly Consolidated Financial Statements of the issuer.

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Note 27 - Other financial liabilities (continued)

(b) Obligations with the public (Bonds) (continued)

Series M Bond - CCU S.A. (continued)

(d) The issuer must maintain assets free of encumbrances for an amount equal to, at least 1.2 of the outstanding amount of the unsecured financial debt held by the issuer. For this purpose, assets and debts are valued at their carrying amount. It will be understood that: /a/ Assets free of encumbrances is the difference between /i/ the Total assets account contained in the Consolidated Statement of Financial Position, and /ii/ Assets provided in guarantee indicated in the Contingencies and commitments note of the Consolidated Financial Statements of the issuer; and /b/ Financial debt, the definition given to that term in number 4, letter a/ /i/ of the Fifteenth clause of the Issuance Contract. It is expressly stated and established that, as of the date of mandatory application of IFRS 16, i.e. January 1, 2019, issued and approved by the IASB, and in respect to calculation of the financial debt that must be carried out in accordance with numbers 4 and 5 of the Fifteenth clause of the Issuance Contract after that date, the respective account or subaccount, referring to the total amount of the liability for right of use of assets or the name defined by the Board to that effect, that due to the coming into effect of the mentioned standard must be disclosed as a financial liability within other current financial liabilities and other non-current financial liabilities, shall not be considered, incorporated or used to calculate and determine such financial debt.

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Note 27 - Other financial liabilities (continued)

(b) Obligations with the public (Bonds) (continued)

Series M Bond - CCU S.A. (continued)

The calculation of the financial ratios described above are detailed as follows:

No.	Indexes	As of December 31, 2020 ThCh$	Required	Determined
a	**CONSOLIDATED DEBT LEVEL < 1.5**			
(i)	Bank loans	125,906,105		
(ii)	Obligations with the public	332,416,479		
(iii)	Finance lease obligations (**)	18,431,176		
(iv)	Cash and cash equivalents	(396,389,016)		
	Net financial debt	**80,364,744**		
(i)	Total equity	1,408,818,675		
(ii)	Interim dividends	20,692,161		
(iii)	Dividends provisioned according to policy	27,383,975		
	Total adjusted equity	**1,456,894,811**		
	Net financial debt / Total adjusted equity		**< 1.50**	**0.06**
b	**CONSOLIDATED FINANCE COSTS COVERAGE > 3.00 (LAST 12 MOVING MONTHS)**			
(i)	Gross margin	873,557,756		
(ii)	Other revenue by function	19,295,892		
(iii)	Distribution costs	(337,101,549)		
(iv)	Administrative expenses	(138,811,668)		
(v)	Other expenses by function	(230,349,566)		
(vi)	Depreciation and amortization	109,813,976		
	ROADA (*) las 12 moving months	**296,404,841**		
	Finance costs	**28,714,063**		
	ROADA/ Finance cost (last 12 months)		**> 3.00**	**10.32**
c	**ADJUSTED EQUITY AT A CONSOLIDATED LEVEL > ThCh$ 312,516,750**			
(i)	Equity attributable to owners of the parent	1,296,574,455		
(ii)	Interim dividends	20,692,161		
(iii)	Dividends provisioned according to policy	27,383,975		
	Adjusted equity		**> ThCh$ 312,516,750**	**ThCh$ 1,325,604,339**
d	**CONSOLIDATED ENCUMBRANCE-FREE ASSETS > 1.20**			
(i)	Total assets	2,525,336,532		
(ii)	Assets provided in guarantee	-		
	Encumbrance-free assets	**2,525,336,532**		
(i)	Bank loans	125,906,105		
(ii)	Obligations with the public	332,416,479		
(iii)	Finance lease obligations (**)	18,431,176		
	Financial debt	**476,753,760**		
	Encumbrance-free assets / Financial debt		**> 1.20**	**5.30**

(*) ROADA, adjusted operating income, is defined as adjusted operating income before depreciation and amortization.
(**) This concept does not incorporate the effects of the application of IFRS 16.

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Note 27 - Other financial liabilities (continued)

(b) Obligations with the public (Bonds) (continued)

Series M bonus - CCU S.A. (continued)

(e) Directly or indirectly, maintain ownership of more than fifty percent of the social rights and shares subscribed and paid, respectively of: /a/ Cervecera CCU Chile Limitada and /b/ Embotelladoras Chilenas Unidas S.A.

(f) Not to sell or allow to be sold, not to directly or indirectly assign ownership or transfer and/or in any way divest, through a transaction or a series of transactions, assets owned by them and by their subsidiaries necessary to maintain in Chile, directly or through one or more subsidiaries, nominal installed capacity for the indistinct production of Beer and/or non-alcoholic beverages and/or nectars and/or mineral water and/or packaged water, hereinafter, the "Essential Businesses", equal to or more than, in respect to one or more of the mentioned categories or all of them as a whole, to 15.9 million hectoliters per year .

(g) Maintain, directly or through a subsidiary, ownership of the "CRISTAL" tradename for beer, in class 32 of the International Classifier of Products and Services for registration of trademarks.

(h) Not to invest in instruments issued by "related parties" other than its subsidiaries, or carry out with them transactions that are not in its regular line of business, under conditions other than those established in Title XVI of the Companies Law.

The inflationary risk associated to the interest rate to which the Series M Bond is exposed, is mitigated through the use of interest rate swap contracts, which leaves the rate fixed. See details of the Company's hedges in Note 6 - Financial instruments.

As of December 31, 2020, the Company was in compliance with all the requirements of this issuance.

Series D Bond - VSPT S.A.

On December 12, 2019 and under number 986, VSPT registered the bond issuance in the securities registry by debt instrument line, which established a line of 10-year Bonds, with a charge to which the issuer can issue one or more series of bonds targeted to the general market.

As stated in complementary public deed, dated June 10, 2020, the dematerialized Series D bearer Bond has been placed for a total of UF 1.5 million, maturing on June 1, 2025, with semi-annual interest and amortization payments as of June 1, 2020, accruing a fixed annual interest rate of 1.00%.

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Note 27 - Other financial liabilities (continued)

(b) Obligations with the public (Bonds) (continued)

Series D Bond - VSPT S.A. (continued)

The issuance was underwritten with Banco BICE as representative of the bondholders and of the payer bank and requires that the Company comply with the following financial indicators in respect to its consolidated financial statements and other specific requirements:

(a) The issuer must maintain at the end of each quarter a net consolidated financial debt level, reflected in each of its quarterly consolidated financial statements, not in excess of 1.5, defined as the ratio of "Net Financial Debt" to "Total Adjusted Equity", hereinafter the "Consolidated Net Financial Debt Level". The quarterly Consolidated Financial Statements will be used to determine the level of consolidated net financial debt, considering the following: /i/ "Net Financial Debt" is the difference between /x/ the outstanding amount of the "Financial Debt", i.e. the sum of the current and non-current lines, Bank loans, Obligations with the public and Finance lease obligations, contained in the Other Financial Liabilities Note, and the following will not be considered for the calculation and determination of the net financial debt: the total amount of the Lease liability, right of use assets of the "IFRS 16 Leases" account or subaccount, current and non-current and /y/ the balance of the Cash and cash equivalents account, contained in the Consolidated Statement of Financial Position of the issuer; and /ii/ "Total Adjusted Equity" the sum of /x/ Total equity and /y/ the sum of the Interim dividends accounts, Dividends provisioned according to policy, as well as all the rest of the accounts related to the dividends provision, contained in the Consolidated Statement of Changes in Equity of the issuer.

(b) The issuer must maintain a consolidated finance cost coverage of no less than 2.5, defined as the ratio of ROADA to Finance costs, hereinafter the "Consolidated Finance Cost Coverage". For the purpose of calculating this ratio, it will be understood that: /i/ "ROADA" is the sum of the Gross margin accounts and Other revenue by function, less Distribution cost accounts, Administrative expenses and Other expenses by function, contained in the Consolidated Income Statement by Function of the quarterly Consolidated Financial Statements of the issuer, plus the depreciation and amortization line recorded in the Costs and Expenses by Nature Note. /ii/ "Finance Costs", the account with the same name contained in the consolidated income statement by function. Consolidated finance costs coverage is calculated quarterly, on the information presented in each of the quarterly Consolidated Financial Statements of the issuer, for the period of 12 consecutive months before the date of the corresponding Consolidated Financial Statements, including the closing month of those Consolidated Financial Statements.

(c) The issuer must maintain an Adjusted Equity at a consolidated level, reflected in each of its quarterly Consolidated Financial Statements, for an amount that is at least equal to ThCh$ 100,000,000. For this purpose, Adjusted Equity corresponds to the sum of /i/ the Equity account attributable to owners of the parent contained in the Consolidated Statement of Financial Position, and /ii/ the sum of the Interim dividends accounts, Dividends provisioned according to policy, as well as all the rest of the accounts related to the dividends provision, contained in the Consolidated Statement of Changes in Equity of the issuer.

(d) Not to invest in instruments issued by "related parties" other than its subsidiaries, or carry out with them transactions that are not in its regular line of business, under conditions other than those established in the contract for related parties other than their subsidiaries, not to perform other transactions that are not in the normal line of business with them.

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Note 27 - Other financial liabilities (continued)

(b) Obligations with the public (Bonds) (continued)

Series De Bond - VSPT S.A. (continued)

(e) There is an obligation to record provisions arising from adverse contingencies, that in the opinion of management must be referred to in the Consolidated Financial Statements.

As of December 31, 2020, the subsidiary was in compliance with all the requirements of this obligation.

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Note 28 - Trade payables and other accounts payable

As of December 31, 2020 and 2019, trade payables and other accounts payable are detailed as follows:

	As of December 31, 2020		As of December 31, 2019	
	Current	Non-current	Current	Non-current
	ThCh$	ThCh$	ThCh$	ThCh$
Trade payables	256,222,794	-	248,608,507	-
Documents payable	2,077,518	19,875	2,084,307	26,550
Withholdings payable	66,225,055	-	55,965,962	-
Total	**324,525,367**	**19,875**	**306,658,776**	**26,550**

Note 29 - Other provisions

As of December 31, 2020 and 2019, this item is detailed as follows:

	As of December 31, 2020		As of December 31, 2019	
	Current	Non-current	Current	Non-current
	ThCh$	ThCh$	ThCh$	ThCh$
Lawsuits	179,521	358,867	193,764	367,614
Others	2,808,219	129,598	2,851,603	164,347
Total	**2,987,740**	**488,465**	**3,045,367**	**531,961**

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Note 29 - Other provisions (continued)

For the years ended December 31, 2020 and 2019, changes in other provisions are detailed as follows:

	Lawsuits (1) ThCh$	Others ThCh$	Total ThCh$
As of January 1, 2019	**893,631**	**7,026,015**	**7,919,646**
As of December 31, 2019			
Constituted	493,097	3,172,465	3,665,562
Used	(461,968)	(321,543)	(783,511)
Released	(129,623)	(6,825,884)	(6,955,507)
Effect of currency translation	(233,759)	(35,103)	(268,862)
As of December 31, 2019	**561,378**	**3,015,950**	**3,577,328**
As of December 31, 2020			
Constituted	394,408	3,917	398,325
Used	(198,291)	(43,385)	(241,676)
Released	(53,597)	(3,954)	(57,551)
Effect of currency translation	(165,510)	(34,711)	(200,221)
As of December 31, 2020	**538,388**	**2,937,817**	**3,476,205**

(1) See Note 35.

As of December 31, 2020, other provision maturities are detailed as follows:

	Lawsuits (1) ThCh$	Others ThCh$	Total ThCh$
Less than 1 year	179,521	2,808,219	2,987,740
Between 2 and 5 years	219,629	129,598	349,227
More than 5 years	139,238	-	139,238
Total	**538,388**	**2,937,817**	**3,476,205**

As of December 31, 2019, other provision maturities are detailed as follows:

	Lawsuits (1) ThCh$	Others ThCh$	Total ThCh$
Less than 1 year	193,764	2,851,603	3,045,367
Between 2 and 5 years	238,429	164,347	402,776
More than 5 years	129,185	-	129,185
Total	**561,378**	**3,015,950**	**3,577,328**

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Note 29 - Other provisions (continued)

The provisions for lawsuits and Other - current and non-current correspond to estimates made by the Administration, intended to cover eventual effects that may derive from the resolution of lawsuits / claims or uncertainties to which CCU is exposed. These lawsuits / claims or uncertainties derive from transactions that are part of the normal course of CCU's business and the countries where it operates and whose details and scopes are not fully public knowledge, so its detailed exposition could affect the interests of CCU and the progress of the resolution of these, according to the legal reserves of each administrative and judicial procedure. Therefore, based on the provisions of IAS 37 "Provisions, contingent liabilities and contingent assets", paragraph 92, although the amounts provisioned in relation to these lawsuits / claims or uncertainties are indicated, no further detail of the same at the closing of these financial statements.

The detail of the main litigation to which CCU is exposed at a consolidated level is described in Note 35 - Contingencies and commitments.

The administration of CCU considers that, in accordance with the development of these litigation to date, the provisions set out on the background of each case adequately cover the possible adverse effects that may arise from such litigation.

Note 30 - Other non-financial liabilities

As of December 31, 2020 and 2019, other non-financial liabilities are detailed as follows:

	As of December 31, 2020	As of December 31, 2019
	ThCh$	ThCh$
Dividends of the Parent provisioned according to regulations	5,605,018	5,846,383
Dividends payable by CCU and Subsidiaries	19,680,471	24,672,058
Others	4,259,360	1,272,834
Total	**29,544,849**	**31,791,275**
Current	29,544,849	31,791,275
Total	**29,544,849**	**31,791,275**

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Note 31 - Employee benefit provision

CCU provides employees with short-term benefits and severance payments as part of its compensation policies.

CCU has entered into collective agreements with employees in which compensation and/or short and long-term benefits were established. The main characteristics of these agreements are detailed as follows:

- Short-term benefits are generally based on mixed plans or arrangements in order to remunerate employees' service. These include: paid vacation days, holiday bonuses, annual performance bonuses and profit sharing plans.

- Long-term benefits are plans or arrangements intended to cover post-employment and severance benefits, whether due to voluntary resignation, retirement or death of employees.

The cost of these benefits is credited to Income under the items associated with staff costs.

As of December 31, 2020 and 2019, the total employee benefits recorded in the Consolidated Statement of Financial Position are detailed as follows:

Employee benefits	As of December 31, 2020		As of December 31, 2019	
	Current	Non-current	Current	Non-current
	ThCh$	ThCh$	ThCh$	ThCh$
Short-term benefits	33,935,007	-	27,356,205	-
Severance benefits	5,965,581	35,678,357	-	33,571,138
Total	**39,900,588**	**35,678,357**	**27,356,205**	**33,571,138**

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Note 31 - Employee benefit provision (continued)

Short term benefits

Short term benefits mainly include remunerations, vacations and bonuses. These benefits are recognized upon accrual and are usually paid before 12 months. Consequently, they are not discounted.

As of December 31, 2020 and 2019, the total employee benefits recorded in the Consolidated Statement of Financial Position are detailed as follows:

Short-term employee benefits	As of December 31, 2020	As of December 31, 2019
	ThCh$	ThCh$
Vacations	14,381,033	11,500,170
Bonuses and compensations	19,553,974	15,856,035
Total	**33,935,007**	**27,356,205**

CCU recognizes staff vacation costs on an accrual basis.

Severance payments

CCU recognizes severance payments as a liability derived from collective and individual agreements entered into with certain groups of employees. This obligation is calculated using the actuarial value of the benefit's accrued cost, a method that considers several calculation factors such as an estimate of the remaining years of service, mortality rates, future salary increase and discount rates. CCU regularly evaluates the aforementioned factors based on historical information and future projections, making the corresponding adjustments when constant changes in trends are observed. The benefit value, thus determined, is presented at present value using the accrued-benefit-per-years-of-service method. The discount rate is calculated according to market interest rate curves for high-quality corporate bonds. The discount rate used in Chile is 4.41% and in Argentina is 54.87% for the year ended December 31, 2020; and 4.5% and 49.14% as of December 31, 2019, respectively.

As of December 31, 2020 and 2019, the severance payments recorded are as follows:

Severance payment	As of December 31, 2020	As of December 31, 2019
	ThCh$	ThCh$
Current	5,965,581	-
Non-current	35,678,357	33,571,138
Total	**41,643,938**	**33,571,138**

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Note 31 - Employee benefit provision (continued)

Severance payments (continued)

For the years ended December 31, 2020 and 2019, changes in severance payments are detailed as follows:

Severance payment	ThCh$
Balance as of January 1, 2019	**27,095,207**
Cost of current service	2,457,762
Interest cost	1,750,514
Actuarial (gains) losses	4,086,158
Benefits paid	(1,773,734)
Cost of past service	930,906
Effect of currency translation	(787,975)
Others	(187,700)
Sub-total	**6,475,931**
Changes for the year	**33,571,138**
Balance as of January 1, 2019	
Cost of current service	3,077,205
Interest cost	2,343,063
Actuarial (gains) losses	1,859,692
Benefits paid	(1,087,421)
Cost of past service	653,426
Effect of currency translation	(1,146,660)
Others	2,373,495
Changes for the year	**8,072,800**
As of December 31, 2020	**41,643,938**

As of December 31, 2020 and 2019, the amounts recorded in the Consolidated Statement of Comprehensive are detailed as follows:

Amounts recorded for severance benefits	For the years ended December 31, 2020	2019
	ThCh$	ThCh$
Cost of current service	3,077,205	2,457,762
Cost of past service	653,426	930,906
Non provisioned paid benefits	3,718,682	3,959,881
Others	2,271,831	70,747
Total amounts recorded in the Consolidated Statement of Comprehensive Income	**9,721,144**	**7,419,296**

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Note 31 - Employee benefit provision (continued)

Actuarial assumptions

As mentioned in Note 2 t), the severance payment obligation is recognized at actuarial value. As of December 31, 2020 and 2019, the main actuarial assumptions used for the calculation of the severance payment obligation are detailed as follows:

Actuarial assumptions			Chile As of December 31, 2019	Chile As of December 31, 2018	Argentina As of December 31, 2019	Argentina As of December 31, 2018
Mortality table			RV_2014	RV_2014	Gam,83	Gam,83
Annual interest rate			4.41%	4.50%	54.87%	49.14%
Voluntary retirement turnover rate			1.9%	1.9%	"ESA 77 Ajustada" - 50%	"ESA 77 Ajustada" - 50%
Turnover rate due to "needs of the company"			5.3%	5.3%	"ESA 77 Ajustada" -50 %	"ESA 77 Ajustada" -50 %
Salary increase (*)			3.7%	3.7%	46.1%	45.1%
Retirement age (*)	Managers		60	60	60	60
	Others	Men	65	65	65	65
		Women	60	60	60	60

(*) Weighted average of the Company.

Sensitivity analysis

A sensitivity analysis based on a 1% increase and decrease in the discount rate is presented as follows:

Sensitivity analysis	As of December 31, 2020 ThCh$	As of December 31, 2019 ThCh$
1% Increase in Discount Rate (profit)	2,383,615	2,126,263
1% Decrease in Discount Rate (loss)	(2,778,376)	(2,479,498)

Staff costs

For the years ended December 31, 2020 and 2019, the amounts recorded in the Consolidated Statement of Comprehensive Income are detailed as follows:

Staff costs	For the years ended December 31, 2020 ThCh$	2019 ThCh$
Wages and salaries	183,112,042	168,117,881
Short-term employee benefits	34,107,747	27,469,694
Severance benefits	9,721,144	7,419,296
Other staff costs	37,006,715	34,115,503
Total (1)	**263,947,648**	**237,122,374**

(1) See Note 9 - Costs and expenses by nature.

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Note 32 - Non-controlling interests

Non-controlling interests are detailed as follows:

(a) Equity

Shareholder's Equity	As of December 31, 2020	As of December 31, 2019
	ThCh$	ThCh$
Compañía Cervecerías Unidas S.A.	518,629,809	531,221,694
Inversiones IRSA Ltda.	1	1
Bebidas del Paraguay S.A.	15,881,635	18,930,090
Viña San Pedro Tarapacá S.A.	42,455,039	40,970,994
Aguas CCU-Nestlé Chile S.A.	26,253,577	26,718,238
Compañía Pisquera de Chile S.A.	5,661,209	5,368,951
Compañía Cervecera Kunstmann S.A.	7,179,053	7,221,111
Sáenz Briones & Cía. S.A.	1,118,693	1,164,303
Distribuidora del Paraguay S.A.	4,361,300	4,777,051
Bebidas Bolivianas BBO S.A. (1)	7,554,588	8,579,344
Others	1,779,127	1,142,971
Total	**630,874,030**	**646,094,748**

(b) Income

Income	For the years ended December 31, 2020	2019
	ThCh$	ThCh$
Compañía Cervecerías Unidas S.A.	38,460,910	52,056,679
Inversiones IRSA Ltda.	1	1
Aguas CCU-Nestlé Chile S.A.	6,708,433	7,590,887
Viña San Pedro Tarapacá S.A.	3,815,479	3,775,811
Cervecería Kunstmann S.A.	1,893,749	3,111,069
Compañía Pisquera de Chile S.A.	1,390,781	1,283,694
Bebidas Bolivianas BBO S.A. (1)	(1,062,629)	221,498
Others	(727,028)	(568,189)
Total	23,799	89,197
	50,503,495	**67,560,647**

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Note 33 - Net equity attributable to the owners of the parent

Subscribed and paid-in capital

As of December 31, 2020 and 2019, the stock capital of the Parent Company amounts to ThCh$ 184,574,372, which is divided into 1,522,174 shares with no par value, which have been fully subscribed and paid in. The Company has only issued ordinary shares of a single series, which all have the same voting rights.

As of December 31, 2020 and 2019, the Parent Company has not issued any new shares or convertible instruments during the year that could alter the number of outstanding shares.

Stock capital management

The main objective of the shareholders' stock capital management is to maintain an adequate credit risk profile and healthy capital ratios, in order to allow the Company to access capital markets for the development of its medium and long-term goals and maximize returns for shareholders.

Earnings per share

Basic earnings per share are calculated as the quotient between net profit for the year attributable to the owners of the parent and the weighted average number of outstanding shares during that year.

As of December 31, 2020 and 2019, the data used to calculate basic and diluted earnings per share is detailed as follows:

Earnings per share	**ThCh$**	**ThCh$**
Basic earnings per share		
Basic earnings per share from continuing operations	36.24	49.22
Basic earnings per share from discontinued operations	-	-
Basic earnings per share	**36.24**	**49.22**
Diluted earnings per share		
Diluted earnings per share from continuing operations	36.24	49.22
Diluted earnings per share from discontinued operations	-	-
Basic earnings per share	**36.24**	**49.22**

As of December 31, 2020 and 2019, the Company has not issued any convertible or other instruments that could create dilutive effects.

Net distributable profit

Regarding Circular No. 1,945 of the Financial Market Commission, on November 4, 2009, the Company's Board of Directors established that the net distributable profit for the year 2009 and following will be the amount reflected as earnings for the year attributable to the owners of the parent in the Financial Statements, without making any adjustments to it. The aforementioned resolution remains in force for the year ended December 31, 2018.

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Note 33 - Net equity attributable to the owners of the parent (continued)

Dividends

The Company's dividend policy focuses on distributing at least 50% of the net distributable profit for the year as dividends.

During the years ended December 31, 2020 and 2019, the Company paid the following interim or final dividends:

Date of payment	Type of dividend	Dividends per share (in CLP$)	From the year
04-01-2019	Provisional	20,390	2018
29-04-2019	Final	43,475	2018
26-12-2019	Provisional	10,924	2019
24-04-2020	Final	17,274	2019
30-12-2020	Provisional	7,190	2020

According to what is established by Management as agreed in an unanimously adopted resolution at the Shareholders' Meeting, every time a profit is made, at least 30% must be allocated to the distribution of dividends.

Other Reserves

The reserves that are a part of the Company's equity are detailed as follows:

Miscellaneous reserves	As of December 31, 2020	As of December 31, 2019
	ThCh$	ThCh$
Exchange rate difference	(112,975,497)	(81,749,324)
Other reserves	59,738,005	58,764,819
Total	**(53,237,492)**	**(22,984,505)**

Exchange difference reserve: This reserve primarily arises from the translation of Financial Statements of foreign subsidiaries, whose functional currency is different from the presentation currency of the Consolidated Financial Statements.

Other reserves: As of December 31, 2020, the item other reserves mainly corresponds to the effect of non-concurrence of a capital increase by the subsidiary CCU between September and November 2013, which resulted in a decrease in ownership from 66.11% to 60.00%, with no loss of control over the subsidiary CCU.

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Note 34 - Effects of variations in currency exchange rates

Current assets are denominated in the following currencies:

CURRENT ASSETS	As of December 31, 2020 ThCh$	As of December 31, 2019 ThCh$
Current assets		
Cash and cash equivalent	**399,196,053**	**197,368,317**
CLP	338,168,832	153,202,547
USD	22,294,738	25,497,806
Euros	862,011	2,592,865
ARS	30,254,883	7,473,053
UYU	1,213,256	1,384,395
PYG	2,534,290	2,763,191
BOB	3,420,655	3,323,553
Other currencies	447,388	1,130,907
Other financial assets	**12,212,588**	**9,815,358**
CLP	960,780	1,411,002
UF	4,661,049	-
USD	6,433,101	8,221,686
Euros	8,177	171,824
Other currencies	149,481	10,846
Other non-financial assets	**15,278,558**	**22,395,591**
CLP	9,591,141	14,650,054
UF	493,523	435,913
USD	448,432	1,320,765
Euros	110,319	4,785
ARS	4,407,254	5,434,632
UYU	42,866	79,070
PYG	67,345	312,473
BOB	117,678	157,899
Trade receivables and other accounts receivable	**275,387,923**	**300,013,940**
CLP	183,196,543	181,492,816
UF	554,071	1,280,465
USD	29,115,797	35,796,040
Euros	8,750,745	9,709,996
ARS	38,907,043	56,518,792
UYU	4,374,350	4,350,677
PYG	6,512,786	7,183,907
BOB	1,464,727	1,919,063
Other currencies	2,511,861	1,762,184
Accounts receivable from related entities	**5,313,079**	**3,278,685**
CLP	5,258,032	3,118,442
UF	37,013	82,180
USD	17,977	77,375
PYG	57	688
Inventory	**231,843,261**	**232,434,461**
CLP	189,861,432	183,592,686
ARS	29,760,021	34,513,163
UYU	2,001,668	1,826,086
PYG	8,112,761	8,107,700
BOB	2,107,379	4,394,826
Biological assets, current	**10,595,029**	**9,459,071**
CLP	9,643,482	8,568,831
$ARG	951,547	890,240
Current tax assets	**10,871,224**	**15,153,754**
CLP	3,706,321	8,930,003
ARS	6,979,388	6,029,315
UYU	185,515	194,436
Held-for-sale assets	**2,121,327**	**383,138**
CLP	1,770,547	-
ARS	350,780	383,138
Total current assets	**962,819,042**	**790,302,315**
CLP	742,157,110	554,966,381
UF	5,745,656	1,798,558
USD	58,310,045	70,913,672
Euros	9,731,252	12,479,470
ARS	111,610,916	111,242,333
UYU	7,817,655	7,834,664
PYG	17,227,239	18,367,959
BOB	7,110,439	9,795,341
Other currencies	3,108,730	2,903,937
Total current assets by currency	**962,819,042**	**790,302,315**

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Note 34 - Effects of variations in currency exchange rates (continued)

Non-current assets are denominated in the following currencies:

NON-CURRENT ASSETS	As of December 31, 2020 ThCh$	As of December 31, 2019 ThCh$
Non-current assets		
Other financial assets	**11,953,435**	**4,670,538**
UF	11,953,435	4,571,984
Euros	-	98,554
Accounts receivable, non-current	**1,860,635**	**3,224,627**
CLP	-	353,862
UF	639,640	1,962,249
ARS	993,802	680,438
PYG	227,193	228,078
Other non-financial assets, non-current	**8,479,668**	**7,042,297**
CLP	2,916,124	2,887,597
USD	838,254	187,185
ARS	4,712,630	3,953,224
PYG	12,660	14,291
Accounts receivable from related entities, non-current	**132,555**	**118,122**
CLP	42,506	-
UF	90,049	118,122
Investments accounted for using the equity method	**131,106,785**	**136,098,062**
CLP	10,824,590	15,251,038
USD	120,041,775	120,237,275
ARS	240,420	609,749
Intangible assets other than goodwill	**128,257,441**	**125,618,666**
CLP	80,430,571	73,452,410
ARS	36,724,372	39,888,291
UYU	2,119,218	2,624,125
PYG	3,322,821	3,686,290
BOB	5,660,459	5,967,550
Goodwill	**144,327,730**	**152,092,405**
CLP	104,154,257	104,157,067
ARS	23,820,652	26,020,761
UYU	3,424,422	4,422,841
PYG	4,672,572	5,214,846
BOB	8,255,827	12,276,890
Property, plant and equipment (net)	**1,082,515,880**	**1,071,730,034**
CLP	871,169,200	847,574,743
ARS	158,647,878	167,553,390
UYU	12,596,500	15,013,733
PYG	18,764,340	21,686,062
BOB	21,337,962	19,902,106
Investment property	**7,705,942**	**8,313,274**
CLP	3,507,254	3,614,497
ARS	4,198,688	4,698,777
Activos por derecho de uso	**25,079,352**	**25,804,121**
CLP	15,932,177	14,214,681
UF	6,824,028	8,812,271
ARS	2,276,788	2,704,105
UYU	46,359	22,707
UI	-	50,357
Deferred tax assets	**51,044,712**	**54,528,648**
CLP	44,640,178	38,925,178
USD	3,313,751	4,168,633
ARS	2,770,395	10,018,983
UYU	280,994	273,198
PYG	39,394	47,859
BOB	-	1,094,797
Non-current tax assets	**3,236**	**2,305,129**
CLP	-	2,276,104
ARS	3,236	29,025
Total non-current assets	**1,592,467,371**	**1,591,545,923**
CLP	1,133,616,857	1,102,707,177
UF	19,507,152	15,464,626
USD	124,193,780	124,593,093
Euros	-	98,554
ARS	234,388,861	256,156,743
UYU	18,467,493	22,356,604
PYG	27,038,980	30,877,426
UI	-	50,357
BOB	35,254,248	39,241,343
Other currencies	-	-
Total non-current assets by currency	**1,592,467,371**	**1,591,545,923**

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Note 34 - Effects of variations in currency exchange rates (continued)

Non-current liabilities are denominated in the following currencies:

NON-CURRENT LIABILITIES	As of December 31, 2019			As of December 31, 2018		
	More than 1 year up to 3 years	More than 3 years up to 5 years	More than 5 years	More than 1 year up to 3 years	More than 3 years up to 5 years	More than 5 years
	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Non-current liabilities						
Other financial liabilities	**109,718,011**	**111,323,413**	**214,837,331**	**130,847,272**	**20,393,501**	**115,915,616**
CLP	60,275,676	6,282,208	-	64,235,941	3,333,334	1,666,667
UF	34,822,280	98,892,057	214,070,902	43,866,685	10,275,427	113,326,471
USD	9,945,156	-	-	19,131,214	-	-
UI	-	-	-	221,062	-	-
BOB	4,674,899	6,149,148	766,429	3,392,370	6,784,740	922,478
Pasivos por arrendamientos no corrientes	**5,960,765**	**3,404,844**	**17,834,663**	**5,489,863**	**2,942,996**	**19,780,400**
CLP	502,314	43,817	26,094	725,208	154,917	44,034
UF	3,530,082	2,547,674	16,435,858	3,232,256	2,099,137	17,896,681
USD	1,696,081	803,996	1,372,711	1,194,697	629,853	1,839,685
Euros	167,947	-	-	202,592	59,089	-
ARS	64,341	9,357	-	116,255	-	-
UI	-	-	-	18,855	-	-
Other accounts payable	**3,256**	**-**	**16,619**	**3,430**	**-**	**23,120**
CLP	-	-	16,619	-	-	23,120
BOB	3,256	-	-	3,430	-	-
Other long-term provisions	**143,796**	**205,432**	**139,237**	**181,318**	**221,458**	**129,185**
CLP	1,860	-	-	2,752	-	-
ARS	26,111	205,432	139,237	44,491	221,458	129,185
UYU	115,825	-	-	134,075	-	-
Deferred tax liabilities	**31,305,203**	**13,876,236**	**73,548,507**	**34,461,423**	**14,884,675**	**82,236,460**
CLP	26,469,287	10,652,292	52,725,728	30,680,639	12,364,153	60,223,544
ARS	4,829,140	3,219,427	17,184,741	3,773,135	2,515,423	18,082,144
UYU	-	-	705,186	-	-	883,439
PYG	6,776	4,517	407,465	7,649	5,099	459,957
BOB	-	-	2,525,387	-	-	2,587,376
Non-current provisions for employee benefits	**2,686,252**	**-**	**32,992,105**	**1,149,024**	**-**	**32,422,114**
CLP	-	-	30,367,434	-	-	29,164,931
ARS	1,421,900	-	2,624,671	-	-	3,257,183
PYG	368,744	-	-	382,348	-	-
BOB	895,608	-	-	766,676	-	-
Total non-current liabilities	**149,817,283**	**128,809,925**	**339,368,462**	**172,132,330**	**38,442,630**	**250,506,895**
CLP	87,249,137	16,978,317	83,135,875	95,644,540	15,852,404	91,122,296
UF	38,352,362	101,439,731	230,506,760	47,098,941	12,374,564	131,223,152
USD	11,641,237	803,996	1,372,711	20,325,911	629,853	1,839,685
Euros	167,947	-	-	202,592	59,089	-
ARS	6,341,492	3,434,216	19,948,649	3,933,881	2,736,881	21,468,512
UYU	115,825	-	705,186	134,075	-	883,439
PYG	375,520	4,517	407,465	389,997	5,099	459,957
UI	-	-	-	239,917	-	-
BOB	5,573,763	6,149,148	3,291,816	4,162,476	6,784,740	3,509,854
Total non-current liabilities by currency type	**149,817,283**	**128,809,925**	**339,368,462**	**172,132,330**	**38,442,630**	**250,506,895**

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Note 35 - Contingencies and commitments

The Parent Company is not exposed to material contingencies arising from lawsuits or other legal proceedings.

CCU and its subsidiaries' contingencies and commitments are detailed as follows:

Lease contracts and operating services

The total amount of CCU's obligations with third parties arising from lease contracts is detailed as follows:

Non-cancellable lease and service contracts	As of December 31, 2020 ThCh$	As of December 31, 2019 ThCh$
Within a year	60,241,434	56,054,644
Between 1 and 5 years	58,040,557	54,935,377
More than 5 years	7,351,834	11,824,929
Total (1)	**125,633,825**	**122,814,950**

(1) For the year 2019 only services-related obligations are included.

Purchase contracts and supply agreements

As of December 31, 2020, the total amount of CCU's obligations with third parties arising from purchase contracts and supply agreements is detailed as follows:

Purchase contracts and supply agreements	Purchase contracts and supply agreements ThCh$	Grape and wine purchase contracts ThCh$
Within a year	231,628,170	13,762,365
Between 1 and 5 years	826,880,784	8,941,800
Total	**1,058,508,954**	**22,704,165**

Capital investment commitments

As of December 31, 2020, CCU maintains capital investment commitments related to property, plant and equipment and Intangible assets (software) amounting to ThCh$ 54,076,180.

Lawsuits

The following are the most significant lawsuits and claims faced by the Company and its subsidiaries in Chile, which correspond to cases that present a possible risk of unfavorable occurrence and whose committed amounts, individually, are higher than ThCh$ 25,000 and US$15,000 for the cases of foreign subsidiaries.

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Note 35 - Contingencies and commitments (continued)

Lawsuits and claims

Company	Court	Matter	Procedural Stage	Amount at stake
Compañía Industrial Cervecera S.A. (CICSA)	Tribunal Laboral.	Juicio Laboral por Despido.	Sentencia de 1ra. instancia.	US$ 15.000
Compañía Industrial Cervecera S.A. (CICSA)	Tribunal Comercial.	Juicio comercial por terminación contrato de distribución.	Sentencia firme desfavorable. Etapa de determinación del daño.	US$ 18.000
Compañía Industrial Cervecera S.A. (CICSA)	Tribunal Laboral.	Juicio Laboral por Despido.	Sentencia de 1ra. instancia.	US$ 37.000
Compañía Industrial Cervecera S.A. (CICSA)	Primera Instancia en Argentina.	Juicio Laboral por Despido.	Sentencia de 1ra. instancia.	US$ 35.000
Compañía Industrial Cervecera S.A. (CICSA)	Tribunal Laboral.	Juicio Laboral por Despido.	Sentencia de 1ra. instancia apelada.	US$ 36.000
Compañía Industrial Cervecera S.A. (CICSA)	Tribunales Administrativos.	Reclamos administrativos de diversos municipios por tasas de publicidad y propaganda.	Procesos en etapa administrativa o judicial.	US$ 140.000
Sáenz Briones & Cía. S.A.I.C.	Tribunal Laboral.	Juicio Laboral por Despido.	Etapa probatoria.	US$ 59.000

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Note 35 - Contingencies and commitments (continued)

Lawsuits and claims (continued)

As of December 31, 2020 and 2019, CCU and its subsidiaries have set up provisions to cover any adverse effects arising from these and other minor contingencies, for a total amount of ThCh$538,388 and ThCh$561,378, respectively.

Tax proceedings

As of the date of issue of these Consolidated Financial Statements, there are no significant tax proceedings mentioned in note 25 – Income tax and deferred taxes

Guarantees

As of December 31, 2020, CCU and its subsidiaries have not granted any direct guarantees as part of their ordinary financing operations. Nevertheless, CCU has pledged indirect guarantees in the form of standby letters of credit and corporate bonds as part of financing operations.

The main terms of indirect guarantees are detailed as follows:

The joint venture Central Cervecera de Colombia S.A.S. (CCC) has financial debts with local banks in Colombia, which are guaranteed by the subsidiary CCU Inversiones II Ltda through stand-by letters issued by Scotiabank Chile. These debts are within the financing policy approved by the Board of Directors of the Company, and are detailed below:

Financial Entity	Amount	Maturity date
Banco Colpatria	US$ 27,200,000	June 25, 2021
Banco Colpatria	US$ 4,000,000	July 21,2021
Banco Colpatria	US$ 13,500,000	August 31, 2021

The subsidiary Bodega San Isidro S.R.L. a has financial debt with a local bank in Peru, which is guaranteed by the subsidiary Compañía Pisquera de Chile (CPCh) through a stand-by letter issued by Banco del Estado de Chile. This is within the financing policy approved by the Board of Directors of CCU, and is detailed below:

Financial Entity	Amount	Maturity date
Banco Crédito de Perú (BCP)	USD 2,600,000	December 21, 2021

In addition, on April 2, 2019, through a private instrument the Company became obligated to maintain a direct or indirect share interest that allows it to have control of its Uruguayan subsidiary Milotur S.A., until whichever happens first between: (i) a period of 3 years as of the date of the mentioned document or (ii) compliance by Milotur S.A. of all its obligations under the loan contracts subscribed by that company with Citigroup Inc., or one of its agencies, subsidiaries or related companies, for a total amount of up to UYU 34,000,000 (Uruguayan pesos) and up to US$ 1,000,000 in its equivalent in other currencies.

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Note 36 - Environment

As of December 31, 2020 and 2019, the Parent Company has not made significant disbursements related to investments or expenses specifically aimed at environmental protection.

As of December 31, 2020, the main environmental expenses accumulated by CCU's industrial operating units, are detailed as follows:

- LIW-related expenses: 45.69%
  Mainly related to maintenance and control of Liquid Industrial Waste treatment plants (LIW).

- SIW-related expenses: 38.53%
  Related to management and the disposal of Solid Industrial Waste (SIW), including dangerous waste and recyclable industrial waste, which cannot be disposed in sanitary landfills.

- Gaseous emission expenses: 1.44%
  These relate to calibrations and the setup of control instruments and the operation of fixed sources of industrial gaseous emissions (mainly industrial boilers and power generators), to comply with standards and regulations on the matter.

- Other environmental expenses: 14.34%
  These are expenses associated with the verification and compliance with management systems ISO 22000 Food Safety, ISO 14000 Environmental Management and OHSAS 18001 Occupational Health and Safety, which are currently in different stages of implementation and/or certification renewal, in the different industrial plants and/or distribution centers. The implementation and certification of these standards is a corporate objective for CCU.

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Note 36 - Environment (continued)

As of December 31, 2020 and 2019, expenses related to environmental matters are detailed as follows:

Disbursing company	Project	Expenditure	For the years ended December 31, 2020 ThCh$	2019 ThCh$
Cervecera CCU Chile Ltda.	LIW	Mantenimiento y control de plantas de tratamientos de residuos industriales líquidos (RILES).	1,322,237	1,109,865
	SIW	Gestión de residuos sólidos (RISES) y residuos peligrosos (ResPel).	907,701	735,001
	Gaseous	Gestión emisiones atmosféricas.	56,113	78,235
	Others	Gestión de cumplimientos normativos internos y externos.	265,252	221,896
CCU Argentina S.A.	LIW	Mantenimiento y control de plantas de tratamientos de residuos industriales líquidos (RILES).	872,782	830,680
	SIW	Gestión de residuos sólidos (RISES) y residuos peligrosos (ResPel).	438,596	408,576
	Gaseous	Gestión emisiones atmosféricas.	6,476	7,012
	Others	Gestión de cumplimientos normativos internos y externos.	90,372	84,054
Cervecería Kunstmann S.A.	LIW	Mantenimiento y control de plantas de tratamientos de residuos industriales líquidos (RILES).	166,274	166,696
	SIW	Gestión de residuos sólidos (RISES) y residuos peligrosos (ResPel).	77,987	62,866
	Gaseous	Gestión emisiones atmosféricas	-	-
	Others	Gestión de cumplimientos normativos internos y externos.	98,879	58,912
Compañía Pisquera de Chile S.A.	LIW	Mantenimiento y control de plantas de tratamientos de residuos industriales líquidos (RILES).	249,452	194,411
	SIW	Gestión de residuos sólidos (RISES) y residuos peligrosos (ResPel).	62,283	60,127
	Gaseous	Gestión emisiones atmosféricas	-	-
	Others	Gestión de cumplimientos normativos internos y externos.	132,378	12,122
Transportes CCU Ltda.	LIW	Mantenimiento y control de plantas de tratamientos de residuos industriales líquidos (RILES).	286,405	652,690
	SIW	Gestión de residuos sólidos (RISES) y residuos peligrosos (ResPel).	733,321	612,063
	Gaseous	Gestión emisiones atmosféricas.	9,684	5,432
	Others	Gestión de cumplimientos normativos internos y externos.	248,211	187,891
VSPT S.A.	LIW	Mantenimiento y control de plantas de tratamientos de residuos industriales líquidos (RILES).	314,170	285,730
	SIW	Gestión de residuos sólidos (RISES) y residuos peligrosos (ResPel).	41,582	42,848
	Gaseous	Gestión emisiones atmosféricas.	-	-
	Others	Gestión de cumplimientos normativos internos y externos.	49,320	30,414
Embotelladoras Chilenas Unidas S.A.	LIW	Mantenimiento y control de plantas de tratamientos de residuos industriales líquidos (RILES).	83,384	91,679
	SIW	Gestión de residuos sólidos (RISES) y residuos peligrosos (ResPel).	607,235	611,401
	Gaseous	Gestión emisiones atmosféricas.	37,120	27,013
	Others	Gestión de cumplimientos normativos internos y externos.	117,537	120,363
Aguas CCU-Nestlé Chile S.A.	LIW	Mantenimiento y control de plantas de tratamientos de residuos industriales líquidos (RILES).	76,560	61,926
	SIW	Gestión de residuos sólidos (RISES) y residuos peligrosos (ResPel).	62,002	62,393
	Gaseous	Gestión emisiones atmosféricas.	2,132	276
	Others	Gestión de cumplimientos normativos internos y externos.	64,894	61,796
Fábrica de Envases Plásticos S.A.	LIW	Mantenimiento y control de plantas de tratamientos de residuos industriales líquidos (RILES).	-	-
	SIW	Gestión de residuos sólidos (RISES) y residuos peligrosos (ResPel).	166,600	158,870
	Gaseous	Gestión emisiones atmosféricas	-	-
	Others	Gestión de cumplimientos normativos internos y externos.	13,823	15,153
Manantial S.A.	LIW	Mantenimiento y control de plantas de tratamientos de residuos industriales líquidos (RILES).	-	-
	SIW	Gestión de residuos sólidos (RISES) y residuos peligrosos (ResPel).	41,044	16,529
	Gaseous	Gestión emisiones atmosféricas.	6,610	7,200
	Otros	Gestión de cumplimientos normativos internos y externos.	21,427	18,230
Sáenz Briones y Cía. S.A.I.C.	LIW	Mantenimiento y control de plantas de tratamientos de residuos industriales	371,168	-
	SIW	Gestión de residuos sólidos (RISES) y residuos peligrosos (ResPel).	16,908	-
	Gaseous	Gestión emisiones atmosféricas.	-	-
	Otros	Gestión de cumplimientos normativos internos y externos.	6,847	-
Milotur S.A.	LIW	Mantenimiento y control de plantas de tratamientos de residuos industriales	2,496	-
	SIW	Gestión de residuos sólidos (RISES) y residuos peligrosos (ResPel).	2,801	-
	Gaseous	Gestión emisiones atmosféricas.	-	-
	Otros	Gestión de cumplimientos normativos internos y externos.	66,303	-

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Note 36 - Environment (continued)

As of December 31, 2020 and 2019, disbursements made (investment) and amounts committed in connection with environmental matters are detailed as follows:

As of December 31, 2020

Disbursing company	Project	Concept	Status [Completed, In process]	Amount disbursed ThCh$	Amount committed for future periods ThCh$	Final disbursement estimated date
Cervecera CCU Chile Ltda.	LIW	Extension of industrial waste water treatment plant (screw) Temuco.	In progress	-	774	31-12-2021
	LIW	Industrial wastewater treatment plant Quilicura ("antorcha cerrada")	In progress	-	756	31-03-2021
	LIW	Stage I Temuco industrial wastewater treatment plan.	In progress	941	13,756	31-03-2021
	LIW	Recovery modules B PTR1.	In progress	15,863	28,505	31-07-2021
	LIW	Upgrade Parshall sampler	Completed	8,732	-	Completed
	LIW	Upgrade PTR.	In progress	110,049	41,993	31-07-2021
	Gaseous	FO6 fuel (heavy petroleum) to natural gas, Temuco	In progress	-	843	31-12-2021
	Gaseous	Energy efficiency, Temuco	Completed	19,631	-	Completed
	Gaseous	Biogas recovery from the industrial wastewater treatment plant II, Temuco	In progress	859	572	30-04-2021
	Gaseous	Replace stage 2 boiler	In progress	2,536	2,815	31-12-2021
	Gaseous	Boiler 2 CEMS	In progress	89,922	9,905	30-04-2021
	Gaseous	Improvement in condensate recovery	Completed	44,885	-	Completed
	Gaseous	Replace boiler II to low in oxygen nitrogen Quilicura	In progress	1,434	2,374	30-04-2021
	Gaseous	Energy efficiency Quilicura.	In progress	14,842	15,241	31-07-2021
	Gaseous	Replacement of exterior lighting.	Completed	3,000	-	Completed
	Others	SEC certification of Quilicura biogas plant	Completed	2,798	-	Completed
	Others	Measurement of well water extraction	Completed	56,643	-	Completed
	Others	Health permit breaches	In progress	4,636	14,344	30-04-2021
	Others	New ammonia regulation Stage II	In progress	92,362	4,560	30-04-2021
	Others	Regularization of parapets Supreme Decree 43.	In progress	12,130	-	31-12-2021
	Others	Hazardous substances Supreme Decree 43.	Completed	3,127	-	Completed
	Others	Change firefighting network pump	Completed	1,437	-	Completed
	Others	Monitoring of deep wells	In progress	24,811	-	31-07-2021
CCU Argentina S.A.	LIW	Stage III Salta effluents plant	Completed	193	-	Completed
	LIW	Lujan equalization tank	In progress	41,951	-	30-06-2021
	LIW	UASB SFE reactor sedimentation tank	In progress	81,416	3,902	01-03-2021
	Others	Adaptation of SF firefighting network	In progress	30,644	15,480	01-03-2021
	Others	Adaptation of SL firefighting network	Completed	25,713	-	Completed
	Others	Modification of ammonia facility	Completed	5,394	-	Completed
Cervecería Kunstmann S.A.	LIW	New IC technology (Internal Circulation) industrial wastewater treatment plant .	In progress	-	76,017	31-12-2021
	Gaseous	Electrical energy savings plan	In progress	5,534	-	28-02-2021
Compañía Pisquera de Chile S.A.	LIW	Wash water treatment plant	In progress	213,584	15,419	28-02-2021
	LIW	Water plant	Completed	280	-	Completed
	LIW	IWW piping	Completed	2,081	-	Completed
	Gaseous	Salamanca 4 ton/h boiler	Completed	4,708	-	Completed
				-	-	
	Others	DGA Ovalle compliance.	Completed	5,419	-	Completed
	Others	DGA plants compliance	Completed	7,713	-	Completed
	Others	Fire detection system	In progress	-	10,938	31-03-2021
	Others	Salamanca plant DIA	In progress	19,436	10,000	31-07-2021
	Others	Monte Patria DGA meter	Completed	11,770	-	Completed
	Others	Sotaquí DGA meters	Completed	14,435	-	Completed
	Others	Electrical system regularization	Completed	14,847	-	Completed
	Others	Adm. Electrical regularization	In progress	128	893	31-07-2021
	Others	Laboratory gas regularization	Completed	3,628	-	Completed
	Others	Monte Patria SIG requirement	Completed	1,706	-	Completed
	Others	Pisco Elqui SIG requirement	Completed	360	-	Completed
	Others	Salamanca SIG requirement	Completed	14,925	-	Completed
	Others	Sotaqui SIG requirement	Completed	1,706	-	Completed

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Note 36 - Environment (continued)

As of December 31, 2020 and 2019, disbursements made (investment) and amounts committed in connection with environmental matters are detailed as follows:

As of December 31, 2019						
Disbursing company	**Project**	**Concept**	**Status [Completed, In process]**	**Amount disbursed ThCh$**	**Amount committed for future periods ThCh$**	**Final disbursement estimated date**
Cervecera CCU Chile Ltda.	LIW	Extension of industrial waste water treatment plant (screw) Temuco	In process	-	774	31-12-2021
	LIW	Industrial wastewater treatment plant Quilicura ("antorcha cerrada")	In process	-	736	31-03-2021
	LIW	Stage I Temuco industrial wastewater treatment plan	In process	19,478	13,460	31-03-2021
	LIW	Replacement anaerobic reactor cells, Temuco.	Completed	21,137	-	Finalizado
	Gaseous	FO6 fuel (heavy petroleum) to natural gas, Temuco	In process	2,576	821	31-12-2021
	Gaseous	Economizer boiler I and II.	Completed	28,132	-	Completed
	Gaseous	Biogas recovery from the industrial wastewater treatment plant II, Temuco	In process	77,351	1,431	30-04-2021
	Gaseous	Replace boiler II to low in oxygen nitrogen Quilicura	In process	130,736	3,807	30-04-2021
	Others	SEC certification of Quilicura biogas plant	In process	-	2,779	31-12-2020
	Others	Compliance with health permits	Completed	10,105	-	Completed
	Others	New ammonia regulation.	Completed	6,362	-	Completed
	Others	Regularization Decree No. 78 Fas.	Completed	8,030	-	Completed
	Others	Hazardous substances Supreme Decree 43.	In process	97,238	3,114	31-12-2020
CCU Argentina S.A.	LIW	Stage III Salta effluents plant	In process	3,679	2,453	31-12-2020
	LIW	Lujan equalization tank	In process	185,639	73,186	30-06-2021
	Gaseous	Lujan boiler 1 economizer	Completed	5,008	-	Completed
	Others	Modification of Salta ammonia facility	In process	66,929	-	31-12-2020
Cervecería Kunstmann S.A.	LIW	New IC technology (Internal Circulation) industrial wastewater treatment plant.	In process	4,863	82,094	31-12-2021
	Gaseous	Thermal energy savings plan	Completed	24,736	-	Completed
	Gaseous	Electric energy savings plan	In process	35,066	796	28-02-2021
Compañía Pisquera de Chile S.A.	LIW	Wash water treatment plant	In process	10,098	10,200	28-02-2021
	Gaseous	Salamanca 4 ton/h boiler	In process	85,210	4,787	30-09-2020
	Others	Future fire event, Monte Patria.	Completed	21,480	-	Completed
	Others	Ovalle DGA compliance	In process	9,387	-	30-06-2020
	Others	Fire detection system	In process	-	29,372	31-03-2021
	Others	Salamanca DIA plant	In process	22,912	37,319	31-07-2021
VSPT S.A.	LIW	Change electric installation in industrial wastewater treatment plant	In process	15,125	3,875	30-06-2020
	LIW	Control automated irrigation/Ph meter industrial wastewater treatment	Completed	1,306	-	Completed
	LIW	Industrial wastewater disposal	In process	-	7,345	30-06-2020
	Gaseous	Boiler N3 standardization.	In process	5,973	-	30-06-2020
	Others	CIP - chemical products spill container	Completed	2,561	-	Completed
	Others	Tarapacá biodiversity	Completed	8,279	-	Completed
	Others	Hazardous waste warehouse	Completed	925	-	Completed
	Others	1/2 firefighting network	In process	-	16,687	28-02-2021
	Others	Hill irrigations system overhaul	In process	11,663	7,614	31-12-2020
	Others	Fire alarm and detection system	In process	4,797	36,259	31-12-2020
	Others	Sulphur warehouse (2018).	Completed	1,010	-	Completed
	Others	Sulphur warehouse (2019).	In process	5,825	2,171	30-06-2020
Embotelladoras Chilenas Unidas S.A.	LIW	Improvement of the Antofagasta industrial wastewater plant	In process	25,511	17,344	30-04-2021
	LIW	Neutralization system Modelo industrial wastewater treatment plant	In process	34,973	3,358	31-12-2020
	Others	Chemical substances warehouse	In process	-	28,371	31-12-2020
	Others	Antofagasta steam networks certification	Completed	4,340	-	Completed
	Others	New hazardous waste warehouse	Completed	3,145	-	Completed
	Others	Antofagasta stage II firefighting network	Completed	2,807	-	Completed
	Others	Firefighting network	Completed	6,297	-	Completed
	Others	Upgrade ammonia system	In process	9,752	4,513	31-12-2020
	Others	Ammonia plant improvements	In process	7,095	42,301	31-12-2020
Aguas CCU-Nestlé Chile S.A.	LIW	Coinco industrial wastewater treatment plant	In process	11,888	60,703	31-12-2021
	Others	Improvement of firefighting network Stage I	Completed	4,200	-	Completed
	Others	Improvement of firefighting network Stage II	In process	-	4,838	31-12-2020
Fábrica de Envases Plásticos S.A.	SIW	Waste management improvement	In process	2,921	5,726	31-07-2021
	Gaseous	Control of electrical variables	In process	-	50	31-12-2020
	Others	Lid plant chiller	In process	2,203	-	30-06-2020
	Others	Compliance with exempt resolution 43.	Completed	2,217	-	Completed
	Others	Improvement of firefighting network detection	Completed	34,439	-	Completed
Transportes CCU Ltda.	Others	Improvement of the industrial wastewater accumulation sector South Santiago Distribution Center	Completed	26,929	-	Completed
	Others	Improvement of the waste sector Osorno Distribution Center	Completed	27,998	-	Completed

F-162

Inversiones y Rentas S.A. y Subsidiarias
Notas a los Estados Financieros Consolidados

Note 37 - Significant events

As of December 31, 2020, the Parent Company and its subsidiaries have not experienced any events of financial or other nature that could significantly affect the interpretation of such statements.

Note 38 - Subsequent events

Between December 31, 2020, and the date of the issue of these consolidated financial statements, the Parent Company and its subsidiaries have not experienced any events of financial or other nature that could significantly affect the interpretation of these statements.

F-163

The U.S. Share Tender Agent and ADS Tender Agent for the Offer is:
Computershare
By Mail:	By Overnight Delivery:

Computershare Computershare Trust Company N.A. Voluntary Corporate Actions P.O Box 43011 Providence RI 02940-3011	Computershare Computershare Trust Company N.A Voluntary Corporate Actions 150 Royall Street, Suite V Canton, MA 02021
The Chilean Share Tender Agent for the Offer is:
Banchile Corredores de Bolsa S.A.
By First Class Mail:

Banchile Corredores de Bolsa S.A.
Enrique Foster Sur N°20, 6th floor,
Las Condes, Santiago, Chile
Confirmation Telephone Number:
+56 22 661 24 85
Questions or requests for assistance may be directed to the Information Agent at its telephone numbers and address set forth below. Questions or requests for assistance or additional copies of this Offer to Purchase and the ADS Letter of Transmittal may be directed to the Information Agent at the address and telephone numbers set forth below. Share or ADS holders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.
The Information Agent for the Offer is:

1290 Avenue of the Americas, 9th Floor
New York, NY 10104
Share or ADS holders, Banks and Brokers
Call Toll Free: +1-888-680-1526 (for holders in North America)
+1-781-575-2137 (for holders outside North America)
The Dealer Manager for the Offer is:
Goldman Sachs & Co. LLC